As filed with the Securities and Exchange Commission on October 30, 2015
Registration Statement No. 333-207069

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT No. 1 TO
FORM S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

____________________________________
ETRE Residential, LLC
 (Exact name of registrant as specified in its governing instruments)
____________________________________

44 Wall Street
New York, New York 10005
Tel (212) 596-7225
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)
____________________________________

Paul Frischer
President and Chief Executive Officer
ETRE Residential, LLC
44 Wall Street
New York, New York 10005
Tel (212) 596-7225
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
____________________________________

Copies to:

Mark Schonberger Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018-1405 T: 212-813-8842 F: 212-355-3333	Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 T: 212-407-4000 F: 212-407-4990
____________________________________

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Series R-1 common shares........................................................	$37,662,500	$4,336

(1)             Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended
(2)             Includes the offering price of Series R-1 common shares that may be purchased by the underwriters upon the exercise of their over-allotment option.

(3)
A registration fee of $4,067 was previously paid by the registrant on $35,000,000 of the aggregate offering price in connection with the initial filing of the Registration Statement on September 22, 2015, Ad additional registration fee of $269 to cover $2,662,500 of the aggregate offering price is being paid by the registrant herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 30, 2015

3,275,000 Shares
Common Stock

ETRE Residential, LLC
Series R-1 Common Shares
Representing Series R-1 Limited Liability Company Interests

  We are a newly organized Delaware series limited liability company that has been formed to permit public investment in individual commercial real estate properties (principally residential), each of which will be held by a separate property-owning subsidiary owned by a separate series of limited liability company interests, or Series, that we intend to establish.  As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.  We intend for each Series to elect and qualify to be taxed as a separate real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the first taxable year ending after the completion of the initial public offering of shares of such Series.

This is the initial public offering of our Series R-1 common shares, which represent limited liability company interests of Series R-1 of our Company, or the R-1 Series. We currently anticipate that the initial public offering price will be $10.00 per Series R-1 common share. Prior to this offering, there has been no public market for our Series R-1 common shares. We have applied to have our Series R-1 common shares listed on the NASDAQ Capital Market, or the NASDAQ, under the symbol "EPNT."

  We are only selling our Series R-1 common shares in this offering.  The R-1 Series has been established to allow persons who acquire Series R-1 common shares in this offering to own an indirect 89.00% interest in the Penn Treaty Village Pennthouses, a residential rental community consisting of 224 apartment homes, 28,860 square feet of retail space, and 147 parking spaces, located in Philadelphia, Pennsylvania, or the Property. This interest will be held indirectly by the R-1 Series, following the purchase and sale transaction described herein, through partnership interests in two property owning entities, 1 Brown Street Associates, L.P., or 1 Brown Street, and 800 North Delaware Ave Associates L.P., or 800 Delaware and collectively, the Property R-1 Subsidiaries. The seller of the Property will continue to own the remaining 11% interest in the Property R-1 Subsidiaries as a limited partner.

Concurrently with the closing of this offering, the R-1 Series will enter into an administrative services agreement with ETRE Asset Management, LLC, a Delaware limited liability company, or our Administrative Agent, a recently formed subsidiary of ETRE Financial, LLC, a Delaware limited liability company, which, together with its subsidiaries, we refer to as ETRE.  In addition, upon the closing of the purchase and sale transaction, the Property R-1 Subsidiaries will engage Core Realty, Inc., or the Asset Manager, an affiliate of the seller, as asset and property manager for the Property.

 We intend for the R-1 Series to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with its short taxable year ending December 31, 2015.  To assist the R-1 Series in qualifying as a REIT, our operating agreement, subject to certain exceptions, contains restrictions on the number of Series R-1 common shares and the number of shares of the R-1 Series that a person may own.  Our operating agreement provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, either more than 9.8% in value or in number, whichever is more restrictive, of the outstanding Series R-1 common shares. See "Description of Series R-1 Common Shares - Operating Agreement and Bylaws - Restrictions on Ownership and Transfer."

We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act.  Investing in our Series R-1 common shares involves risks.  See "Risk Factors" beginning on page 12 of this prospectus for a discussion of other material risks of investing in our Series R-1 common shares.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

	Per Series R-1 Common Share	Total
Public offering price...................................................	$	$
Underwriting discounts and commissions(1)..................	$	$
Proceeds, before expenses, to the R-1 Series..............	$	$

(1)
Does not include a non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering payable to Joseph Gunnar & Co., the representative of the underwriters. See "Underwriting" on page 112 of this prospectus for a description of the compensation payable to the underwriters.

We have granted the underwriters the option to purchase up to an additional 491,250 Series R-1 common shares from us at the initial public offering price, less the underwriting discount, within 45 days after the date of this prospectus  to cover over-allotments, if any.

The underwriters expect to deliver the Series R-1 common shares on or about___________ , 2015.

 Sole Book-runner
Joseph Gunnar & Co.

Penn Treaty Village Pennthouses

Philadelphia, PA

4

Market Data; Other Third-Party Information
We use market data and industry forecasts and projections throughout this prospectus.  We have obtained substantially all of this information from REIS Inc., or REIS, a nationally recognized real estate consulting firm.  In addition, we have obtained certain market and industry data from publicly available industry publications.  These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed.  The forecasts and projections are based on industry surveys and the preparers' experience in the industry, and there is no assurance that any of the projected amounts will be achieved.  We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.
In addition, we use certain information about Core Realty and their business and operations in this prospectus, which we have obtained from Core Realty. We believe this information to be reliable, but the accuracy and completeness of the information are not guaranteed and we have not independently verified this information.

Definitions

1 Brown Street
1 Brown Street Associates, L.P., a Pennsylvania limited partnership, one of the two Property R-1 Subsidiaries and the owner of One Brown Street, Philadelphia, Pennsylvania, which, along with 800 Delaware Avenue, Philadelphia, Pennsylvania, comprises the Property.

800 Delaware
800 North Delaware Avenue Associates, L.P., a Pennsylvania limited partnership, one of the two Property R-1 Subsidiaries and the owner of 800 North Delaware Avenue, Philadelphia, Pennsylvania, which, along with One Brown Street, Philadelphia, Pennsylvania, comprises the Property.

Administrative Agent
ETRE Asset Management, LLC, a Delaware limited liability company and a wholly-owned subsidiary of ETRE Financial, LLC, which will provide administrative and advisory services to the R-1 Series and the Property R-1 Subsidiaries, as well as each other Series and Property Subsidiaries that we may establish in the future.

Asset Manager	Core Realty, Inc., in its capacity as asset manager, which will provide asset management and property management services to the Property R-1 Subsidiaries and the Property.
common shares	Common shares of limited liability company interests in a Series.
Company	ETRE Residential, LLC., a Delaware limited liability company.
Core Limited R-1 Partner	Waterview Grande, L.P., a Pennsylvania limited partnership, in its capacity as the 11.00% limited partner in each of the Property R-1 Subsidiaries.
Core Realty	Core Realty, Inc., a Pennsylvania corporation.
Delaware LLC Act	Delaware Limited Liability Company Act.
DGCL	Delaware General Corporation Law.
ETRE	ETRE Financial, LLC and its subsidiaries.
ETRE Limited R-1 Partner	Holdings R-1 Subsidiary, in its capacity as a limited partner of each of the Property R-1 Subsidiaries.
Exchange Act	Securities Exchange Act of 1934, as amended.
General R-1 Partner	ETRE Property R-1 GP, LLC, a Delaware limited liability company, which will be the general partner of each of the Property R-1 Subsidiaries.
Holdings R-1 Subsidiary
ETRE Holdings R-1, LLC, a Delaware limited liability company, which will be wholly-owned by the R-1 Series and which we expect, substantially concurrently with the completion of this offering, will own (i) an 88.99% limited partner interest in each of the Property R-1 Subsidiaries and (ii) a 0.01% general partner interest in each of the Property R-1 Subsidiaries through the General R-1 Partner.

“Holdings R-1 Subsidiary” collectively refers to both the itself and the General R-1 Partner, unless the context suggests otherwise.

Internal Revenue Code	Internal Revenue Code of 1986, as amended.
JOBS Act	Jumpstart Our Business Startups Act of 2012.
managing member	ETRE Financial, LLC, as the managing member of our Company.
Other Property common shares	Common shares of the Other Property Series.
Other Property Series	New Series that our Company intends to establish in the future to acquire and participate exclusively in the economic returns derived from interests in other real properties.
Other Property Subsidiaries	Consolidated subsidiaries of Other Property Series that our Company intends to organize in the future to be the direct or indirect owners of real property to be acquired by such Other Property Series.
Other Series Programs	Other companies sponsored by ETRE that utilize a series limited liability company structure similar to the Company.
preferred shares	A class or series of preferred shares of limited liability company interests in a Series.
Property	Penn Treaty Village Pennthouses, a residential rental community consisting of 224 apartment homes, 28,860 square feet of retail space, and 147 parking spaces, located in Philadelphia, PA.
Property common shares	The Series R-1 common shares and the Other Property common shares.
Property R-1 Subsidiaries
1 Brown Street and 800 Delaware, the two partnerships that collectively own the Property.

Following completion of this offering and the related purchase and sale transaction, each of the Property R-1 Subsidiaries will be owned (i) 89.00% by Holdings R-1 Subsidiary (comprising a 0.01% general partner interest held through the General R-1 Partner and an 88.99% limited partner interest) and (ii) 11.00% by the Core Limited R-1 Partner, as limited partner.

Property Series	The R-1 Series and the Other Property Series.
Property Subsidiaries	The Property R-1 Subsidiaries and the Other Property Subsidiaries.
R-1 Series
Represents the series of ETRE Residential, LLC selling Series R-1 common shares in this offering, which we expect will indirectly own, substantially concurrently with the completion of this offering, an aggregate 89.00% general and limited partner interest in each of the Property R-1 Subsidiaries through its ownership of Holdings R-1 Subsidiary.

REIT	A real estate investment trust for U.S. federal income tax purposes.
Securities Act	The Securities Act of 1933, as amended.
Seller	Waterview Grande, L.P. and its affiliates, which currently owns 100% of the interests in the Property R-1 Subsidiaries, which own the Property.
Series	A series of limited liability company interests of our Company, the assets and liabilities of which will be segregated from each other Series pursuant to Delaware law.
Series R-1 common shares	Series R-1 common shares of limited liability company interests of the R-1 Series, which we are selling in this offering.

5

PROSPECTUS SUMMARY
This summary highlights some of the information in this prospectus.  It does not contain all of the information that you should consider before investing in our Series R-1 common shares.  You should read carefully the detailed information set forth under "Risk Factors" and the other information included in this prospectus.  Except where the context suggests otherwise, the terms "Company," "we," "us" and "our" refer to ETRE Residential, LLC, a Delaware series limited liability company, together with its consolidated subsidiaries, including ETRE Holdings R-1, LLC, a Delaware limited liability company, which we refer to as the "Holdings R-1 Subsidiary"; references in this prospectus to "our Administrative Agent" refer to ETRE Asset Management, LLC, a Delaware limited liability company and a subsidiary of ETRE Financial, LLC; and references in this prospectus to "ETRE" refer to ETRE Financial, LLC, the managing member of our Company, and its subsidiaries.  Unless indicated otherwise, the information in this prospectus assumes (1) the Series R-1 common shares to be sold in this offering are to be sold at $10.00 per share, and (2) no exercise by the underwriters of their over-allotment option to purchase up to an additional 491,250 Series R-1 common shares.
Overview
We are a newly organized Delaware series limited liability company that has been formed to permit public investment in individual commercial real estate properties (principally residential), each of which will be held by a separate property-owning subsidiary owned by a separate series of limited liability company interests, or Series, that we intend to establish.  Each Series we may establish in the future will be a separate Series and not itself a separate legal entity under Delaware law.  As a separate Series, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.  We intend for each Series to elect and qualify to be taxed as a separate real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the first taxable year ending after the completion of the initial public offering of shares of such Series.
This is the initial public offering of our Series R-1 common shares, which represent limited liability company interests of Series R-1 of our Company, or the R-1 Series.  We are selling only our Series R-1 common shares in this offering.  The R-1 Series has been established to allow persons who acquire R-1 common shares in this offering to own an indirect interest in Penn Treaty Village Pennthouses, a residential rental community consisting of 224 apartment homes, 28,860 square feet of retail space, and 147 parking spaces, located in Philadelphia, Pennsylvania. or the Property, of which an 89.00% interest is expected to be acquired by us substantially concurrently with the completion of this offering.  We have applied to have our Series R-1 common shares listed on the NASDAQ under the symbol “EPNT”.

The Property is currently owned by Waterview Grande, L.P. and its affiliates, or the Seller, which in the aggregate currently own 100% of 1 Brown Street Associates, L.P. and 800 North Delaware Avenue Associates, L.P., (i.e. the Property R-1 Subsidiaries), the two limited partnerships that together own the Property. An affiliate of Holdings R-1 Subsidiary has executed a purchase and sale agreement with the Seller and the Property R-1 Subsidiaries to acquire an aggregate 89.00% controlling interest in the Property R-1 Subsidiaries. The purchase and sale agreement will be assigned to Holdings R-1 Subsidiary prior to the closing of the acquisition. Specifically, (i) Holdings R-1 Subsidiary, in its capacity as the ETRE Limited R-1 Partner, will acquire an 88.99% limited partner interest in each of the Property R-1 Subsidiaries, and (ii) the General R-1 Partner, an entity wholly-owned by Holdings R-1 Subsidiary, will acquire a 0.01% general partner interest in each of the Property R-1 Subsidiaries. The Seller will retain an aggregate 11.00% limited partnership interest in the Property R-1 Subsidiaries.

The purchase and sale agreement provides for a purchase price for the aggregate 89.00% controlling interest in the Property R-1 Subsidiaries of approximately $78.0 million in cash (based on the negotiated value of $82.0 million for the Property, subject to pro-rations and adjustments as set forth in the purchase and sale agreement). In order to fund $78.0 million to the Seller, the R-1 Series will contribute $26.0 million of the net proceeds of this offering to Holdings R-1 Subsidiary which in turn will pay such $26.0 million to the Seller, with the remaining $52.0 million of the purchase price to be funded from the proceeds of a new $52.0 million non-recourse mortgage loan on the Property, which we intend to cause the Property R-1 Subsidiaries to enter into at the closing. The balance of the net proceeds from this offering will be held by the R-1 Series to pay for closing costs and any remaining amount will be held as working capital reserves. We expect to consummate the purchase and sale transaction substantially concurrently with the completion of this offering. For additional information about the purchase and sale transaction, see “Business and Property-Overview”.
Following the completion of the purchase and sale transaction, the objective of the R-1 Series will be to maximize total returns to holders of our Series R-1 common shares through the payment of consistent cash distributions and the achievement of long-term capital appreciation in the Property.
In connection with our acquisition of an aggregate 89.00% general and limited partner interest in the Property R-1 Subsidiaries, we will amend and restate the limited partnership agreements for each of the Property R-1 Subsidiaries. Under the terms of the limited partnership agreements of the Property R-1 Subsidiaries, the General R-1 Partner will control all of the business, affairs and operations of the Property R-1 Subsidiaries, other than day-to-day management of the Property, which will be performed by Core Realty, or the Asset Manager, pursuant to the asset and property management agreement. Our Asset Manager will at all times be subject to the supervision and oversight of our board of directors and the General R-1 Partner. See “Property R-1 Subsidiaries Limited Partnership Agreements” for more information regarding the limited partnership agreements.
ETRE Asset Management, LLC, or our Administrative Agent, a recently formed subsidiary of ETRE Financial, LLC, or ETRE, will provide certain administrative and advisory services to each of our Series and Property Subsidiaries, including the R-1 Series and the Property R-1 Subsidiaries.  Through our Administrative Agent, we intend to utilize and leverage the extensive expertise and network of relationships of ETRE and its management team.
We intend to elect and qualify each Series, including the R-1 Series, as a REIT under the Internal Revenue Code commencing with, in the case of the R-1 Series, its short taxable year ending December 31, 2015.

The Property – Penn Treaty Village Pennthouses
Penn Treaty Village Pennthouses is a newly developed residential rental community consisting of 224 apartments, 28,860 square feet of retail and 147 parking spaces located at One Brown Street and 800 North Delaware Avenue in Philadelphia, Pennsylvania. The Property, developed by Core Realty, Inc., comprises two eight story towers. Construction of the first tower, One Brown Street, was completed in September 2012 and the second tower, 800 North Delaware, was completed in June 2014. The Property occupies a prominent location along Delaware Avenue with unobstructed views of the Delaware River and is situated within close proximity to Center City, which we believe to be one of Philadelphia’s most desirable submarkets with over 450,000 square feet of entertainment, retail and restaurants planned for future development. The apartments, which average over 1100 square feet, were constructed with high quality finishes including floor to ceiling windows and a built in smart system, which allows residents to control lighting, window treatments, HVAC and a surround sound system from their smart phone or tablet. The Property’s common area features resort-style amenities, an outdoor pool and two furnished rooftop terraces with a walking track and grilling areas.

PROPERTY SUMMARY
	1 Brown Street	800 Delaware Avenue	Property Total
Residential Units	126	98	224
Retail Rentable Square Feet	19,260	9,600	28,860
Parking Spaces			147
% Residential Occupied (1)	92%	98%	95%
% Commercial Occupied(2)	100%	100%	100%
Ceiling Height	9' 00"	9' 00"	9' 00"
Stories	8	8	8
Year Built	2012	2014	2012, 2014

(1) Based on leases signed as of September 30, 2015.
(2) Retail space is subject to a master lease between the Property R-1 Subsidiaries and Core Realty and provides for 100% economic occupancy for 18 months following the closing of the purchase and sale transaction (including the existing lease for 9,722 square feet). For details regarding the master lease, see “-Master Lease” below.

Master Lease

Under the terms of the purchase and sale agreement for the Property, Core Realty will enter into a master lease for all of the vacant commercial space at the Property as of the closing, which currently consists of 19,138 square feet of vacant space. The master lease commences upon the closing of the purchase and sale transaction and requires Core Realty, among other matters, to pay annual rent of $27.00 per square foot (net to us) for such vacant space. As a result, the master lease will permit us to achieve 100% economic occupancy of the aggregate 28,860 square feet of commercial space at the Property for 18 months (including the existing lease for 9,722 square feet). See “Business and Property-Master Lease” for a description of the material business terms of the master lease.
We cannot give any assurances as to whether Core Realty or we will be able to enter into new leases with replacement tenants prior to the end of the term of the master lease nor or the future financial viability of any such replacement tenants.

Philadelphia, Pennsylvania Market Information
According to a REIS report on the Philadelphia apartment market published in September 2015, or, the REIS Report, despite being the sixth largest city in the United States by population, the Philadelphia metropolitan area, or the Philadelphia Metro has the lowest number of rental units per capita as compared to other top 10 major markets by population (0.05 apartment units per capita based on 2013 US Census population estimate of 6,034,678). This imbalance coupled with significant population gains over the next five years for Philadelphia (estimated 50,500) should aid absorption and drive demand, despite expected new deliveries to the market. Apartment vacancy should remain compressed, particularly for newer luxury properties within the region. Recently, there has been an increased demand for quality Class A rental housing within the Philadelphia CBD, driven by young professionals and empty nesters moving into Center City. “Echo Boomers,” born between 1979 and 1984, constitute approximately 23% of the total Philadelphia Metro population.

According to REIS, demand is so strong in the 206,500-unit Philadelphia apartment market that a surge of new apartments in mid-2015 was not enough to prevent the already low vacancy rate from falling further. The second quarter 2015 vacancy rate in the Philadelphia area is just 3.0%, according to REIS, down 10 basis points from the prior quarter and 20 basis points since the end of 2014, and less than half the cyclical peak of 6.6% in 2009. The second quarter 2015 Class A vacancy rate is 4.2%, unchanged from the prior quarter and down 20 basis points year-over-year. Demand for apartment units has been strong in Philadelphia for the past five years, with net absorption averaging 2,340 units per year during the 2010 to 2014 period. That is more than double the average annual net absorption for the entire 25 years from 1990 to 2014, at about 1,040. Strong demand, in excess of new supply, continued in the first half of 2015, with 1,010 units of net absorption for Class A properties, and 146 for Class B/C properties.

According to REIS, the Philadelphia Metro is known for its moderate, consistent apartment rent gains, and the second quarter of 2015 was no exception. The average asking rent increased 0.9% from the prior quarter and 2.9% year-over-year to $1,164 per month while the average effective rent rose 1.0% from the prior quarter and 2.9% year-over-year to $1,141 per month, respectively, similar to the gains of 2.8% and 3.1% recorded for all 2014. Following one year of weak rents in 2009, when the asking average was unchanged and the effective average slipped 0.6%, annual rent gains averaged 2.4% asking and 2.9% effective during the five years from 2010 to 2014. The second quarter 2015 Class A asking average is $1,395 per month, up 1.1% from the prior quarter and 2.9% year-over-year.

Our Administrative Agent and ETRE
Our Administrative Agent is a wholly-owned subsidiary of ETRE.  Pursuant to the terms of an administrative services agreement between the R-1 Series and the Administrative Agent, our Administrative Agent will provide certain administrative and advisory services to the R-1 Series and the Property R-1 Subsidiaries, as well as a management team and appropriate support personnel.  These services include, among others, investor relations and shareholder communications functions for the R-1 Series and assisting the R-1 Series in preparing, reviewing and filing all reports required to be filed by it or us with the SEC, NASDAQ, the Internal Revenue Service and other regulatory agencies. See “Our Administrative Agent and the Administrative Services Agreement-Administrative Services Agreement.” Our Administrative Agent will at all times be subject to the supervision and oversight of our board of directors.
We do not expect to have any employees.
Our Administrative Agent has access to ETRE's senior management team, which has extensive experience in identifying, acquiring, financing, analyzing and managing commercial real estate investments, as well as a broad spectrum of other investments related to commercial real estate.  Each member of the ETRE management team has at least ten years of commercial real estate investment experience.
ETRE is a real estate financial services and information technology company focused on facilitating the public listing of individual commercial real estate assets to improve access, liquidity and transparency in commercial real estate.  ETRE was founded in 2012 by a team of real estate and technology professionals who seek to bring the benefits of the public equities market to real estate investors through an ecosystem of services that incorporate capital markets advisory, asset management, information technology and tenant credit analysis services.  In particular, ETRE's capital markets advisory business seeks to enhance access to the public markets with a comprehensive due diligence process to facilitate the public listing of commercial real estate; its asset management business provides investors with information on listed securities related to real estate; and its information technology business provides a web-based proprietary system with an extensive collection of market information that provides investors with analytics technology for listed securities related to real estate.
The Asset and Property Management Agreement and the Asset Manager
The Property R-1 Subsidiaries will engage Core Realty, or the Asset Manager, an affiliate of the Core Limited R-1 Partner, as asset and property manager for the Property after the closing of the purchase and sale transaction.
Subject to the supervision and oversight of the General R-1 Partner, the Asset Manager will be responsible for performing management and administrative functions of the Property R-1 Subsidiaries in respect of the Property.
At the property level, the Asset Manager will be responsible for overseeing real property operations, including tenant leasing, budgeting, cash management and insurance, and for other functions and powers delegated to it by the General R-1 Partner. In performing its services, the Asset Manager will generally be subject to any applicable restrictions and conditions regarding the activities of the Property R-1 Subsidiaries set forth in our governing documents and the governing documents of the Property R-1 Subsidiaries.
Core Realty is a full-service construction, construction management, investment management, and property management company owned by Michael Samschick that specializes in both commercial and multi-family development projects. Core Realty was founded in 1998 and is operated by Mr. Samschick, who oversees the company's operations and chairs Core Realty's investment committee and has over 30 years of real estate experience.  In addition to Mr. Samschick, Core Realty’s executive team has a combined aggregate of 90 years of experience in acquiring, developing, financing, managing and analyzing real estate assets.
In Core Realty’s latest expansion it has launched a national fund that is acquiring stabilized assets throughout the United States. This new national fund is consistent with Core Realty’s mixed-use and multifamily experience.
Core Realty manages over 60 properties throughout Philadelphia, New Jersey and Georgia - including apartment buildings, retail centers, office buildings and industrial properties.  Core Realty's investments are a combination of independently owned assets and assets owned with high net worth investors and joint venture partners. Core Realty believes that its 17 years of property management experience enables it to maintain great tenant relationships and implement efficient operating cost management systems that are on par with best-in-class operators.
Core Realty’s focus/efforts over the last several years has been assembling, designing and transforming the west side of Philadelphia, Pennsylvania’s Delaware Avenue waterfront. This transformation in the Northern Liberties and Fishtown sections of downtown Philadelphia entails changing an old manufacturing district into trendy entertainment and residential neighborhoods. Some of Core Realty’s recent projects in this area include: (i) a high-end 76,000 square foot boutique apartment renovation in Northern Liberties; (ii) the renovation and lease-up to 98% occupancy of a 147,000 square foot office building along the Delaware River built in 2013; and, (iii) an ongoing renovation of a 145,000 square foot historic metal foundry into an entertainment complex consisting of a 3,000-seat Live Nation concert venue, 40,000 square foot bowling space, a 12,000 square foot distillery and several restaurants.
Core Realty is converting several additional blocks along the Delaware River waterfront into shops, restaurants, offices and retail, attempting to utilize this historic back drop to its fullest potential.
The Property R-1 Subsidiaries will pay for the fees, costs and expenses of the Asset Manager.  We have agreed to keep the asset and property management agreement in place with the Asset Manager, subject to the termination rights provided in the asset and property management agreement, until such time as the Core Limited R-1 Partner ceases to own, in the aggregate, 5.0% or more of the combined limited partnership interests in the Property R-1 Subsidiaries (at which time we may terminate the asset and property management agreement with or without cause upon 30 days prior written notice). See “Business and Property-The Asset and Property Management Agreement and the Asset Manager”.

Business Strategy
The objective of the R-1 Series is to maximize total returns to holders of our Series R-1 common shares through the payment of consistent cash distributions and the achievement of long-term capital appreciation in the Property.
To achieve this objective, the General R-1 Partner will direct the Asset Manager to seek to maximize the cash flow from, and increase the value of, the Property by:
•negotiating new and renewal leases with tenants;
•actively managing operating expenses; and
•improving the Property.
We expect that the Asset Manager will seek to maximize value through the active management of the Property, participating in various aspects of the operations of the Property, including marketing, operations analysis, physical design, renovation, capital improvements, tenant experience and overall strategic direction.

Our Strengths
We believe that our competitive strengths include the following:

•
Independent Board of Directors.  Shareholders of Series R-1 common shares will benefit from the oversight provided by an independent board of directors with extensive experience in the real estate, equity and debt markets.

•
Experienced Management Team and Advisors.  Holders of Series R-1 common shares will benefit from the administrative services of ETRE Asset Management, LLC, our Administrative Agent, a subsidiary of ETRE, its experienced management team and the asset and property management services of the Asset Manager, an affiliate of the Core Limited R-1 Partner.

•
Investor Accessibility.  Series R-1 common shares provide accessibility for individual investors to own interests in a high-quality, single property commercial real estate asset in the form of a listed public security.

•	Investor Liquidity. We have applied to have our Series R-1 common shares listed on the NASDAQ under the symbol “EPNT” in order to provide liquidity to holders of our Series R-1 common shares.

•
Economies of Scale Model.  Our Administrative Agent will oversee our SEC reporting and compliance obligations, including as each relates to the R-1 Series, and will provide similar or additional functions for any Other Property Series, achieving economies of scale for each of the Series.

Our Financing Strategy
Although our governing documents contain limitations related to certain types of debt financing and cross-subsidiary guarantees, in general, these limitations do not limit the amount of indebtedness that the R-1 Series may incur, directly or through its subsidiaries, including the Property R-1 Subsidiaries.  We expect for the R-1 Series to maintain a flexible capital structure and intend to target a ratio of outstanding indebtedness to the R-1 Series' total assets of between 50% and 70%.  Our board of directors will periodically review this target and may modify or eliminate it without the approval of holders of our Series R-1 common shares.

We will consider a number of factors when evaluating the R-1 Series' level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility of the Asset Manager to manage the Property;

•	prepayment penalties, defeasance and restrictions on refinancing;

•	our long-term objectives with respect to the financing;

•	the R-1 Series' target investment returns;

•	the ability of the Property to generate cash flow sufficient to cover budgeted capital expenditures, tenant improvements and expected debt service payments;

•	our overall level of consolidated indebtedness;

•	timing of debt maturities;

•	provisions that require recourse;

•
corporate credit ratios, including debt service or fixed charge coverage, debt to earnings before interest, taxes, depreciation and amortization, or EBITDA, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.
Mortgage Indebtedness
We have received a term sheet from Arbor Commercial Funding for a 10-year commercial mortgage loan, which will enable the Property R-1 Subsidiaries to borrow approximately $52,000,000.  The proposed loan, providing for an interest-only payment feature for 5 years followed by 30 years amortization, is expected to bear interest at a fixed rate of 4.25% per annum.  The loan is expected to be secured by a first mortgage lien on the Property.  Certain penalties may apply upon prepayment of the loan, except during the last 3 months of the loan term. The closing of the mortgage loan is contingent on a number of conditions including the lender’s due diligence, the negotiation and execution of definitive documents relating to the mortgage loan and approval of the lender’s loan committee.   We cannot assure you that the Property R-1 Subsidiaries will be able to enter into the mortgage loan on the terms contemplated by the term sheet or at all. See “Business and Property-Mortgage Indebtedness” for more information.

Summary Risk Factors
An investment in our Series R-1 common shares involves various risks.  You should consider carefully the risks discussed below and under "Risk Factors" before purchasing our Series R-1 common shares.  If any of the following risks occur, the business, financial condition or results of operations of the R-1 Series could be materially and adversely affected.  In that case, the trading price of our Series R-1 common shares could decline, and you may lose some or all of your investment.

•	The R-1 Series will hold an interest in a single property, a non-diversified investment.

•
Under the terms of the purchase and sale agreement for the Property, Core Realty will enter into a master lease for all of the vacant commercial space at the Property as of the closing, and our financial condition, results of operations and cash flow could be materially and adversely affected once the master lease terminates or upon a default under the master lease.

•	We are employing a novel business model, which may make an investment in the R-1 Series difficult to evaluate as it is unique to the real estate industry.

•
We and the Asset Manager may not be able to successfully operate the Property or generate sufficient operating cash flows to make or sustain distributions to the holders of our Series R-1 common shares.

•
If the R-1 Series is unable to timely complete the purchase and sale transaction, or at all, the R-1 Series will have no immediate designated use for substantially all of the net proceeds of this offering, and we may experience delays in locating and securing an attractive alternative investment and, as a result, the R-1 Series will have incurred substantial expenses without the holders of our Series R-1 common shares realizing the expected benefits.

•	The R-1 Series' investment, leasing and other operational policies are subject to revision from time to time in our board's discretion, which could diminish shareholder returns below expectations.

•
The R-1 Series' debt service obligations could adversely affect its overall operating results, may jeopardize the R-1 Series' qualification as a REIT, and could adversely affect the ability of the R-1 Series to make distributions to the holders of our Series R-1 common shares and the market price of our Series R-1 common shares.

•
If the R-1 Series is unable to repay any of its debt obligations in the future, it may be forced to refinance debt or dispose of or further encumber the Property, which could adversely affect distributions to the holders of our Series R-1 common shares.

•
We depend on our Administrative Agent for the success of each Series and upon access to ETRE's investment professionals and contractors.  We may not find a suitable replacement for our Administrative Agent if the applicable administrative services agreements are terminated, or if key personnel leave the employment of ETRE or otherwise become unavailable to us.

•
The termination of the administrative services agreement with the R-1 Series is generally limited to cause and certain disposition events related to the Property, which may make it difficult or costly to end our relationship with our Administrative Agent in respect of the R-1 Series and the Property R-1 Subsidiaries.

•
For so long as the Core Limited R-1 Partner owns at least 5% of the combined limited partnership interests in the Property R-1 Subsidiaries, the termination of the asset and property management agreement will generally be limited to cause and certain disposition events related to the Property, which may make it difficult to end our relationship with the Asset Manager.

•
We may incur significant transfer tax liability if the Property is transferred, or if Core Limited R-1 Partner transfers any portion of its interest in the Property, during the three-year period following the closing of the purchase and sale transaction.

•	Potential conflicts of interest may arise among our Administrative Agent and its affiliates, on the one hand, and our Company and our shareholders, on the other hand.

•	The Property is located in Philadelphia, Pennsylvania, and adverse economic or regulatory developments in this area could materially and adversely affect the R-1 Series.

•
We may be unable to renew leases , lease vacant space or re-lease space on favorable terms or at all as the leases expire, which could materially and adversely affect the R-1 Series' financial condition, results of operations and cash flow.

•
We may not be able to control the R-1 Series' operating costs, or the R-1 Series' expenses may remain constant or increase, even if income from the Property decreases, causing the R-1 Series' results of operations to be adversely affected.

•
Our shareholders do not elect or vote on our board of directors or the managing member of our Company and have limited ability to influence decisions regarding the businesses of the Series, including the R-1 Series.

•	The Series R-1 common shareholders will have limited voting rights and will be bound by a majority vote.

•	Potential conflicts of interest may arise among the Asset Manager and its affiliates, on the one hand, and the R-1 Series and our Series R-1 common shareholders, on the other hand.

•
Potential conflicts of interest may arise with respect to certain transactions between the Core Limited R-1 Partner, on the one hand, and the R-1 Series and our Series R-1 common shareholders, on the other.

•
We have not established a minimum distribution payment level for the R-1 Series and the R-1 Series may be unable to generate sufficient cash flows from its operations to make distributions to holders of Series R-1 common shares at any time in the future.

•
Failure of each Series to be classified as a separate entity for U.S. federal income tax purposes could adversely affect the timing, amount and character of distributions to a holder of Series R-1 common shares.

•
The failure of the R-1 Series to qualify as a REIT would subject it to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to holders of our Series R-1 common shares.

Our Administrative Services Agreement
Concurrently with the closing of this offering, the R-1 Series will enter into an administrative services agreement with our Administrative Agent, a wholly-owned subsidiary of ETRE Financial, LLC.  Pursuant to the terms of the administrative services agreement, our Administrative Agent will provide certain administrative and advisory services to the R-1 Series and the Property R-1 Subsidiaries, as well as a management team and appropriate support personnel. These services include, among others, investor relations and shareholder communications functions for the R-1 Series and assisting the R-1 Series in preparing, reviewing and filing all reports required to be filed by it or us with the SEC, NASDAQ, the Internal Revenue Service and other regulatory agencies. See "Our Administrative Agent-Administrative Services Agreement."

Subject to the supervision and oversight of our board of directors, our Administrative Agent will be responsible for, among other duties: performing financial, accounting and public reporting services. Our Administrative Agent may subcontract any or all of its responsibilities under the administrative services agreement.

Our Administrative Agent is expected to provide similar services for each of our Series and Property Subsidiaries, and we expect that each Series that we establish from time to time and the Property Subsidiary related to such Series will enter into an administrative services agreement on similar terms and conditions. Our Administrative Agent may also provide similar services to Other Series Programs.
The administrative services agreement that we will enter into in connection with this offering will have an indefinite term, but may be terminated by our Administrative Agent or the R-1 Series under certain circumstances. The R-1 Series may terminate the administrative services agreement with our Administrative Agent for cause at any time with 30 days prior written notice from our board of directors. Unsatisfactory financial performance of the Property does not constitute "cause" under the administrative services agreement.  See "Our Administrative Agent and the Administrative Services Agreement-Administrative Services Agreement."
In addition, the administrative services agreement with respect to the R-1 Series will be terminated following either (a) a distribution to holders of, or redemption of, outstanding Series R-1 common shares in connection with a disposition of all or substantially all of the R-1 Series' interest in the Property R-1 Subsidiaries, whether held directly or through subsidiaries of the R-1 Series, or the Property R-1 Subsidiaries' interest in the Property, whether held directly or through subsidiaries of the Property R-1 Subsidiaries, as described under "Description of Series R-1 Common Shares-Redemptions-Redemption in Connection with Sale of the Property R-1 Subsidiaries or Property" or (b) a redemption of outstanding Series R-1 common shares pursuant to our tender offer policy as described under "Description of Series R-1 Common Shares-Property Dispositions and Tender Offer Policy as to Series R-1 Common Shares" (which we refer to, in each case, as a "Property Sale").
 The following table summarizes the fees and expense reimbursements that the R-1 Series will pay to our Administrative Agent:

Type	Description	Payment
Administrative Services Fee	$500,000 one-time fee upon closing of this offering; $50,000 per quarter plus 2.00% of the Property R-1 Subsidiaries' net operating income during the prior fiscal quarter.(1)	Upon closing of this offering; thereafter, quarterly in cash.
Administrative Sale Fee
1.00% of the R-1 Series' total capitalization at the end of the month immediately preceding a Property Sale.(2) No administrative sale fee shall be payable to our Administrative Agent in respect of any Property Sale that occurs during the first year following the closing of this offering if the total consideration paid by the purchaser (including any indebtedness assumed by the purchaser) in connection with either the disposition of the Series R-1's interest in the Property R-1 Subsidiaries or the Property or the tender offer related to such Property Sale, as applicable, is less than $78.0 million (the approximate aggregate purchase price paid by us to acquire our aggregate 89.00% interest in the Property).
Following a Property Sale, in cash.
Expense reimbursement
The R-1 Series and the Property R-1 Subsidiaries will pay all property-level fees, costs and expenses (other than those specifically required to be borne by our Administrative Agent under the administrative services agreement). However, to the extent our Administrative Agent advances the property-level fees, costs and expenses of the R-1 Series and the Property R-1 Subsidiaries, the R-1 Series and the Property R-1 Subsidiaries will reimburse our Administrative Agent for such fees, costs and expenses.
Monthly in cash.

(1)
For purposes of calculating the quarterly administrative services fee, net operating income means net income during the fiscal quarter (as determined in accordance with accounting principles generally accepted in the United States, or GAAP), plus (i) total depreciation and amortization, net interest expense and marketing, general and administrative expenses during such fiscal quarter, and (ii) one-time events pursuant to changes in GAAP and certain non-cash items during such fiscal quarter with the approval of a majority of our independent directors.

(2)
For purposes of calculating the administrative sale fee, total capitalization is equal to the sum of the R-1 Series’ total debt, members’ capital, retained earnings and noncontrolling interests in the Property R-1 Subsidiaries.

Our Structure

We were formed as a Delaware series limited liability company on May 13, 2015. The R-1 Series, a separate Series of our Company, was established on May 14, 2015 to allow persons who acquire Series R-1 common shares in this offering to own an indirect interest in the Property. We intend for the R-1 Series to elect and qualify to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ending December 31, 2015.

In accordance with the Delaware LLC Act, the R-1 Series is, and each other Series we may establish in the future will be, a separate Series and not itself a separate legal entity. Section 18-215(b) of the Delaware LLC Act provides that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable only against the assets of such Series and not against the assets of the limited liability company generally or any other Series. Accordingly, the assets of the R-1 Series include only its interest in the Property and the other assets held by the R-1 Series, including funds delivered for the purchase of Series R-1 common shares.

In addition, Section 18-215(c) of the Delaware LLC Act provides that a series established in accordance with Section 18-215(b) may carry on any lawful business, purpose or activity, other than the business of banking, and has the power and capacity to, in its own name, contract, hold title to assets (including real, personal and intangible property), grant liens and security interests, and sue and be sued. We intend to have each Series, including the R-1 Series, invest in a separate Property Subsidiary that will hold the interests in the property to which such Series relates, and for each Series to otherwise conduct its business, enter into contracts and hold title to assets in its own name to the extent such activities are not undertaken through the applicable Property Subsidiary.

Following the purchase and sale transaction, the R-1 Series will own a 0.01% general partner interest in each of the Property R-1 Subsidiaries through the General R-1 Partner and the ETRE Limited R-1 Partner will own an 88.99% limited partner interest in each of the Property R-1 Subsidiaries. The Seller will continue to own 11.00% of each of the Property R-1 Subsidiaries as a limited partner.

For so long as the Core Limited R-1 Partner and certain of its affiliates and permitted assignees own at least 5% of the interests in each of the Property R-1 Subsidiaries, Core Realty will manage the day to day business, affairs and operations of the Property, subject to the terms and conditions of the asset and property management agreement.

The following chart shows our anticipated structure immediately after giving effect to this offering and the purchase and sale transaction:

Independent Directors(2)
Public Series R-1 Common Shareholders(3)
Public Common Shareholders of Future Series(4)
ETRE Financial, LLC (DE) (1)
Managing Member
100%
ETRE Residential, LLC (DE) (The Company)
ETRE Asset Management, LLC (DE) (Administrative Agent)
Administrative Services Agreement
R-1 Series
Future Series(4)
100%
Core Realty, Inc. (PA) (Asset Manager)
General Partner
ETRE Holdings R-1, LLC (DE) (Holdings R-1 Subsidiary)
Future Property Subsidiaries(4)
88.99% Limited Partner
100%
88.99% Limited Partner
Waterview Grande, L.P. (PA) (Core Limited R-1 Partner)
ETRE Property R-1 GP, LLC (DE) (General R-1 Partner)
11.00% Limited Partner
0.01% General Partner
0.01% General Partner
11.00% Limited Partner
1 Brown Street Associates, L.P. (PA) (Property R-1 Subsidiary)
800 North Delaware Avenue Associates, L.P. (PA) (Property R-1 Subsidiary)
Asset and Property Management Agreement
Future Properties
One Brown Street, Philadelphia, PA (The Property)
800 North Delaware Avenue, Philadelphia, PA (The Property)

(1)
ETRE Financial, LLC is the managing member of our Company, and is the managing member, and controls 100%, of ETRE Asset Management, LLC, our Administrative Agent. ETRE Financial, LLC is partially owned and controlled by its founding members, Paul Frischer and Jesse Stein, who also serve respectively as President and Chief Executive Officer and Chief Operating Officer and Secretary of our company. Mr. Frischer and Mr. Stein have day-to-day management control over ETRE Financial, LLC.

(2)
Reflects an aggregate of 9,000 restricted Series R-1 common shares to be granted to the independent directors under the 2015 Non-Management Director Compensation Plan upon the completion of this offering.

(3)	After giving effect to this offering, approximately 99.7% of the Series R-1 common shares outstanding initially will be held by investors in this offering.

(4)
We intend to establish additional Series in the future to hold interests in other real properties. The Series R-1 common shares being sold in this offering will not represent interests in any future Series, and common shares of any future Series will not represent interests in Series R-1.

Board Flexibility and Shareholder Influence Over Property Dispositions
We have structured the terms of our operating agreement and our Series R-1 common share tender offer policy to give our board of directors flexibility in structuring disposition transactions and to give holders of our Series R-1 common shares an important role in property dispositions.
Property Dispositions and Tender Offer Policy as to Series R-1 Common Shares
Dispositions of the Property and entity level dispositions of the Property R-1 Subsidiaries require the approval of our board of directors, together with holders of more than 50% of the Series R-1 common shares.  We expect our board of directors will approve dispositions of the Property and entity level dispositions of the Property R-1 Subsidiaries based on its determination, subject to its fiduciary duties to the R-1 Series and the holders of our Series R-1 common shares, that the disposition is advisable and in the best interests of the R-1 Series and such holders of the Series R-1 common shares.

In addition, our tender offer policy as to Series R-1 common shares provides that, in connection with any third‑party purchase offer, tender offer or exchange offer in respect of the Series R-1 common shares that has been accepted by the holders of 75% or more of the aggregate outstanding Series R-1 common shares, our board of directors will, subject to its fiduciary duties to the R-1 Series and the holders of our Series R-1 common shares, cooperate with the successful offeror in order to facilitate the completion of the third‑party purchase offer, tender offer or exchange offer, as applicable, subject to such conditions as our board of directors may determine are necessary to enable the R-1 Series to continue to qualify as a REIT, unless our board of directors determines that our continuing qualification as a REIT is no longer in the best interests of the R-1 Series and the holders of our Series R-1 common shares.  Subject to the conditions described above, following the completion of the third‑party purchase offer, tender offer or exchange offer in respect of the Series R-1 common shares that have been accepted by the holders of 75% or more of the aggregate outstanding Series R-1 common shares, we will effect a redemption as described under "-Redemption in Exchange for Interests of the Property R-1 Subsidiaries at Option of our Board of Directors."

Under the terms of each of the limited partnership agreements of the Property R-1 Subsidiaries, we have the sole right to determine whether to sell the Property and the right to terminate the Asset Management Agreement upon such sale. Upon termination of the Asset Management Agreement, we have the right under the limited partnership agreements of the Property R-1 Subsidiaries to acquire the Core Limited R-1 Partner’s interest for its fair market value.

In connection with the consummation of the redemptions described above, we will delist the Series R-1 common shares from the NASDAQ or other national securities exchange on which the shares are then listed.
This tender offer policy may be amended, modified or rescinded only by the unanimous approval of our board of directors.
The ability to consummate such dispositions or redemptions may be restricted by the terms of the R-1 Series' outstanding indebtedness.
Redemption in Exchange for Interests of the Property R-1 Subsidiaries at Option of our Board of Directors.
Our operating agreement provides that we may, at any time, redeem all outstanding Series R-1 common shares in exchange for equity interests in the Property R-1 Subsidiaries, a subsidiary of the Property R-1 Subsidiaries and/or any other subsidiary of the R-1 Series. The purpose of this provision is to provide our board of directors with a means by which it can spin off a subsidiary that is a direct or indirect owner of the Property to holders of the Series R-1 common shares. In connection with any such spin-off, we may first convert the applicable spin-off subsidiary into a REIT for U.S. federal income tax purposes or into a Delaware statutory trust, including an entity that has an operating partnership subsidiary.  Our board of directors may in the future seek to effect such a redemption if our board of directors determines it is no longer in the best interests of our Company or the R-1 Series for the Property to be within our Company, including in situations where ownership of the Property may adversely affect the REIT status of the R-1 Series.  In addition, as described above under "-Property Dispositions and Tender Offer Policy as to Series R-1 Common Shares," our policy is to seek to effect such a redemption following certain tender offers in respect of the Series R-1 common shares.
Redemption in Connection with Sale of the Property R-1 Subsidiaries or Property.
Our operating agreement provides that in the event of a sale, transfer, assignment or other disposition in a transaction or series of related transactions of all or substantially all the R-1 Series' interest in the Property R-1 Subsidiaries, whether held directly or through subsidiaries of the R-1 Series, or Property R-1 Subsidiaries' interest in the Property, whether held directly or through subsidiaries of the Property R-1 Subsidiaries, we are generally required to take one of the following actions, as determined by our board of directors in its sole discretion:

•	Declare and pay a distribution in cash and/or in securities or other property to holders of the outstanding Series R-1 common shares;

•	Redeem outstanding Series R-1 common shares in exchange for cash and/or securities or other property; or

•	Take a combination of the above actions.
For additional information, see "Description of Series R-1 Common Shares-Redemptions-Redemption in Connection with Sale of the Property R-1 Subsidiaries or Property."
Annual Review of Corporate Governance Structure
As part of our efforts to continuously monitor and improve the corporate governance profile applicable to the R-1 Series, the nominating and corporate governance committee of our board of directors, which is comprised solely of independent directors, will, on an annual basis, conduct a review of the corporate governance structure impacting the R-1 Series, taking into account, among other factors, the corporate governance structure and approaches applicable to other Series.  In addition, where the nominating and corporate governance committee determines that changes to the corporate governance structure applicable to the R-1 Series are appropriate and in the best interests of the holders of our Series R-1 common shares, the committee will recommend such changes to our board of directors for adoption and, if required, for approval of the holders of our Series R-1 common shares.
Other Governance Matters
Other than our Series R-1 common shareholders participating in decisions relating to property dispositions and tender offers as described above, our operating agreement vests most other decisions relating to each property, including decisions relating to debt financing, the engagement of property managers and asset managers and other decisions relating to capital improvement projects for each property, in our board of directors and the Administrative Agent. The Series R-1 common shareholders will have limited voting rights and influence over such decisions.
Conflicts of Interest
Conflicts of interest exist and may arise in the future as a result of the relationships between our Administrative Agent and its affiliates (including ETRE Financial, LLC, the managing member of our Company, and Other Series Programs), on the one hand, and us, each Series and our shareholders, on the other hand.
Our operating agreement provides that the real property, affairs and business of each Series, including the R-1 Series, will be managed under the direction of our single board of directors.  ETRE Financial, LLC, as the managing member of our Company, will have the sole right to nominate, elect and remove the members of our board of directors.  Accordingly, shareholders will have no right to nominate, elect or remove members of our board of directors and the managing member will have complete discretion in nominating, electing or removing members of our board of directors.
We do not expect to have any employees and we will rely completely on our Administrative Agent to provide each Series and Property Subsidiary, including the R-1 Series and the Property R-1 Subsidiaries, with administrative and certain advisory services.  The administrative services agreement with our Administrative Agent was prepared by related parties and its terms, including fees, expense reimbursements and other amounts payable to our Administrative Agent, may not be as favorable to the R-1 Series as if the agreement had been negotiated at arm's length between unaffiliated third parties.
Certain of our officers and directors also serve or may serve as officers, directors or employees of ETRE as well as other ETRE sponsored vehicles and other companies unaffiliated with ETRE.  Accordingly, the ability of these persons to engage in other business activities may reduce the time they spend managing our business, including the business of the R-1 Series.  In addition, these persons may have obligations to those entities, the fulfillment of which might not be in the best interests of us, any Series or any of our shareholders.
Moreover, our officers and directors will serve as officers and directors for, and our Administrative Agent and ETRE's personnel will provide similar services to, any other Series or Other Series Programs we establish in the future.  The R-1 Series and any other Series or Other Series Programs we establish in the future may have overlapping investment strategies and objectives, and our board of directors, our officers and our Administrative Agent may face conflicts of interest in allocating sale, financing, leasing and other business opportunities among the real properties owned by the different Series and Other Series Programs.  To help alleviate any perceived or actual conflicts of interest, our board of directors has adopted an inter-series relationship, conflicts of interest and opportunity allocation policy (which we refer to as the "Inter-Series Policy"), which is administered by our Administrative Agent and has been designed to govern the operating relationships among the Series, address conflicts of interest among the Series and promote the fair allocation of sale, financing, leasing and other business opportunities among the real properties owned by the different Series, including any Other Series Programs.  See "Management-Inter-Series Relationship, Conflicts of Interest and Opportunity Allocation Policy."  The Inter-Series Policy provides our Administrative Agent with significant flexibility with respect to its ability to make decisions and pursue actions involving conflicts of interest among the Series and Other Series Programs.  Given the significant flexibility afforded our Administrative Agent to resolve such conflicts of interest, our Administrative Agent may resolve conflicts of interests pursuant to the Inter-Series Policy in a manner that holders of Series R-1 common shares may not believe to be in their best interests or in the best interests of the R-1 Series.  Neither holders of our Series R-1 common shares, the R-1 Series, the Property R-1 Subsidiaries, nor the General R-1 Partner will have any recourse against our Administrative Agent if our Administrative Agent satisfies its obligations under the administrative services agreement with the R-1 Series.

The nominating and corporate governance committee of our board of directors, which is comprised solely of independent directors, will review specific matters that our Administrative Agent believes may involve conflicts of interest and that are not otherwise addressed by the Inter-Series Policy.  These conflicts of interest may include conflicts between the interests of our Company or any Series, on the one hand, and the interests of our Administrative Agent, and its affiliates, (including ETRE and Other Series Programs) on the other hand.  The nominating and corporate governance committee will determine whether the resolution of any conflict of interest submitted to it is fair and reasonable to us and our shareholders.  If our Administrative Agent obtains such approval of any matter, such matter will be conclusively deemed to be fair and reasonable to us and our shareholders and not a breach by us of any duties that we may owe to our shareholders.
We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us.  However, our code of business conduct and ethics prohibits our directors and executive officers, as well as employees of our Administrative Agent or ETRE who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us and that is not otherwise addressed by the Inter-Series Policy without the approval of the nominating and corporate governance committee."
In addition, the Core Limited R-1 Partner may have interests, including economic interests, that are materially different than the interests of our Series R-1 common shareholders. In particular, upon completion of this offering and the purchase and sale transaction, the Core Limited R-1 Partner will own limited partnership interests in the Property R-1 Subsidiaries, but will not own any of our Series R-1 common shares.
REIT Qualification
In connection with this offering, we intend for the R-1 Series to elect and qualify to be taxed as a REIT under the Internal Revenue Code commencing with its short taxable year ending December 31, 2015.  We believe that the R-1 Series has been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that its intended manner of operation will enable it to meet the requirements for qualification and taxation as a REIT.  To qualify as a REIT, the R-1 Series must meet on a continuing basis, through its organization and actual investment and operating results, various requirements under the Internal Revenue Code relating to, among other things, the sources of its gross income, the composition of its assets, the diversity of ownership of its shares, and the amount and timing of its distributions.  If the R-1 Series fails to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal income tax at regular corporate rates and generally will be precluded from electing to be treated as a REIT for the subsequent four taxable years following the year during which it failed to qualify as a REIT.  Even if the R-1 Series qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income or property.  Any dividends paid by the R-1 Series will not be eligible for the dividends received deduction that is generally available to corporations with respect to dividends from U.S. corporations and generally will not be eligible for taxation at the preferential U.S. federal income tax rates that currently apply to certain dividends received by individuals from taxable corporations.
Restrictions on Ownership of our Series R-1 Common Shares
To assist the R-1 Series in qualifying as a REIT, our operating agreement, subject to certain exceptions, contains restrictions on the number of Series R-1 common shares and the number of shares of the R-1 Series that a person may own.  Our operating agreement provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, either more than 9.8% in value or in number of Series R-1 common shares, whichever is more restrictive, of the outstanding Series R-1 common shares.  Our board of directors may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular holder of Series R-1 common shares; provided, however, that our board of directors may only waive the 9.8% ownership limit after it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize the R-1 Series' qualification as a REIT.
Our operating agreement also prohibits any person from, among other things:

•
beneficially or constructively owning Series R-1 common shares that would result in the R-1 Series being "closely held" under Section 856(h) of the Internal Revenue Code, or otherwise cause the R-1 Series to fail to qualify as a REIT; and

•	transferring our Series R-1 common shares if such transfer would result in our Series R-1 common shares being owned by fewer than 100 persons.
In addition, our operating agreement provides that any ownership or purported transfer of our Series R-1 common shares in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary and the purported owner or transferee acquiring no rights in such shares.  If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in such violation will be void from the time of such purported transfer.

Implications of being an Emerging Growth Company
We are an "emerging growth company" as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various disclosure and reporting requirements that are otherwise generally applicable to public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company.  We will cease to be an emerging growth company on the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) December 31 of the fiscal year that we become a "large accelerated filer" as defined in Rule 12b‑2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the fair market value of our common shares that are held by non‑affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, (iii) the date on which we have issued more than $1.0 billion in non‑convertible debt securities during the preceding three-year period or (iv) the end of the fiscal year following the fifth anniversary of our initial public offering.  We have irrevocably opted out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards.  As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not emerging growth companies.  If we take advantage of one or more of these exemptions, we do not know if investors will find our Series R-1 common shares or the common shares of any other Series we may establish in the future less attractive as a result.  If they do, there would likely be a less active trading market for our securities than would otherwise be the case.
Our Company Information
Our principal executive offices are located at 44 Wall Street, New York, New York, 10005.  Our telephone number is (212) 596-7225.

THE OFFERING

The Property................................................	Penn Treaty Village Pennthouses, a residential rental community consisting of 224 apartment homes, 28,860 square feet of retail space, and 147 parking spaces, located in Philadelphia, Pennsylvania.
Series R-1 common shares offered by us...	3,275,000 shares (plus up to an additional 491,250 shares that we may issue and sell upon the exercise of the underwriters' over-allotment option).
Series R-1 common shares to be outstanding after this offering.....................	3,284,000 shares.(1)
Use of proceeds ..........................................
We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $29.1 million (based on the offering price of $10.00 per share), or $33.7 million if the underwriters exercise their over-allotment option in full. Substantially all of the net proceeds from this offering will be used to acquire an 89.00% controlling interest in the Property, as well as to pay certain closing costs and fund working capital reserves. Under the terms of the purchase and sale agreement between Holdings R-1 Subsidiary, the Seller and the Property R-1 Subsidiaries, Holdings R-1 Subsidiary will acquire an aggregate 89.00% controlling interest in each of the Property R-1 Subsidiaries from the Seller for approximately $78.0 million in cash (based on the negotiated value of $82.0 million for the Property, subject to pro-rations and adjustments as set forth in the purchase and sale agreement) and the Seller will retain an aggregate 11.00% limited partner interest in each of the Property R-1 Subsidiaries. In order to fund $78.0 million to the Seller, the R-1 Series will contribute $26.0 million of the net proceeds of this offering to Holdings R-1 Subsidiary which in turn will pay such $26.0 million to the Seller, with the remaining $52.0 million of the purchase price to be funded from the proceeds of a new $52.0 million non-recourse mortgage loan on the Property, which we intend to cause the Property R-1 Subsidiaries to enter into at the closing. The balance of the net proceeds from this offering will be held by the R-1 Series to pay approximately $2.9 million in closing costs related to this offering and the purchase and sale transaction and to fund approximately $250,000 in working capital cash reserves. We expect to consummate the purchase and sale transaction substantially concurrently with the completion of this offering.

Distribution policy.....................................
We intend to make regular quarterly distributions to holders of Series R-1 common shares. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending on the last day of the then current fiscal quarter, based on $0.175 per share for a full quarter. On an annualized basis, this would be $0.70 per share, or an annual distribution rate of approximately 7% based on the assumed initial public offering price set forth on the front cover of the prospectus (or approximately 6% if the underwriters exercise their over-allotment option in full). We intend to maintain a distribution rate for the 12 month period following completion of this offering that is at or above our initial distribution rate unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in determining our initial distribution rate. We do not intend to reduce the expected distributions per share if the underwriters’ option to purchase additional common shares to cover over-allotments is exercised. Any distributions we pay in the future will depend upon our actual results of operations, liquidity, cash flows, financial conditions, economic conditions, debt service requirements and other factors that could differ materially from our current expectations. See "Distribution Policy."

Proposed NASDAQ symbol...................	"EPNT"
Ownership and transfer restrictions .......
To assist the R-1 Series in qualifying as a REIT, our operating agreement, subject to certain exceptions, contains restrictions on the number of Series R-1 common shares and the number of shares of the R-1 Series that a person may own. Our operating agreement provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, either more than 9.8% in value or in number of the Series R-1 common shares, whichever is more restrictive, of the outstanding Series R-1 common shares. See "Description of Series R-1 Common Shares-Operating Agreement and Bylaws-Restrictions on Ownership and Transfer."

Risk Factors.........................................	An investment in our Series R-1 common shares involves various risks. You should consider carefully the risks discussed below and under ‘‘Risk Factors’’ before purchasing our Series R-1 common shares.
(1)  As of the date of this prospectus, we have a total of 100 Series R-1 common shares outstanding, which were sold to Jesse Stein, one of our executive officers and an officer of ETRE Financial, LLC, in connection with the initial capitalization of the R-1 Series for total consideration of $1,000. At the closing of this offering, we will repurchase these shares from Mr. Stein for $1,000. Accordingly, the 100 Series R-1 common shares that we currently have outstanding are excluded from the number of Series R-1 common shares to be outstanding immediately after the closing of this offering. The number of Series R-1 common shares to be outstanding immediately after the closing of this offering also includes an aggregate of 9,000 restricted Series R-1 common shares to be granted to our independent directors upon the completion of this offering under our 2015 Non-Management Director Compensation Plan, or the 2015 Director Plan, but excludes 491,250 Series R-1 common shares that we may issue and sell upon the exercise of the underwriters' overallotment option.

RISK FACTORS
An investment in our Series R-1 common shares involves risks.  In addition to other information contained elsewhere in this prospectus, you should carefully consider the following risks before acquiring our Series R-1 common shares offered by this prospectus.  The occurrence of any of the following risks could materially and adversely affect the business, prospects, financial condition or results of operations of the R-1 Series, the ability of the R-1 Series to make cash distributions to the holders of Series R-1 common shares and the market price of our Series R-1 common shares, which could cause you to lose all or some of your investment in our Series R-1 common shares.  Some statements in this prospectus, including statements in the following risk factors, constitute forward‑looking statements.  See "Forward‑Looking Statements."
Risks Related to the Business of the R-1 Series
The R-1 Series will hold an interest in a single property, a non-diversified investment.
The R-1 Series will, through its general and limited partner interests in the Property R-1 Subsidiaries, make an investment in a single apartment complex property, a non-diversified investment.  We intend for the Property R-1 Subsidiaries to own and operate only the Property.  The R-1 Series’ return on its investment will depend on the revenues generated by the Property and the appreciation of the value of the Property over time.  These, in turn, are determined by such factors as national and local economic cycles and conditions in the commercial office market, the real estate market in Philadelphia, Pennsylvania, financial markets and the economy, competition from existing rental space as well as future additional space and government regulation (such as tax and building code charges).  The value of the Property may decline substantially after the R-1 Series purchases its interest in it.
Our financial condition, results of operations and cash flow could be materially and adversely affected once the master lease terminates or upon a default under the master lease.
Under the terms of the purchase and sale agreement for the Property, Core Realty will enter into a master lease for all of the vacant commercial space at the Property as of the closing, which currently consists of 19,138 square feet of vacant space, or 66% of the rentable commercial space at the Property. The master lease will require Core Realty, among other matters, to pay annual rent of $516,726, or $27.00 per square foot (net to us), for such vacant space, in monthly installments of $43,061. During the term of the master lease, we will have the right to lease all or a portion of the master-leased space to a new tenant without the consent of Core Realty provided the rent per square foot under the new lease is $27.00 or greater and (ii) Core Realty will have the right to lease all or a portion of the master-leased space to a new tenant that has been approved by us. However, we cannot give any assurances as to whether Core Realty or we will be able to enter into new leases with replacement tenants prior to the end of the term of the master lease nor to the future financial viability of any such replacement tenants. As our income from the master lease represents 10.3% of our total income from the Property on a pro forma basis as of December 31, 2014, the R-1 Series’ financial condition, results of operations and cash flow could be materially and adversely affected once the master lease terminates.
Further, the master lease is not guaranteed, and our recourse against Core Realty in the event of a default may be limited. If there is a non-payment default by Core Realty under the master lease, any distributions payable to the Core Limited R-1 Partner pursuant to the limited partnership agreements of the Property R-1 Subsidiaries will instead be distributed to us until 150% of the defaulted amount has been distributed to us. In addition, a default by Core Realty under the master lease will give us the right to terminate the asset and property management agreement and replace Core Realty as the Asset Manager. However, we may be unable to collect the full amount of the base rent owed to us under the master lease in a timely manner or at all. See “Business and Property-Master Lease” below.

We are employing a novel business model, which may make an investment in the R-1 Series difficult to evaluate as it is unique to the real estate industry.

We were formed to permit public investment in commercial real estate on a single-asset basis.  We are unaware of any public REIT that is currently attempting to implement a single-asset strategy and, as a result, no peer companies exist.  We cannot predict the extent to which investor interest in the Property will lead to the development of an active trading market for our Series R-1 common shares on the NASDAQ or otherwise or how liquid that market might become.  Similarly, we cannot predict the extent to which we will be able to successfully offer to investors shares of the Series we intend to establish in the future and, accordingly, there may be no comparable publicly-traded companies or shares against which you will be able to evaluate the performance of the R-1 Series and our Series R-1 common shares.
We and the Asset Manager may not be able to successfully operate the Property or generate sufficient operating cash flows to make or sustain distributions to the holders of our Series R-1 common shares.

We expect the R-1 Series will complete the purchase and sale transaction substantially concurrently with the completion of this offering.  Following the completion of the purchase and sale, we and the Asset Manager may not be able to successfully operate the Property or implement the operating policies and strategies of the R-1 Series successfully, which may affect our ability to make or sustain distributions to the holders of our Series R-1 common shares.  Furthermore, there can be no assurance that we and the Asset Manager will be able to generate sufficient operating cash flows to pay operating expenses of the R-1 Series or the Property R-1 Subsidiaries and make distributions to the holders of our Series R-1 common shares.

If the R-1 Series is unable to timely complete the purchase and sale transaction or at all, the R-1 Series will have no immediate designated use for substantially all of the net proceeds of this offering, and we may experience delays in locating and securing an attractive alternative investment and, as a result, the R-1 Series will have incurred substantial expenses without the holders of our Series R-1 common shares realizing the expected benefits.
We intend for the R-1 Series to use the net proceeds from this offering to fund the cash portion of the purchase price for the 89.00% interest in the Property.  We cannot assure you that the R-1 Series will acquire this interest because the purchase and sale transaction is subject to a variety of factors, such as the satisfaction of closing conditions, including receipt of all necessary third‑party consents and approvals and closing of the mortgage loan.  If we are unable to complete the purchase and sale transaction, the R-1 Series will have no specific designated use for the net proceeds from this offering and investors will be unable to evaluate in advance the manner in which we invest, or the economic merits of the property the R-1 Series may ultimately acquire with, the net proceeds. In addition, if the R-1 Series does not complete the purchase and sale transaction within the anticipated time frame or at all, we may experience delays in locating and securing an attractive alternative investment.  These delays could result in the R-1 Series' future operating results not meeting expectations and adversely affect its ability to make distributions to the holders of Series R-1 common shares.

We are a newly formed company and subject to the risks of any newly established business enterprise.
As a newly formed company, we are subject to the risks of any newly established business enterprise, including risks that we will be unable to create effective operating and financial controls and systems for our Company and each Series we may establish in the future or effectively manage our anticipated growth, including in connection with the additional Series we expect to establish in the future, any of which could have a material adverse effect on the business and operating results of the R-1 Series.
The R-1 Series' investment, leasing and other operational policies are subject to revision from time to time in our board's discretion, which could diminish shareholder returns below expectations.
The R-1 Series' investment, leasing and other operational policies related to the day-to-day management of the R-1 Series business may be amended or revised from time to time at the discretion of our board of directors, without a vote of our shareholders.  Such discretion could result in our Series R-1 common shares failing to yield returns consistent with investors' expectations.
The consideration paid by us in exchange for our interests in the Property R-1 Subsidiaries may exceed the valuation that would have been determined by a third-party valuation expert engaged to determine an estimate of the fair market value of the Property.
The amount of consideration we will pay for our indirect interest in the Property was negotiated on an arm's-length basis, but neither we nor the current owners of the Property engaged any third-party valuation experts to determine the fair market value of the Property. As a result, the consideration to be paid by us for the acquisition of the Property may exceed the valuation that would be determined by a third-party valuation expert engaged to determine an estimate of the fair market value of the Property.
The ability of the R-1 Series to make distributions to the holders of Series R-1 common shares is subject to fluctuations in its financial performance, operating results and unanticipated capital improvements requirements.
In order for the R-1 Series to qualify for taxation as a REIT, it will be required to distribute at least 90% of its REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gains) each year to the holders of Series R-1 common shares.  To the extent the R-1 Series satisfies the 90% distribution requirement but distributes less than 100% of its taxable income, it will be subject to federal income tax on the retained taxable income.  In the event of downturns in its operating results, unanticipated capital improvements to the Property or other factors, the R-1 Series may be unable to declare or pay distributions to the holders of Series R-1 common shares.  The timing and amount of distributions are in the sole discretion of our board of directors, which will consider, among other factors, the R-1 Series' financial performance, any debt service obligations, any debt covenants, capital expenditure requirements and REIT distribution requirements.  We cannot assure you that we will generate sufficient cash from the Property owned by the Property R-1 Subsidiaries in order to fund distributions to holders of Series R-1 common shares.
The R-1 Series' debt service obligations could adversely affect its overall operating results, may jeopardize the R-1 Series' qualification as a REIT, and could adversely affect the ability of the R-1 Series to make distributions to the holders of our Series R-1 common shares and the market price of our Series R-1 common shares.
We have received a term sheet from Arbor Commercial Funding for a 10-year commercial mortgage loan, which will enable the Property R-1 Subsidiaries to borrow approximately $52,000,000.  The proposed loan, providing for an interest-only payment feature for 5 years followed by 30 years amortization, is expected to bear interest at a fixed rate of 4.25% per annum.  The loan is expected to be secured by a first mortgage lien on the Property.  Certain penalties may apply upon prepayment of the loan, except during the last 3 months of the loan term. The closing of the mortgage loan is contingent on a number of conditions including the lender’s due diligence, the negotiation and execution of definitive documents relating to the mortgage loan and approval of the lender’s loan committee.   We cannot assure you that the Property R-1 Subsidiaries will be able to enter into the mortgage loan on the terms contemplated by the term sheet or at all.

Although our governing documents contain limitations related to certain types of debt financing and cross-subsidiary guarantees, in general, these limitations do not restrict the amount of debt that the R-1 Series can incur, directly or through the Property R-1 Subsidiaries and their respective subsidiaries, and our board of directors may approve increases in the R-1 Series' leverage at any time without the approval of the holders of our Series R-1 common shares.  As a result, the R-1 Series may be able to incur substantial additional debt, including secured debt, in the future.  The Property's existing debt, including the Property R-1 Subsidiaries' indemnification obligations in respect thereof, and the incurrence of any new debt could subject the R-1 Series to many risks, including the risk that:

•	the R-1 Series' operating cash flow will be insufficient to make required payments of principal and interest;

•	the R-1 Series' leverage may increase its vulnerability to adverse economic and industry conditions;

•
the R-1 Series may be required to dedicate a substantial portion of its operating cash flow from operations to payments on its debt, thereby reducing cash available for distribution to the holders of our Series R-1 common shares, funds available for operations and capital expenditures or other purposes; and

•
the terms of the debt may limit the R-1 Series' ability to make distributions to the holders of our Series R-1 common shares, which may adversely affect the market price of our Series R-1 common shares.

If the R-1 Series or its subsidiaries violate covenants in the loan or any other of the R-1 Series' or such subsidiaries debt agreements or related obligations, the R-1 Series or its subsidiaries could be required to repay all or a portion of its indebtedness before maturity at a time when the R-1 Series or its subsidiaries might be unable to arrange financing for such repayment on attractive terms, if at all.
If the R-1 Series is unable to repay its debt obligations in the future, it may be forced to refinance debt or dispose of or further encumber the Property, which could adversely affect distributions to the holders of our Series R-1 common shares.
If the R-1 Series or its subsidiaries do not have sufficient funds to repay any of its or their existing or future debt (including, in the case of the Property R-1 Subsidiaries, the expected mortgage loan) at maturity, or before maturity in the event of a breach of its or their debt agreements and its or their lenders exercise their right to accelerate repayment, it may be necessary to refinance the debt through additional debt or equity financings.  If the R-1 Series or its subsidiaries are unable to refinance its or their debt on acceptable terms, the R-1 Series may be forced to dispose of its interest in the Property, or its subsidiaries may be forced to dispose of the Property, on disadvantageous terms, potentially resulting in losses.  To the extent the R-1 Series or its subsidiaries cannot meet any future debt service obligations, they will risk losing the Property or any interest therein.  Adverse economic conditions could also cause the terms on which the R-1 Series or its subsidiaries borrow in the future to be unfavorable.  The R-1 Series could be required to liquidate its interest in the Property or its subsidiaries could be required to liquidate the Property in order to meet their respective debt service obligations at times which may not permit the R-1 Series to receive an attractive return on its investment.

Interest expense on any debt incurred may limit cash available for distribution to the holders of our Series R-1 common shares.

The R-1 Series may incur, directly or through the Property R-1 Subsidiaries or their respective subsidiaries, indebtedness that bears interest at variable rates.  Higher interest rates could increase debt service requirements on any variable rate debt incurred and could reduce the amounts available for distribution to the holders of our Series R-1 common shares, as well as reduce funds available for operations, capital expenditure or other purposes.
Failure to hedge effectively against interest rate changes in the future may adversely affect the R-1 Series' results of operations and its ability to make distributions to the holders of our Series R-1 common shares.
To the extent consistent with our intention to qualify the R-1 Series as a REIT for federal income tax purposes, we may obtain in the future one or more forms of interest rate protection for the R-1 Series – in the form of swap agreements, interest rate cap contracts or similar agreements – to "hedge" against the possible negative effects of interest rate fluctuations.  However, we cannot assure you that any hedging will relieve the adverse effects of interest rate increases or that counterparties under these agreement will honor their obligations thereunder.
The occurrence of cyber incidents, or a deficiency in our cybersecurity, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our financial results.
A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity, or availability of our information resources.  More specifically, a cyber incident is an intentional attack or an unintentional event that can include gaining unauthorized access to systems to disrupt operations, corrupt data, or steal confidential information.  As our Administrative Agent's reliance on technology has increased, so have the risks posed to our Administrative Agent's systems, both internal and those our Administrative Agent has outsourced.  Our three primary risks that could directly result from the occurrence of a cyber incident include operational interruption, damage to our relationships with our tenants, and private data exposure.  Our Administrative Agent has implemented processes, procedures and controls to help mitigate these risks, but these measures, as well as our increased awareness of a risk of a cyber incident, do not guarantee that our financial results will not be negatively impacted by such an incident.

Risks Related to Our Relationship with Our Administrative Agent and the Managing Member
We depend on our Administrative Agent for the success of each Series and upon access to ETRE's investment professionals and contractors.  We may not find a suitable replacement for our Administrative Agent if the administrative services agreement is terminated, or if key personnel leave the employment of ETRE or otherwise become unavailable to us.
We do not expect to have any employees and we rely completely on our Administrative Agent to provide each Series, including the R-1 Series, and each Property Subsidiary, including the Property R-1 Subsidiaries, with administrative and certain advisory services.  We have no separate facilities and are completely reliant on our Administrative Agent, which has significant discretion as to the implementation of the operating policies and strategies of each Series, including the R-1 Series.  We depend on the diligence, skill and network of business contacts of our Administrative Agent.  We expect to benefit from the personnel, relationships and experience of the executive team and other personnel of ETRE.  The executive officers and key personnel of ETRE will monitor and manage the properties of each Series, including the R-1 Series; therefore, the success of each Series will depend on their continued service.
The departure of any of the senior personnel of ETRE, or of a significant number of the personnel of ETRE, could have a material adverse effect on the ability of each Series, including the R-1 Series, to achieve its investment objectives.  In addition, we offer no assurance that our Administrative Agent will remain the administrative agent to each Series, including the R-1 Series, or that we will continue to have access to ETRE's personnel.  The administrative services agreement will have an indefinite term, but may be terminated by our Administrative Agent or the R-1 Series under certain circumstances.  If the administrative services agreement related to the R-1 Series is terminated and no suitable replacement is found to manage the R-1 Series, we may not be able to execute the business plan of the R-1 Series.
The ability of our Administrative Agent and ETRE's officers and other personnel to engage in other business activities, including managing other Series and Other Series Programs, may reduce the time our Administrative Agent spends managing the business of the R-1 Series and may result in certain conflicts of interest.
Certain of our officers and directors also serve or may serve as officers, directors or employees of ETRE as well as other ETRE sponsored vehicles, including Other Series Programs, and other companies unaffiliated with ETRE.  These other business activities may reduce the time these persons spend managing our business.  In addition, these persons may have obligations to those entities, the fulfillment of which might not be in the best interests of us, any Series or any of our shareholders.  Moreover, our officers and directors will serve as officers and directors for, and our Administrative Agent and ETRE's personnel will provide administrative services to, any other Series and Property Subsidiaries we will establish in the future.  The R-1 Series and any other Series we will establish in the future may have overlapping investment strategies and objectives, and our board of directors, our officers and our Administrative Agent may face conflicts of interest in allocating sale, financing, leasing and other business opportunities among the real properties owned by the different Series. Our Administrative Agent will face similar conflicts of interest with respect to Other Series Programs.
The administrative services agreement with the R-1 Series was prepared by related parties and its terms, including fees payable to our Administrative Agent, may not be as favorable to the R-1 Series as if they had been negotiated with an unaffiliated third party.
The administrative services agreement with the R-1 Series was prepared by related parties and its terms, including fees payable by the R-1 Series to our Administrative Agent, may not be as favorable to the R-1 Series as if they had been negotiated with an unaffiliated third party.
The termination of the administrative services agreement with the R-1 Series and the Property R-1 Subsidiaries is generally limited to cause and certain disposition events related to the Property, which may make it difficult or costly to end our relationship with our Administrative Agent.
Termination of the administrative services agreement with the R-1 Series is generally limited to cause and certain disposition events related to the Property. The term "cause" is limited to those circumstances described under "Our Administrative Agent and the Administrative Services Agreement—Administrative Services Agreement," which include certain material breaches, certain acts constituting fraud, misappropriation of funds, embezzlement and gross negligence, certain bankruptcy matters and felony convictions involving our Administrative Agent and the dissolution of our Administrative Agent.  Unsatisfactory financial performance does not constitute "cause" under the administrative services agreement.  These provisions make it difficult to end the R-1 Series' relationship with our Administrative Agent, even if we believe our Administrative Agent's performance is not satisfactory.  In addition, following a Property Sale, the administrative services agreement with respect to the R-1 Series will be terminated, but the R-1 Series will be required to pay our Administrative Agent, subject to certain conditions, an administrative sale fee, in cash, in an amount equal to 1.00% of total capitalization (as defined in the administrative services agreement) at the end of the month immediately preceding the Property Sale.  This provision increases the effective cost to the R-1 Series of disposing of the Property and the effective cost to a bidder of conducting a tender offer for our Series R-1 common shares, which may adversely affect shareholders' and potential bidders' inclination to approve or engage in such a transaction.

Our Administrative Agent's liability to the R-1 Series is limited under the administrative services agreement, and the R-1 Series have agreed to indemnify our Administrative Agent against certain liabilities.  As a result, the R-1 Series could experience poor performance or losses for which our Administrative Agent would not be liable.
Pursuant to the administrative services agreement, our Administrative Agent, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our Administrative Agent and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our Administrative Agent are not liable to us, the R-1 Series, the Property R-1 Subsidiaries, our directors, the General R-1 Partner, our shareholders or any subsidiary's shareholders or partners for acts or omissions performed in accordance with and pursuant to the administrative services agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the administrative services agreement, as determined by a final non-appealable order of a court of competent jurisdiction.  The R-1 Series will indemnify our Administrative Agent, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our Administrative Agent and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our Administrative Agent with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Administrative Agent not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the administrative services agreement.
Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of the managing member.
Our operating agreement provides that ETRE Financial, LLC, the managing member of our Company, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us, any Series or any of our shareholders and will not be subject to any different standards imposed by our operating agreement, the Delaware LLC Act or under any other law, rule or regulation or in equity.  These modifications of fiduciary duties are expressly permitted by Delaware law.
We have agreed to limit remedies available to us and our shareholders for actions by our Administrative Agent and the managing member that might otherwise constitute a breach of duty.
We have agreed to limit the obligations of ETRE Financial, LLC, the managing member of our Company, to us under our operating agreement.  In addition, our Administrative Agent maintains a contractual, as opposed to a fiduciary relationship, with us, each Series and our shareholders.  Accordingly, we and our shareholders will only have recourse and be able to seek remedies against the managing member and our Administrative Agent to the extent they breach their obligations pursuant to our operating agreement or administrative services agreement, as applicable.  Furthermore, we have agreed to limit the liability of the managing member and our Administrative Agent and to indemnify the managing member and our Administrative Agent against certain liabilities.  These provisions are detrimental to shareholders because they restrict the remedies available to them for actions that without those limitations might constitute breaches of duty, including fiduciary duties.  By purchasing Series R-1 common shares, you will be treated as having consented to the provisions set forth in the operating agreement.  In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the administrative services agreement entered into by the R-1 Series or our operating agreement because of our desire to maintain our ongoing relationship with our Administrative Agent and the managing member.
Potential conflicts of interest may arise among our Administrative Agent and its affiliates, on the one hand, and our Company and our shareholders, on the other hand.
Conflicts of interest may arise among our Administrative Agent and its affiliates, on the one hand, and us and our shareholders, on the other hand, including that our board of directors, our officers and our Administrative Agent, and ETRE's personnel may face conflicts of interest in allocating sale, financing, leasing and other business opportunities among the real properties owned by the different Series.  See "Conflicts of Interest; Certain Relationships and Related Party Transactions" for a discussion of these conflicts.  As a result, there may be times when our Administrative Agent and its affiliates have interests that differ from those of our Company and our shareholders.  In addition, our operating agreement and the administrative services agreement with the R-1 Series reduce or eliminate the duties (including fiduciary duties) of our Administrative Agent and its affiliates.  As a result, our Administrative Agent and its affiliates may favor their own interests and the interests of their affiliates over the interests of our Company and our shareholders, which may affect shareholders' investment returns.

It will be difficult for a shareholder to challenge the resolution by the nominating and corporate governance committee of certain conflicts of interest related to our Administrative Agent and its affiliates.
The nominating and corporate governance committee of our board of directors will review specific matters that our Administrative Agent believes may involve conflicts of interest and that are not otherwise addressed by the Inter-Series Policy (which addresses certain conflicts of interest among the different Series).  These conflicts of interest may include conflicts between the interests of our Company or any Series, on the one hand, and the interests of our Administrative Agent and its affiliates, on the other hand.  The nominating and corporate governance committee will determine whether the resolution of any conflict of interest submitted to it is fair and reasonable to us and our shareholders.  If our Administrative Agent obtains such approval of any matter, such matter will be conclusively deemed to be fair and reasonable to us and our shareholders and not a breach by us of any duties that we may owe to our shareholders.  This is different from the situation with Delaware corporations, where a conflict resolution by a committee consisting solely of independent directors may, in certain circumstances, merely shift the burden of demonstrating unfairness to the plaintiff.  If you purchase Series R-1 common shares, you will be treated as having consented to the provisions set forth in the operating agreement, including provisions regarding conflicts of interest situations that, in the absence of such provisions, might be considered a breach of fiduciary or other duties under applicable state law.
Our Administrative Agent may resolve conflicts of interests among the different Series and Other Series Programs in a manner that shareholders may not believe to be in their best interests.
The R-1 Series and any other Series or Other Series Programs we have established, or may establish in the future may have overlapping investment strategies and objectives, and our board of directors, our officers and our Administrative Agent may face conflicts of interest in allocating sale, financing, leasing and other business opportunities among the real properties owned by the different Series and Other Series Programs.  Our board of directors has adopted the Inter-Series Policy, which is administered by our Administrative Agent and has been designed to govern the operating relationships among the Series, address conflicts of interest among the Series and promote the fair allocation of sale, financing, leasing and other business opportunities among the real properties owned by the different Series, including any Other Series Programs.  See "Management-Inter-Series Relationship, Conflicts of Interest and Opportunity Allocation Policy."  The Inter-Series Policy provides our Administrative Agent with significant flexibility with respect to its ability to make decisions and pursue actions involving conflicts of interest among the Series and Other Series Programs.  Given the significant flexibility afforded our Administrative Agent to resolve such conflicts of interest, our Administrative Agent may resolve conflicts of interests pursuant to the Inter-Series Policy in a manner that shareholders may not believe to be in their best interests.  Neither shareholders, any Series nor any Property Subsidiary will have any recourse against our Administrative Agent if our Administrative Agent satisfies its obligations under the administrative services agreement.
We do not own the ETRE name, but we may use the name pursuant to a license agreement with ETRE.  Use of the name by other parties or the termination of our license agreement may harm our business.
We have entered into a license agreement with ETRE, pursuant to which it has granted us a non-exclusive, royalty-free license to use the name "ETRE Residential, LLC."  Under this agreement, we have a right to use this name for so long as our Administrative Agent serves as our Administrative Agent in respect of any Series.  ETRE will retain the right to continue using the ETRE name.  We will further be unable to preclude ETRE from licensing or transferring the ownership of the ETRE name to third parties, some of whom may compete with us.  Consequently, we will be unable to prevent any damage to goodwill that may occur as a result of the activities of ETRE or others.  Furthermore, in the event that the license agreement is terminated, we will be required to change our name and cease using the name.  Any of these events could disrupt our recognition in the market place, damage any goodwill we may have generated and otherwise harm our business.  The license agreement will terminate if we no longer have any administrative services agreements with our Administrative Agent.
The managing member of our company and certain of our directors and officers are parties to certain litigation, which could have a material adverse effect on us.
ETRE Financial, LLC, our company's managing member, and certain of its members, including Messrs. Frischer and Stein, are parties to certain litigation relating to a dispute brought by one of the minority equity holders of ETRE Financial, LLC. We do not believe there is merit to any of these claims. In addition, none of our company, the administrative agent or the R-1 Series are parties to this litigation. Nevertheless, as a result of such litigation, it is possible that ETRE Financial, LLC and Messrs. Frischer and Stein could be required to devote time and attention to resolving or defending this litigation, and our business could otherwise be adversely affected.

Risks Related to the Property and Real Estate Investment Generally
The Property is located in Philadelphia, Pennsylvania, and adverse economic or regulatory developments in this area could materially and adversely affect the R-1 Series.
The Property is located in Philadelphia, Pennsylvania.  As a result, the R-1 Series' business is dependent on the condition of the Philadelphia economy in general and the market for residential apartment and retail space in Philadelphia in particular.  The R-1 Series is susceptible to adverse developments in the Philadelphia economic and regulatory environment (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation).  Such adverse developments could materially reduce the value of the Property and its rental revenues, and thus materially and adversely affect the market price of our Series R-1 common shares or the R-1 Series' ability to service current debt and to pay distributions to the holders of Series R-1 common shares.
Because the Property is located in the greater Philadelphia metro-area, we will be exposed to greater risks than if we owned properties in multiple geographic regions.  The economic condition of the Philadelphia metro-area may depend on one or more industries and, therefore, an economic downturn in one of these industry sectors may adversely affect our performance.
Adverse economic and geopolitical conditions in general and in the Philadelphia, Pennsylvania residential real estate markets in particular could have a material adverse effect on the R-1 Series' results of operations, financial condition and the R-1 Series' ability to make distributions to holders of our Series R-1 common shares.
The R-1 Series' business may be affected by the volatility and illiquidity in the financial and credit markets, a general global economic recession, and other market or economic challenges experienced by the real estate industry or the U.S. economy as a whole.  The R-1 Series' business may also be materially and adversely affected by local economic conditions, as substantially all of the R-1 Series' revenues are derived from the Property which is located in Philadelphia, Pennsylvania. Because the R-1 Series' sole asset will be its indirect interest in a multi-family apartment complex located in Philadelphia (as compared to a diversified real estate portfolio), if economic conditions persist or deteriorate, then the R-1 Series' results of operations, financial condition and ability to service current debt and to make distributions to the holders of our Series R-1 common shares may be materially and adversely affected by the following, among other potential conditions:

•	significant job losses in Philadelphia, which may decrease demand for apartments at the Property, causing market rental rates and property values to be impacted negatively;

•	an oversupply of, or a reduced demand for, apartment homes;

•	a decline in household formation or employment or lack of employment growth;

•	the inability or unwillingness of residents to pay rent increases;

•	rent control or rent stabilization laws, or other laws regulating housing, that could prevent us from raising rents to offset increases in operating costs;

•	economic conditions that could cause an increase in our operating expenses, such as increases in property taxes, utilities, compensation of on-site associates and routine maintenance;

•
the R-1 Series' ability to borrow, directly or through the Property R-1 Subsidiaries, on terms and conditions that we find acceptable, or at all, may be limited, which could reduce the R-1 Series' ability to refinance existing debt, and increase the R-1 Series' future interest expense; and

•	reduced liquidity in debt markets and increased credit risk premiums for certain market participants may impair the R-1 Series' ability to access debt capital.
These conditions may continue or worsen in the future, which could have materially and adversely affect the R-1 Series' results of operations, financial condition and ability to make distributions to the holders of our Series R-1 common shares.
Short-term leases expose us to the effects of declining market rents, which could materially and adversely affect the R-1 Series’ results of operations and cash flow.
Substantially all of the apartment leases at the Property are for a term of one year or less. Because these leases generally permit the residents to leave at the end of the lease term without penalty, our rental revenues are impacted by declines in market rents more quickly than if our leases were for longer terms. These circumstances could materially and adversely affect the R-1 Series’ results of operations and cash flow, market price of our Series R-1 common shares or the R-1 Series’ ability to service current debt and to pay distributions to the holders of Series R-1 common shares.
Competition could limit our ability to lease apartments or increase or maintain rents, which could materially and adversely affect the R-1 Series’ results of operations and cash flow.
Our apartment complex competes with other housing alternatives to attract residents, including other rental apartments, condominiums and single-family homes that are available for rent, as well as new and existing condominiums and single-family homes for sale. Competitive residential housing in the greater Philadelphia metro-area could adversely affect our ability to lease apartment s and to increase or maintain rental rates.

 Competition may impede our ability to attract new tenants or retain tenants or re-let retail space at the Property.
The leasing of retail real estate in Philadelphia is highly competitive.  The principal means of competition are rent charged, location, services provided and the nature and condition of the premises to be leased.  We will directly compete with all lessors and developers of similar space in the area in which the Property is located as well as properties in other submarkets.  The number of competitive retail properties in Philadelphia (which may be newer or better located than the Property) could have a material adverse effect on our ability to lease retail space at the Property, and on the effective rents we are able to charge.
We may be unable to renew the retail leases of the Property, lease vacant space or re-lease space on favorable terms or at all as the leases expire, which could materially and adversely affect the R-1 Series' financial condition, results of operations and cash flow.
To the extent that the Property, and in particular the retail space, has above-market rental rates, we may be forced to renew leases when they expire at a lower rate.  We cannot assure you the leases will be renewed or that the Property will be re-leased at net effective rental rates equal to or above the current net effective rental rates.  If the rental rate of the Property decreases, the tenants do not renew the leases or we do not re-lease a significant portion of the Property's available space, the R-1 Series' financial condition, results of operations, cash flow, and the R-1 Series' ability to satisfy its  or its subsidiaries' principal and interest obligations and our ability to make distributions with respect to our Series R-1 common shares would be materially and adversely affected.
We may be required, especially with respect to our retail space, to make rent or other concessions and/or the R-1 Series may be required to incur significant capital expenditures to improve the Property in order to retain the tenants or attract new tenants, which could materially and adversely affect the R-1 Series, including the R-1 Series' financial condition, results of operations and cash flow.
To the extent there are adverse economic conditions in the Philadelphia real estate market and demand for retail space decreases, upon expiration of the retail leases (and to a lesser degree, apartments), we will be required to make rent or other concessions to tenants, accommodate increased requests for renovations, or provide additional services to the tenants.  As a result, the R-1 Series may have to make significant capital or other expenditures in order to retain tenants or to attract new tenants in sufficient numbers.  Additionally, we or the R-1 Series may need to raise capital to make such expenditures.  If we or the R-1 Series are unable to do so or capital is otherwise unavailable, the R-1 Series may be unable to make the required expenditures.  This could result in non-renewals by tenants upon expiration of the leases, which could materially and adversely affect the R-1 Series' financial condition, results of operations, cash flow and per share trading price of our Series R-1 common shares.
We and the Asset Manager may not be able to control the R-1 Series' operating costs, or the R-1 Series' expenses may remain constant or increase, even if income from the Property decreases, causing the R-1 Series' results of operations to be adversely affected.
The R-1 Series' financial results depend substantially on leasing units in the Property to tenants on terms favorable to the R-1 Series.  Costs associated with real estate investment, such as real estate taxes, insurance and maintenance costs, generally are not reduced even when a property is not fully occupied, rental rates decrease or other circumstances cause a reduction in income from the property.  As a result, cash flow from the operations of the Property may be reduced if tenants do not pay their rents or we are unable to rent the Property on favorable terms.  Under those circumstances, we might not be able to enforce the Property R-1 Subsidiaries' rights as landlord without delays and the R-1 Series may incur substantial legal costs.
The continuing threat of a terrorist event may materially and adversely affect the Property, its value and the R-1 Series' ability to generate cash flow.
There may be a decrease in demand for apartments and retail space in Philadelphia because it is considered at risk for a future terrorist event, and this decrease may reduce the R-1 Series' revenues.  In the aftermath of a terrorist event, the tenants may choose to relocate to less populated, lower-profile areas of the United States that are not as likely to be targets of future terrorist activity.  This in turn could trigger a decrease in the demand for apartment units in Philadelphia, which could increase vacancies in the Property and force us to lease the Property on less favorable terms.  In addition, a terrorist event could cause insurance premiums at the Property to increase significantly.  As a result, the value of the Property and the level of R-1 Series' revenues could materially decline.
Increases in property taxes would increase the R-1 Series' operating costs, reduce its income and adversely affect the R-1 Series' ability to make distributions to the holders of Series R-1 common shares.
The Property will be subject to real and personal property taxes.  These taxes may increase as tax rates change and as the Property is assessed or reassessed by taxing authorities.  If property taxes increase, the R-1 Series' financial condition, results of operations and our ability to make distributions to the holders of our Series R-1 common shares could be materially and adversely affected and the market price of our Series R-1 common shares could decline.

Noncompliance with environmental laws and releases of hazardous substances could subject the R-1 Series to fines and liabilities, which could adversely affect its operating results.
The Property will be subject to various federal, state and local environmental laws.  Under these laws, courts and government agencies have the authority to require the Property R-1 Subsidiaries, as owner or operator of a contaminated property, to clean up the Property and incur associated costs, even if we did not know of or were not responsible for the releases of the contamination.  These laws also apply to persons who owned or operated a property at the time that it became contaminated, and therefore it is possible that the Property R-1 Subsidiaries could incur these costs even after it sells the Property.  In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner's ability to borrow funds using the property as collateral or to sell the property.  Under the environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the clean‑up of that property if it becomes contaminated and threatens human health or the environment.
Furthermore, various court decisions have established that third parties may recover damages for personal injury, as well as for damage to property and to natural resources caused by contamination.  For instance, a person exposed to asbestos while in a property may seek to recover damages if he or she suffers personal injury from the asbestos.  Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities.  An example would be laws that require a business using chemicals (such as swimming pool treatment chemicals) to manage them carefully and to notify local officials that the chemicals are being used.
The Property R-1 Subsidiaries could be responsible for any of the costs discussed above.  The costs to clean up a contaminated property, to defend against a claim, to satisfy a judgment or pay a penalty, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to the holders of our Series R-1 common shares.  We have obtained a Phase I environmental site assessment for the Property in connection with the purchase and sale transaction.  However, this Phase I environmental site assessment may not reveal all environmental costs that might have a material adverse effect on the business, assets, results of operations or liquidity of the R-1 Series and may not identify all potential environmental liabilities.
As a result, the Property R-1 Subsidiaries and the R-1 Series may become subject to material environmental liabilities.  We can make no assurances that (1) future laws or regulations will not impose material environmental liabilities on the Property R-1 Subsidiaries or the R-1 Series, or (2) the environmental condition of the Property will not be affected by the condition of the properties in its vicinity or by third parties unrelated to us.
The Property R-1 Subsidiaries and the R-1 Series may incur significant costs complying with the ADA and similar laws, which could adversely affect the R-1 Series' financial condition, results of operations, cash flow and trading price of our Series R-1 common shares.
Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons.  If the Property is not in compliance with the ADA, the R-1 Series would be required to incur additional costs to bring the Property into compliance.  Additional federal, state and local laws also may require modifications to the Property, or restrict the ability to renovate the Property.  We cannot predict the ultimate cost of compliance with the ADA or other legislation.  If the Property R-1 Subsidiaries or the R-1 Series incurs substantial costs to comply with the ADA and any other legislation, the R-1 Series' financial condition, results of operations, cash flow, trading price of our Series R-1 common shares and the R-1 Series' or its subsidiaries' ability to satisfy its or their principal and interest obligations and our ability to make distributions to the holders of our Series R-1 common shares could be adversely affected.
Any secured debt obligations incurred will expose the R-1 Series to increased risk of property losses to foreclosure, which could adversely affect its financial condition, cash flow and ability to satisfy its other obligations and make distributions to the holders of Series R-1 common shares.
Incurring mortgage or other secured debt increases the risk of property losses, because any defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately the loss of the property securing the loan.  For tax purposes, a foreclosure of the Property would be treated as a sale of the Property for a purchase price equal to the outstanding balance of the debt secured by the mortgage.  If the outstanding balance of the debt secured by the mortgage exceeds the R-1 Series' tax basis in the Property, the R-1 Series would recognize taxable income on foreclosure but would not receive any cash proceeds.  As a result, we may be required to identify and the R-1 Series may be required to utilize other sources of cash for distributions of that income to the holders of Series R-1 common shares.  Furthermore, we expect that any such sources of additional cash will be limited in light of the fact that we expect the Property to be the sole real estate asset owned and generated by the R-1 Series.
Capital expenditure requirements at the Property may be costly and require the R-1 Series to incur debt, postpone improvements, reduce distributions or otherwise adversely affect the results of its operations and the market price of our Series R-1 common shares.
The Property will have an ongoing need for renovations and other capital improvements, including replacement, from time to time, of furniture, fixtures and equipment.  These capital improvements may give rise to the following risks:

•	possible environmental problems;

•	construction cost overruns and delays;

•	the possibility that revenues will be reduced while service elements are out of service due to capital improvement projects;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available on attractive terms; and

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun.
The costs of renovations and capital improvements could adversely affect the R-1 Series' financial condition, results of operations, the market price of our Series R-1 common shares and the R-1 Series' ability to make distributions to the holders of our Series R-1 common shares.
Real estate redevelopment is subject to timing, budgeting and other risks that may adversely affect the R-1 Series' financial condition and results of operations, the market price of our Series R-1 common shares and our ability to make distributions to the holders of our Series R-1 common shares.
Though not intended to be a primary focus of its initial investment strategy, we may have the Property R-1 Subsidiaries engage in the redevelopment of the Property if suitable opportunities arise.  Redevelopment involves a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	the receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	acts of God such as hurricanes, floods or fires that could adversely impact a project;

•	the negative impact of construction on operating performance during and soon after the construction period;

•	the ability to raise capital; and

•	governmental restrictions on the nature or size of a project.
We may not have control over the Property while it is under construction and the R-1 Series may be subject to risks in connection with a developer's ability to control construction costs and the timing of completion of construction or a developer's ability to build in conformity with plans, specifications and timetables.
We cannot assure you that any redevelopment project will be completed on time or within budget.  The inability to complete a project on time or within budget could adversely affect the R-1 Series' financial condition and results of operations, the market price of our Series R-1 common shares and our ability to make distributions to the holders of our Series R-1 common shares.
The Property may be subject to unknown or contingent liabilities which could cause us to incur substantial costs.
Although the R-1 Series will obtain title insurance insuring against losses that may arise in connection with any liens, encumbrances or other title defects not listed as exceptions to coverage on the title policy, the Property may be subject to other unknown or contingent liabilities which could cause the R-1 Series to incur substantial costs for which the R-1 Series may have no recourse, or only limited recourse, against the Seller. The Seller's representations and warranties provided under the purchase and sale agreement relating to the purchase and sale transaction are limited in scope and survive for a period of 180 days after the closing.  In addition, the purchase and sale agreement provides that Sellers and affiliated or related parties will only be liable for breaches of Seller's representations and warranties if the amount of losses arising from such breaches, in aggregate, exceeds $500,000.  Furthermore Seller's liability for such breaches is capped at $8 million.  There is no guarantee that the R-1 Series will recover any amounts with respect to losses due to breaches by Seller of its representations and warranties or arising out of successor liability from pre-closing liabilities.  In addition, the total amount of costs and expenses that may be incurred with respect to liabilities associated with the Property may exceed expectations, and the R-1 Series may experience other unanticipated adverse effects, all of which may adversely affect the R-1 Series' financial condition, results of operations, the market price of the Series R-1 common shares and the R-1 Series' ability to make distributions to the holders of the Series R-1 common shares.
Uninsured and underinsured losses could result in a loss of capital.
We intend for the Property R-1 Subsidiaries' to maintain comprehensive insurance on the Property, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by multi-family property owners.  There are no assurances that coverage will be available at reasonable rates.  Various types of catastrophic losses, such as floods and losses from terrorist activities, may not be insurable or may not be economically insurable.  Further, lenders may require such insurance and the failure of the Property R-1 Subsidiaries to obtain such insurance could constitute a default under loan agreements of the R-1 Series or its subsidiaries.

In the event of a substantial loss, the Property R-1 Subsidiaries' insurance coverage may not be sufficient to cover the full current market value or replacement cost of its lost investment.  Should an uninsured loss or a loss in excess of insured limits occur, the R-1 Series could lose all or a portion of the capital it has invested in the Property, as well as the anticipated future revenue from the Property.  In that event, the R-1 Series or its subsidiaries might nevertheless remain obligated for any mortgage debt or other financial obligations related to the Property.  Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds received by the Property R-1 Owner to replace or renovate the Property after it has been damaged or destroyed.  Under those circumstances, the insurance proceeds the Property R-1 Owner receives might be inadequate to restore its economic position on the damaged or destroyed property.
We may be unable to sell the Property on favorable terms or at all.
We may decide to have the R-1 Series or the Property R-1 Subsidiaries or their respective subsidiaries sell their interest in the Property in the future.  We cannot predict whether the R-1 Series, the Property R-1 Subsidiaries or their respective subsidiaries will be able to sell their interest in the Property for the price or on the terms set by us, or whether the price or other terms offered by a prospective purchaser would be acceptable to us.  We also cannot predict the length of time needed to find a willing purchaser and to close the sale of the Property.  The R-1 Series, the Property R-1 Subsidiaries or such subsidiaries may be required to expend funds to correct defects or to make improvements before the Property can be sold.  We cannot assure you that the R-1 Series or the Property R-1 Subsidiaries or such subsidiaries will have funds available to correct those defects or to make those improvements.  These factors could adversely affect the R-1 Series’ financial condition and results of operations, the market price of our Series R-1 common shares, the R-1 Series’ ability to make distributions to the holders of Series R-1 common shares and the ability of holders of Series R-1 common shares to realize appreciation in the value of the Property.
We may incur significant transfer tax liability if the Property is transferred, or if Core Limited R-1 Partner transfers any portion of its interest in the Property, during the three-year period following the closing of the purchase and sale transaction.
During the three-year period following the purchase and sale transaction (the “Holding Period”), the Property R-1 Subsidiaries would incur significant transfer tax liability if the Property is transferred, or if the retained interest held by Core Limited R-1 Partner in the Property R-1 Subsidiaries falls below 11.0% in the aggregate. We estimate this potential transfer tax liability to be approximately $3.24 million in the aggregate. Pursuant to the partnership agreements, we have agreed that Core Limited R-1 Partner may not transfer all or any portion of its partnership interest in the Property R-1 Subsidiaries without our prior written consent (which consent will be granted or withheld in our sole and absolute discretion). Further, we have agreed that during the Holding Period, any transfer taxes incurred as a result of a transfer of all or any portion of the partnership interests initiated by the Core Limited R-1 Partner (which will nonetheless require our consent) or attributable to any of the buy-out rights that we have pursuant to the partnership agreements will be paid 50% by the Core Limited R-1 Partner and 50% by us, while a transfer of all or any portion of the partnership interests initiated by us will be considered a partnership expense and paid pro rata. Following the Holding Period, any transfer taxes incurred as a result of a transfer or attributable to a buy-out right will be a partnership expense. If the transfer tax liability is incurred as described above, the R-1 Series’ financial condition, results of operations and cash flow could be materially and adversely affected. See “Property R-1 Subsidiaries Limited Partnership Agreements” below for a description of the limited partnership agreements.

Risks Related to Our Organization and Structure
Our shareholders do not elect or vote on our board of directors or the managing member of our Company and have limited ability to influence decisions regarding the businesses of the Series, including the R-1 Series.
Our operating agreement provides that the real property, affairs and business of each Series, including the R-1 Series, will be managed under the direction of our single board of directors, the members of which are nominated and elected by ETRE Financial, LLC, as the managing member of our Company.  Our shareholders do not elect or vote on the managing member of our Company, and, unlike the holders of common stock in a corporation, have only limited voting rights on matters affecting the businesses of the Series, including the R-1 Series, and therefore limited ability to influence decisions regarding the businesses of the Series.  In addition, our operating agreement provides that the board of directors will generally operate in a manner that is appropriate to maintain each Series’ REIT status, which may further limit decisions regarding the business of each Series.
The Series R-1 common shareholders will have limited voting rights and will be bound by a majority vote.
The Series R-1 common shareholders will have voting rights only with respect to certain matters, primarily relating to disposition of the Property.  Each outstanding common share (including our Series R-1 common shares) entitles the holder to one vote on all matters submitted to a vote of common shareholders generally.  Holders of all classes of common shares of all Series vote together as a single class on all matters as to which all holders of common shares are entitled to vote.  In addition, certain matters will require the separate approval of holders of the Series R-1 common shares, such as certain dispositions of the Property or of the Property R-1 Subsidiaries.  Generally, matters to be voted on by our shareholders must either be approved by a majority of the votes cast by all common shares present in person or represented by proxy, and matters requiring the separate approval of holders of the Series R-1 common shares must be approved by holders representing a majority of our Series R-1 common shares.  If any such a vote occurs, you will be bound by the majority vote even if you did not vote with the majority.
We expect to qualify for exceptions from certain corporate governance and other requirements under the rules of the NASDAQ, although we do not expect to rely on these exceptions following the completion of this offering.
We expect to qualify for exceptions from certain corporate governance and other requirements of the rules of the NASDAQ as a result of being a "controlled company" since more than 50% of the voting power for the election of our directors is held by ETRE.  Pursuant to these exceptions, a "controlled company" may elect not to comply with certain corporate governance requirements of the NASDAQ, including the requirements (i) that the company have a majority of its board of directors consist of independent directors, (ii) that the company have a nominating and corporate governance committee that is composed entirely of independent directors and (ii) that the company have a compensation committee that is composed entirely of independent directors.  These requirements will not apply to us as long as we remain a "controlled company."  Although we do not expect to rely on these exceptions following the completion of this offering, if we were to utilize some or all of these exceptions, our shareholders may not have the same protections afforded to equity holders of entities that are subject to all of the corporate governance requirements of the NASDAQ.
As we establish additional Series in the future, there may be conflicts of interests among the Series and Other Series Programs, which may result in opportunities that would benefit the Property being allocated to the properties owned by other Series or Other Series Programs.
We have established, and expect to establish in the future, additional Series, Property Subsidiaries and Other Series Programs that will acquire, own and operate other real properties.  These additional Series, Property Subsidiaries or Other Series Programs may own properties that compete with the Property.  If a sale, financing, leasing or other business opportunity would be suitable for the real property owned by more than one Series, our Administrative Agent will allocate it using its business judgment.  Any allocation of this type may involve the consideration of a number of factors that our Administrative Agent determines to be relevant.  Except under the Inter-Series Policy and any other policies adopted by our board of directors, which policies will be designed to minimize conflicts among the Series, no Series will have any duty, responsibility or obligation to refrain from:

•	engaging in the same or similar activities or lines of business as any other Series or Other Series Program;

•	doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of any other Series or Other Series Program;

•
engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of any other Series or Other Series Program;

•	establishing material commercial relationships with another Series or Other Series Program; or

•	making operational and financial decisions that could be considered to be detrimental to another Series or Other Series Program.

In addition, any decisions by our board of directors or our Administrative Agent to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit one Series more than the other Series or limit or impair the ability of either Series to pursue business opportunities.  In addition, third parties may require as a condition to their arrangements or agreements with or related to any one particular Series that such arrangements or agreements include or not include another Series, as the case may be.  Any of these decisions may benefit one Series more than another Series. Similar risks exist with respect to Other Series Programs.
The conflicts of interest policies we will adopt may not adequately address all of the conflicts of interest that may arise with respect to our activities and are subject to change or suspension.
In order to avoid any actual or perceived conflicts of interest among the Series and with our directors, officers or employees, we intend to adopt the Inter-Series Policy and a code of business conduct and ethics to specifically address some of the conflicts relating to our activities.  There is no assurance that these policies will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to the R-1 Series.  Our board of directors may modify, suspend or rescind the policies set forth in the Inter-Series Policy, including any resolution implementing the provisions of the Inter-Series Policy, in each case, without a vote of our shareholders.
Our operating agreement provides for mandatory redemptions of outstanding Series R-1 common shares, which could materially and adversely affect the value of your investment.
In the event of a sale, transfer, assignment or other disposition in a transaction or series of related transactions of substantially all the R-1 Series’ interest in the Property R-1 Subsidiaries, whether held directly or through subsidiaries of the R-1 Series, or the Property R-1 Subsidiaries’ interest in the Property, whether held directly or through subsidiaries of the Property R-1 Subsidiaries, we may redeem a number of outstanding Series R-1 common shares in exchange for cash and/or securities or other property in an aggregate amount equal to the net proceeds of such disposition allocable to our Series R-1 common shares.  In addition, our operating agreement provides that we may, at any time, redeem all outstanding Series R-1 common shares in exchange for equity interests in the Property R-1 Subsidiaries, a subsidiary of the Property R-1 Subsidiaries and/or any other subsidiary of the R-1 Series.  If we utilize either of these redemption rights, you will no longer hold our Series R-1 common shares and, to the extent you receive securities or other property in connection with such redemption, shareholders will likely have less liquidity since the securities may not be listed on the NASDAQ or other national securities exchange.  This could materially and adversely affect the value of your investment.
Certain provisions of our operating agreement and bylaws could hinder, delay or prevent a change of control of the Property.
Certain provisions of our operating agreement and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of the Property.  These provisions include the following:

•
Authorization of additional shares, issuances of authorized shares and classification of shares without shareholder approval.  Our operating agreement authorizes us  to issue additional shares or other securities of the R-1 Series for the consideration and on the terms and conditions established by our board of directors without the approval of any holders of our shares.  In particular, our board of directors is authorized to provide for the issuance of an unlimited amount of one or more classes or series of shares of the R-1 Series, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series.  Our  ability to issue additional shares and other securities of the R-1 Series could render more difficult or discourage an attempt to obtain control over the Property or over the R-1 Series by means of a proxy contest, tender offer, merger or otherwise.

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Appointment and removal of directors.  Under our operating agreement, ETRE Financial, LLC, as the managing member of our Company, will have the sole power to (i) nominate and elect all directors to our board of directors, (ii) set the number of directors of our board of directors, (iii) remove any director, with or without cause, at any time and (iv) fill any vacancies on our board of directors.  Accordingly, shareholders will have limited ability to influence decisions regarding the businesses of the Series.

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Limitation on shareholder requested special meetings.  Our bylaws provide that, subject to the satisfaction of certain procedural and information requirements by the shareholders requesting the meeting, special meetings of Series R-1 common shareholders may be called by shareholders, only upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

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Advance notice provisions for shareholder proposals.  Our bylaws require advance written notice for shareholders to bring business before any meeting of our shareholders.  This bylaw provision limits the ability of our shareholders to introduce proposals unless we are notified in a timely manner prior to the meeting.

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Ownership limitations.  To assist each Series in qualifying as a REIT, our operating agreement, subject to certain exceptions, provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, either more than 9.8% in value or in number of common shares, whichever is more restrictive, of the outstanding common shares of any Series. Accordingly, no person may own, or be deemed to own, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Series R-1 common shares.  The ownership limits could have the effect of discouraging a takeover or other transaction in which shareholders might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

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Exclusive authority of our board to amend our bylaws.  Our bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws or to make new bylaws.  Thus, our shareholders may not effect any changes to our bylaws.

A court could potentially conclude that the assets and liabilities of one Series are not segregated from those of another Series of our Company and may thereby potentially expose assets in a Series to the liabilities of another Series.
In accordance with the Delaware LLC Act, the R-1 Series is, and each other Series we have established, or may establish in the future, will be a separate Series and not itself a separate legal entity.  Section 18-215(b) of the Delaware LLC Act provides that, if certain conditions (as set forth in Section 18-215(b)) are met, including that certain provisions are in the formation and governing documents of the series limited liability company, and if the records maintained for any such series account for the assets associated with such series separately from the assets of the limited liability company, or any other series, then the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series and not against the assets of the limited liability company generally or any other series.  Although the Delaware LLC Act provides that records maintained for a series that reasonably identify its assets, including by specific listing, category, type, quantity, computational or allocational formula or procedure (including a percentage or share of any asset or assets) or by any other method where the identity of such assets is objectively determinable, will be deemed to account for the assets associated with such series separately from the other assets of the limited liability company, or any other series thereof, we are not aware of any court case that has interpreted Section 18-215(b) of the Delaware LLC Act or provided any further guidance as to what is required for compliance.  We intend to maintain separate and distinct records for each Series and account for them separately, and to have each Series invest in a separate Property Subsidiary that will hold the interests in the property to which such Series relates; however, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the Delaware LLC Act and thus potentially expose the assets of the R-1 Series to the liabilities of another Series.  In addition, we are not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series should be applied to meet the liabilities of the other Series or the liabilities of our Company generally where the assets of such other Series or of our Company generally are insufficient to meet our liabilities.
Potential conflicts of interest may arise among the Asset Manager and their affiliates, on the one hand, and the R-1 Series and our Series R-1 common shareholders, on the other hand.
Under the terms of each of the limited partnership agreements of the Property R-1 Subsidiaries, for so long as the Core Limited R-1 Partner and certain of its affiliates and permitted assignees own at least 5% of the interests in each of the Property R-1 Subsidiaries, Core Realty will manage the day to day business, affairs and operations of the Property, subject to the terms and conditions of the asset and property management agreement. Under the terms of the asset and property management agreement, the Asset Manager will be responsible for overseeing the Property R-1 Subsidiaries’ real property operations. As a result, the Asset Manager will be able to exert significant influence on the Property R-1 Subsidiaries and the Property.
The Asset Manager is an affiliate of the Core Limited R-1 Partner, which will own 11.0% of each of the Property R-1 Subsidiaries, but will not own any of our Series R-1 common shares. As a result of this affiliation, the Asset Manager may have interests, including economic interests, that are materially different than the interests of our Series R-1 common shareholders. The differing interests of the Asset Manager and their affiliates could create conflicts of interest when the R-1 Series, on the one hand, and the Asset Manager, on the other hand, are faced with decisions that could have different implications for the Asset Manager and their affiliates and the R-1 Series.
For so long as the Core Limited R-1 Partner owns at least 5% of the combined limited partnership interests in the Property R-1 Subsidiaries, the termination of the asset and property management agreement will generally be limited to cause and certain disposition events related to the Property, which may make it difficult to end our relationship with the Asset Manager.
Termination of the asset and property management agreement with the Asset Manager without cause, including for unsatisfactory performance, could be difficult. We have agreed to keep the asset and property management agreement in place with the Asset Manager, subject to the termination rights provided in the asset and property management agreement, until such time as the Core Limited R-1 Partner ceases to own, in the aggregate, 5.0% or more of the combined limited partnership interests in the Property R-1 Subsidiaries (the “initial term”). During the initial term, we may only terminate the asset and property management agreement upon 30 days prior written notice in connection with certain cause events involving the Asset Manager. Unsatisfactory performance does not constitute "cause" under the asset and property management agreement.

Following the initial term, we may terminate the asset and property management agreement with or without cause upon 30 days prior written notice to the Asset Manager. In addition, the asset and property management agreement will be terminated following a Property Sale. See “Business and Property-- The Asset and Property Management Agreement and the Asset Manager” for more information and the definition of “cause”.
The foregoing provisions may substantially restrict our ability to terminate the asset and property management agreement. Furthermore, if the asset and property management agreement is terminated and we are unable to identify a suitable replacement to manage the Property, our ability to execute our business plan could be adversely affected.
For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for "emerging growth companies," including certain requirements relating to accounting standards and compensation disclosure.  We are classified as an emerging growth company.  For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to (1) provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold shareholder advisory votes on executive compensation.  We cannot predict if investors will find our Series R-1 common shares less attractive if we choose to rely on these exemptions.  If some investors find our Series R-1 common shares less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Series R-1 common shares and the share price may be more volatile.
If we fail to implement and maintain an effective system of internal controls, we may not be able to accurately determine the financial results of any Series or prevent fraud.  As a result, shareholders could lose confidence in the financial results of the R-1 Series, which could harm its business and the value of our Series R-1 common shares.
Effective internal controls are necessary for us to provide reliable financial reports for each Series and effectively prevent fraud.  We are a newly formed company that will develop financial and operational reporting and control systems.  We may in the future discover areas of our internal controls that need improvement.  Section 404 of the Sarbanes‑Oxley Act will require us to evaluate and report on our internal controls over financial reporting and have our independent auditors annually issue their own opinion on our internal controls over financial reporting.  While we intend to undertake substantial work to prepare for compliance with Section 404, we cannot be certain that we will be successful in implementing or maintaining adequate internal controls over our financial reporting and financial processes.  Furthermore, as we establish additional Series, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective.  If we or our independent auditors discover a material weakness in our internal controls, the disclosure of that fact, even if quickly remedied, could reduce the market value of our Series R-1 common shares.  Additionally, the existence of any material weakness or significant deficiency in respect of our internal controls would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner.
If we are deemed an investment company under the Investment Company Act of 1940, or the 1940 Act, our business would be subject to applicable restrictions under the Investment Company Act, which could make it impracticable for us to continue our business as contemplated and would have a material adverse impact on the market price of our Series R-1 common shares.
We do not believe that we are an “investment company” under the 1940 Act, because we are not, and we do not hold ourselves out, as being engaged primarily in the business of investing, reinvesting or trading in securities, and thus we do not fall within the definition of investment company provided in Section 3(a)(1)(A) of the 1940 Act. If we were to be deemed an investment company, however, either because of SEC interpretational changes or otherwise, we could, among other things, be required either: (i) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company; or (ii) to register as an investment company, either of which could have an adverse effect on us and the market price of our Series R-1 common shares. If we are required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.

Risks Related to this Offering
We have not established a minimum distribution payment level for the R-1 Series and the R-1 Series may be unable to generate sufficient cash flows from its operations to make distributions to holders of Series R-1 common shares at any time in the future.
We have not established a minimum distribution payment level for the R-1 Series and the R-1 Series' ability to make distributions to the holders of Series R-1 common shares may be adversely affected by the risk factors described in this prospectus.  Because the R-1 Series will commence operations only upon completion of this offering, the R-1 Series may not generate sufficient income to make distributions to the holders of Series R-1 common shares and we cannot predict when distributions, consisting primarily of cash flow from the Property will commence.  To the extent the R-1 Series uses the net proceeds from this offering to make distributions to the holders of Series R-1 common shares, the amount of cash the R-1 Series has available to invest in the Property or for other purposes would be reduced.
Our board of directors has the sole discretion to determine the timing, form and amount of any distributions to the holders of Series R-1 common shares and there can be no assurance as to the determinations our board of directors will make in respect of any of our future distributions.
Our board of directors has the sole discretion to determine the timing, form and amount of any distributions to the holders of Series R-1 common shares, subject to applicable law.  Our board of directors will make determinations regarding distributions based upon, among other factors, financial performance of the R-1 Series, any debt service obligations, any debt covenants and capital expenditure requirements with respect to the Property.  Among the factors that could impair our ability to make distributions to the holders of Series R-1 common shares are:

•	the R-1 Series' inability to complete the purchase and sale transaction;

•	unanticipated expenses or reduced revenues from the Property that reduce the R-1 Series cash flow or non‑cash earnings; and

•	decreases in the value of the Property.
As a result, no assurance can be given that we will be able to make distributions to the holders of Series R-1 common shares at any time in the future or that the level of any distributions we make to the holders of Series R-1 common shares will increase or even be maintained over time, any of which could materially and adversely affect the market price of our Series R-1 common shares.
A portion of the distributions we make to the holders of the Series R-1 common shares may constitute a return of capital, which would have the effect of reducing the basis of a shareholders' investment in our Series R-1 common shares.
Distributions that we make to the holders of Series R-1 common shares generally will be taxable to holders of R-1 Series as ordinary income.  However, a portion of these distributions may be designated by the R-1 Series as long‑term capital gains to the extent that they are attributable to capital gain income recognized by the R-1 Series or may constitute a return of capital to the extent that they exceed its accumulated earnings and profits as determined for tax purposes.  A return of capital is not taxable, but has the effect of reducing the basis of a holder's investment in our Series R-1 common shares.
We cannot assure you that a public market for our Series R-1 common shares will develop and your ability to sell our Series R-1 common shares may be limited.
Prior to this offering, there has not been a public market for our Series R-1 common shares.  We have applied to have our Series R-1 common shares listed on the NASDAQ. However, we cannot assure you that a regular trading market for our Series R-1 common shares will develop or, if one does develop, that any such market will be sustained.  In the absence of a public trading market, an investor may be unable to liquidate an investment in our Series R-1 common shares.  The initial public offering price will be determined by us and the representative of the underwriters.  We cannot assure you that the price at which our Series R-1 common shares will sell in the public market after the closing of this offering will not be lower than the price at which they are sold by the underwriters.
Series R-1 common shares eligible for future sale may adversely affect the prevailing market prices for our Series R-1 common shares.
We cannot predict the effect, if any, of future sales of Series R-1 common shares, or the availability of Series R-1 common shares for future sale, on the market price of our Series R-1 common shares.  Sales of substantial amounts of Series R-1 common shares (including shares issued to our directors and officers), or the perception that these sales could occur, may adversely affect prevailing market prices for our Series R-1 common shares or may impair our ability to raise capital through a sale of additional equity securities.
The market price of our Series R-1 common shares may be volatile due to numerous circumstances beyond our control.
The trading prices of equity securities issued by REITs historically have been affected by changes in market interest rates.  One of the factors that may influence the price of our Series R-1 common shares is the annual yield from distributions on our Series R-1 common shares as compared to yields available on other investments.  An increase in market interest rates, or a decrease in our distributions to the holders of our Series R-1 common shares, may lead prospective purchasers of our Series R-1 common shares to demand a higher annual yield, which could reduce the market price of our Series R-1 common shares.
Other factors that could affect the market price of our Series R-1 common shares include the following:

•	changes in market valuations of companies in the commercial office real estate industry;

•	changes in expectations of future financial performance of the R-1 Series or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of Series R-1 common shares or other securities of the R-1 Series in the future;

•	the addition or departure of key personnel of ETRE; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.
Future offerings of debt or equity securities ranking senior to our Series R-1 common shares may limit the operating and financial flexibility of the R-1 Series and may adversely affect the market price of our Series R-1 common shares.
If we decide to issue debt or equity securities of the R-1 Series in the future ranking senior to our Series R-1 common shares or the R-1 Series otherwise incurs indebtedness, it is possible that these securities or indebtedness will be governed by an indenture or other instrument containing covenants restricting the operating flexibility of the R-1 Series and limiting our ability to make distributions to the holders of Series R-1 common shares.  Additionally, any convertible or exchangeable securities of the R-1 Series that we issue in the future may have rights, preferences and privileges, including with respect to distributions, more favorable than those of our Series R-1 common shares and may result in dilution to owners of our Series R-1 common shares.  Because our decision to issue debt or equity securities of the R-1 Series in any future offering or otherwise incur indebtedness of the R-1 Series will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of future offerings or financings by or related to the R-1 Series, any of which could reduce the market price of our Series R-1 common shares and dilute the value of our Series R-1 common shares.

U.S. Federal Income Tax Risk Factors
Failure of each Series to be classified as a separate entity for U.S. Federal income tax purposes could adversely affect the timing, amount and character of distributions to a holder of Series R-1 common shares.
We intend to treat each Series as a separate business entity for U.S. federal income tax purposes and the series LLC organization as a non-entity for U.S. federal income tax purposes.  Consistent with this approach, the Internal Revenue Service, or the IRS, has issued proposed Treasury Regulations that provide that each individual series of a domestic series LLC organization will generally be treated as a separate entity formed under local law, with each such individual series' classification for U.S. federal income tax purposes determined under general tax principles and the entity classification ("check-the-box") rules.  Although not expected based on the proposed Treasury Regulations, if the IRS were to adopt a different approach than the one adopted in the proposed Treasury Regulations and successfully challenge our treatment of each Series as a separate business entity and the series LLC organization as a non-entity for U.S. federal income tax purposes, we expect that the series LLC organization would be treated as a single corporation that has elected and operated to be taxed as a REIT for U.S. federal income tax purposes.  In that event, the timing, amount and character of distributions to holders of Series R-1 common shares could be adversely impacted and the ability of the series LLC organization to be taxed as a REIT could be adversely impacted because the activity of each Series would be aggregated as the activities of a single REIT.
The failure of the R-1 Series to qualify as a REIT would subject it to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to holders of our Series R-1 common shares.
The R-1 Series has been organized and intends to operate in a manner that will enable it to qualify as a REIT for U.S. federal income tax purposes commencing with its short taxable year ending December 31, 2015.  The R-1 Series has not requested and does not intend to request a ruling from the IRS, that it will qualify as a REIT.  Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code and Treasury Regulations promulgated thereunder for which there are limited judicial and administrative interpretations.  To qualify as a REIT, the R-1 Series must meet, on an ongoing basis, various tests regarding the sources of its gross income, the composition of its assets, the ownership of its outstanding shares, and the amount and timing of its distributions.  The ability of the R-1 Series to satisfy these asset tests depends upon an analysis of the characterization and fair market values of its assets, some of which are not susceptible to precise determination, and for which it will not obtain independent appraisals.  The R-1 Series' compliance with the REIT income and quarterly asset requirements also depends upon its ability to manage successfully the composition of its income and assets on an ongoing basis.  Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for the R-1 Series to qualify as a REIT.  Thus, while the R-1 Series intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances, no assurance can be given that the R-1 Series will so qualify for any particular year.
If the R-1 Series fails to qualify as a REIT in any taxable year, and it does not qualify for certain statutory relief provisions, the R-1 Series would be required to pay U.S. federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates, and distributions to holders of Series R-1 common shares would not be deductible by it in determining its taxable income.  In such a case, the R-1 Series might need to borrow money, sell assets, or reduce or even cease making distributions in order to pay its taxes.  The R-1 Series' payment of income tax would reduce significantly the amount of cash available for distribution to holders of Series R-1 common shares.  Furthermore, if the R-1 Series fails to maintain its qualification as a REIT, the R-1 Series no longer would be required to distribute substantially all of its REIT taxable income to holders of Series R-1 common shares.  In addition, unless the R-1 Series is eligible for certain statutory relief provisions, it generally could not re-elect to qualify as a REIT until the fifth calendar year following the year in which it failed to qualify.
Complying with the REIT requirements may cause the R-1 Series to forgo and/or liquidate otherwise attractive investments.
To qualify as a REIT, the R-1 Series must ensure that it meets the REIT gross income tests annually.  In addition, the R-1 Series must ensure that, at the end of each calendar quarter, at least 75% of the value of its total assets consists of cash, cash items, government securities and qualified real estate assets, including certain mortgage loans and certain kinds of mortgage-backed securities.  Any investment in securities (other than government securities, securities of corporations that are treated as taxable REIT subsidiaries or “TRSs” and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer.  In addition, in general, no more than 5% of the value of the assets of the R-1 Series (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of the total securities of the R-1 Series can be represented by securities of one or more TRSs.  See “U.S. Federal Income Tax Considerations-Requirements for Qualification-General-Asset Tests.” If the R-1 Series fails to comply with these asset requirements at the end of any calendar quarter, it must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences. In addition, under applicable provisions of the Code regarding prohibited transactions by REITs, any net income that the R-1 Series derives from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument in the REIT. See “U.S. Federal Income Tax Considerations-Requirements for Qualifications-General-Prohibited Transactions.”

To meet these tests, the R-1 Series may be required to take or forgo taking actions that it otherwise would otherwise consider advantageous.  For instance, in order to satisfy the gross income or asset tests applicable to REITs under the Internal Revenue Code, the R-1 Series may be required to forgo certain investments that it otherwise would make.  In addition, in order to avoid the imposition of a 100% tax in connection with a prohibited transaction, the R-1 Series may be required to forgo the sale or disposition of certain investments that it otherwise would undertake. Furthermore, the R-1 Series may be required to make distributions to holders of Series R-1 common shares at disadvantageous times or when it does not have funds readily available for distribution.  These actions could have the effect of reducing the R-1 Series’ income and amounts available for distribution to holders of Series R-1 common shares.  Thus, compliance with the REIT requirements may hinder the investment performance of the R-1 Series.
The REIT distribution requirements could require the R-1 Series to borrow funds during unfavorable market conditions or subject it to tax, which would reduce the cash available for distribution to holders of Series R-1 common shares.
In order to qualify as a REIT, the R-1 Series must distribute to holders of Series R-1 common shares, on an annual basis, at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains.  In addition, the R-1 Series will be subject to U.S. federal income tax at regular corporate rates to the extent that it distributes less than 100% of its net taxable income (including net capital gains) and will be subject to a 4% nondeductible excise tax on the amount by which its distributions in any calendar year are less than a minimum amount specified under U.S. federal tax laws.  The R-1 Series intends to distribute its net income to its shareholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax.
In addition, taxable income of the R-1 Series may exceed its cash that is available to be distributed, because, for example, the R-1 Series may incur nondeductible capital expenditures or be required to make debt or amortization payments.  As a result of the foregoing, the R-1 Series may generate less cash flow than taxable income in a particular year and it may incur U.S. federal income tax and the 4% nondeductible excise tax on that income if it does not distribute such income to holders of Series R-1 common shares in that year.  In that event, the R-1 Series may be required to use cash reserves, incur debt or liquidate assets at rates or times that it regards as unfavorable or make a taxable distribution of its shares in order to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax in that year.

Even if the R-1 Series qualifies as a REIT, it may incur tax liabilities that reduce its cash flow.
Even if the R-1 Series qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income and assets, including taxes on any undistributed income, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes.  See "U.S. Federal Income Tax Considerations—Taxation of the R-1 Series—Taxation of REITs in General." In addition, any TRSs owned by the R-1 Series will be subject to U.S. federal, state and local corporate income taxes.  Any taxes paid by the R-1 Series or its TRSs would decrease the cash available for distribution to holders of Series R-1 common shares.
Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of Series R-1 common shares.
The maximum regular U.S. federal income tax rate for certain qualified dividends payable to U.S. holders of Series R-1 common shares that are individuals, is 20%.  Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 39.6% regular maximum U.S. federal income tax rate on ordinary income of a noncorporate U.S. holder. Such dividends are also not eligible for the dividend received deduction generally available to corporations with respect to dividends from U.S. corporations.  Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including Series R-1 common shares.
Complying with REIT requirements may limit the ability of the R-1 Series to hedge effectively and may cause it to incur tax liabilities.
The REIT provisions of the Internal Revenue Code may limit the ability of the R-1 Series to hedge its assets and operations.  Under these provisions, any income that the R-1 Series generates from transactions intended to hedge its interest rate risk generally will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges interest rate risk on liabilities used to carry or acquire real estate assets, and such instrument is properly identified under applicable Treasury Regulations.  Income from hedging transactions that do not meet these requirements will generally constitute non-qualifying income for purposes of both the REIT 75% and 95% gross income tests.  See "U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Gross Income Tests" and "U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Hedging Transactions." As a result of these rules, the R-1 Series may have to limit its use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS.  This could increase the cost of the hedging activities of the R-1 Series because its TRS would be subject to tax on gains or expose it to greater risks associated with changes in interest rates than the R-1 Series would otherwise want to bear.  In addition, losses in a TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

The ability of the board of directors to revoke the REIT election of the R-1 Series without the approval of holders of Series R-1 common shares may cause adverse consequences to holders of Series R-1 common shares.
Our operating agreement provides that the board of directors may revoke or otherwise terminate the REIT election of the R-1 Series, without the approval of holders of Series R-1 common shares, if the board determines that it is no longer in the best interest of the R-1 Series to continue to qualify as a REIT.  If the R-1 Series ceases to qualify as a REIT, it would become subject to U.S. federal income tax on its net taxable income and it generally would no longer be required to distribute any of its net taxable income to holders of Series R-1 common shares, which may have adverse consequences on its total return to holders of Series R-1 common shares.
Legislative or regulatory tax changes related to REITs could materially and adversely affect our business.
At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect.  We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively.  The R-1 Series and holders of Series R-1 common shares could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.
Your investment has various tax risks.
Although provisions of the Internal Revenue Code generally relevant to an investment in Series R-1 common shares are described in "U.S. Federal Income Tax Considerations," you should consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in Series R-1 common shares.

FORWARD-LOOKING STATEMENTS
Some of the statements under "Summary," "Risk Factors," "Use of Proceeds,"  "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Property," "Distribution Policy" and elsewhere in this prospectus constitute forward-looking statements.  These forward-looking statements are based on our beliefs, assumptions and expectations of the future performance of the R-1 Series, taking into account information currently available to us.  In some cases, you can identify forward‑looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should" and "would" or the negative of these terms or other comparable terminology.  Statements regarding the following subjects, among others, are forward-looking by their nature:

•	use of proceeds of this offering;

•	the R-1 Series' ability to complete the acquisition of the Property on the anticipated timeline or at all;

•	the R-1 Series' business strategy;

•
the R-1 Series’ and the Property R-1 Subsidiaries’ ability to refinance the loan that is expected to encumber the Property as of the closing of the purchase and sale transaction prior to its maturity date and to obtain future financing arrangements;

•	the R-1 Series' expected leverage;

•	estimates or statements relating to, and the R-1 Series' ability to make, future distributions;

•	the R-1 Series' ability to compete in the marketplace;

•	Core Realty’s ability to manage the Property

•	market, industry and economic trends;

•	the R-1 Series' ability to qualify and maintain its qualification as a REIT; and

•	availability of qualified personnel.
Our beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control.  If any such change occurs, the business, financial condition, liquidity and results of operations of the R-1 Series may vary materially from those expressed in, or implied by, our forward-looking statements.  You should carefully consider these risks before you make an investment decision with respect to our Series R-1 common shares, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under "Risk Factors" and "Business and Property;"

•
our ability and the ability of the Asset Manager to successfully operate the Property and generate sufficient operating cash flows to make and sustain distributions to holders of our Series R-1 common shares;

•	general volatility of the capital markets;

•	changes in the R-1 Series' investment objectives and business strategy;

•	our dependence on our Administrative Agent and our ability to find a suitable replacement if the R-1 Series or our Administrative Agent were to terminate the administrative services agreement;

•
our dependence on the Asset Manager and our ability to find a suitable replacement if the Property R-1 Subsidiaries or our Asset Manager were to terminate the asset and property management agreement related to the Property;

•	limitations on the R-1 Series' business by the REIT requirements; and

•	the degree and nature of the R-1 Series' competition.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  You should not rely on these forward-looking statements, which apply only as of the date of this prospectus.  We are not obligated, and do not intend, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $29.1 million (based on the offering price of $10.00 per share).  We estimate that the net proceeds will be approximately $33.7 million (after payment of underwriting discounts and commissions but before closing costs ) if the underwriters exercise their over-allotment option in full.

Substantially all of the net proceeds from this offering will be used to acquire an 89.00% controlling interest in the Property, as well as to pay certain closing costs and fund working capital reserves. Under the terms of the purchase and sale agreement between Holdings R-1 Subsidiary, the Seller and the Property R-1 Subsidiaries, Holdings R-1 Subsidiary will acquire an aggregate 89.00% controlling interest in each of the Property R-1 Subsidiaries from the Seller for approximately $78.0 million in cash (based on the negotiated value of $82.0 million for the Property, subject to pro-rations and adjustments as set forth in the purchase and sale agreement) and the Seller will retain an aggregate 11.00% limited partner interest in each of the Property R-1 Subsidiaries. In order to fund $78.0 million to the Seller, the R-1 Series will contribute $26.0 million of the net proceeds of this offering to Holdings R-1 Subsidiary which in turn will pay such $26.0 million to the Seller, with the remaining $52.0 million of the purchase price to be funded from the proceeds of a new $52.0 million non-recourse mortgage loan on the Property, which we intend to cause the Property R-1 Subsidiaries to enter into at the closing. The balance of the net proceeds from this offering will be held by the R-1 Series to pay approximately $2.9 million in closing costs related to this offering and the purchase and sale transaction and to fund approximately $250,000 in working capital cash reserves. We expect to consummate the purchase and sale transaction substantially concurrently with the completion of this offering.

The closing costs to be paid by the R-1 Series include:

•	approximately $0.2 million to reimburse out-of-pocket expenses incurred by ETRE and its affiliates in connection with the formation of the R-1 Series and this offering;

•	approximately $2.7 million to reimburse costs incurred by ETRE in connection with the purchase and sale transaction; and

•	$500,000 to pay the one-time portion of an administrative services fee to our Administrative Agent.
If the underwriters exercise their over-allotment option in full, we expect to use the approximately $4.6 million of additional net proceeds for general working capital purposes, including to fund additional cash reserves.  Pending the use of such additional net proceeds, we intend for the R-1 Series to invest in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with its intention to elect and qualify to be taxed as a REIT.

Estimated Sources and Uses of Funds

The following table sets forth the estimated sources and uses of funds that we expect in connection with this offering, the purchase and sale transaction and the mortgage loan we intend to enter into concurrently with the completion of this offering. The amounts shown below may change based on the actual proceeds from this offering, the principal amount of the mortgage loan, or changes to other line items. See “Business and Property-Overview” for more information about the purchase and sale transaction, and see “Business and Property-Mortgage Indebtedness” for more information about the mortgage loan.

Sources		Uses
Gross proceeds from this offering	$32,750,000	Proceeds to Seller for 89.00% interest in the Property	$78,000,000
Mortgage loan proceeds	52,000,000	Transaction costs(1)	6,500,000
		Cash reserves	250,000
Total Sources	$84,750,000	Total Uses	$84,750,000

(1) Includes closing costs and underwriting discounts and commissions.

DISTRIBUTION POLICY
We intend to make regular quarterly distributions to holders of Series R-1 common shares. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending on the last day of the then current fiscal quarter, based on $0.175 per share for a full quarter. On an annualized basis, this would be $0.70 per share, or an annual distribution rate of approximately 7% based on the assumed initial public offering price set forth on the front cover of the prospectus (or approximately 6% if the underwriters exercise their over-allotment option in full). This initial annual distribution rate will represent approximately 100% of estimated cash available for distribution for the twelve month period following the completion of this offering, as adjusted, to reflect certain assumptions regarding our future cash flows during this period as presented in the table and footnotes below.

Estimated cash available for distribution for the initial annual dividend, as adjusted, assumes that residential occupancy and rental revenues based on contractual leases as of the third quarter of 2015 will remain stable through the twelve month period following the completion of this offering. This assumption is based on the average quarterly historical occupancy rates of 1 Brown Street since it achieved stabilization in the third quarter of 2013 and 800 Delaware since it achieved stabilization in the first quarter of 2015.
In connection with the stabilization of the Property, many of the historical operating expenses, a number of which are fixed costs, began to scale favorably during the second quarter of 2015 and continued to do so during the third quarter of 2015. As a result, we have assumed that historical operating expenses for the twelve month period ended September 30, 2015, including standard turnover costs for the residential space, tenant improvements, leasing commissions as well as capital expenditures for the Property’s commercial space, will remain the same as they were for the adjusted twelve month period ended September 30, 2015, and will continue for the initial twelve month period following the completion of this offering. Even if the foregoing assumption regarding operating expenses is lower than actual expenses, we anticipate establishing an initial $250,000 cash reserve for working capital and capital expenditure purposes based on our assumed offering proceeds.

Because we have made the assumptions set forth above in calculating estimated cash available for distribution for the initial twelve month period following this offering, as adjusted, we do not intend this number to be a projection or forecast of our actual results of operations, FFO or our liquidity, and have calculated this number for the sole purpose of determining our estimated initial quarterly and annual distribution rates. Our estimated cash available for distribution for the twelve month period following this offering, as adjusted, should not be considered as an alternative to cash flow from operating activities (computed in accordance with generally accepted accounting principles, or GAAP) or as an indicator of our liquidity or our ability to pay dividends or make other distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future dividends or other distributions.

We intend to maintain a distribution rate for the twelve month period following completion of this offering that is at or above our initial distribution rate unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in determining our initial distribution rate. Any future distributions we make will be at the discretion of our board of directors and will be dependent upon a number of factors, including prohibitions or restrictions under financing agreements or applicable law and other factors described below. We do not intend to reduce the expected distributions per share if the underwriters’ option to purchase additional common shares to cover over-allotments is exercised.

We cannot assure you that our estimated distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. Any distributions we pay in the future will depend upon our actual results of operations, liquidity, cash flows, financial conditions, economic conditions, debt service requirements and other factors that could differ materially from our current expectations. Our actual results of operations, liquidity, cash flows and financial conditions will be affected by a number of factors, including the revenue we receive from the Property, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our ability to pay dividends and make other distributions to our shareholders, please see “Risk Factors.”

U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its net taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. In addition, a REIT is required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For more information, please see “U.S. Federal Income Tax Considerations.” We anticipate that our cash available for distribution will be sufficient to enable us to meet the annual distribution requirements applicable to REITs and to avoid or minimize the imposition of U.S. federal income and excise taxes. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements or to avoid or minimize the imposition of tax, and we may need to borrow funds or dispose of assets to make such distributions.
It is possible that, at least initially, our distributions will exceed our then current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Therefore, a portion of our distributions may represent a return of capital for U.S. federal income tax purposes. That portion of our distributions in excess of our current and accumulated earnings and profits will not be taxable to a taxable U.S. shareholder under current U.S. federal income tax law to the extent that portion of our distributions do not exceed the shareholder’s adjusted tax basis in the shareholder’s common shares, but rather will reduce the adjusted basis of the common shares. As a result, the gain recognized on a subsequent sale of those common shares or upon our liquidation will be increased (or a loss decreased) accordingly. To the extent those distributions exceed a taxable U.S. shareholder’s adjusted tax basis in his or her common shares, they generally will be treated as a capital gain realized from the taxable disposition of those shares. The percentage of our shareholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common shares, see “U.S. Federal Income Tax Considerations.”

The following table describes the adjustments we have made to historical net income for the twelve months ended September 30, 2015 in order to calculate our estimated cash available for distribution for the initial annual dividend, as adjusted.

	Property R-1 Subsidiaries	R-1 Series' Share(1)
Historical net income for the twelve months ended December 31, 2014	$2,741,800	$2,440,202
Less: Historical net income for the nine months ended September 30, 2014	(1,968,255)	(1,751,747)
Add: Historical net income for the nine months ended September 30, 2015	3,001,800	2,671,602
Historical net income for the twelve months ended September 30, 2015	3,775,345	3,360,057
Adjustments to historical net income for the twelve months following the offering: (2)
Add: Estimated annual revenue not included in historical net income (3)	584,780	520,454
Add: Increase in rental revenue associated with contracted commercial rent for new leases (4)	749,143	666,737
Add: Annual tenant reimbursements associated with new commercial leases (5)	173,160	154,112
Less: Annual interest expense associated with new first mortgage loan (6)	(2,210,000)	(1,966,900)
Less: Annual property management fees to be paid by the Property R-1 Subsidiaries (7)	(206,229)	(183,544)
Less: Annual administrative services fee to be paid by the R-1 Series (8)	—	(304,494)
Total adjustments to historical net income for the twelve months ended September 30, 2015	(909,146)	(1,113,635)

Estimated cash available for distribution for the twelve months following the offering	$2,866,199	$2,246,422

Total estimated initial annual dividend to R-1 Series shareholders		$2,246,422
Payout ratio based on the R-1 Series' share of estimated cash available for distribution (9)		100%

(1)	Reflects the R-1 Series 89.00% ownership interest in the Property R-1 Subsidiaries

(2)	The following increases/(decreases) adjust historical net income in order to estimate cash available for distribution for the twelve months following the offering.

(3)
Reflects the increase in rental revenue based on leases under contract during the third quarter of 2015. We have assumed that occupancy rates will remain consistent with the third quarter of 2015 (95%) based on the Property’s historical weighted average quarterly occupancy rates (94%) since the period when each of the Properties were stabilized; 1 Brown Street since its stabilization in the third quarter of 2013 (91%) and 800 Delaware since it achieved stabilization in the first quarter of 2015 (96%). We have assumed that historical operating expenses for the twelve month period ended September 30, 2015, including; (i) standard turnover costs for the residential space; (ii) tenant improvements; (iii) leasing commissions and (iv) required capital expenditures in connection with leasing activities are reflected in historical net income for the twelve months ended September 30, 2015 and will remain the same for the twelve month period following the offering, with the exception of (i) property management fees (see footnote 7) and (ii) the administrative services fee (see footnote 8). We believe these assumptions are reasonable based on the fact that the third quarter of 2015 represents the most recent operations of the Property following a period of development and lease-up.

(4)
Increase includes contracted rental revenues from (i) the master lease with Core Realty for all of the vacant commercial space at the Property, which will be entered into at the closing of the purchase and sale transaction and (ii) the lease with New River Health and Wellness LLC, which commenced September 1, 2015 (giving effect to rent concessions), as described in “Business and Property - "Master Lease” and “Business and Property - Commercial Tenants,” respectively.

(5)
Represents annual tenant reimbursements associated with the commercial leases discussed in note 4. Each of such leases obligates the tenant to pay expense reimbursements for their proportionate share of all common area charges with respect to the commercial space. We estimate these expense reimbursements to equal approximately $6 per square foot for commercial space totaling 28,860 square feet.

(6)
In connection with the R-1 Series’ acquisition of its interest in the Property, the Property R-1 Subsidiaries have received a commitment for a new ten-year commercial mortgage loan of approximately $52.0 million. The proposed loan will carry an expected fixed interest rate of approximately 4.25% per annum and require interest-only payments for the first five years.

(7)
Reflects payment of the estimated annual property management fees based on 3.0% of the Property R-1 Subsidiaries’ Effective Gross Revenues (as defined in the asset and property management agreement) during the initial annual dividend period.

(8)
Reflects payment of the estimated administrative services fee during the initial annual dividend period by the R-1 Series, equal to $50,000 per quarter plus 2.0% of the Property R-1 Subsidiaries' net operating income (as defined in the administrative services agreement). The administrative services fee is borne solely by the R-1 Series.

(9)
Calculated as the total estimated initial annual dividend to holders of R-1 Series common shares divided by the R-1 Series total estimated cash available for distribution for the twelve month period following the completion of the offering.

CAPITALIZATION
The following table sets forth (1) the R-1 Series' actual capitalization at September 30, 2015, and (2) its capitalization, as adjusted on a pro forma basis to give effect to (i) the sale of our Series R-1 common shares in this offering, (ii) the purchase and sale transaction, and (iii) the application of the net proceeds as set forth in "Use of Proceeds". You should read this table together with "Use of Proceeds" included elsewhere in this prospectus.

	As of September 30, 2015
	Actual	Pro Forma (1)
	(dollars in thousands)
Cash..................................................................................................	$1	$250
Total debt.........................................................................................	$0	$52,000
100 Series R-1 common shares outstanding, actual, and 3,284,000 Series R-1 common shares outstanding, pro forma(2).................	1	32,750
Non-controlling interest in the Property R-1 Subsidiaries......	0	4,048
Total equity.....................................................................................	1	36,798
Total capitalization..........................................................................	$1	$88,798

(1)
Assumes 3,275,000 Series R-1 common shares will be sold in this offering at an initial public offering price of $10.00 per share, resulting in net proceeds of $29.1 million after deducting the underwriting discount and estimated offering expenses of $3.7 million.  See "Use of Proceeds."

(2)
Pro forma Series R-1 common shares outstanding includes (a) the 3,275,000 Series R-1 common shares to be issued in this offering and (b) an aggregate of 9,000 restricted Series R-1 common shares to be granted to our independent directors upon the completion of this offering under our 2015 Director Plan, but excludes (i) up to 491,250 Series R-1 common shares that we may issue and sell upon exercise of the underwriters' over-allotment option in full.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion in conjunction with the information provided under the sections of this prospectus entitled "Risk Factors," "Forward-Looking Statements," and "Business and Property" and our and the R-1 Series' audited financial statements and the related notes included elsewhere in this prospectus.  This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties.  Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors" and "Forward-Looking Statements" and elsewhere in this prospectus.
Overview
We are a newly organized Delaware series limited liability company that has been formed to permit public investment in individual commercial real estate properties (principally residential), each of which will be held by a separate property-owning subsidiary owned by a separate Series of limited liability company interests, or Series, that we intend to establish.  Each Series we may establish in the future will be a separate Series and not itself a separate legal entity under Delaware law.  As a separate Series, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series are segregated and enforceable only against the assets of such Series as provided under Delaware law.  We intend for each Series to elect and qualify to be taxed as a separate REIT for U.S. federal income tax purposes, commencing with the first taxable year ending after the completion of the initial public offering of shares of such Series.
The R-1 Series has been established to allow persons who acquire Series R-1 common shares in this offering to own an indirect 89.00% interest in Penn Treaty Village Pennthouses, a residential rental community consisting of 224 apartment homes, 28,860 square feet of retail space, and 147 parking spaces, located in Philadelphia, Pennsylvania.
We intend to elect and qualify each Series, including the R-1 Series, as a REIT under the Internal Revenue Code commencing with, in the case of the R-1 Series, its short taxable year ending December 31, 2015.
Critical Accounting Policies
Below is a discussion of the accounting policies that management believes will be critical once the R-1 Series commences operations.  The R-1 Series' accounting policies have been established to conform with GAAP.  We consider these policies critical because they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and are important for understanding and evaluating the R-1 Series' reported financial results.  These judgments affect the reported amounts of assets and liabilities and the R-1 Series' disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods.  With different estimates or assumptions, materially different amounts could be reported in the R-1 Series' financial statements.  Additionally, other companies may utilize different estimates that may impact the comparability of the R-1 Series' results of operations to those of companies in similar businesses.
Real Estate Assets
Depreciation and Amortization.  Investments in real estate will be carried at cost and depreciated over the estimated useful lives.  Repair and maintenance costs will be charged to expense as incurred and significant replacements and betterments will be capitalized.  Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset.  We will consider the period of future benefit of an asset to determine its appropriate useful life.  We anticipate the estimated useful lives of the R-1 Series' assets by class to be generally as follows:

Buildings	30 years
Land improvements	15 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related lease
Personal property	7 years

Real Estate Acquisition Accounting.  In accordance with Accounting Standards Codification (ASC) 805, Business Combinations, or ASC 805, when an investment is made the R-1 Series will allocate the cost of the acquisition to the acquired tangible assets, identifiable intangibles and assumed liabilities based on their estimated acquisition-date fair values.  In addition, ASC 805 requires that acquisition costs be expensed as incurred.
Intangible assets include the value of in-place leases, which represents the estimated value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up.  Acquired in-place lease value will be amortized to expense over the average remaining non-cancelable terms of the respective leases.

We will assess the acquisition-date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis) and that utilize appropriate discount or capitalization rates and available market information.  Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions.  The fair value of tangible assets of an acquired property considers the value of the property as if it was vacant.
We will estimate the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions.  In estimating carrying costs, management will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods.
The R-1 Series will amortize the value of in-place leases to depreciation and amortization expense over the remaining average non-cancelable term of the respective leases.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities will require us to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods and the number of years the property will be held for investment.  The use of inappropriate estimates would result in an incorrect valuation of the R-1 Series' acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of its net income.
Impairment of Real Estate and Related Intangible Assets.  We will monitor events and changes in circumstances that could indicate that the carrying amounts of the R-1 Series' real estate and related intangible assets may be impaired. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets may be greater than fair value, we will assess the recoverability, considering recent operating results, expected net operating cash flow and plans for future operations.  If, based on this analysis of undiscounted cash flows, we do not believe that the R-1 Series will be able to recover the carrying value of the real estate and related intangible assets, the R-1 Series would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets as defined by ASC 360, Accounting for the Impairment or Disposal of Long-Lived Assets. Examples of events and changes in circumstances that could indicate potential impairments are: significant decreases in occupancy, rental income, operating income and market values.  Evaluating real estate for potential impairment can require our management to make significant judgments and estimates.
Revenue Recognition
We will recognize minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases and it will include amounts expected to be received in later years in deferred rents.  Our policy for percentage rental income is to defer recognition of contingent rental income until the specified target (i.e., breakpoint) that triggers the contingent rental income is achieved.  We will record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes and other recoverable costs in the period the related expenses are incurred.  We will make certain assumptions and judgments in estimating the reimbursements at the end of each reporting period.
We will make estimates of the collectability of our tenant receivables related to base rents, expense reimbursements and other revenue or income.  We will specifically analyze accounts receivable and historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.  In addition, with respect to tenants in bankruptcy, we will make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable.  These estimates have a direct impact on our net income because a higher bad debt reserve results in less net income.
The R-1 Series will recognize gains on sales of real estate pursuant to the provisions of ASC 605-976, Accounting for Sales of Real Estate, or ASC 605-976.  The specific timing of a sale will be measured against various criteria in ASC 605-976 related to the terms of the transaction and any continuing involvement associated with the property.  If the criteria for profit recognition under the full-accrual method are not met, the R-1 Series will defer gain recognition and account for the continued operations of the property by applying the percentage-of-completion, reduced profit, deposit, installment or cost recovery methods, as appropriate, until the appropriate criteria are met.
Share Based Compensation
We will account for share-based compensation in accordance with the provisions of ASC 718, Share-based Payment.  ASC 718 requires that compensation cost for share-based compensation be recognized ratably over the service period of the award.  Because all of our share-based compensation will be issued to non-employees, the amount of compensation is to be adjusted, in each reporting period, based on the fair value of the award at the end of the reporting period.  The award is re-marked until such time as the award has vested, the service being provided is substantially completed or, under certain circumstances, likely to be completed, whichever occurs first.

Income Taxes
We will operate in a manner intended to enable us to qualify as a REIT under Sections 856-859 of the Internal Revenue Code.  Under those sections, a REIT which distributes at least 90% of its REIT taxable income, excluding net capital gains and determined without regard to the dividends paid deduction, as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders.  Compliance with the REIT Regulations can be complex and requires our management to exercise judgment.

Results of Operations
As of the date of this prospectus, the R-1 Series has no operations because it has been in its organizational stage.  Substantially concurrently with the completion of this offering, the R-1 Series will acquire an indirect 89.00% interest in the Property through partnership interests in the Property R-1 Subsidiaries and will commence operations.  Thereafter, the R-1 Series' operations will consist primarily of revenues from the tenants and operating expenses.
For the nine months ended September 30, 2015, total revenue from the Property was approximately $4.33 million, consisting of rental revenue of approximately $4.17 million, and other  income of  approximately $0.16 million. During the same period, operating expenses from the Property were approximately $1.33 million, consisting of approximately $0.10 million in real estate taxes and approximately $1.23 million in other operating costs.
For the year ended December 31, 2014, total revenue from the Property was approximately $4.29 million, consisting of rental revenue of approximately $4.13 million, and other  income of approximately $0.16 million. During the same period, operating expenses from the Property were approximately $1.55 million, consisting of approximately $0.13 million in real estate taxes and approximately $1.42 million in other operating costs.
Following the completion of this offering, the R-1 Series will begin to incur an ongoing administrative services fees payable to our Administrative Agent (estimated to be approximately $300,000 per annum), an asset and property management fee payable to our Asset Manager (estimated to be approximately $200,000 per annum) and its allocable portion of other general overhead expenses (estimated to be approximately $5,000 per annum).
Liquidity and Capital Resources
The R-1 Series' short-term and long-term liquidity requirements consist primarily of funding its distributions and operating expenses and other expenditures directly associated with its interest in the Property, including:

•	The acquisition of the R-1 Series' interest in the Property R-1 Subsidiaries;

•	Distributions paid to holders of our Series R-1 common shares pursuant to the R-1 Series' distribution policy and to maintain its REIT status; and

•	Administrative services fees, administrative sale fees and expense reimbursements payable to our Administrative Agent;
The Property R-1 Subsidiaries’ short-term and long-term liquidity requirements consist primarily of funding its distributions and operating expenses and other expenditures directly associated with the Property, including:

•	Fees payable to the Asset Manager;

•	Interest expense and scheduled principal payments on the Property's mortgage debt;

•	Capital expenditures to improve the Property; and

•	Recurring repairs and maintenance expenditures required to maintain the Property.
We expect the R-1 Series will meet its short-term liquidity requirements generally through its share of net cash provided by the Property's operations, existing cash balances, the net proceeds of this offering and, if necessary, short-term borrowings.  We expect the R-1 Series will meet its long-term liquidity requirements through the ability to refinance borrowings on the Property, the issuance of additional equity securities or debt securities and the sources described above with respect to the R-1 Series' short-term liquidity.
Although our governing documents contain limitations related to certain types of debt financing and cross-subsidiary guarantees, in general, these limitations do not limit the amount of indebtedness that the R-1 Series may incur, directly or through the Property R-1 Subsidiaries and its subsidiaries.  We expect for the R-1 Series to maintain a flexible capital structure and intend to target a ratio of outstanding indebtedness to the R-1 Series' total assets of between 50% and 70%. Our board of directors will periodically review this target and may modify or eliminate it without the approval of holders of our Series R-1 common shares.

Contractual Obligations
The R-1 Series had no contractual obligations as of September 30, 2015. An affiliate of the R-1 Series has entered into the purchase and sale agreement relating to the acquisition of an 89.00% interest in the Property, which will be assigned to the R-1 Series prior to the closing of the acquisition. In addition, prior to the completion of this offering, the R-1 Series will enter into an administrative services agreement with our Administrative Agent, and the Property R-1 Subsidiaries will enter into the asset and property management agreement with the Asset Manager, each of which will be effective upon closing of this offering. Further, following the purchase and sale transaction, the Property will be subject to a mortgage loan that will encumber the Property, as described below.  Other than these agreements, the R-1 Series does not have any other material contractual obligations.
Related Party Fees

The Administrative Agent, an affiliate of the managing member of our Company, will provide certain administrative and advisory services to the R-1 Series and the Property R-1 Subsidiaries as well as a management team and appropriate support personnel. The administrative services fee includes a $500,000 one‑time fee upon closing of this offering. This one-time fee will be expensed as part of the formation and organization of the R-1 Series.
In addition, the R-1 Series will pay the Administrative Agent $50,000 per quarter plus 2.0% of the Property R-1 Subsidiaries' net operating income, as defined below, during the prior fiscal quarter under the administrative services agreement.  For purposes of calculating the quarterly administrative services fee, net operating income means the net income during the fiscal quarter (as determined in accordance with GAAP), plus (i) total depreciation and amortization, net interest, marketing and general and administrative expenses during such fiscal quarter and (ii) one-time events pursuant to changes in GAAP and certain non-cash items during such fiscal quarter with the approval of a majority of our independent directors.
In addition, the Administrative Agent will be entitled to an administrative sales fee upon a future sale of the Property as provided in the administrative services agreement, which will be included as a cost of sale at such time.
Mortgage Indebtedness
We have received a term sheet from Arbor Commercial Funding for a 10-year commercial mortgage loan, which will enable the Property R-1 Subsidiaries to borrow approximately $52,000,000. The proposed loan, providing for an interest-only payment feature for 5 years, followed by 30 years amortization is expected to bear interest at a fixed rate of 4.25% per annum.  The loan is expected to be secured by a first mortgage lien on the Property.  Certain penalties may apply upon prepayment of the loan, except during the last 3 months of the loan term. The closing of the mortgage loan is contingent on a number of conditions including the lender's due diligence, the negotiation and execution of definitive documents relating to the mortgage loan and approval of the lender's loan committee.  We cannot assure you that the Property R-1 Subsidiaries will be able to enter into the mortgage loan on the terms contemplated by the term sheet or at all. See “Business and Property-Mortgage Indebtedness” for more information.

Off-Balance Sheet Arrangements
As of the date of this prospectus, the R-1 Series had no off-balance sheet transactions.

Funds from Operations
Management believes that funds from operations, or FFO, a non-GAAP measure, is an additional and appropriate measure of the operating performance of REITs in general and the R-1 Series in particular.  We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles and real estate-related depreciation and amortization.
Our management utilizes FFO as a measure of the R-1 Series' operating performance, and believes FFO is also useful to investors, because it facilitates an understanding of the R-1 Series' operating performance after adjustment for certain non-cash expenses, such as real estate depreciation, which assumes that the value of real estate assets diminish predictably over time.  Furthermore, although FFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO may provide us and investors with an additional useful measure to compare the R-1 Series' financial performance to certain other REITs.
FFO is not equivalent to net income or cash generated from operating activities determined in accordance with GAAP.  Furthermore, FFO does not represent amounts available for management's discretionary use because FFO excludes depreciation and amortization and captures neither the changes in the value of the Property that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Property, all of which have real economic effect and could materially impact the R-1 Series' results from operations.  There can be no assurance that FFO presented by us is comparable to similarly titled measures of other REITs.  FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or to cash flow from operating activities determined in accordance with GAAP.  FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions.  Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.
The following table presents a reconciliation of the Property's pro forma net loss, the most directly comparable GAAP measure, to pro forma FFO and pro forma FFO attributable to common shareholders for the periods presented:

Reconciliation of Pro Forma Net Loss to Pro Forma FFO and Pro Forma FFO Attributable to Common Shareholders
	For the Nine Months Ended September 30, 2015	For the Year Ended December 31, 2014
Net loss	$(1,593,450)	$(3,327,400)
Add:
Depreciation and amortization	2,689,500	3,588,000
Funds from operations	$1,096,050	$260,600
Less:
FFO attributable to non-controlling interests (1)	$143,585	$56,660
FFO attributable to common shareholders (1)	$952,465	$203,940

(1) The administrative services fee is borne solely by the R-1 Series, not by the Property R-1 Subsidiaries, and therefore, FFO has been adjusted so that 100% of the administrative services fee is reflected as an expense of the R-1 Series.

Quantitative and Qualitative Disclosures About Market Risks
Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices and other market changes that affect market sensitive instruments.  In pursuing its business plan, we expect that the primary market risk to which the R-1 Series will be exposed is interest rate risk.
The R-1 Series may be exposed to the effects of interest rate changes primarily as a result of the Property's long-term debt. The R-1 Series will not have any long-term floating rate debt, but the R-1 Series or its subsidiaries may incur long-term floating rate debt in the future.
Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk.  To achieve our objectives, the R-1 Series may borrow, directly or through the Property R-1 Subsidiaries or its subsidiaries, at fixed rates or variable rates.  The R-1 Series may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate its interest rate risk on a related financial instrument.  The R-1 Series will not enter into derivative transactions for speculative purposes.
Inflation
We expect the R-1 Series will be exposed to inflation risk as income from the Property's long-term leases with commercial tenants, together with income from short-term leases with its residential tenants, will be the sole source of its cash flows from operations.  We expect the following provisions will protect the R-1 Series from the impact of inflation: with respect to (i) apartment leases, the ability to adjust rents generally on an annual basis as short-term leases expire and (ii) with respect to (ii) retail leases, rent steps, reimbursement billings for operating expense pass-through charges, and real estate tax and insurance reimbursements on a per square foot allowance.  However, due to the expected long-term nature of the retail leases, it may not re-set frequently enough to cover inflation.

BUSINESS AND PROPERTY

Overview
We are a newly organized Delaware series limited liability company that has been formed to permit public investment in individual commercial real estate properties (principally residential), each of which will be held by a separate property-owning subsidiary   owned by a separate Series of limited liability company interests, or Series, that we intend to establish.  Each Series we may establish in the future will be a separate Series and not itself a separate legal entity under Delaware law.  As a separate Series, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series are segregated and enforceable only against the assets of such Series as provided under Delaware law.  We intend for each Series to elect and qualify to be taxed as a separate REIT for U.S. federal income tax purposes, commencing with the first taxable year ending after the initial public offering of shares of such Series has been completed.
The R-1 Series has been established to allow persons who acquire Series R-1 common shares in this offering to own an indirect 89.00% interest in Penn Treaty Village Pennthouses, a residential rental community consisting of 224 apartment homes, 28,860 square feet of retail space, and 147 parking spaces, located in Philadelphia, Pennsylvania, which interest will be held indirectly by the R-1 Series, following the purchase and sale transaction described below, through its partnership interests in the Property R-1 Subsidiaries.
The Property is currently owned by Waterview Grande, L.P. and its affiliates, or the Seller, which in the aggregate currently own 100% of the Property R-1 Subsidiaries, two limited partnerships that together own the Property. An affiliate of Holdings R-1 Subsidiary has executed a purchase and sale agreement with Seller and the Property R-1 Subsidiaries to acquire an aggregate direct and indirect 89.00% interest in each of the Property R-1 Subsidiaries. The purchase and sale agreement will be assigned to Holdings R-1 Subsidiary prior to the closing of the acquisition. Specifically, (i) Holdings R-1 Subsidiary, in its capacity as the ETRE Limited R-1 Partner, will acquire an 88.99% limited partner interest in each of the Property R-1 Subsidiaries, and (ii) the General R-1 Partner, an entity wholly-owned by Holdings R-1 Subsidiary, will acquire a 0.01% general partner interest in each of the Property R-1 Subsidiaries. The Seller will retain an 11.00% limited partnership interest in each of the Property R-1 Subsidiaries.

The purchase and sale agreement provides for a purchase price for the aggregate 89.00% controlling interest in the Property R-1 Subsidiaries of approximately $78.0 million in cash (based on the negotiated value of $82.0 million for the Property, subject to pro-rations and adjustments as set forth in the purchase and sale agreement). In order to fund $78.0 million to the Seller, the R-1 Series will contribute $26.0 million of the net proceeds of this offering to Holdings R-1 Subsidiary which in turn will pay such $26.0 million to the Seller, with the remaining $52.0 million of the purchase price to be funded from the proceeds of a new $52.0 million non-recourse mortgage loan on the Property, which we intend to cause the Property R-1 Subsidiaries to enter into at the closing. The balance of the net proceeds from this offering will be held by the R-1 Series to pay for closing costs and any remaining amount will be held as working capital reserves. We expect to consummate the purchase and sale transaction substantially concurrently with the completion of this offering.

Following the completion of the purchase and sale transaction, the objective of the R-1 Series will be to maximize total returns to holders of our Series R-1 common shares through the payment of consistent cash distributions and the achievement of long-term capital appreciation in the Property.

In connection with our acquisition of an aggregate 89.00% general and limited partner interest in the Property R-1 Subsidiaries, we will amend and restate the limited partnership agreements for each of the Property R-1 Subsidiaries. Under the terms of the limited partnership agreements of the Property R-1 Subsidiaries, the General R-1 Partner will control all of the business, affairs and operations of the Property R-1 Subsidiaries, other than day-to-day management of the Property, which will be performed by Core Realty, or the Asset Manager, pursuant to the asset and property management agreement. Our Asset Manager will at all times be subject to the supervision and oversight of our board of directors and the General R-1 Partner. See “Property R-1 Subsidiaries Limited Partnership Agreements” for more information regarding the limited partnership agreements.
Generally, each of our Series and/or the Property Subsidiaries, including the R-1 Series, will enter into an administrative services agreement with our Administrative Agent, which is a recently-formed subsidiary of ETRE Financial, LLC.  Our Administrative Agent will provide certain administrative and advisory services to each of our Series and Property Subsidiaries, including the R-1 Series and the Property R-1 Subsidiaries. Through our Administrative Agent, we intend to utilize and leverage the extensive expertise and extensive network of relationships of ETRE and its management team.
We intend to elect and qualify each Series, including the R-1 Series, as a REIT under the Internal Revenue Code commencing with, in the case of the R-1 Series, its short taxable year ending December 31, 2015.

Business Strategy
The objective of the R-1 Series is to maximize total returns to holders of our Series R-1 common shares through the payment of consistent cash distributions and the achievement of long-term capital appreciation in the Property.

To achieve this objective, the General R-1 Partner will direct the Asset Manager to seek to maximize the cash flow from, and increase the value of, the Property by:

•	securing and negotiating new and renewal leases for the apartment units and retail space to increase occupancy and manage tenant turnover;

•finding permanent tenants for the retail space currently covered by the master lease;

•actively managing operating expenses; and

•improving the Property.

We expect that the Asset Manager will seek to maximize value through the active management of the Property, participating in various aspects of the operations of the Property, including marketing, operations analysis, physical design, renovation, capital improvements, tenant experience and overall strategic direction.

Our Strengths
We believe that our competitive strengths include the following:

•
Independent Board of Directors.  Shareholders of Series R-1 common shares will benefit from the oversight of an independent board of directors with extensive experience in the real estate, equity and debt markets. Jay Anderson serves as the chief operating officer of The Feil Organization, a private real estate development and management firm with over 26 million square feet of retail, commercial, and industrial properties. Mark Filanowski is a founding partner of Intrepid Shipping and was previously chief financial officer of Marine Transport Corporation. Samuel Fuller is President of Fuller Development, LLC and formerly served as Executive Vice President of Development for the Northeast Region for Archstone and Executive Vice President of AvalonBay.

•
Experienced Management Team and Advisors.  Holders of Series R-1 common shares will benefit from the administrative services of ETRE Asset Management, LLC, our Administrative Agent, a subsidiary of ETRE, our experienced management team and the asset and property management services of the Asset Manager, Core Realty, an affiliate of the Core Limited R-1 Partner. Paul Frischer, our president and chief executive officer and a founding member of ETRE, leads the development and implementation of ETRE and has extensive experience in the real estate industry, covering all aspects of commercial real estate investment, including equity, debt and trading.  Jesse Stein, our chief operating officer, secretary and a founding member of ETRE, is the leading visionary and architect for ETRE, with extensive experience in real estate capital markets, financial modeling, and equity trading.

Founded in 1998, Core Realty is a full service construction, property management, and investment management company owned by Michael Samschick that specializes in both commercial and multifamily development projects.

•
Investor Accessibility.  Series R-1 common shares provide accessibility for individual investors to own interests in a high-quality, single-property commercial real estate asset in the form of a listed public security.

•	Investor Liquidity. We have applied to have our Series R-1 common shares listed on the NASDAQ under the ticker “EPNT” in order to provide liquidity to holders of our Series R-1 common shares.

•
Economies of Scale Model.  Our Administrative Agent will oversee our SEC reporting and compliance obligations, including as each relates to the R-1 Series.  These functions include investor reporting and communication, periodic filings with the SEC, audit oversight and general compliance.  The Administrative Agent will provide similar or additional functions for any Other Property Series, achieving economies of scale for each of the Series.

The Property
Penn Treaty Village Pennthouses
Penn Treaty Village Pennthouses is a newly developed residential rental community consisting of 224 apartments, 28,860 rentable square feet of commercial space and 147 parking spaces located at One Brown Street and 800 North Delaware Avenue in Philadelphia, Pennsylvania. The Property, developed by Core Realty, Inc., comprises two eight story towers. Construction of the first tower, One Brown Street, was completed in September 2012 and the second tower, 800 North Delaware, was completed in June 2014. The Property occupies a prominent location along Delaware Avenue with unobstructed views of the Delaware River and is situated within close proximity to Center City, which we believe to be one of Philadelphia’s most desirable submarkets with over 450,000 square feet of entertainment, retail and restaurants planned for future development. The apartments, which average over 1100 square feet, were constructed with high quality finishes including floor to ceiling windows and a built in smart system, which allows residents to control lighting, window treatments, HVAC and a surround sound system from their smart phone or tablet. The Property’s common area features resort-style amenities, an outdoor pool and two furnished rooftop terraces with a walking track and grilling areas.

PROPERTY SUMMARY
	1 Brown Street	800 Delaware Avenue	Property Total
Residential Units	126	98	224
Commercial Rentable Square Feet	19,260	9,600	28,860
Parking Spaces			147
% Residential Occupied (1)	92%	98%	95%
% Commercial Occupied(2)	100%	100%	100%
Ceiling Height	9' 00"	9' 00"	9' 00"
Stories	8	8	8
Year Built	2012	2014	2012, 2014
(1) Based on leases signed as of September 30, 2015.
(2) Retail space is subject to a master lease between the Property R-1 Subsidiaries and Core Realty and provides for 100% economic occupancy for 18 months following the closing of the purchase and sale transaction (including the existing lease for 9,722 square feet). For details regarding the master lease, see “-Master Lease” below.

 Site Description
The site consists of a 79,627 square-foot parcel on the corner of Brown Street and Front Street. The current development plan for the Property’s surrounding area includes over 450,000 square feet of entertainment, retail and restaurants all within a four-block radius to Penn Treaty Village. These developments include two sites, totaling close to 150,000 square feet, for an entertainment venue, a high-end entertainment space with restaurant and two additional restaurants. The Sugar House Casino, located across the street and constructed in 2010, is currently undergoing a $155 million expansion. Once completed, we anticipate that Penn Treaty Village will become an epicenter of high-end retail shopping, award-winning restaurants and nightlife entertainment.
Transportation & Access
As part of the new Penn Treaty Village re-development along Delaware Avenue, The Pennthouses provide residents with easy access to Center City and all areas of Philadelphia, as well as New Jersey via the Ben Franklin and Betsy Ross bridges. High-end dining and night clubs traverse Delaware Avenue, along with man-made biking and walking paths. The Property is accessible within minutes of major Interstate Highways, I-95 and I-676, as well as Philadelphia thoroughfares including Delaware Avenue, Spring Garden Street and Vine Street Expressway.
Apartment Features
The apartments are available as studio or one, two or three bedroom units with spacious floor plans. The apartments have condominium-quality finishes such as oversized floor to ceiling windows, nine foot ceilings, crown molding, full-size washer and dryer, gourmet eat-in kitchen with granite counters, stainless steel appliances and marble baths with spa showers and jacuzzi tubs. Each Apartment has a built-in smart system allowing residents to control lighting, solar blinds, heating and central air conditioning as well as a surround sound system from a smart phone or tablet.
Building Amenities and Furnishings
The Property features a number of amenities, which include two first class lobbies, 24-hour concierge service, a parking garage, state of the art fitness center and clubhouse, resort-style outdoor pool with cabanas and two furnished rooftop terraces with a jumbo flat screen television, walking track and grilling areas.

Zoning and Development of the Delaware River Waterfront
The site is situated in the Fifth Ward of the City of Philadelphia, Pennsylvania. The total parcel size of approximately 79,627 square feet, or 1.83 acres, was purchased by Core Realty in 2012 for the development of Penn Treaty Village, a community of residential and mixed-use commercial buildings. The site, situated on the Delaware River Waterfront, was formerly used as an auto storage facility, and has been the focus of a major rehabilitation project by Philadelphia’s City Planning Commission for the past two years. The City’s Central Delaware Master Plan, created by the Delaware River Waterfront Corporation and adopted by the City Planning Commission, calls for a waterfront trail connecting a series of riverfront parks and open space, mixed-use development with mostly mid-rise residential buildings and improved pedestrian and transit links from city neighborhoods to the waterfront. Penn Treaty Village fronts portions of Fishtown and Northern Liberties and is in close proximity to Penn Treaty Park, an existing waterfront park, which is considered an important amenity in the City’s Master Plan. The Delaware River Waterfront Corporation considers Penn Treaty Village to be a key element in the redevelopment of the surrounding area and believes the high quality development would help extend neighborhoods to the river and also enhance value and marketability and spur development across Delaware Avenue, on the water's edge.
Lobby and Layout
The Grand Lobby features elegant marble and a beautifully lit fountain. Tenants and their guests are treated to daily fresh baked cookies and a no cost Starbucks Coffee and Tazo Tea machine. There is a 24 hour full-service concierge, as well as a conference room and free wifi. These lobby features are exclusively offered for residents and their guests.
Roof
The Property has an expansive furnished rooftop terrace with a jumbo screen television, a walking track, grilling and dining areas as well as a resort style heated pool with cabanas.

Unit Mix
The following table sets forth a summary schedule of the Property's apartment units for leases in place as of September 30, 2015.

Unit Type	Units	Square Feet	Average Rent Per Unit	Average Rent Per Square Foot	Percent Occupied	Annualized Base Rent
One Brown- 1BR/1BA	7	948	$1,820	$1.92	100%	$152,880
One Brown- 2 BR/2 BA	107	1,316	2,608	1.98	91%	3,047,292
One Brown- 3 BR/2 BA	6	1,577	3,202	2.03	100%	230,544
One Brown- 3 BR/3 BA	6	2,215	3,790	1.71	100%	272,880
800 Delaware- Studio	7	448	1,240	2.77	100%	104,160
800 Delaware- 1 BR/1 BA	84	864	1,944	2.25	98%	1,920,361
800 Delaware- 1 BR/1 BA- Den	7	1,079	2,546	2.36	100%	213,864
Total/Weighted Average	224	253,465	$2,337	$2.07	95%	$5,941,981
Commercial Tenants

As of September 30, 2015, the commercial space of the Property was leased to one tenant on a triple net basis.  The following table sets forth information regarding the commercial tenants in the Property based on the effective annualized base rent as of September 30, 2015, including the master lease, which will be entered into as of the closing of the purchase and sale agreement:

Tenant	Lease Expiration	Remaining Lease Term (Years)	Extension Options	Total Leased Square Feet	Percent of Property Commercial Rentable Square Feet	Annualized Base Rent	Percent of Property Commercial Annualized Base Rent
New River Health & Wellness, LLC(1)	8/30/2025	9.92	2x5 years	9,722	33.7%	$262,494	33.7%
Core Realty, Inc.	18 months from closing	1.50		19,138	66.3%	516,726	66.3%
Total /Weighted Average		4.34		28,860	100.0%	$779,220	100.0%

(1) New River Health & Wellness has a 50% rent concession for 9 months that began on 9/1/2015. Beginning on April 1, 2015, New River Health and Wellness will pay its full rental amount plus 1/36th of the accrued concession balance for a period of 36 months.

Annualized Base Rent

The following table sets forth information regarding the Property's effective annualized base rent as of September 30, 2015, including the master lease, which will be entered into as of the closing of the purchase and sale agreement:

	Annualized Base Rent	% of Total
Annualized Residential Base Rent	$5,941,981	88.2%
Annualized Commercial Base Rent(1)	779,220	10.8%
Annualized Total Rental Revenue	$6,721,201	100.0%

(1) Does not include rental concessions for New River Health & Wellness.

Percent Leased and Rental Revenue-Residential
The following table sets forth the percentage leased and annualized base rent per leased apartment unit since the receipt of a certificate of occupancy for each of the towers in the Property as of the dates indicated below:

One Brown Street
Date	Percentage Leased(1)	Annualized Base Rent per Leased Apartment Unit(2)
September 30, 2015	92.0%	$32,136
June 30, 2015	96.0%	$32,173
March 31, 2015	94.0%	$31,857
December 31, 2014	79.0%	$31,848
December 31, 2013	95.0%	$30,806
December 31, 2012	57.0%	$31,859

800 Delaware Avenue
Date	Percentage Leased(1)	Annualized Base Rent per Leased Apartment Unit(2)
September 30, 2015	98.0%	$22,935
June 30, 2015	99.0%	$22,855
March 31, 2015	92.0%	$22,674
December 31, 2014	62.0%	$21,609

 (1)      Based on leases signed as of the dates indicated above and calculated as number of leased units divided by the total number of units.
 (2)     Annualized base rent does not include other income such as parking income, late fees, and amenity fees.

Commercial Lease Expirations
The following table sets forth a summary schedule of the lease expirations for the three commercial leases in place as of September, 2015 (or to be in place as of the closing) plus available space at the Property for each of the ten full calendar years beginning with the year ending December 31, 2015.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Leases Expiring	Percent of Property Square Footage of Leases Expiring	Annualized Base Rent	Percent of Property Annualized Base Rent	Annualized Base Rent Per Leased Square Foot
2015	0	0	0.0%	0	0.0%	0.00
2016	0	0	0.0%	0	0.0%	0.00
2017	2(1)	19,138	66.3%	$516,726	66.3%	0.00
2018	0	0	0.0%	0	0.0%	0.00
2019	0	0	0.0%	0	0.0%	0.00
2020	0	0	0.0%	0	0.0%	0.00
2021	0	0	0.0%	0	0.0%	0.00
2022	0	0	0.0%	0	0.0%	0.00
2023	0	0	0.0%	0	0.0%	0.00
2024	0	0	0.0%	0	0.0%	0.00
Thereafter	1	9,722	33.7%	262,494	33.7%	$27.00
Total/Weighted Average	3	28,860	100.0%	$779,220	100.0%	$27.00

(1) Represents the master lease with respect to each of the towers in the Property.

Floor Plans
The following are representative floor plans for each of the towers in the Property:

800 Delaware Avenue - Building Site Plan (Floors 3-8)

UNIT 6
1 BEDROOM
922 SF
UNIT 5
1 BEDROOM
818 SF
UNIT 4
1 BEDROOM
802 SF
UNIT 3
1 BEDROOM
871 SF
UNIT 2
1 BEDROOM
871 SF
UNIT 1
1 BEDROOM
867 SF
UNIT 14
STUDIO
448 SF
UNIT 7
2 BEDROOM
1,079 SF
UNIT 13
1 BEDROOM
957 SF
UNIT 8
1 BEDROOM
857 SF
UNIT 12
1 BEDROOM
902 SF
UNIT 9
1 BEDROOM
897 SF
UNIT 11
1 BEDROOM
746 SF
UNIT 10
1 BEDROOM
861 SF

Real Property Taxes

The following table sets forth a summary of real estate tax payments for the Property for the 2012, 2013, 2014 fiscal years and for the nine months ended September 30, 2015:

One Brown Street
Year Ended December 31,				Nine Months Ended September 30, 2015
	2012	2013	2014	2015
Assessed Value Less Exemption	$1,968,896	$1,968,896	$7,441,114	$7,802,214
Real Estate Tax Rate			1.34%	1.36%
Total Taxes Paid (1)	$87,643	$57,588	$98,346	$106,118
Taxes Paid Per Unit	$696	$457	$781	$842

800 Delaware Avenue
Year Ended December 31,				Nine Months Ended September 30, 2015
	2012	2013	2014	2015
Assessed Value Less Exemption	$236,768	$236,768	$6,500,000	$3,240,000
Real Estate Tax Rate			1.34%	1.34%
Total Taxes Paid (1)	$22,302	$23,135	$22,903	$43,416
Taxes Paid Per Unit	$228	$236	$234	$448

(1) Real estate taxes for the entire fiscal year are paid during the first quarter of the calendar year.

Depreciation

The federal tax basis, the depreciation rate, method of depreciation and the life claimed for purposes of depreciation of the Property will be determined based upon the completion of a cost allocation study with respect to the Property.

Philadelphia Multi-Family Market Overview
According to a REIS report on the Philadelphia apartment market published in September 2015, or, the REIS Report, despite being the sixth largest city in the United States by population, the Philadelphia metropolitan area, or the Philadelphia Metro has the lowest number of rental units per capita as compared to other top 10 major markets by population (0.05 apartment units per capita based on 2013 US Census population estimate of 6,034,678). This imbalance coupled with significant population gains over the next five years for Philadelphia (estimated 50,500) should aid absorption and drive demand, despite expected new deliveries to the market. Apartment vacancy should remain compressed, particularly for newer luxury properties within the region. Recently, there has been an increased demand for quality Class A rental housing within the Philadelphia CBD, driven by young professionals and empty nesters moving into Center City. “Echo Boomers,” born between 1979 and 1984, constitute approximately 23% of the total Philadelphia Metro population.

According to REIS, demand is so strong in the 206,500-unit Philadelphia apartment market that a surge of new apartments in mid-2015 was not enough to prevent the already low vacancy rate from falling further. The second quarter 2015 vacancy rate in the Philadelphia area is just 3.0%, according to REIS, down 10 basis points from the prior quarter and 20 basis points since the end of 2014, and less than half the cyclical peak of 6.6% in 2009. The second quarter 2015 Class A vacancy rate is 4.2%, unchanged from the prior quarter and down 20 basis points year-over-year. Demand for apartment units has been strong in Philadelphia for the past five years, with net absorption averaging 2,340 units per year during the 2010 to 2014 period. That is more than double the average annual net absorption for the entire 25 years from 1990 to 2014, at about 1,040. Strong demand, in excess of new supply, continued in the first half of 2015, with 1,010 units of net absorption for Class A properties, and 146 for Class B/C properties.

According to REIS, the Philadelphia Metro is known for its moderate, consistent apartment rent gains, and the second quarter of 2015 was no exception. The average asking rent increased 0.9% from the prior quarter and 2.9% year-over-year to $1,164 per month while the average effective rent rose 1.0% from the prior quarter and 2.9% year-over-year to $1,141 per month, respectively, similar to the gains of 2.8% and 3.1% recorded for all 2014. Following one year of weak rents in 2009, when the asking average was unchanged and the effective average slipped 0.6%, annual rent gains averaged 2.4% asking and 2.9% effective during the five years from 2010 to 2014. The second quarter 2015 Class A asking average is $1,395 per month, up 1.1% from the prior quarter and 2.9% year-over-year.

Our Financing Strategy
Although our governing documents contain limitations related to certain types of debt financing and cross-subsidiary guarantees, in general, these limitations do not limit the amount of indebtedness that the R-1 Series may incur, directly or through its subsidiaries, including the Property R-1 Subsidiaries.  We expect for the R-1 Series to maintain a flexible capital structure and intend to target a ratio of outstanding indebtedness to the R-1 Series' total assets of between 50% and 70%.  Our board of directors will periodically review this target and may modify or eliminate it without the approval of holders of our Series R-1 common shares.
We will consider a number of factors when evaluating the R-1 Series' level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility of the Asset Manager to manage the Property;

•	prepayment penalties, defeasance, and restrictions on refinancing;

•	our long-term objectives with respect to the financing;

•	the R-1 Series' target investment returns;

•	the ability of the Property to generate cash flow sufficient to cover budgeted capital expenditures, tenant improvements and expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt maturities;

•	provisions that require recourse;

•	corporate credit ratios, including debt service and fixed charge coverage, debt to EBITDA, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.
Mortgage Indebtedness

We have received a term sheet from Arbor Commercial Funding for a 10-year commercial mortgage loan, which will enable the Property R-1 Subsidiaries to borrow approximately $52,000,000 of the purchase price of the Property.  The proposed loan, providing for an interest-only payment feature for 5 years followed by 30 years amortization, is expected to bear interest at a fixed rate of 4.25% per annum.  The loan is expected to be secured by a first mortgage lien on the Property.
The Loan will be non-recourse, except that the Property R-1 Subsidiaries will be personally liable (jointly and severally) for all Freddie Mac standard exceptions to non-recourse liability and for environmental compliance and violations, all as set forth more fully in the loan documents. Notwithstanding, based on the loan to value and anticipated debt service coverage, lender will not require a guarantor for the “non-recourse carve-outs”.
Yield maintenance will apply until the loan is securitized. A 2-year lockout period follows, after which defeasance is in effect. During the defeasance period, the loan cannot be prepaid but may be defeased by substituting securities as collateral for the loan, pursuant to the loan documents. During the last 3 calendar months of the loan term, the indebtedness may be prepaid without a premium. If the loan is not securitized within the first 1 year, then yield maintenance applies for the life of the loan. In this event, the loan will be open to prepayment during the entire term. Partial prepayments will not be allowed. The Property R-1 Subsidiaries must pay interest accrual through the last day of the month in which payoff occurs, along with a premium as follows: a) during the prepayment period, the greater of a yield maintenance formula or 1.0% of the unpaid principal balance applies; b) after the prepayment period, a premium equal to 1.0% of the unpaid principal balance continues until the last 3 months of the loan term; and c) no prepayment premium is in effect during the last 3 months of the loan term.
The closing of the mortgage loan is contingent on a number of conditions including the lender’s due diligence, the negotiation and execution of definitive documents relating to the mortgage loan and approval of the lender’s loan committee.  We cannot assure you that the Property R-1 Subsidiaries will be able to enter into the mortgage loan on the terms contemplated by the term sheet or at all.

Our Administrative Agent and ETRE
Our Administrative Agent is a wholly-owned subsidiary of ETRE.  Pursuant to the terms of an administrative services agreement between the R-1 Series and our Administrative Agent, our Administrative Agent will provide certain administrative and advisory services to the R-1 Series and the Property R-1 Subsidiaries as well as a management team and appropriate support personnel. These services include, among others, investor relations and shareholder communications functions for the R-1 Series and assisting the R-1 Series in preparing, reviewing and filing all reports required to be filed by it or us with the SEC, NASDAQ, the Internal Revenue Service and other regulatory agencies. See “Our Administrative Agent-Administrative Services Agreement.” Our Administrative Agent will at all times be subject to the supervision and oversight of our board of directors. We do not expect to have any employees.
Our Administrative Agent has access to ETRE's senior management team, which has extensive experience in identifying, acquiring, financing, analyzing and managing commercial real estate investments, as well as a broad spectrum of other investments related to commercial real estate.  Each of the ETRE team members has at least ten years of commercial real estate investment experience.
ETRE is a real estate financial services and information technology company focused on facilitating the public listing of individual commercial real estate assets to improve access, liquidity and transparency in commercial real estate.  ETRE was founded in 2012 by a team of real estate and technology professionals who seek to bring the benefits of the public equities market to real estate investors through an ecosystem of services that incorporate capital markets advisory, asset management, information technology and tenant analysis services.  In particular, ETRE's capital markets advisory business seeks to enhance access to the public markets with a comprehensive due diligence process to facilitate the public listing of commercial real estate; its asset management business provides investors with information on listed securities related to real estate; and its information technology business provides a web-based proprietary system with an extensive collection of market information that provides investors with analytics technology for listed securities related to real estate.
The Asset and Property Management Agreement and the Asset Manager
The Property R-1 Subsidiaries will engage Core Realty, or the Asset Manager, an affiliate of the Core Limited R-1 Partner, as asset and property manager for the Property after the closing of the purchase and sale transaction.
Subject to the supervision and oversight of the General R-1 Partner, the Asset Manager will be responsible for performing management and administrative functions of the Property R-1 Subsidiaries in respect of the Property.
At the property level, the Asset Manager will be responsible for overseeing real property operations, including tenant leasing, budgeting, cash management and insurance, and for other functions and powers delegated to it by the General R-1 Partner.  In performing its services, the Asset Manager will generally be subject to any applicable restrictions and conditions regarding the activities of the Property R-1 Subsidiaries set forth in our governing documents and the governing documents of the Property R-1 Subsidiaries.
Core Realty is a full-service construction, construction management, investment management, and property management company owned by Michael Samschick that specializes in both commercial and multi-family development projects. Core Realty was founded in 1998 and is operated by Mr. Samschick, who oversees the company's operations and chairs Core Realty's investment committee and has over 30 years of real estate experience.  In addition to Mr. Samschick, Core Realty’s executive team has a combined aggregate of 90 years of experience in acquiring, developing, financing, managing and analyzing real estate assets.
In Core Realty’s latest expansion it has launched a national fund that is acquiring stabilized assets throughout the United States. This new national fund is consistent with Core Realty’s mixed-use and multifamily experience.
Core Realty manages over 60 properties throughout Philadelphia, New Jersey and Georgia - including apartment buildings, retail centers, office buildings and industrial properties.  Core Realty's investments are a combination of independently owned assets and assets owned with high net worth investors and joint venture partners. Core Realty believes that its 17 years of property management experience enables it to maintain great tenant relationships and implement efficient operating cost management systems that are on par with best-in-class operators.
Core Realty’s focus/efforts over the last several years has been assembling, designing and transforming the west side of Philadelphia, Pennsylvania’s Delaware Avenue waterfront. This transformation in the Northern Liberties and Fishtown sections of downtown Philadelphia entails changing an old manufacturing district into trendy entertainment and residential neighborhoods. Some of Core Realty’s recent projects in this area include: (i) a high-end 76,000 square foot boutique apartment renovation in Northern Liberties; (ii) the renovation and lease-up to 98% occupancy of a 147,000 square foot office building along the Delaware River built in 2013; and, (iii) an ongoing renovation of a 145,000 square foot historic metal foundry into an entertainment complex consisting of a 3,000-seat Live Nation concert venue, 40,000 square foot bowling space, a 12,000 square foot distillery and several restaurants.
Core Realty is converting several additional blocks along the Delaware River waterfront into shops, restaurants, offices and retail, attempting to utilize this historic back drop to its fullest potential.
Pursuant to the asset and property management agreement, the Asset Manager will provide the asset management services in exchange for an asset management fee of 3.0% of the Property R-1 Subsidiaries' Effective Gross Revenues (as defined in the asset and property management agreement) during the prior fiscal quarter, calculated and paid in monthly installments in arrears, and the Property R-1 Subsidiaries will reimburse the Asset Manager for fees, costs, and expenses of the Asset Manager incurred on the Property R-1 Subsidiaries' behalf.

The initial term of the asset and property management agreement expires on the date on which the Core Limited R-1 Partner owns, in the aggregate, less than 5.0% of the combined limited partnership interests in the Property R-1 Subsidiaries. During the initial term, the Property R-1 Subsidiaries may only terminate the asset and property management agreement upon 30 days prior written notice in connection with certain cause events involving the Asset Manager. “Cause” is defined as:

•
our Asset Manager's continued material breach of any provision of the asset and property management agreement following a period of 30 days after written notice thereof, unless (i) such material breach, by its nature, is not capable of being cured within such 30 day period and (ii) within such 30 day period, our Asset Manager commences to cure such material breach and thereafter diligently pursues the cure of such material breach and (iii) our Asset Manager causes such material breach to be cured within a reasonable period time thereafter;

•	our Asset Manager's fraud, misappropriation of funds, or embezzlement;

•	our Asset Manager’s gross negligence of duties under the asset and property management agreement;

•
the commencement of any proceeding relating to our Asset Manager’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or our Asset Manager authorizing or filing a voluntary bankruptcy petition;

•	our Asset Manager is convicted (including a plea of nolo contendere) of a felony; or

•
the dissolution of our Asset Manager; provided, that notwithstanding the foregoing, if any conduct specified above is committed by any individual other than any senior executive, then we will have no right to exercise such termination right if the Asset Manager immediately terminates or causes the termination of such individual from employment and makes us whole from the actual financial loss resulting from such conduct.

Following the initial term, the asset and property management agreement will continue, and may be terminated by either party with or without cause upon 30 days prior written notice to the other party. The Asset Manager may also terminate the asset and property management agreement during the initial term with or without cause upon 30 days prior written notice to the Property R-1 Subsidiaries.
In addition, the asset and property management agreement will be terminated following either (a) a distribution to holders of, or redemption of, outstanding Series R-1 common shares in connection with a disposition of all or substantially all of the R-1 Series’ interest in the Property R-1 Subsidiaries, whether held directly or through subsidiaries of the R-1 Series, or the Property R-1 Subsidiaries’ interest in the Property, whether held directly or through subsidiaries of the Property R-1 Subsidiaries, as described under “Description of Series R-1 Common Shares-Redemptions-Redemption in Connection with a Sale of the Property R-1 Subsidiaries or Property” or (b) a redemption of outstanding Series R-1 common shares pursuant to our tender offer policy as described under “Description of Series R-1 Common Shares-Property Dispositions and Tender Offer Policy as to Series R-1 Common Shares (which we refer to, in each case, as a “Property Sale”). The Asset Manager may terminate the asset and property management agreement upon a redemption of all outstanding Series R-1 common shares in exchange for equity securities in the Series R-1 subsidiaries, other than a redemption pursuant to our tender offer policy. No termination fee will be payable by either party upon a termination event.

Master Lease
Under the terms of the purchase and sale agreement for the Property, Core Realty will enter into a master lease for all of the vacant commercial space at the Property as of the closing, which currently consists of 19,138 square feet of vacant space. The master lease commences upon the closing of the purchase and sale transaction and requires Core Realty, among other matters, to pay annual rent of $27.00 per square foot (net to us) for such vacant space. As a result, the master lease will permit us to achieve 100% economic occupancy of the aggregate 28,860 square feet of commercial space at the Property for 18 months (including the existing lease for 9,722 square feet). The material business terms of the master lease are as follows:

Term:	18 months from the closing
Base Rent:	$27.00 per square foot (net)
Annual Rent: $516,726
Monthly Installments: $43,061
Reimbursements:	Core Realty will be responsible for its proportionate share of all operating expenses and taxes of the Property (currently approximately $6.00 per square foot)
Replacement Tenant:
We will have the right to lease all or a portion of the master-leased space to a new tenant without the consent of Core Realty provided the rent per square foot under the new lease is $27.00 or greater and (ii) Core Realty will have the right to lease all or a portion of the master-leased space to a new tenant that has been approved by us.

Ongoing Core Realty Obligations for Replacement Lease:
We will enter into new direct leases with the new tenant but Core Realty will still be responsible for paying rent and other obligations under the master lease if the new tenant defaults under during the 18-month term of the master lease.

Default Remedies:
If there is a non-payment default by Core Realty, any distributions payable to the Core Limited R-1 Partner pursuant to the limited partnership agreements of the Property R-1 Subsidiaries will instead be distributed to us until 150% of the defaulted amount has been distributed to us. In addition, a default by Core Realty under the master lease will give us the right to terminate the asset and property management agreement and replace Core Realty as the Asset Manager

We cannot give any assurances as to whether Core Realty or we will be able to enter into new leases with replacement tenants prior to the end of the term of the master lease nor or the future financial viability of any such replacement tenants.
Competition
The leasing of multi-family properties is highly competitive in the greater Philadelphia metro area. The R-1 Series and the Property R-1 Subsidiaries will compete with numerous acquirers, developers, owners and operators of commercial real estate, many of which own or may seek to acquire or develop properties similar to the Property in the same market in which the Property is located.  The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased.  In addition, the R-1 Series and the Property R-1 Subsidiaries will face competition from other real estate companies including other REITs, private real estate funds, domestic and foreign financial institutions, life insurance companies, pension trusts, partnerships, individual investors and others that may have greater financial resources or access to capital than the R-1 Series and the Property R-1 Subsidiaries.  If the R-1 Series' and the Property R-1 Subsidiaries’ competitors offer space at rental rates below current market rates, below the rental rate the R-1 Series and the Property R-1 Subsidiaries currently charge the tenants, in better locations within the Property's market or in higher quality facilities, the R-1 Series and the Property R-1 Subsidiaries may lose potential tenants and we may be pressured to reduce the Property's rental rates below the rates that the R-1 Series and the Property R-1 Subsidiaries currently charge or offer other concessions in order to retain the tenants when the tenants’ leases expire.

Insurance
The Property R-1 Subsidiaries, and the R-1 Series will maintain all applicable lines of insurance on the Property and its operations.  The amount and scope of insurance coverage provided by the policies maintained will be customary for similarly situated multi-family properties in Philadelphia. We believe the amount of insurance coverage the Property R-1 Subsidiaries and the R-1 Series will have on the Property will be adequate.  We cannot assure you that in the future insurance will be available at a reasonable cost or that the Property R-1 Subsidiaries or the R-1 Series will be able to maintain adequate levels of insurance coverage on the Property.  In addition, we cannot give any assurances as to the future financial viability of their insurers or that the insurance coverage provided will fully cover all losses on the Property upon the occurrence of a catastrophic event.

Our Policies with Respect to Certain Other Activities
If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities of the R-1 Series or by the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods.  In the event that our board of directors determines to raise additional equity capital in respect of the R-1 Series, it has the authority, without shareholder approval, to authorize us to issue additional Series R-1 common shares or other classes of shares of the R-1 Series, including preferred shares, in any manner (including in exchange for cash or property) and on such terms and for such consideration as it deems appropriate, at any time.
We may repurchase or otherwise reacquire our Series R-1 common shares and may engage in such activities in the future. The R-1 Series does not intend to engage in trading, underwriting or agency distribution or sale of securities of other issuers. The R-1 Series has not in the past, and is not expected in the future, to invest in the securities of other issuers for the purpose of exercising control over such issuers. The R-1 Series has not made any loans to third parties, although the R-1 Series may in the future make loans to third parties, including, without limitation, to the Property R-1 Subsidiaries. The R-1 Series intends to make investments in such a way that we will not be treated as an investment company under the 1940 Act.
The primary business of the R-1 Series will be to own its interest in the Property R-1 Subsidiaries, which will own and operate the Property.
In our quarterly and annual reports and earnings releases, we intend to provide shareholders with price per unit, revenue per unit, and other information regarding the Property.
Our board of directors may change any of these policies at any time without prior notice to, or a vote of, our shareholders.
Distribution Reinvestment Plan
In the future, we may adopt a distribution reinvestment plan that will permit holders of Series R-1 common shares who elect to participate in the plan to have their cash distributions reinvested in additional Series R-1 common shares.  As a result, if our board of directors authorizes, and we declare, a cash distribution, then such shareholders who have elected to participate in our distribution reinvestment plan will have their cash distribution reinvested in additional Series R-1 common shares, rather than receiving the cash distribution. The expected use of proceeds from such reinvestments will be to add to the reserves available to operate the Property.
Staffing
The R-1 Series is managed by our Administrative Agent pursuant to the administrative services agreement between our Administrative Agent and the R-1 Series.  All of our officers are employees of our Administrative Agent or its affiliates.  We will have no employees upon completion of this offering.  See "Our Administrative Agent and the Administrative Services Agreement—Administrative Services Agreement."
Operating and Regulatory Structure
General
The Property is subject to various laws, ordinances and regulations, including regulations relating to common areas.  Upon acquisition, we believe the Property will have the necessary permits and approvals to operate its business.
Americans with Disabilities Act
The Property must comply with Title III of the ADA, to the extent that the Property is a "public accommodation" as defined by the ADA.  The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of the Property where such removal is readily achievable.  We believe the Property is in substantial compliance with the ADA and that neither the R-1 Series nor its subsidiaries will be required to make substantial capital expenditures to address the requirements of the ADA.  However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants.  The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess the Property and to make alterations as appropriate in this respect.

Environmental Matters
Under various federal, state and/or local laws, ordinances and regulations, as a current or former owner or operator of real property, the R-1 Series may be liable for costs and damages resulting from the presence or release of hazardous substances, waste, or petroleum products at, on, in, under or from such property, including costs for investigation or remediation, natural resource damages, or third party liability for personal injury or property damage.  These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such materials, and the liability may be joint and several.  The Property may be impacted by contamination arising from current or prior uses of the Property or adjacent properties for commercial, industrial or other purposes.  Such contamination may arise from spills of petroleum or hazardous substances or releases from tanks used to store such materials.  The R-1 Series also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when we arrange for disposal or treatment of hazardous substances at such facilities, without regard to whether we comply with environmental laws in doing so.  The presence of contamination or the failure to remediate contamination on the Property may adversely affect the ability to attract and/or retain tenants, and the ability to develop or sell or borrow against the Property.  In addition to potential liability for cleanup costs, private plaintiffs may bring claims for personal injury, property damage or for similar reasons.  Environmental laws also may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination.  Moreover, if contamination is discovered on the Property, environmental laws may impose restrictions on the manner in which the Property may be used or how businesses may be operated on the Property.
In addition, the Property is subject to various federal, state and local environmental and health and safety laws and regulations.  Noncompliance with these environmental and health and safety laws and regulations could subject the R-1 Series or the tenants to liability.  These liabilities could affect the tenants' ability to make rental payments to the R-1 Series.  Moreover, changes in laws could increase the potential costs of compliance with such laws and regulations or increase liability for noncompliance.  This may result in significant unanticipated expenditures or may otherwise materially and adversely affect the R-1 Series' operations, or those of the Property's tenants, which could in turn have a material adverse effect on the R-1 Series.  The R-1 Series may require its tenants to comply with environmental and health and safety laws and regulations and to indemnify the R-1 Series for any related liabilities in its leases with them.  But in the event of the bankruptcy or inability of any of such tenants to satisfy such obligations, the R-1 Series may be required to satisfy such obligations.  We are not presently aware of any instances of material non-compliance with environmental or health and safety laws or regulations at the Property, and, upon acquisition, we believe that the R-1 Series and/or the tenants will have all material permits and approvals necessary under current laws and regulations to operate the Property.
As the owner or operator of real property, the R-1 Series may also incur liability based on various building conditions.  For example, buildings and other structures on the Property may contain, or may have contained, asbestos-containing material, or ACM.  Environmental and health and safety laws require that ACM be properly managed and maintained and may impose fines or penalties on owners, operators or employers for non-compliance with those requirements.  These requirements include special precautions, such as removal, abatement or air monitoring, if ACM would be disturbed during maintenance, renovation or demolition of a building, potentially resulting in substantial costs.  In addition, the R-1 Series may be subject to liability for personal injury or property damage sustained as a result of releases of ACM into the environment.  We are not presently aware of any material liabilities related to building conditions, including any instances of material non-compliance with asbestos requirements or any material liabilities related to asbestos.
In addition, the Property may contain or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage or costs for remediation.  When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time.  Some molds may produce airborne toxins or irritants.  Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria.  Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions.  As a result, the presence of significant mold or other airborne contaminants at the Property could require the R-1 Series to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the Property or increase indoor ventilation.  In addition, the presence of significant mold or other airborne contaminants could expose the R-1 Series to liability from its tenants, employees of the tenants or others if property damage or personal injury occurs.  We are not presently aware of any material adverse indoor air quality issues at the Property.

Implications of Being an Emerging Growth Company
We are an "emerging growth company" as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various disclosure and reporting requirements that are otherwise generally applicable to public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an "emerging growth company."  We will cease to be an "emerging growth company" on the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) December 31 of the fiscal year in which we become a "large accelerated filer" as defined in Rule 12b‑2 under the Exchange Act, which would occur if the fair market value of our common shares that are held by non‑affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, (iii) the date on which we have issued more than $1.0 billion in non‑convertible debt securities during the preceding three-year period or (iv) the end of the fiscal year following the fifth anniversary of our initial public offering.  We have irrevocably opted out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not "emerging growth companies."  If we take advantage of one or more of these exemptions, we do not know if investors will find our Series R-1 common shares or the common shares of any other Series we may establish in the future less attractive as a result.  If they do, there would likely be a less active trading market for our securities than would otherwise be the case.
Legal Proceedings
Neither we nor our Administrative Agent is currently subject to any legal proceedings.

OUR ADMINISTRATIVE AGENT AND THE ADMINISTRATIVE SERVICES AGREEMENT
Set forth below is certain information regarding our Administrative Agent, the personnel of ETRE and the administrative services agreement related to the R-1 Series and the Property R-1 Subsidiaries. The R-1 Series will enter into an administrative services agreement with our Administrative Agent, a recently formed wholly-owned subsidiary of ETRE Financial, LLC.  Our Administrative Agent is member-managed and controlled by ETRE Financial, LLC. Pursuant to the terms of the administrative services agreement, our Administrative Agent will provide administrative and advisory services to the R-1 Series and the Property R-1 Subsidiaries, as well as a management team and appropriate support personnel.  Our Administrative Agent will at all times be subject to the supervision and oversight of our board of directors. We do not expect to have any employees.
General
All of our officers are employees of our Administrative Agent or its affiliates.  The executive offices of our Administrative Agent are located at 44 Wall Street, New York, New York, 10005, and the telephone number of our Administrative Agent's executive offices is (212) 596-7225.
Executive Officers and Key Personnel of ETRE
The following table sets forth certain information with respect to each of the executive officers:

Executive officer	Age	Position held with ETRE	Position held with our Company
Paul Frischer	55	Founding Member; President and Chief Executive Officer; member of Board of Managers	President and Chief Executive Officer; Director
Jesse Stein	37	Founding Member; Chief Operating Officer; member of Board of Managers	Chief Operating Officer and Secretary; Director
Darren Glickman	47	Chief Financial Officer	Chief Accounting Officer
Biographical Information
Set forth below is biographical information for the key personnel of ETRE.
Paul Frischer, is a founding member of ETRE Financial, LLC, and has served as its President and Chief Executive Officer and as a member of its Board of Managers since August 2012. Mr. Frischer has served as our President and Chief Executive Officer and as a member of our board of directors since May 2015. Mr. Frischer also serves as the President and Chief Executive Officer and is a member on the board of directors of ETRE REIT, LLC, a company sponsored by ETRE Financial, LLC.  Prior to joining ETRE Financial, LLC, Mr. Frischer was Executive Managing Director of Research and Real Estate Strategies at Newmark Knight Frank, a commercial real estate advisory firm, from January 2009 to February 2012, and was responsible for directing Newmark Knight Frank's national research platform and providing market and property analysis for various operating units.  Mr. Frischer is also the Founder and managing member of Rexx Index LLC, formed in 2006, a leading benchmark provider in the emerging real estate derivatives market that utilizes algorithmic and econometric models to standardize commercial real estate in premier U.S. markets.  Earlier in his career, from 2002 to 2005, Mr. Frischer was with UBS Financial Services, where he specialized in a self-employed 401K platform to service leading residential real estate firms in New York and Connecticut.  As part of his involvement with portfolio management at UBS, Mr. Frischer also worked on structured ABS investments for alternative energy and shipping interests.  In addition to these activities, Mr. Frischer has been the President and Chief Executive Officer of Frischer Kranz, Inc., since 1999, and has been involved with numerous industries inclusive of printing, logistics, and real estate.  Mr. Frischer holds an E.M.B.A. from the Stern School of Business at New York University and is a graduate of Bucknell University. Mr. Frischer was selected to serve as a member of our board of directors because of his leadership qualities and extensive real estate experience.

Jesse Stein, is a founding member of ETRE Financial, LLC has served as a member of its Board of Managers since August 2012.  Mr. Stein has served as our Chief Operating Officer and Secretary and as a member of our board of directors since May 2015. Mr. Stein also serves as Chief Operating Officer and Secretary and is a member on the board of directors of ETRE REIT, LLC, a company sponsored by ETRE Financial, LLC. Mr. Stein previously served as the Executive Vice President of Acquisitions for United Realty Advisors, LP, an affiliate of United Realty Partners, LLC, or United Realty Partners, a privately held real estate investment and advisory firm from September 2011 through June 2013.  Prior to joining United Realty Partners, Mr. Stein was a Managing Director at Multi Capital Group, a boutique real estate and investment banking firm that specializes in equity and debt placement, capital structuring, and principal investment activity.  Mr. Stein was employed by Multi Capital Group from September 2005 until December 2008 and from March 2011 until September 2011.  From January 2009 to March 2011, Mr. Stein was a Principal at The FoxStone Group, a real estate advisory firm that provides services such as capital structuring, financial analysis, market research, due diligence, and investment sourcing.  Mr. Stein spent five years as a proprietary equities trader at JGM Securities (September 2000 to July 2001), Numina Capital (August 2001 to June 2003), and Spectrum Capital Partners (August 2003 to September 2005).  Mr. Stein holds a Bachelor's Degree in Industrial and Labor Relations from Cornell University and a Masters Degree in Real Estate Investments from New York University.  Mr. Stein was selected to serve as a member of our board of directors because of his significant real estate capital markets experience.

Darren Glickman is the Chief Financial Officer of ETRE Financial, LLC and serves as our Chief Accounting Officer. Mr. Glickman also serves as Chief Accounting Officer of ETRE REIT, LLC, a company sponsored by ETRE Financial, LLC. Mr. Glickman came to ETRE Financial, LLC from Paramount Group, Inc. in November of 2014, where he was a Vice President responsible for financial and investor reporting for a series of private real estate funds. Mr. Glickman joined Paramount in January of 2012 from Aetos Capital, LLC, where he was the Chief Financial Officer for a series of opportunity funds with $10 billion of real estate investments in Japan, China and South Korea. Prior to joining Aetos Capital, LLC in January of 2003, Mr. Glickman was a Vice President in the Investment Accounting division of Goldman, Sachs & Co., where he focused primarily on accounting and reporting for the Whitehall Funds. Prior to joining Goldman, Sachs & Co. in June of 1998, Mr. Glickman was an audit manager in the Real Estate Services division of Deloitte & Touche LLP, where he began his real estate finance career in 1993. Mr. Glickman is a Certified Public Accountant in New York State and holds a Bachelor of Business Administration in Accounting from Baruch College.
Inter-Series Conflict Resolution Committee
Our board of directors has adopted the Inter-Series Policy, which is administered by our Administrative Agent and has been designed to govern the operating relationships among the Series, address conflicts of interest among the Series and promote the fair allocation of sale, financing, leasing and other business opportunities among the real properties owned by the different Series.  See "Management—Inter-Series Relationship, Conflicts of Interest and Opportunity Allocation Policy."  Upon completion of this offering, our Administrative Agent will establish an inter-series conflict resolution committee, the purpose of which will be to administer, on behalf of the Administrative Agent, certain provisions of the Inter-Series Policy.  The inter-series conflict resolution committee will be comprised of Jay Anderson, Samuel Fuller and Jesse Stein, two of whom are independent directors.  The inter-series conflict resolution committee will meet as frequently as it believes is necessary.
Administrative Services Agreement
The R-1 Series will enter into the administrative services agreement with our Administrative Agent effective upon the closing of this offering.  Pursuant to the terms of the administrative services agreement, our Administrative Agent will perform certain services for the R-1 Series and the Property R-1 Subsidiaries, subject to oversight by our board of directors.
These services include, among others, investor relations and shareholder communications functions for the R-1 Series and assisting the R-1 Series in preparing, reviewing and filing all reports required to be filed by it or us with the SEC, NASDAQ, the Internal Revenue Service and other regulatory agencies.

Specifically, our Administrative Agent will perform (or cause to be performed) such services and activities relating to our assets and operations described below:
•investigating, selecting and, on behalf of the R-1 Series and its subsidiaries, engaging and conducting business with and supervising the performance of such persons as our Administrative Agent deems necessary to the proper performance of its obligations under the administrative services agreement (including consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositories, custodians, agents for collection, insurers, insurance agents, banks, securities investment advisors, the registrar and the transfer agent and any and all agents for any of the foregoing), including affiliates of our Administrative Agent and persons acting in any other capacity deemed by our Administrative Agent to be necessary or desirable for the performance of any of the foregoing services (including entering into contracts in the name of the R-1 Series and its subsidiaries with any of the foregoing);

•consulting with our officers and directors and assisting the directors in the formulation and implementation of the R-1 Series’ financial policies and, as necessary, furnishing our board of directors with advice and recommendations with respect to the investment objectives and policies of the R-1 Series and in connection with any borrowings (or refinancing of borrowings) proposed to be undertaken by the R-1 Series or its subsidiaries;

•(A) arranging for financing and refinancing and making other changes in the asset or capital structure of the R-1 Series and its subsidiaries; (B) actively overseeing and managing the R-1 Series for purposes of meeting the R-1 Series’ investment objectives; (C) overseeing, supervising and evaluating affiliated and non-affiliated asset managers and property managers who perform services for the R-1 Series and its subsidiaries; (D) overseeing affiliated and non-affiliated persons with whom our Administrative Agent contracts to perform certain of the services required to be performed under the administrative services agreement; and (E) managing accounting and other recordkeeping functions for the R-1 Series and overseeing accounting and other recordkeeping functions for its subsidiaries, including reviewing and analyzing the capital and operating budgets and generating an annual budget for the R-1 Series;

•negotiating on behalf of the R-1 Series and its subsidiaries with banks or other lenders for loans to be made to the R-1 Series and its subsidiaries, and negotiating with investment banking firms and broker-dealers on behalf of the R-1 Series and its subsidiaries, or negotiating private sales of the Series R-1 common shares or obtaining loans for the R-1 Series and its subsidiaries, but in no event in such a manner that our Administrative Agent will be acting as broker-dealer or underwriter; provided, however, that any fees and costs payable to third parties incurred by our Administrative Agent in connection with the foregoing will be the responsibility of the R-1 Series and its subsidiaries;

•from time to time, or at any time reasonably requested by the board of directors, making reports to our board of directors, on our Administrative Agent's performance of services to the R-1 Series and the Property R-1 Subsidiaries under the administrative services agreement, including reports with respect to potential conflicts of interest involving our Administrative Agent or any of its affiliates;

•performing investor relations and shareholder communications functions for the R-1 Series;

•rendering such services to the R-1 Series and/or to the Property R-1 Subsidiaries as may be reasonably determined by the board of directors consistent with the terms and conditions in the administrative services agreement;

•maintaining the R-1 Series’ and its subsidiaries accounting and other records and assisting the R-1 Series in preparing, reviewing and filing all reports required to be filed by it or us with the SEC, NASDAQ, the IRS and other regulatory agencies;

•doing all things reasonably necessary to assure its ability to render the services described in the administrative services agreement; and

•making recommendations to our board of directors with respect to follow-on offerings, tender offers in respect of the Series R-1 common shares, dispositions of the Property and other significant transactions.

Notwithstanding the foregoing, (i) during the term of the asset and property management agreement between the Property R-1 Subsidiaries and the Asset Manager, the Asset Manager will be responsible for performing all day-to-day management and administrative functions at the property level, including overseeing real property operations of the R-1 Series’ subsidiaries (i.e. tenant leasing, construction and renovation, budgeting, cash management and insurance), subject to and in accordance with the terms of the asset and property management agreement, (ii) during the term of the asset and property management agreement, to the extent that any services under the administrative services agreement overlap with or conflict with the services to be provided by and delegated to the Asset Manager, then the asset and property management agreement shall apply to such services and the Administrative Agent will not provide such services, and (iii) notwithstanding any other provision in this the administrative services agreement to the contrary, our Administrative Agent shall at all times be subject to any applicable restrictions and conditions regarding the activities of the R-1 Series and/or its subsidiaries set forth in the governing documents of our Company, the R-1 Series, the Property R-1 Subsidiaries and/or any other subsidiary.

Pursuant to the administrative services agreement, our Administrative Agent does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors or the General R-1 Partner in following or declining to follow its advice or recommendations.  In addition, to the extent that officers of our Administrative Agent also serve as our officers, these officers owe us duties under Delaware law in their capacity as our officers.  Under the administrative services agreement, our Administrative Agent, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our Administrative Agent and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our Administrative Agent are not liable to us, the R-1 Series, the Property R-1 Subsidiaries, our directors, the General R-1 Partner, our shareholders or any subsidiary's shareholders or partners for acts or omissions performed in accordance with and pursuant to the administrative services agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the administrative services agreement, as determined by a final non-appealable order of a court of competent jurisdiction.  The R-1 Series will indemnify our Administrative Agent, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our Administrative Agent and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our Administrative Agent with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Administrative Agent not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the administrative services agreement.  Our Administrative Agent indemnifies us, the R-1 Series, the Property R-1 Subsidiaries, the General R-1 Partner, our shareholders, members and partners with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Administrative Agent constituting bad faith, willful misconduct, gross negligence, or reckless disregard of its duties under the administrative services agreement, as determined by a final non-appealable order of a court of competent jurisdiction, or any claims by ETRE's personnel relating to the terms and conditions of their employment by our Administrative Agent or ETRE.  Notwithstanding the foregoing, our Administrative Agent carries errors and omissions and other customary insurance. Our Administrative Agent is expected to provide similar services for each of our Series and Property Subsidiaries, and we expect that each Series that we establish from time to time and the Property Subsidiary related to such Series will enter into an administrative services agreement on similar terms and conditions.
The administrative services agreement may be amended or modified by written agreement among the R-1 Series and our Administrative Agent.
The administrative services agreement will have an indefinite term, but may be terminated by our Administrative Agent or the R-1 Series under certain circumstances.  The R-1 Series may terminate the administrative services agreement with our Administrative Agent at any time with 30 days prior written notice from our board of directors for cause, which is defined as:

•
our Administrative Agent's continued material breach of any provision of the administrative services agreement following a period of 30 days after written notice thereof, unless (i) such material breach, by its nature, is not capable of being cured within such 30 day period and (ii) within such 30 day period, our Administrative Agent commences to cure such material breach and thereafter diligently pursues the cure of such material breach and (iii) our Administrative Agent causes such material breach to be cured within a reasonable period time thereafter;

•	our Administrative Agent's fraud, misappropriation of funds, or embezzlement against any Series of our Company;

•	our Administrative Agent's gross negligence of duties under the administrative services agreement;

•
the commencement of any proceeding relating to our Administrative Agent's Bankruptcy (as defined below) or insolvency, including an order for relief in an involuntary bankruptcy case or our Administrative Agent authorizing or filing a voluntary bankruptcy petition;

•	our Administrative Agent is convicted (including a plea of nolo contendere) of a felony; or

•	the dissolution of our Administrative Agent.
For purposes of the above, “Bankruptcy” means (a) the filing by our Administrative Agent of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or our Administrative Agent’s filing an answer consenting to or acquiescing in any such petition, (b) the making by our Administrative Agent of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of our Administrative Agent, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against our Administrative Agent of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law.
Unsatisfactory financial performance does not constitute "cause" under the administrative services agreement.

In addition, the administrative services agreement will be terminated following either (a) a distribution to holders of, or redemption of, outstanding Series R-1 common shares in connection with a disposition of all or substantially all of the R-1 Series' interest in the Property R-1 Subsidiaries, whether held directly or through subsidiaries of the R-1 Series, or the Property R-1 Subsidiaries' interest in the Property, whether held directly or through subsidiaries of the Property R-1 Subsidiaries, as described under "Description of Series R-1 Common Shares-Redemptions-Redemption in Connection with Sale of the Property R-1 Subsidiaries or Property" or (b) a redemption of outstanding Series R-1 common shares pursuant to our tender offer policy as described under "Description of Series R-1 Common Shares-Property Dispositions and Tender Offer Policy as to Series R-1 Common Shares (which we refer to, in each case, as a "Property Sale").
Our Administrative Agent may also terminate the administrative services agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event.  In addition, if the R-1 Series or the Property R-1 Subsidiaries defaults in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to the R-1 Series (unless (i) such default, by its nature, is not capable of being cured within such 30 day period and (ii) within such 30 day period, the R-1 Series or the Property R-1 Subsidiaries commence to cure such default and thereafter diligently pursues the cure of such default and (iii) the R-1 Series or the Property R-1 Subsidiaries cause such default to be cured within a reasonable period time thereafter), our Administrative Agent may terminate the management agreement upon 60 days written notice.
The administrative services agreement may not be assigned by our Administrative Agent without the approval of a majority of the board of directors (including a majority of the independent directors), provided however that our Administrative Agent may assign the agreement to any of its affiliates without the consent of a majority of the independent directors.  The Administrative Agent may assign any rights to receive fees or other payments under the administrative services agreement to any person without obtaining the approval of the board of directors.  The R-1 Series generally cannot assign the administrative services agreement without the consent of our Administrative Agent.  In connection with a redemption of all outstanding Series R-1 common shares in exchange for equity interests in the Property R-1 Subsidiaries as described under "Description of Series R-1 Common Shares Redemptions—Redemption in Exchange for Interests of the Property R-1 Subsidiaries at Option of our Board of Directors," all rights and obligations of the R-1 Series under the administrative services agreement will be automatically assigned to the Property R-1 Subsidiaries, unless our Administrative Agent elects to terminate the agreement in connection with such redemption.
Administrative Services Fees and Expenses
Neither we nor the R-1 Series maintains an office or employs personnel.  Instead, we rely on the facilities and resources of our Administrative Agent to provide certain administrative and advisory services to the R-1 Series and the Property R-1 Subsidiaries.
Administrative Services Fee and Administrative Sale Fee
The R-1 Series will pay a $500,000 one-time administrative services fee to our Administrative Agent upon the closing of this offering.  Thereafter, the R-1 Series will pay our Administrative Agent a quarterly administrative services fee in an amount equal to $50,000 per quarter plus 2.00% of the Property R-1 Subsidiaries' net operating income during the prior fiscal quarter. The administrative services fee shall be payable upon the closing of this offering, and quarterly thereafter in cash.
For purposes of calculating the quarterly administrative services fee, the net operating income means the R-1 Series’ net income during the fiscal quarter (as determined in accordance with GAAP), plus (i) total depreciation and amortization, net interest expense and marketing, general and administrative expenses during such fiscal quarter, and (ii) one-time events pursuant to changes in GAAP and certain non-cash items during such fiscal quarter with the approval of a majority of our independent directors.
Following a Property Sale, the R-1 Series and the Property R-1 Subsidiaries will pay our Administrative Agent an administrative sale fee, in cash, in an amount equal to 1.00% of the R-1 Series’ total capitalization at the end of the month immediately preceding a Property Sale. For purposes of calculating the administrative sale fee, total capitalization is equal to the sum of the R-1 Series’ total debt, members’ capital, retained earnings and noncontrolling interests in the Property R-1 Subsidiaries.  No administrative sale fee shall be payable to our Administrative Agent in respect of any Property Sale that occurs during the first year following the closing of this offering if the total consideration paid by the purchaser (including any indebtedness assumed by the purchaser) in connection with the disposition of the R-1 Series’ interest in the Property R-1 Subsidiaries or the Property or in respect of the Series R-1 common shares tendered pursuant to the purchase offer, tender offer or exchange offer related to such Property Sale, as applicable, is less than the aggregate value paid by the R-1 Series in connection with the acquisition of its interest in the Property R-1 Subsidiaries pursuant to the purchase and sale transaction (i.e., $78.0 million, subject to adjustments set forth in the purchase and sale agreement).

Our Administrative Agent will use the proceeds from its administrative services fee, and expects to use the proceeds from any administrative sale fee, in part to pay compensation to ETRE’s officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.  The R-1 Series and the Property R-1 Subsidiaries do not reimburse our Administrative Agent or its affiliates for the salaries and other compensation of ETRE’s personnel to the extent that such personnel perform services for which our Administrative Agent receives the administrative services fee.  Our Administrative Agent will also use the proceeds from its administrative services fee to pay certain non-property level expenses associated with the ordinary course of business and operations of the R-1 Series and its subsidiaries, including:

•	accounting and other expenses related to the administration of non-property-level audits (including the fees and expenses of the accountants of the R-1 Series);

•
the preparation, printing and mailing of all filings made under the Exchange Act, including Forms 10-K, 10-Q and 8-K, and proxy statements (except as set forth below under “-Reimbursement of Property-Level Expenses”);  and

•	insurance for our directors and officers (unless such director or officer is associated solely with the R-1 Series).

Reimbursement of Expenses
The R-1 Series and the Property R-1 Subsidiaries will pay all fees, costs and expenses of the R-1 Series other than those specifically required to be borne by our Administrative Agent under the administrative services agreement (except to the extent such fees, costs and expenses shall be borne by the Property R-1 Subsidiaries pursuant to their respective partnership agreements or by the Asset Manager pursuant to the asset and property management agreement). These expenses include, but are not limited to:

•
expenses associated with the listing of the Series R-1 common shares (or any other securities of our Company associated with the R-1 Series or of any subsidiary of our Company or any subsidiary of the R-1 Series) on the NASDAQ or other national securities exchange, if applicable, or with the formation of the R-1 Series or any subsidiary thereof and the offering, issuance and distribution of the Series R-1 common shares (or any other securities of our Company associated with the R-1 Series or of any subsidiary of our Company or any subsidiary of the R-1 Series), such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;

•	expenses of organizing, revising, amending, converting, modifying or terminating the R-1 Series or any subsidiary thereof; and

•
expenses related to the preparation, printing and mailing of any proxy statements or other SEC filings in connection with any shareholder proposal, disposition, tender offer or redemption relating to the Property, the R-1 Series, the Property R-1 Subsidiaries and/or any other subsidiary of the R-1 Series.

However, to the extent our Administrative Agent advances the fees, costs and expenses that it is not obligated to pay under the administrative services agreement, the R-1 Series will reimburse our Administrative Agent for such fees, costs and expenses. Expense reimbursements shall be payable monthly in cash.
To the extent any of the foregoing expenses are allocable to both the R-1 Series and any other Series we establish in the future, such expenses will be allocated to the respective Series in accordance with the inter-series relationship, conflicts of interest and opportunity allocation policy.  See "Management-Inter-Series Relationship, Conflicts of Interest and Opportunity Allocation Policy."
License Agreement
Prior to the completion of the offering, we will enter into a license agreement with ETRE pursuant to which ETRE will grant us a non-exclusive, royalty free license to use the name "ETRE Residential, LLC." Other than with respect to this license, we will have no legal right to use the "ETRE" name.  In the event we no longer have any administrative services agreements with our Administrative Agent, we would be required to change our name to eliminate the use of "ETRE."

MANAGEMENT
Our Directors, Director Nominees and Officers
ETRE Financial, LLC, an affiliate of our Administrative Agent, as the managing member of our Company, will have the sole power to (i) nominate and elect all directors to our board of directors, (ii) set the number of directors of our board of directors, (iii) remove any director, with or without cause, at any time and (iv) fill any vacancies on our board of directors.  ETRE Financial, LLC has nominated and elected our initial board of directors.  ETRE Financial, LLC is partially owned and controlled by its founding members, Paul Frischer and Jesse Stein, who also serve, respectively, as President and Chief Executive Officer and Chief Operating Officer and Secretary of our Company.  Each of our directors holds office for an annual term, or until his or her resignation or removal by ETRE Financial, LLC. Our officers serve at the pleasure of our board of directors.
Our Board is currently comprised of two members. Effective upon completion of this offering, ETRE Financial, LLC will increase the size of the board to five directors and will appoint three additional directors who are independent within the criteria established by the NASDAQ for independent board members.  Following these appointments, we expect that our board of directors will consist of five directors.
In addition, effective upon completion of this offering, our board of directors will establish an audit committee, compensation committee and nominating and corporate governance committee that have the responsibilities described below under "—Corporate Governance—Board of Directors and Committees."
The following table sets forth certain information about our directors, director nominees, executive officers and other key personnel.

Name	Age	Position Held with Our Company
Paul Frischer	55	President and Chief Executive Officer; Director
Jesse Stein	37	Chief Operating Officer and Secretary; Director
Darren Glickman	47	Chief Accounting Officer
Jay Anderson	59	Director Nominee(1)
Mark Filanowski	61	Director Nominee(1)
Samuel Fuller	54	Director Nominee(1)

(1)         Independent within the criteria established by the NASDAQ.
                Each of Mr. Frischer and Mr. Stein may be deemed to be a promoter with respect to this offering, within the meaning of such terms under the Securities Act, by virtue of their having co-founded our Company.  Mr. Frischer and Mr. Stein are our only promoters.
Biographical Information
Directors and Officers
For biographical information on Paul Frischer, Jesse Stein, and Darren Glickman see "Our Administrative Agent and the Administrative Services Agreement—Executive Officers and Key Personnel of ETRE." Additional biographical information of the directors and director nominees of our Company is outlined below.
Jay Anderson.  Mr. Anderson serves as the Chief Operating Officer of The Feil Organization, a private real estate development and management firm with over 26 million square feet of retail, commercial, and industrial properties, more than 5,000 residential units, as well as hundreds of net-leased properties and thousands of acres of undeveloped land under management.  Mr. Anderson has served in this position for over five years and has been with The Feil Organization for over 34 years in numerous positions.  Mr. Anderson is also a founding partner of RCG Longview, a real estate finance company.  He is responsible for RCG Longview's acquisition and financing functions as well as managing the lending and investment process for the organization's entire investment portfolio.  His prior experience includes positions with Deloitte Haskins & Sells as well as W.R. Grace & Company's Consumer Services Group.  Mr. Anderson has a B.S. in Accounting from Brooklyn College and an M.B.A. in Finance & Taxation from New York University.  He is a member of the M&T Real Estate Advisory Board and a Trustee of Kean University and The Starlight Children's Foundation.  Mr. Anderson was selected to serve as a member of our board of directors because of his significant private real estate and debt market experience.

Mark Filanowski. Mr. Filanowski is a founding partner of Intrepid Shipping, LLC which was formed in 2002. Intrepid Shipping manages a fleet of six ocean-going vessels employed in dry bulk and chemical parcel businesses, and also manages a portfolio of residential mortgages and participates in investments in the medical technology field. Mr. Filanowski was previously a Director, Senior Vice President and Chief Financial Officer of Marine Transport Corporation from 1998 until 2001. Prior thereto, Mr. Filanowski was Senior Vice President of Marine Transport Lines, Inc. (MTL), a predecessor company of Marine Transport Corporation, where he served as MTL's Chief Financial Officer, and headed vessel operations and ship management from 1994 to 1998, and as Chief Financial Officer from 1989 to 1994. From 1984 to 1988, Mr. Filanowski served as Vice President and Controller of Armtek Corporation, and from 1976 to 1984 he was a Certified Public Accountant and served as Audit and Tax Manager at Ernst & Young. Mr. Filanowski is also a director at Pangaea Logistics Solutions Ltd. Mr. Filanowski graduated from the University of Connecticut and received an M.B.A. from New York University. Mr. Filanowski was selected to serve as a member of our board of directors because of his extensive public market and accounting experience.

Samuel Fuller. Mr. Fuller has served as the President of Fuller Development, LLC since May 2005. Fuller Development is involved in the ownership, development, acquisition, redevelopment, construction, conversion and asset management of all asset classes of real estate throughout the Northeast United States. Mr. Fuller also served from March 2012 to March 2013 as Executive Vice President of Development for the Northeast Region for Archstone (formerly ASN), one of the largest investors, developers and operators of apartment communities in the United States. During his tenure there, Mr. Fuller was responsible for building a northeast development pipeline in anticipation of Archstone’s planned IPO. Archstone was subsequently purchased by AvalonBay Communities, Inc. and Equity Residential. Prior to forming Fuller Development, Mr. Fuller was the Executive Vice President of AvalonBay, a real estate investment trust focused on developing, redeveloping, acquiring and managing luxury apartment communities that he helped form in November 1993. At AvalonBay, Mr. Fuller oversaw a nationwide team, managing all aspects of the company's development, investment and construction activity throughout the country. Mr. Fuller earned an M.B.A. from Harvard Business School in 1989 and a B.S. in Mechanical Engineering from the University of New Hampshire College of Engineering and Physical Sciences in 1983. Mr. Fuller has served on the Multi-Family Leadership Board of the National Association of Home Builders and on the Executive Committee of the Real Estate Finance Association, and was a member of the Urban Land Institute, where he has served on the Executive Committee of ULI Fairfield Westchester District Council. Mr. Fuller also served on the Board and is now a special member of CV Properties LLC, a commercial Real Estate development company with Offices in Boston, MA and Southport, CT. Mr. Fuller was selected to serve as a member of our board of directors because of his significant experience in the development and management of multi-family properties throughout the United States.

Executive and Director Compensation
Executive Compensation
Because the administrative services agreement provides that our Administrative Agent is responsible for providing certain administrative and advisory services to the R-1 Series and the Property R-1 Subsidiaries, our officers, who are employees of ETRE, do not receive cash compensation from us for serving as our officers.  ETRE compensates each of our officers.  We pay our Administrative Agent an administrative services fee and our Administrative Agent will use the proceeds from the administrative services fee in part to pay compensation to ETRE's officers and personnel.
Compensation of Directors
We will pay an annual base fee to each of our independent directors.  Each independent director's annual base director fee will be paid 100% in awards under the 2015 Director Plan.  The first such grant will be a grant of 3,000 restricted Series R-1 common shares and will be made effective upon the completion of this offering. See "—2015 Non-Management Director Compensation Plan."   We will also reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings.  Initially, such fees and reimbursements will be borne by the R-1 Series.  As we establish additional Series in the future, we expect to allocate such fees and reimbursements among the Series, and the compensation committee may determine to increase such fees at the time such Series are established.
Initial Grants of Equity Compensation to Independent Directors
Under our 2015 Director Plan, our board of directors is authorized to approve grants of equity-based awards to our non-management directors.  Our board of directors will approve an initial grant of 9,000 restricted Series R-1 common shares to our non-management directors upon the completion of this offering. See "—2015 Non-Management Director Compensation Plan."

Corporate Governance — Board of Directors and Committees
Our operating agreement provides that the affairs and business of each Series shall be managed under the direction of our single board of directors, the members of which are nominated and elected by ETRE Financial, LLC, as the managing member of our Company.  Subject to the supervision and oversight of our board of directors, our Administrative Agent will be responsible for supervising all aspects of real property operations, including the selection of asset managers and property managers, tenant leasing, property financing, construction and renovations, budgeting, cash management and insurance, and for other functions and authority delegated to it by our board of directors.  Our board of directors currently consists of two members.  Effective upon completion of this offering, ETRE Financial, LLC will increase the size of the board to five directors and will appoint three additional directors who are independent within the criteria established by the NASDAQ for independent board members.  Our directors keep informed about our business by attendance at meetings of our board and its committees and through supplemental reports and communications.  We expect our independent directors to meet regularly in executive session without the presence of our corporate officers, our Administrative Agent, ETRE's personnel or our non-independent directors.
Upon completion of this offering, our board of directors will establish an audit committee and will adopt a charter for the audit committee that complies with current U.S. federal and NASDAQ rules relating to corporate governance matters.  In addition, upon completion of this offering, our board of directors will establish a compensation committee and nominating and corporate governance committee, as described below.  Our board of directors may establish other committees from time to time.  Moreover, upon completion of this offering, our Administrative Agent will establish an inter-series conflict resolution committee.  See "Our Administrative Agent and the Administrative Services Agreement—Inter-Series Conflict Resolution Committee."
Audit Committee
The audit committee will be comprised of Jay Anderson, Mark Filanowski and Samuel Fuller, each of whom is an independent director and "financially literate" under the rules of the NASDAQ.  We expect Mark Filanowski will chair the audit committee.  The audit committee will be responsible for engaging independent certified public accountants, preparing audit committee reports, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent certified public accountants, reviewing the independence of the independent certified public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.
Compensation Committee
The compensation committee will be comprised exclusively of independent members of our board of directors.  The initial members of this committee will be Jay Anderson (who we expect will serve as chair of this committee), Mark Filanowski, and Samuel Fuller. The principal functions of the compensation committee will be to review the compensation and fees payable to our Administrative Agent under the administrative services agreement, evaluate the performance of our Administrative Agent and prepare compensation committee reports.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee will be comprised exclusively of independent members of our board of directors.  The initial members of this committee will be Samuel Fuller (who we expect will serve as chair of this committee), Jay Anderson, and Mark Filanowski. The nominating and corporate governance committee will be responsible for seeking, considering and recommending to the managing member of our Company qualified candidates for election as directors.  The committee also periodically will prepare and submit to the managing member for adoption its selection criteria for director nominees and annually recommends to our board of directors nominees for each committee of the board.  In addition, the committee annually will facilitate the assessment of the board of directors' performance as a whole and of the individual directors and reports thereon to the board.
The nominating and corporate governance committee will also review and make recommendations on matters involving general operation of the board and our corporate governance.  In this regard, the nominating and corporate governance committee will, on an annual basis, conduct a review of the corporate governance structure impacting the R-1 Series, taking into account, among other factors, the corporate governance structure and approaches applicable to the other Series.  In addition, where the nominating and corporate governance committee determines that changes to the corporate governance structure applicable to the R-1 Series are appropriate and in the best interests of the holders of our Series R-1 common shares, the committee will recommend such changes to our board of directors for adoption and, if required, for approval of the holders of our Series R-1 common shares.
In addition, the nominating and corporate governance committee will review specific matters that our Administrative Agent believes may involve conflicts of interest and that are not otherwise addressed by the inter-series relationship, conflicts of interest and opportunity allocation policy described below.  These conflicts of interest may include conflicts between the interests of our Company or any Series, on the one hand, and the interests of our Administrative Agent and its affiliates, on the other hand.  The nominating and corporate governance committee will determine whether the resolution of any conflict of interest submitted to it is fair and reasonable to us and our shareholders.  Any matters approved by the nominating and corporate governance committee will be conclusively deemed to be fair and reasonable to us and our shareholders and not a breach by us of any duties that we may owe to our shareholders.  In addition, the nominating and corporate governance committee may review and approve any related person transactions, including those that are approved pursuant to our related person policy, as described under "Conflicts of Interest; Certain Relationships and Related Party Transactions—Statement of Policy Regarding Transactions with Related Persons," and may establish guidelines or rules to cover specific categories of transactions.

Inter-Series Relationship, Conflicts of Interest and Opportunity Allocation Policy
We expect that the R-1 Series and each other Series and Other Series Program we establish in the future will have certain ongoing, operating relationships with each other.  We expect that the operating relationships among the Series will primarily include the coordination and use of Company overhead and support services.  In addition, the R-1 Series and each other Series and Other Series Program we establish in the future may have overlapping investment strategies and objectives, and our board of directors, our officers and our Administrative Agent and ETRE's personnel may face conflicts of interest in allocating sale, financing, leasing and other business opportunities among the real properties owned by the different Series and Other Series Programs.
In an effort to govern these operating relationships, address these conflicts of interest and promote the fair allocation of sale, financing, leasing and other business opportunities, our board of directors has adopted an inter-series relationship, conflicts of interest and opportunity allocation policy (which we refer to as the "Inter-Series Policy"), which is administered by our Administrative Agent.  Our Administrative Agent's adherence to this policy is expected to be reviewed quarterly by our board of directors.  Our board of directors may modify, suspend or rescind the policies set forth in the Inter-Series Policy without shareholder approval.  Our board may also adopt additional or other policies or make exceptions with respect to the application of the policies described in the Inter-Series Policy in connection with particular facts and circumstances, all as our board may determine, consistent with its fiduciary duties to our Company and all of our shareholders.
General Policy
Under the Inter-Series Policy, all material matters in which holders of Series R-1 common shares and common shares of any other Series may have divergent interests will be generally resolved in a manner that is in the best interests of our Company and all of such common shareholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of such separate classes of common shares.  Under the Inter-Series Policy, the relationship between the R-1 Series and each other Series and the means by which the terms of any material transaction between them will be determined will be governed by a process of fair dealing.
Relationship Among the Series
The Inter-Series Policy provides that our Administrative Agent will seek to manage each Series in a manner designed to maximize the operations, assets and value of all Series and Other Series Programs.
General.  The Inter-Series Policy provides that, except as otherwise provided in the Inter‑Series Policy, all material commercial transactions between a Series and any other Series, including Other Series Programs, will be on commercially reasonable terms taken as a whole.
Allocation of company overhead and support services.  Each Series will have access to the support services of any other Series.  For shared company services, costs (other than those specifically required to be borne by our Administrative Agent under the administrative services agreement)relating to these services will be:

•	allocated directly to the Series utilizing those services, and

•	if not directly allocable to a Series, allocated among all of the then existing Series on a pro rata basis.
For other support services the Inter-Series Policy  provides that the Series will seek to achieve efficiencies to minimize the aggregate costs incurred by the Series combined, although any Series also will be entitled to negotiate and procure support services on its own.
Our board of directors may, without shareholder approval, modify or amend the method of allocation of support services and shared company services.
Our Administrative Agent will be responsible for the allocation of support services among the Series and Other Series Programs in a manner that is consistent with the Inter-Series Policy.
Financing arrangements.  No Series will be obligated to provide financial support to any other Series or Other Series Program.  To the extent a Series (the "lending Series") loans money to any other Series, including Other Series Programs (the "borrowing Series"), such loans will be made at interest rates and on other terms and conditions designed to be substantially equivalent to the interest rates and other terms and conditions that the borrowing Series would be able to obtain from third parties, including the public markets, as a non-affiliate of our Company or any other Series or Other Series Program without the benefit of any guarantee by our Company or any other Series or Other Series Program.  This policy contemplates that these loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which the lending Series may have acquired the funds.  If, however, the lending Series incurs any fees or charges in order to keep available funds for use by the borrowing Series, those fees or charges will be allocated to the borrowing Series.

Business Opportunities
The Inter-Series Policy provides that our Administrative Agent will allocate any sale, financing, leasing and other business opportunities among the Series, in whole or in part, as it considers to be in the best interests of our Company and its shareholders as a whole and as contemplated by the other provisions of the Inter-Series Policy.  If a sale, financing, leasing or other business opportunity would be suitable for the real property owned by more than one Series, our Administrative Agent will allocate it using its business judgment.  Any allocation of this type may involve the consideration of a number of factors that our Administrative Agent determines to be relevant, including concepts of fairness over time, cash flows from the properties owned by the respective Series, the properties' respective tenant bases and lease rental rates, the Series' available cash and existing leverage, the type and condition of the properties, local market conditions where the properties are located, whether a property is jointly owned by a Series with other investors, potential tax consequences associated with the business opportunity and whether a Series or property is otherwise better positioned to undertake or have allocated to it the business opportunity.
Our Administrative Agent will also be responsible to allocate business opportunities among the Series and Other Series Programs in a manner that is consistent with the Inter-Series Policy.
Except under the Inter-Series Policy  and any other policies adopted by our board of directors, which policies will be designed to minimize conflicts among the Series, no Series will have any duty, responsibility or obligation to refrain from:

•	engaging in the same or similar activities or lines of business as any other Series, or Other Series Program.

•	doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of any other Series, or Other Series Program, or

•
engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of any other Series, or Other Series Program.

Determinations by our Administrative Agent and the Inter-Series Conflict Resolution Committee
Our Administrative Agent maintains a contractual as opposed to a fiduciary relationship with us, each Series and our shareholders.  In making determinations in connection with the policies set forth in the Inter-Series Policy, the inter-series conflict resolution committee  and our Administrative Agent  will act in accordance with our Administrative Agent's obligations under the administrative services agreement with the R-1 Series (and any other administrative services agreements our Administrative Agent enters into with the other Series we establish in the future and their related Property Subsidiaries).  For a description of the administrative services agreement with the R-1 Series, see "Our Administrative Agent and the Administrative Services Agreement."
Review and Amendment and Modification of the Inter-Series Policy
Our board of directors expects on a quarterly basis to review our Administrative Agent's adherence to the Inter-Series Policy and on an annual basis to assess the Inter-Series Policy and consider policy changes.  Our board of directors may modify, suspend, waive or rescind the policies set forth in the Inter-Series Policy, including any resolution implementing the provisions of the Inter-Series Policy, without the approval of our shareholders.  Our board may also adopt additional or other policies or make exceptions with respect to the application of the policies described in the Inter-Series Policy in connection with particular facts and circumstances, all as our board may determine, consistent with its fiduciary duties to our Company and all of our shareholders.

2015 Non-Management Director Compensation Plan
Prior to the completion of this offering, we will adopt the 2015 Director Plan to provide incentive compensation to attract and retain qualified non-management directors. The 2015 Director Plan will be administered by our board of directors or a committee (which may be the compensation committee) appointed by the board of directors.  We refer to the administrator of the 2015 Director Plan as the “Administrator.” The 2015 Director Plan will permit the granting of restricted Series R-1 common shares, restricted common shares of Other Property Series, share options, restricted share units, phantom shares, dividend equivalent rights, and other equity-based awards.  Prior to the completion of this offering, our board of directors will approve an initial grant of 3,000 restricted Series R-1 common shares to each of our non-management directors.
Eligibility
Only members of the board of directors who are not officers of of the Company or the Administrative Agent are eligible to receive awards under the 2015 Director Plan.
Administration
The Administer the 2015 Director Plan will have the full authority to administer and interpret the 2015 Director Plan, authorize the granting of awards, determine the eligibility of non-management directors to receive an award, determine the number of our common shares to be covered by each award (subject to the limits contained in the 2015 Director Plan), determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2015 Director Plan), prescribe the form of instruments evidencing awards and take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2015 Director Plan or the administration or interpretation thereof.  In connection with this authority, the Administrator may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse.
Available Shares
Our 2015 Director Plan provides for grants of our Series R-1 common shares, and other equity-based awards up to an aggregate of 90,000 common shares.  If an option or other award granted under the 2015 Director Plan expires or terminates, the shares subject to any portion of the award that expires, is forfeited or terminates without having been exercised or paid, as the case may be, will again become available for issuance under the 2015 Director Plan.  The 2015 Director Plan will automatically terminate on the tenth anniversary of the earlier of the date that such plan was initially approved by (i) our board of directors or (ii) our shareholders and no awards may be granted under the 2015 Director Plan after such date.  No award may be granted under our 2015 Director Plan to any person who, assuming exercise of all options and payment of all awards held by such person would own or be deemed to own more than 9.8% of the outstanding common shares of a series of the Company.  In addition, awards covering no more that 9,000 common shares may be granted under the 2015 Director Plan in any calendar year. Prior to the completion of this offering, our board of directors will approve an initial grant of 3,000 restricted Series R-1 common shares to each of our non-management directors. In addition, 100% of each independent director's annual base director fee will be paid in awards under our 2015 Director Plan.
Awards Under the Plan
Restricted Shares.  A restricted share award is an award of our Series R-1 common shares or the common shares of Other Property Series as applicable, that is subject to restrictions on transferability and such other restrictions, if any, as the Administrator may impose at the date of grant.  Grants of restricted shares will be subject to vesting schedules as determined by the Administrator. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of service or the satisfaction of pre-established criteria, in such installments or otherwise, as the Administrator may determine.  A participant granted restricted shares will have all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive distributions on the Series R-1 common shares or the common shares of Other Property Series, as applicable.  Although dividends will be paid on restricted Series R-1 common shares or the common shares of Other Property Series, whether or not vested, at the same rate and on the same date as on Series R-1 common shares or the common shares of Other Property Series, as applicable, holders of such restricted shares are prohibited from selling or transfering such shares until they vest.
Stock Options.  The terms of specific options will be determined by the Administrator.  Only non-qualified stock options may be granted under the 2015 Director Plan. The exercise price of an option shall be determined by the Administrator and reflected in the applicable award agreement.  The exercise price of a stock option may not be lower than 100% of the fair market value of a share of our Series R-1 common shares or the common shares of Other Property Series, as applicable, on the date of grant.  The term of each option will be fixed by the Administrator. Options will be exercisable at such times and subject to such terms as determined by the Administrator.

Phantom Shares.  Phantom shares, when issued, will reduce the number of shares available for grant under the 2015 Director Plan and will vest as provided in the applicable award agreement.  A phantom share represents a right to receive the fair market value of a Series R-1 common share or common share of Other Property Series, as applicable, or, if provided by the Administrator, the right to receive the fair market value of a Series R-1 common share or the common share of Other Property Series, as applicable, in excess of a base value established by the Administrator at the time of grant.  Phantom shares may generally be settled in cash or by transfer of Series R-1 common shares or the common shares of Other Property Series, as applicable.  The committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years.
Dividend Equivalents.  A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or Series R-1 common shares or the common shares of Other Property Series) of dividends paid on Series R-1 common shares or the common shares of Other Property Series, as applicable, otherwise subject to an award.  The Administrator may provide that amounts payable with respect to dividend equivalents will be converted into cash or additional Series R-1 common shares or the common shares of Other Property Series, as applicable.  The Administrator will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.
Other Equity-Based Awards. The 2015 Director Plan authorizes the granting of other awards based upon Series R-1 common shares or the common shares of Other Property Series (including the grant of securities convertible into Series R-1 common shares, the common shares of Other Property Series and share appreciation rights), subject to terms and conditions established at the time of grant.

Change in Control
Upon a change in control (as defined in the 2015 Director Plan), the committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments).
Amendments
Our board of directors may amend, alter, suspend or discontinue the 2015 Director Plan but no amendment may materially impair the rights of a participant under an award previously granted without the participant’s consent, unless effected to comply with applicable law or regulation, to meet the requirements of an accounting standard or to correct an administrative error.  The board of directors must obtain approval of our shareholders for any amendment that would:

•	other than through adjustment as provided in the 2015 Director Plan, increase the total number of shares reserved for issuance under the 2015 Director Plan; or

•	change the class of directors eligible to participate in the 2015 Director Plan.

The Administrator may amend the terms of any award granted under the 2015 Director Plan, prospectively  or retroactively, but, generally may not materially impair the rights of any participant without his or her consent.
Change in Control
Upon a change in control (as defined in the 2015 Director Plan), the committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments) and provided that any discretionary increase in the aggregate number of shares issuable under the 2015 Director Plan must be approved by our board of directors.
Other Changes
Our board of directors may amend, alter, suspend or discontinue the 2015 Director Plan but cannot take any action that would impair the rights of a participant's existing grants.  To the extent necessary and desirable (including, as required by law or any stock exchange rules), the board of directors must obtain approval of our shareholders for any amendment that would:

•	other than through adjustment as provided in the 2015 Director Plan, increase the total number of shares reserved for issuance under the 2015 Director Plan; or

•	change the class of directors eligible to participate in the 2015 Director Plan.
The committee or our board of directors may amend the terms of any award granted under the 2015 Director Plan, prospectively  or retroactively, but, generally may not impair the rights of any participant without his or her consent.

Code of Business Conduct and Ethics
Our code of business conduct and ethics applies to our officers and directors, our Administrative Agent and to ETRE's personnel when such individuals are acting for or on our behalf.  Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.
Any waiver of the code of business conduct and ethics for our officers or directors may be made only by our board of directors or one of our board of directors committees and will be promptly disclosed if and to the extent required by law or stock exchange regulations.

PRINCIPAL SHAREHOLDERS
We currently have outstanding 100 Series R-1 common shares, all of which are owned by Mr. Stein.  Upon completion of this offering, we will repurchase all 100 Series R-1 common shares from Mr. Stein at his cost of $10.00 per share.
The following table sets forth certain information following the closing of this offering regarding the ownership of our Series R-1 common shares by:

•	each of our directors and director nominees;

•	each of our executive officers;

•	each holder of more than 5% of our Series R-1 common shares; and

•	all of our director, director nominees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and

•	all shares the investor has the right to acquire within 60 days (such as restricted common shares that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.  Except as indicated in the footnotes to the table below, the business address of the shareholders listed below is the address of our principal executive office, 44 Wall Street, New York, New York, 10005.

	Series R-1 Common Shares Outstanding
	Immediately Prior to Offering		Immediately After Offering
Name and Address	Number of Series R-1 Common Shares Beneficially Owned	Percentage of All Series R-1 Common Shares(1)	Number of Series R-1 Common Shares Beneficially Owned	Percentage of All Series R-1 Common Shares(2)
Paul Frischer	-	-	-	-
Jesse Stein	100(3)	100%	-	-
Darren Glickman	-	-	-	-
Jay Anderson	-	-	3,000	*
Mark Filanowski	-	-	3,000	*
Samuel Fuller	-	-	3,000	*
All of our directors, director nominees and executive officers as a group (6 persons)	100	100%	9,000	*

* Represents less than 1% of the Series R-1 common shares outstanding at the closing of this offering.

(1)	Based on a total of 100 Series R-1 common shares outstanding as of the date of this prospectus, which does not give effect to this offering.

(2)
Assumes the issuance of 3,275,000 Series R-1 common shares offered hereby and an aggregate of 9,000 restricted Series R-1 common shares to be granted to our independent directors upon the completion of this offering under our 2015 Director Plan. Does not reflect 491,250 Series R-1 common shares reserved for issuance upon exercise of the underwriters' over-allotment option in full.

(3)
We sold these shares to Jesse Stein in connection with the initial capitalization of the R-1 Series for total consideration of $1,000. At the closing of this offering, we will repurchase these shares from Mr. Stein for $1,000. Accordingly, the 100 Series R-1 common shares that we currently have outstanding are excluded from the number of Series R-1 common shares to be outstanding immediately after the closing of this offering.

CONFLICTS OF INTEREST; CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Conflicts of Interest
Conflicts of interest exist and may arise in the future as a result of the relationships between our Administrative Agent and its affiliates (including ETRE Financial, LLC, the managing member of our Company, and Other Series Programs), on the one hand, and us, each Series and our shareholders, on the other hand.
Our operating agreement provides that the real property, affairs and business of each Series, including the R-1 Series, will be managed under the direction of our single board of directors. ETRE Financial, LLC, as the managing member of our Company, will have the sole right to nominate, elect and remove the members of our board of directors. Accordingly, shareholders will have no right to nominate, elect or remove members of our board of directors and the managing member will have complete discretion in nominating, electing or removing members of our board of directors.
We do not expect to have any employees and we will rely completely on our Administrative Agent to provide each Series and Property Subsidiary, including the R-1 Series and the Property R-1 Subsidiaries, with administrative and certain advisory services. The administrative services agreement with our Administrative Agent related to the R-1 Series and the Property R-1 Subsidiaries was prepared by related parties and its terms, including fees, expense reimbursements and other amounts payable to our Administrative Agent, may not be as favorable to the R-1 Series and the Property R-1 Subsidiaries as if the agreement had been negotiated at arm's length between unaffiliated third parties.
Certain of our officers and directors also serve or may serve as officers, directors or employees of ETRE as well as other ETRE sponsored vehicles and other companies unaffiliated with ETRE. Accordingly, the ability of these persons to engage in other business activities may reduce the time they spend managing our business, including the business of the R-1 Series. In addition, these persons may have obligations to those entities, the fulfillment of which might not be in the best interests of us, any Series or any of our shareholders.
Moreover, our officers and directors will serve as officers and directors for, and our Administrative Agent and ETRE's personnel will provide similar services to, any other Series or Other Series Programs we establish in the future. The R-1 Series and any other Series or Other Series Programs we establish in the future may have overlapping investment strategies and objectives, and our board of directors, our officers and our Administrative Agent may face conflicts of interest in allocating sale, financing, leasing and other business opportunities among the real properties owned by the different Series and Other Series Programs. To help alleviate any perceived or actual conflicts of interest, our board of directors has adopted an inter-series relationship, conflicts of interest and opportunity allocation policy (which we refer to as the "Inter-Series Policy"), which is administered by our Administrative Agent and has been designed to govern the operating relationships among the Series, address conflicts of interest among the Series and promote the fair allocation of sale, financing, leasing and other business opportunities among the real properties owned by the different Series, including any Other Series Programs. See "Management-Inter-Series Relationship, Conflicts of Interest and Opportunity Allocation Policy." The Inter-Series Policy provides our Administrative Agent with significant flexibility with respect to its ability to make decisions and pursue actions involving conflicts of interest among the Series and Other Series Programs. Given the significant flexibility afforded our Administrative Agent to resolve such conflicts of interest, our Administrative Agent may resolve conflicts of interests pursuant to the Inter-Series Policy in a manner that holders of Series R-1 common shares may not believe to be in their best interests or in the best interests of the R-1 Series. Neither holders of our Series R-1 common shares, the R-1 Series, the Property R-1 Subsidiaries nor the General R-1 Partner will have any recourse against our Administrative Agent if our Administrative Agent satisfies its obligations under the administrative services agreement with the R-1 Series.
The nominating and corporate governance committee of our board of directors, which is comprised solely of independent directors, will review specific matters that our Administrative Agent believes may involve conflicts of interest and that are not otherwise addressed by the Inter-Series Policy. These conflicts of interest may include conflicts between the interests of our Company or any Series, on the one hand, and the interests of our Administrative Agent, and its affiliates (including ETRE and Other Series Programs), on the other hand. The nominating and corporate governance committee will determine whether the resolution of any conflict of interest submitted to it is fair and reasonable to us and our shareholders. If our Administrative Agent obtains such approval of any matter, such matter will be conclusively deemed to be fair and reasonable to us and our shareholders and not a breach by us of any duties that we may owe to our shareholders.
We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics prohibits our directors and executive officers, as well as employees of our Administrative Agent or ETRE who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us and that is not otherwise addressed by the Inter-Series Policy without the approval of the nominating and corporate governance committee. See "Risk Factors-Risks Related to Our Relationship with Our Administrative Agent and the Managing Member-Potential conflicts of interest may arise among our Administrative Agent and its affiliates, on the one hand, and our Company and our shareholders, on the other hand."

Administrative Services Agreement
The R-1 Series will enter into the administrative services agreement with our Administrative Agent effective upon the closing of this offering. Pursuant to the terms of the administrative services agreement, our Administrative Agent will provide administrative and advisory services to the R-1 Series and the Property R-1 Subsidiaries, as well as a management team and appropriate support personnel. Our Administrative Agent will at all times be subject to the supervision and oversight of our board of directors. The administrative services agreement will have an indefinite term, but may be terminated by our Administrative Agent or the R-1 Series under certain circumstances. Our Administrative Agent is entitled to receive from the R-1 Series an administrative services fee and, under certain circumstances, an administrative sale fee. The R-1 Series is also obligated to reimburse certain expenses incurred by our Administrative Agent. See "Our Administrative Agent and the Administrative Services Agreement-Administrative Services Agreement."

ETRE License Agreement

Prior to the completion of the offering, we will enter into a license agreement with ETRE, pursuant to which ETRE will grant us a non-exclusive, royalty free license to use the name "ETRE Residential, LLC."  See "Our Administrative Agent and the Administrative Services Agreement—License Agreement."
Initial Capitalization
In connection with the formation and initial capitalization of the R-1 Series, Mr. Stein purchased 100 Series R-1 common shares for a purchase price of $1,000.  We will use $1,000 of the net proceeds of this offering to repurchase the shares Mr. Stein acquired.
Indemnification and Limitation of the Managing Member's, Directors' and Officers' Liability
Our operating agreement provides that to the fullest extent permitted by applicable law ETRE Financial, LLC, the managing member of our Company, and our directors or officers will not be liable to us.  In addition, pursuant to our operating agreement, we have agreed to indemnify the managing member and each of our directors and officers, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the managing member or one of our directors or officers.
Prior to completion of this offering, we intend to enter into separate indemnification agreements with our directors and officers.  Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our operating agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim.  The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our operating agreement.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Statement of Policy Regarding Transactions with Related Persons
Our board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our "related person policy." Our related person policy requires that a "related person" (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our chief financial officer any "related person transaction" (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we (including any Series) were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto.  Our chief financial officer will then promptly communicate that information to our Administrative Agent.  No related person transaction will be consummated without the approval or ratification of our Administrative Agent or the inter-series conflict resolution committee, in the case of transactions addressed by the Inter-Series Policy, or any committee of our board of directors consisting exclusively of disinterested directors, in the case of transactions not otherwise addressed by such policy.  It is our policy that persons interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest.

DESCRIPTION OF SERIES R-1 COMMON SHARES
The following descriptions of the Series R-1 common shares, and the R-1 Series, certain provisions of Delaware law and certain provisions of our certificate of formation and operating agreement and our bylaws, which will be in effect upon consummation of this offering, are summaries and are qualified by reference to Delaware law and our certificate of formation, operating agreement and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.  See "Where You Can Find More Information."
General
We are a Delaware series limited liability company organized on May 13, 2015 under the Delaware LLC Act issuing different series (“Series”) of limited liability company interests. In accordance with the Delaware LLC Act, the R-1 Series is, and each other Series we may establish in the future will be, a separate series and not itself a separate legal entity.  Section 18-215(b) of the Delaware LLC Act provides that, if certain conditions (as set forth in Section 18-215(b)) are met, including that certain provisions are in the formation and governing documents of the series limited liability company, and if the records maintained for any such series account for the assets associated with such series separately from the assets of the limited liability company, or any other series, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series and not against the assets of the limited liability company generally or any other series.  Accordingly, the real property and other assets of one Series include only the real property, related assets and other assets that are held by that Series, including funds delivered for the purchase of shares in that Series.  However, the limitations on inter-series liability provided by Section 18-215(b) have never been tested in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series should be applied to meet the liabilities of the other Series or the liabilities of our Company generally where the assets of such other Series or of our Company generally are insufficient to meet our liabilities.
We believe that each Series will be treated as a separate legal entity for U.S. federal income tax purposes. Each Series will elect and operate to qualify to be taxed as a REIT for U.S. federal income tax purposes.
The limited liability company interests in each Series will be denominated in common shares of limited liability company interests ("common shares") and, if created in the future, preferred shares of limited liability company interests.  Only Series R-1 common shares are being offered and sold pursuant to this prospectus.  Our operating agreement provides that we may issue an unlimited number of Series R-1 common shares with the approval of a majority of our entire board of directors and without shareholder approval.
All of the Series R-1 common shares offered by this prospectus will be duly authorized and validly issued.  Upon payment in full of the consideration payable with respect to the Series R-1 common shares, as determined by our board of directors, the holders of such shares will not be liable to us to make any additional capital contributions with respect to such shares (except for the return of distributions under certain circumstances as required by Sections 18-215, 18-607 and 18-804 of the Delaware LLC Act).  Holders of Series R-1 common shares have no conversion, exchange, sinking fund, redemption or appraisal rights, no pre-emptive rights to subscribe for any securities of our Company and no preferential rights to distributions.
In general, the R-1 Series will participate exclusively in 89.00% of the economic returns derived from the Property.  Upon completion of the purchase and sale transaction substantially concurrently with the completion of this offering, the Property will be owned by the Property R-1 Subsidiaries, 89.00% by the R-1 Series through the Holdings R-1 Subsidiary’s general and limited partner interests in the Property R-1 Subsidiaries and 11.00% by the Core Limited R-1 Partner through its limited partner interests in the Property R-1 Subsidiaries. The partnership interests of the Holdings R-1 Subsidiary (including the general partner interests held through its subsidiary, the General R-1 Partner) and the Core Limited R-1 Partner will represent all of the outstanding economic interests in the Property R-1 Subsidiaries.
We intend for the R-1 Series to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with its short taxable year ended December 31, 2015.
We expect that our board or directors will authorize the creation of new Series that will acquire and participate exclusively in the economic returns derived from the interests in other real properties (each, an “Other Property Series” and, together with the R-1 Series, the “Property Series”).  We expect each such Series to hold the interests in these other real properties through newly-organized Delaware limited liability companies or limited partnerships (each, an “Other Property Subsidiary” and, together with the Property R-1 Subsidiaries, the “Property Subsidiaries”), which will be owned and controlled by the applicable Property Series.  Our board of directors may also authorize the creation of a new Series that will acquire from the R-1 Series and the Other Property Series that we expect will be created in the future minority interests in the various Property Subsidiaries respectively owned by such Property Series.
Each Property Series will invest funds, directly or indirectly, in the corresponding Property Subsidiary, and the assets and liabilities of each Property Subsidiary will be segregated from each other Property Subsidiary.  Each Series and the related Property Subsidiary will have a separate administrative services agreement with our Administrative Agent, which will manage such Property Subsidiary's real property and make the decisions with respect to the assets of each Series invested in such Property Subsidiary, subject to the oversight and supervision of our board of directors.  We will maintain separate, distinct records for each Series, and account for its assets separately from the other Series and the other assets of our Company.

In addition, Section 18-215(c) of the Delaware LLC Act provides that a series established in accordance with Section 18-215(b)  may carry on any lawful business, purpose or activity, other than the business of banking, and has the power and capacity to, in its own name, contract, hold title to assets (including real, personal and intangible property), grant liens and security interests, and sue and be sued.  We intend for each Series to otherwise conduct its business, enter into contracts and hold title to assets in its own name to the extent such activities are not undertaken through the applicable Property Subsidiary and/or its subsidiaries.
Distributions
General.  We intend to make regular quarterly distributions to holders of Series R-1 common shares and common shares of the Other Property Series ("Other Property common shares" and, together with the Series R-1 common shares, the "Property common shares").  U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its net taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income.

Subject to the preferential rights, if any, of holders of any other class of shares of the R-1 Series and to the provisions of our operating agreement regarding the restrictions on ownership and transfer of shares, holders of outstanding Series R-1 common shares are entitled to receive distributions on such Series R-1 common shares out of assets legally available for such purposes if, as and when authorized by our board of directors and declared by us.
Types of Distributions and Distribution Policy.   Distributions in respect of the common shares of any Property Series may be made, as determined by our board of directors, (1) in cash, (2) in common shares of such Property Series or (3) in other securities of such Property Series or the related Property Subsidiary (or other subsidiaries of such Property Series or Property Subsidiary).  The value of distributions payable in any such securities shall be determined by our board of directors deploying the methodology described below under "—Valuations of Share Distributions."
Our policy will generally be to distribute all cash available for distribution, other than reserves, of each Property Series to the holders of shares that correspond to such Property Series on a quarterly basis.  However, our board of directors has discretion over the actual amount of distributions made by each Property Series, which will depend upon the earnings and financial condition of such Property Series, maintenance of the Property Series' REIT qualification, restrictions on making distributions under Delaware law and such other factors as our board of directors deems relevant.
Sale of Property Subsidiary or Underlying Properties.  Upon the sale of all or substantially all of a Property Series' interest in the related Property Subsidiary, whether held directly or through subsidiaries of the Property Series, or all or substantially all of such Property Subsidiary's interest in the related underlying real property, whether held directly or through subsidiaries of the Property Subsidiary, our operating agreement generally provides that our board of directors will either declare and pay as a distribution on or redeem the common shares of such Property Series with the cash, securities or other property available for distribution or redemption from such sale, less any amounts paid as distributions on any class of preferred shares of such Property Series or amounts that our board of directors in its discretion sets aside to fund the Property Series' reserves, debts, liabilities or expenses.  See "-Redemptions-Redemption in Connection with Sale of the Property R-1 Subsidiaries or Property" for the applicable redemption provisions related to the Series R-1 common shares.
Share Distributions.  Subject to the preferential rights, if any, of holders of any other class of shares of a Property Series, our board of directors may declare and pay distributions to holders of Property common shares of such Property Series that consist of (1)  such Property common shares on an equal per-share basis to all holders and (2) other securities of such Property Series or the related Property Subsidiary (or other subsidiaries of such Property Series or Property Subsidiary) on an equal per-share basis.  The terms of the Series R-1 common shares restrict our board of directors from declaring distributions on any other common shares payable in Series R-1 common shares.
Valuations of Share Distributions.  In the case of distributions of shares or other securities for which there is an existing trading market, the value of the shares or other securities included in such distribution will be calculated based on the average market price per share or security over a three‑day trading period immediately preceding the distribution payment date.  In the case of distributions of shares or other securities for which there is no existing trading market, the value of the shares or other securities included in such distribution will be determined by the board of directors in good faith.
Voting Rights
Subject to the provisions of our operating agreement regarding the restrictions on ownership and transfer of shares and except as may otherwise be specified in the terms of any class of common shares of any Series, each outstanding common share (including our Series R-1 common shares) entitles the holder to one vote on all matters submitted to a vote of common shareholders generally.  Holders of all classes of common shares of all Series vote together as a single class on all matters as to which all holders of common shares are entitled to vote.
Generally, all matters to be voted on by our shareholders must be approved by a majority of the votes cast by all common shares present in person or represented by proxy.

Each outstanding Series R-1 common share will have one vote per share.  No separate class vote of Series R-1 common shares will be required for any matter, except as required by the Delaware LLC Act and except as described below.

The following circumstances will require the separate approval of holders representing a majority of the Series R-1 common shares:

•	any amendment to our operating agreement that would adversely change the rights of the Series R-1 common shares;

•	subject to certain exceptions, mergers, consolidations or conversions of our Company;

•	the termination and winding up of the R-1 Series, following an election by our board of directors to terminate the R-1 Series;

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any incurrence or issuance of external indebtedness or preferred shares by or that otherwise corresponds to the R-1 Series, the Property R-1 Subsidiaries and/or its subsidiaries that does not satisfy the conditions described under "—Restrictions on Debt Financing and Cross-Subsidiary Guarantees;" and

•	all such other matters as our board of directors, in its sole discretion, determines will require the approval of the holders of the outstanding Series R-1 common shares voting as a separate class.
Furthermore, our operating agreement provides that our board of directors may grant the holders of equity interests in entities controlled by a Series to vote with the shareholders associated with such Series on certain matters, either as a separate class or with such shareholders and on any such basis as our board of directors may determine. The Core Limited R-1 Partner does not have the right to vote with the shareholders on any matter. See “Property R-1 Subsidiaries Limited Partnership Agreements” for more information about the rights and obligations of partners in the Property R-1 Subsidiaries.
Notwithstanding the foregoing, the approval of the holders of Series R-1 common shares is not required in the case of a redemption described under “-Redemptions-Redemption in Exchange for Interests of the Property R-1 Subsidiaries at Option of our Board of Directors,” or for any of the other matters specified under “Operating Agreement and Bylaws-Amendment of Our Operating Agreement and Bylaws-No Shareholder Approval.”
Our bylaws provide that special meetings of holders of Series R-1 common shares may be called by our board of directors, the chairman of our board, our chief executive officer or president.  Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and information requirements by the shareholders requesting the meeting, a special meeting of the holders of Series R-1 common shares must be called by our secretary upon the written request of the holders of Series R-1 common shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.
ETRE Financial, LLC, as the managing member of our Company, will have the sole power to (i) nominate and elect all directors to our board of directors, (ii) set the number of directors of our board of directors, (iii) remove any director, with or without cause, at any time and (iv) fill any vacancies on our board of directors.  Each of our directors will hold office for an annual term, or until his or her resignation or removal by ETRE Financial, LLC.  See "—Operating Agreement and Bylaws—Election and Removal of Members of Our Board of Directors; Size of Board of Directors".
Restrictions on Debt Financing and Cross-Subsidiary Guarantees
As described above, the debts, liabilities, obligations and expenses of each Series will generally be enforceable only against the assets of such Series and not against the assets of any other Series.  In addition, we plan to hold the Series' real property interests in separate Property Subsidiaries in order to isolate further the legal liabilities and legal risks arising out of the ownership, operation and financing of each of the real properties.
In order to reinforce the legal separateness of our different Series, our operating agreement generally restricts the incurrence or issuance of external indebtedness or preferred shares by or that otherwise corresponds to a Property Series and/or any subsidiary of such Property Series; provided, however, that we, a Property Series and/or a subsidiary of a Property Series may so incur or issue external debt (including through any guarantee of external debt) or preferred shares if the Property Series and/or a subsidiary of such Property Series receive the net proceeds of such incurrence or issuance.  In general, these restrictions can only be waived with the approval of a majority of the outstanding Property common shares of the applicable Property Series.
Board Flexibility and Shareholder Influence Over Property Dispositions
We have structured the terms of our operating agreement, the partnership agreements of the Property R-1 Subsidiaries and our Series R-1 common share tender offer policy to give our board of directors flexibility in structuring disposition transactions and to give holders of our Series R-1 common shares an important role in property dispositions.
Property Dispositions and Tender Offer Policy as to Series R-1 Common Shares
Dispositions of the Property and entity-level dispositions of the Property R-1 Subsidiaries and/or its subsidiaries require the approval of our board of directors together with holders of more than 50% of the Series R-1 common shares voting on the matter.  We expect our board of directors will approve dispositions of the Property and entity level dispositions of the Property R-1 Subsidiaries and/or its subsidiaries based on its determination, subject to its fiduciary duties to the R-1 Series and the holders of our Series R-1 common shares, that the disposition is in the best interests of such Series and such holders.

In addition, our tender offer policy as to the Series R-1 common shares generally provides that, if our board, in its sole discretion, has waived the 9.8% ownership limit or established a different ownership limit for an offeror, we will seek to effect a redemption as described under “Redemptions-Redemption in Exchange for Interests of the Property R-1 Subsidiaries at Option of our Board of Directors” following the completion of any third‑party purchase offer, tender offer or exchange offer in respect of the Series R-1 common shares that has been accepted by the holders of more than 50% of the aggregate outstanding Series R-1 common shares.
Moreover, our tender offer policy as to Series R-1 common shares provides that, in connection with any third‑party purchase offer, tender offer or exchange offer in respect of the Series R-1 common shares that has been accepted by the holders of 75% or more of the aggregate outstanding Series R-1 common shares, our board of directors will, subject to its fiduciary duties to the R-1 Series and the holders of our Series R-1 common shares, cooperate with the successful offeror in order to facilitate the completion of the third‑party purchase offer, tender offer or exchange offer, as applicable, including, by way of example, waiving or establishing an excepted holder limit to the 9.8% ownership limit with respect to the successful offeror, subject to such conditions as our board of directors may determine are necessary to enable the R-1 Series to continue to qualify as a REIT, unless our board of directors determines that our continuing qualification as a REIT is no longer in the best interests of the R-1 Series, and the holders of our R-1 Series common shares.  See “-Operating Agreement and Bylaws-Restrictions on Ownership and Transfer” below.  Subject to the conditions described above, following the completion of the third-party purchase offer, tender offer or exchange offer in respect of the Series R-1 common shares that has been accepted by the holders of 75% or more of the aggregate outstanding Series R-1 common shares, we will effect a redemption as described under “Redemptions-Redemption in Exchange for Interests of the Property R-1 Subsidiaries at Option of our Board of Directors.”
Under the terms of each of the limited partnership agreements of the Property R-1 Subsidiaries, we have the sole right to determine whether to sell the Property and the right to terminate the Asset Management Agreement upon such sale. Upon termination of the Asset Management Agreement, we have the right under the limited partnership agreements of the Property R-1 Subsidiaries to acquire the Core Limited R-1 Partner’s interest for its fair market value.
In connection with the consummation of the transactions described above, we will delist the Series R-1 common shares from the NASDAQ or other national securities exchange on which the shares are then listed.
In addition, upon the disposition of the Property or the Property R-1 Subsidiaries and its subsidiaries under certain circumstances the Administrative Sale Fee will be payable, but all other fees and expense reimbursements with respect to the R-1 Series and the Property R-1 Subsidiaries payable to the Administrative Agent will terminate.
This tender offer policy may be amended, modified or rescinded only by the unanimous approval of our board of directors.
The ability to consummate such dispositions or redemptions may be restricted by the terms of the R-1 Series' outstanding indebtedness.
Redemptions
Redemption in Exchange for Interests of the Property R-1 Subsidiaries at Option of Our Board of Directors.  Our operating agreement provides that we may, at any time, redeem all outstanding Series R-1 common shares in exchange for equity interests in the Property R-1 Subsidiaries, a subsidiary of the Property R-1 Subsidiaries and/or any other subsidiary of the R-1 Series.  The purpose of this provision is to provide our board of directors with a means by which it can spin off a subsidiary that is a direct or indirect owner of the Property to holders of the Series R-1 common shares.  In connection with any such spin-off, we may first convert the applicable spin-off subsidiary into a REIT for U.S. federal income tax purposes or into a Delaware statutory trust, including an entity that has an operating partnership subsidiary.  Our board of directors may in the future seek to effect such a redemption if our board of directors determines it is no longer in the best interests of our Company or the R-1 Series for the Property to be within our Company, including in situations where ownership of the Property may adversely affect the REIT status of the R-1 Series.  In addition, as described above under “Board Flexibility and Shareholder Influence over Property Dispositions-Property Dispositions and Tender Offer Policy as to Series R-1 Common Shares,” our policy is to seek to effect such a redemption following certain tender offers in respect of the Series R-1 common shares. This type of redemption may only be made on a pro rata basis to the holders of Series R-1 common shares.
In connection with such a redemption of the Series R-1 common shares, we would, subject to the preferential rights, if any, of holders of any other class of shares of the R-1 Series, exchange the Series R-1 common shares for 100% of the R-1 Series' ownership interest in the applicable spin-off subsidiary.
Redemption in Connection with Sale of the Property R-1 Subsidiaries or Property.  In the event of a sale, transfer, assignment or other disposition in a transaction or series of related transactions of all or substantially all the R-1 Series’ interest in the Property R-1 Subsidiaries, whether held directly or through subsidiaries of the R-1 Series, or Property R-1 Subsidiaries’ interest in the Property, whether held directly or through subsidiaries of the Property R-1 Subsidiaries, we are generally required to take one of the following actions, which will be selected in the sole discretion of our board of directors:

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Subject to limitations, we may declare and pay a distribution in cash and/or in securities or other property to holders of the outstanding Series R-1 common shares equally on a share-for-share basis in an aggregate amount equal to the net proceeds of the disposition, less any amounts paid as distributions on any class of preferred shares of the R-1 Series and amounts that our board of directors in its discretion sets aside to fund the R-1 Series’ reserves, debts, liabilities or expenses.

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Subject to limitations, if the disposition involves the disposition of all, not merely substantially all, of the R-1 Series’ interest in the Property R-1 Subsidiaries or the Property R-1 Subsidiaries’ interest in the Property, we may redeem all outstanding Series R-1 common shares in exchange for cash and/or securities or other property in an aggregate amount equal to the net proceeds of such disposition allocable, as described above in the first bullet, to the Series R-1 common shares.

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Subject to limitations, if the disposition involves substantially all, but not all, of the R-1 Series’ interest in the Property R-1 Subsidiaries or the Property R-1 Subsidiaries’ direct or indirect interest in the Property R-1 Subsidiaries or the Property, we may redeem a number of outstanding Series R-1 common shares in exchange for cash and/or securities or other property in an aggregate amount equal to the net proceeds of such disposition allocable, as described above in the first bullet, to the Series R-1 common shares.  The number of Series R-1 common shares to be redeemed would be equal to the lesser of (1) a number determined by dividing the aggregate amount allocated to the redemption of these shares by the average market price of one Series R-1 common share during the 10-trading day period beginning on the 15th trading day following the completion of that disposition and (2) the total number of outstanding Series R-1 common shares.

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Subject to limitations, we may take a combination of the actions described in the preceding bullets whereby we may use an amount equal to a portion of the net proceeds of the disposition allocable to Series R-1 common shares to either (1) declare and pay a distribution as described in the first bullet above, or (2) redeem part or all of the remaining Series R-1 common shares as described in the second or third bullet above.

For purposes of these provisions, “substantially all” of the R-1 Series’ interest in the Property R-1 Subsidiaries as of any date means at least 80% of the outstanding equity interests in the Property R-1 Subsidiaries held by the R-1 Series, whether held directly or through subsidiaries of the R-1 Series, and “substantially all” of the Property R-1 Subsidiaries’ interest in the Property means a portion of such real property that represents at least 80% of the fair value of such real property attributed to the Property R-1 Subsidiaries, whether held directly or through subsidiaries of the Property R-1 Subsidiaries, as of such date.
General Procedures
Public Announcements; Notices.  In the case of specified dispositions or a redemption, we will publicly announce or otherwise provide specified information to holders of Series R-1 common shares.
Fractional Shares.  Our board of directors will not have to issue or deliver any fractional shares to any holder of Series R-1 common shares upon any redemption or distribution under the provisions described under "—Redemptions."  Instead of issuing fractional shares, we will pay cash for the fractional share in an amount equal to the fair market value of the fractional share, without interest.
No Adjustments for Distributions.  No adjustments for distributions will be made upon the exchange of any Series R-1 common shares; except that, if a redemption date with respect to Series R-1 common shares comes after the record date for the payment of a distribution to be paid on those shares but before the payment or distribution, the registered holders of those shares at the close of business on such record date will be entitled to receive the distribution on the payment date, notwithstanding the redemption of those shares or our default in payment of the distribution.
Payment of Taxes.  If any person exchanging a certificate representing Series R-1 common shares wants us to issue a certificate in a different name than the registered name on the old certificate, that person must pay any transfer or other taxes required by reason of the issuance of the certificate in another name or establish, to the satisfaction of us or our agent, that the tax has been paid or is not applicable.
Liquidation Rights
In the event of a liquidation, termination or winding up of the R-1 Series, whether voluntary or involuntary, we will first pay or provide for payment of debts and other liabilities of the R-1 Series, including the liquidation preferences of any class of preferred shares of the Series. Thereafter, holders of the Series R-1 common shares will share in the funds of the R-1 Series remaining for distribution pro rata in accordance with their respective interests in the R-1 Series.

Preferred Shares
Section 18-215(e) of the Delaware LLC Act also specifically authorizes the creation of ownership interests of different classes of limited liability company interests within each Series, having such relative rights, powers and duties as the limited liability company agreement may provide, and may make provision for the future creation in the manner provided in the limited liability company agreement of additional classes of membership interests.  In accordance with this provision, our operating agreement provides that a  majority of our entire board of directors is authorized to provide for the issuance from time to time of an unlimited amount of one or more classes or series of preferred shares of limited liability company interests ("preferred shares") in a Series, including the R-1 Series.  Subject to the restrictions described above under "—Restrictions on Debt and Financing and Cross-Subsidiary Guarantees," and unless otherwise required by law or by any stock exchange, if applicable, any such authorized preferred shares will be available for issuance without further action by our common shareholders.  Our board of directors is authorized to fix the number of preferred shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series and without shareholder approval.  As of the date of this prospectus, no preferred shares are outstanding and we have no current plans to issue any preferred shares.
We could issue a class or series of preferred shares that could, depending on the terms of the class or series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of Series R-1 common shares might believe to be in their best interests or in which holders of Series R-1 common shares might receive a premium for their Series R-1 common shares.
Transfer Agent and Registrar
The transfer agent and registrar for our Series R-1 common shares is American Stock Transfer & Trust Company, LLC.
Operating Agreement and Bylaws
Managing Member

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Our operating agreement designates ETRE Financial, LLC, an affiliate of our Administrative Agent, as the managing member of our Company.  As described below under "—Election and Removal of Members of Our Board of Directors; Size of Board of Directors," the managing member will have the sole right to appoint, remove and nominate directors, set the number of directors and fill vacancies on our board of directors.  The managing member will generally not be entitled to vote on matters submitted to our shareholders, although its approval will be required with respect to certain amendments to the operating agreement that would adversely affect its rights in respect of our board of directors.  The managing member will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as the managing member.

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Our operating agreement further provides that the managing member, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us, any Series or any of our shareholders and will not be subject to any different standards imposed by our operating agreement, the Delaware LLC Act or under any other law, rule or regulation or in equity.

Organization and Duration
Our company was formed on May 13, 2015 as ETRE Residential, LLC, a Delaware series limited liability company, and will remain in existence until dissolved in accordance with our operating agreement.
Purpose
Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreement relating to such business activity; provided, however, that, our board of directors may only authorize a Property Series to revoke or otherwise terminate such Property Series' REIT election, without approval of our shareholders, if it determines that it is no longer in such Series' best interests to continue to qualify as a REIT.
Agreement to be Bound by Our Operating Agreement; Power of Attorney
By purchasing a Series R-1 common share, you will be admitted as a member of our company associated with the R-1 Series and will be bound by the provisions of, and deemed to be a party to, our operating agreement.  Pursuant to this agreement, each shareholder and each person who acquires a common share from a shareholder grants to our chief executive officer and our secretary a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution.  The power of attorney also grants our chief executive officer and our secretary the authority to make certain amendments to, and to execute and deliver such other documents as may be necessary or appropriate to carry out the provisions or purposes of, our operating agreement.

Election and Removal of Members of Our Board of Directors; Size of Board of Directors
Our operating agreement and bylaws provide that ETRE Financial, LLC, as the managing member of our Company, will have the sole power to (i) nominate and elect all directors to our board of directors, (ii) set the number of directors of our board of directors, (iii) remove any director, with or without cause, at any time and (iv) fill any vacancies on our board of directors.  The number of directors may not be fewer than one.  Each of our directors will hold office for an annual term, or until his or her resignation or removal by ETRE Financial, LLC.
Duties of Officers and Directors
Our operating agreement provides that, except as may otherwise be provided by the operating agreement or by our bylaws, the property, affairs and business of each Series will be managed under the direction of our board of directors.  Pursuant to our bylaws, our board of directors has the power to appoint our officers and such officers have the authority and exercise the powers and perform the duties specified in our bylaws or as may be specified by our board of directors.
Our operating agreement further provides that the authority and function of our board of directors and officers will be identical to the authority and functions of a board of directors and officers of a corporation organized under the DGCL, except as expressly modified by the terms of the operating agreement.  Further, our operating agreement provides that except as specifically provided therein, the fiduciary duties and obligations owed to our limited liability company and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively.
Finally, because a single board of directors will oversee the operations of each Series, our operating agreement provides that the fiduciary duties of our board of directors extend to each Series separately.  Our operating agreement also provides our board of directors should, in the event of any conflicts of interest among the different Series, be able to take into account the competing interests of the different Series in discharging its fiduciary duties and taking action on behalf of each Series.  To address conflicts of interest that may arise in allocating sale, financing, leasing and other business opportunities among the real properties owned by the different Series, our board of directors has adopted the Inter-Series Policy which is administered by our Administrative Agent.  See "Management—Inter-Series Relationship, Conflicts of Interest and Opportunity Allocation Policy."  In the future, we may determine to have separate classes of directors oversee the operations of different Series.
Our operating agreement does not expressly modify the duties and obligations owed by officers and directors under the DGCL.  However, there are certain provisions in our operating agreement regarding exculpation and indemnification of our officers and directors that differ from the DGCL.  First, our operating agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us.  Under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders; (ii) intentional misconduct or knowing violations of the law that are not done in good faith; (iii) improper redemption of stock or declaration of a dividend; or (iv) a transaction from which the director derived an improper personal benefit.  Second, our operating agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent permitted by law.  Under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.
Prior to completion of this offering, we intend to enter into separate indemnification agreements with our directors and officers.  Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our operating agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim.  The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our operating agreement.
Board Committees

Our operating agreement authorizes our board of directors to establish committees from among the members of the board of directors as well as other natural persons and provides that our board of directors may delegate to such committees any of the powers of the board directors, except as prohibited by law. Our operating agreement further provides that a committee and its members may be specifically associated with a Series. Each committee member will owe the same duties to our Company, our Series and our shareholders as our directors, whether or not such committee member is a director.

Advance Notice of New Business

Our bylaws provide that special meetings of shareholders may be called by our board of directors, the chairman of our board, our chief executive officer or president.  Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and information requirements by the shareholders requesting the meeting, a special meeting of shareholders must be called by our secretary upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.  See "—Voting Rights" for a discussion of certain voting requirements with respect to the Series R-1 common shares.

Our bylaws provide that with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors, or (3) by any shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.  Our bylaws provide that with respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting.  The purpose of requiring shareholders to give advance notice of proposals is to afford our board of directors the opportunity to consider the advisability of the proposals and, to the extent considered necessary by our board of directors, to inform shareholders and make recommendations regarding the proposals.  The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings.
Limited Liability
In the case of a Delaware series limited liability company, the Delaware LLC Act provides that a member who receives a distribution with respect to a series and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the series for the amount of the distribution for three years.  Under the Delaware LLC Act, a series limited liability company may not make a distribution with respect to a series to a member if, after the distribution, all liabilities of such series, other than liabilities to members on account of their limited liability company interests with respect to such series and liabilities for which the recourse of creditors is limited to specific property of such series, would exceed the fair value of the assets of such series.  For the purpose of determining the fair value of the assets of the series, the Delaware LLC Act provides that the fair value of property of the series subject to liability for which recourse of creditors is limited shall be included in the assets of such series only to the extent that the fair value of that property exceeds the nonrecourse liability.  Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.
Limitations on Liability and Indemnification of the Managing Member, Our Directors and Officers, Board Committee Members and Our Administrative Agent
Our operating agreement provides that to the fullest extent permitted by applicable law the managing member, our directors or officers and members of committees of our board of directors will not be liable to us.  In addition, pursuant to our operating agreement, we have agreed to indemnify the managing member, each of our directors and officers and each member of a committee of our board of directors, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the managing member, one of our directors or officers or a member of a committee of our board of directors.
Prior to completion of this offering, we intend to enter into separate indemnification agreements with our directors and officers.  Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our operating agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim.  The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our operating agreement.
In addition, our operating agreement provides that our Administrative Agent maintains a contractual as opposed to a fiduciary relationship with us, each Series and our shareholders.  Pursuant to the terms of the administrative services agreement, the liability of our Administrative Agent and certain of its affiliates to the R-1 Series is limited and the R-1 Series has agreed to indemnify our Administrative Agent and such affiliates against certain liabilities.  See "Our Administrative Agent and the Administrative Services Agreement."
Amendment of Our Operating Agreement and Bylaws
Amendments to our operating agreement may be proposed only by or with the consent of our board of directors.  To adopt a proposed amendment, our board of directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment.  Except as set forth below, an amendment must be approved by holders representing a majority of the common shares and, in general, to the extent that such amendment would have a material adverse effect on the holders of any class or series of shares of a Series, by the holders of a majority of the holders of such class or series.
Prohibited Amendments.  No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder's consent, except for an amendment adopted by the board to maintain REIT status.

•	provide that we are not dissolved upon an election to dissolve our limited liability company by our board of directors that is approved by holders representing a majority of the common shares;

•	change the term of existence of our Company; or

•
give any person the right to dissolve our limited liability company other than our board of directors' right to dissolve our limited liability company with the approval by holders representing a majority of the common shares.

The provision of our operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval by holders representing at least two-thirds of the common shares.
In addition, certain amendments to our operating agreement require the separate approval of holders representing a majority of the Series R-1 common shares. See "-Voting Rights".
No Shareholder Approval.  Our board of directors may generally make amendments to our operating agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of shareholders in accordance with our operating agreement;

•
the merger of our Company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•
a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that each Series will continue to qualify as a REIT for U.S. federal income tax purposes or otherwise not taxed as an entity for U.S. federal income tax purposes other than as we specifically so designate;

•
an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the 1940 Act, the Advisers Act or "plan asset" regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•
an amendment that our board of directors determines to be necessary or appropriate for the issuance of any additional Series R-1 common shares, the authorization, establishment, creation or issuance of any additional classes or series of shares or other securities of the R-1 Series to be issued by us, or for the establishment or creation of other Series or the authorization or issuance of additional securities of such Series by us;

•	any other amendment expressly permitted in our operating agreement to be made by our board of directors acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;

•
any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described in the clauses above.
In addition, our board of directors may make amendments to our operating agreement without the approval of any shareholder if our board of directors determines that those amendments:

•	do not adversely affect the shareholders (including any particular class or series of shares of a Series as compared to other classes or series of shares) in any material respect;

•
are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•
are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of shares under the provisions of our operating agreement;

•	are necessary to preserve the managing member's right to appoint, remove or nominate directors, set the number of directors or fill vacancies on our board of directors; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.
Our bylaws generally provide that our board of directors has the exclusive power to adopt, alter or repeal the bylaws or make new bylaws.
Managing Member Approval.  Notwithstanding the foregoing, no amendment to our operating agreement or bylaws may be made without the prior approval of the managing member that would adversely affect the managing member's right to appoint, remove or nominate directors, set the number of directors or fill vacancies on our board of directors.
Merger, Sale or Other Disposition of Assets
Our board of directors is generally prohibited, without the prior separate approval of holders of the common shares of  each Series entitled to vote thereon, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of the assets of the Series in a single transaction or a series of related transactions, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of the Series.  In this regard, subject to the exceptions described below, mergers, consolidations or conversions of our Company, and certain dispositions of all or substantially all of the assets of the R-1 Series, require the approval of holders representing a majority of the Series R-1 common shares.
Subject to the restrictions described above under "—Restrictions on Debt and Financing and Cross-Subsidiary Guarantees," our board of directors may mortgage, pledge, hypothecate or grant a security interest in all or substantially all the assets of the Series without the approval of any shareholder.  Our board of directors may also sell all or substantially all of the assets of the Series under a foreclosure or other realization upon the encumbrances above without that approval.
If the conditions specified in our operating agreement are satisfied, our board of directors may merge our Company or any of its subsidiaries into, or convey all of the assets of the Series to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity, in each case without any approval of our shareholders.  The shareholders are not entitled to dissenters' rights of appraisal under the operating agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of the assets of the Series or any other similar transaction or event.
Termination and Dissolution
We will continue as a limited liability company until terminated under our operating agreement.  We will dissolve upon: (1) the election of our board of directors to dissolve us, if separately approved by holders of the common shares  of   each Series entitled to vote thereon; (2) the sale, exchange or other disposition of all or substantially all of the assets of all Series; (3) the entry of a decree of judicial dissolution of our limited liability company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.
In this regard, a termination of the R-1 Series requires the separate approval of holders representing a majority of the Series R-1 common shares.  See "-Voting Rights".
Books and Reports
We are required to keep appropriate books of our business at our principal offices.  The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP.  For financial reporting purposes and tax purposes, our fiscal year and our tax year are the calendar year, unless otherwise determined by our board of directors in accordance with the Internal Revenue Code.
Determinations by Our Board of Directors
Any determinations made by our board of directors under any provision described in our operating agreement will be final and binding on our shareholders, except as may otherwise be required by law.  We will prepare a statement of any determination by our board of directors respecting the fair market value of any properties, assets or securities, and will file the statement with our company secretary.
Restrictions on Ownership and Transfer
In order for each Series to qualify as a REIT under the Internal Revenue Code, shares of the Series must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.  Also, not more than 50% of the value of the outstanding shares of the Series may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).  To qualify as a REIT, each Series must satisfy other requirements as well.  See "U.S. Federal Income Tax Considerations—Requirements for Qualification-General."

To assist each Series in qualifying as a REIT, our operating agreement, subject to certain exceptions, contains restrictions on the number of common shares of any Series and the number of shares of any Series that a person may own.  Our operating agreement provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, either more than 9.8% in value or in number of common shares, whichever is more restrictive, of the outstanding common shares of any Series. Accordingly, no person may own, or be deemed to own, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Series R-1 common shares.  We refer to these limits collectively as the "ownership limit."  An individual or entity that becomes subject to the ownership limit or any of the other restrictions on ownership and transfer of the shares of any Series described below is referred to as a "prohibited owner" if, had the violative transfer or other event been effective, the individual or entity would have been a beneficial owner or, if appropriate, a record owner of shares.
The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of any Series owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity.  As a result, the acquisition of less than 9.8% by value or number of common shares, whichever is more restrictive, of the outstanding common shares of our any Series, or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of any Series (or the acquisition of an interest in an entity that owns, actually or constructively, shares of any Series by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limit.
Our board may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular shareholder if the shareholder’s ownership in excess of the ownership limit would not (1) result in a Series being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year), (2) result in any income received by a Series failing to qualify as rents from real property for purposes of the REIT requirements, or (3) otherwise result in a Series failing to qualify as a REIT. As a condition of its waiver or grant of excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our board of directors in order to determine or ensure a Series’ qualification as a REIT.
In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other individuals and entities unless, after giving effect to such increase, five or fewer individuals could beneficially or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding of a Series or such Series would otherwise fail to qualify as a REIT.  Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Series' qualification as a REIT.  A reduced ownership limit will not apply to any person or entity whose percentage ownership of common shares or shares of a Series, as applicable, is in excess of such decreased ownership limit until such time as such individual's or entity's percentage ownership of common shares or shares of a Series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of common shares or shares of a Series, as applicable, in excess of such percentage ownership of common shares or shares of a Series will be in violation of the ownership limit.
Our operating agreement further prohibits:

•
any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, shares of a Series that would result in the Series being "closely held" under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause the Series to fail to qualify as a REIT; and

•	any person from transferring shares of a Series if such transfer would result in shares of the Series being owned by fewer than 100 persons (determined without reference to any rules of attribution).
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of a Series that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of shares of such Series, or who would have owned shares of such Series transferred to a trust as described below, must immediately give us written notice of the event, or in the case of an attempted or proposed transaction, must give at least 15 days' prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on such Series' qualification as a REIT.  The foregoing restrictions on ownership and transfer of shares of a Series will not apply if our board of directors determines that it is no longer in the best interests of the Series to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limitations on ownership and transfer of shares of the Series as described above is no longer required in order for the Series to qualify as a REIT.

If any transfer of shares of a Series would result in shares of the Series being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares.  In addition, if any purported transfer of shares of a Series or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our board of directors or in the Series being "closely held" under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause the Series to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares.  The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust.  Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust.  If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or the Series being "closely held" under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our operating agreement provides that the transfer of the shares will be null and void.
Shares of a Series transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price on the NASDAQ (or other applicable exchange) on the day of the event which resulted in the transfer of such shares to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer.  We may reduce the amount payable by the amount of any dividend or other distribution that we have paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary.  We have the right to accept such offer until the trustee has sold the shares held in the trust as discussed below.  Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares will be paid to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of shares of the Series.  After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price on the NASDAQ (or other applicable exchange) on the day of the event which resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares.  The trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above.  Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the beneficiary of the trust, together with any dividends or other distributions thereon.  In addition, if, prior to discovery by us that shares a Series have been transferred to a trust, such shares are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand.  The prohibited owner has no rights in the shares held by the trustee.
The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner.  Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust.  These rights will be exercised for the exclusive benefit of the beneficiary of the trust.  Any dividend or other distribution paid prior to our discovery that shares of a Series have been transferred to the trust will be paid by the recipient to the trustee upon demand.
Subject to Delaware law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee's sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.
However, if we have already taken irreversible company action, then the trustee may not rescind and recast the vote.
In addition, if our board of directors determines in good faith that a proposed transfer or other event would violate the restrictions on ownership and transfer of the shares of a Series, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of such Series, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of shares of a Series, within 30 days after the end of each taxable year, must give us written notice, stating the shareholder's name and address, the number of shares of each class of a Series that the shareholder actually or constructively beneficially owns and a description of the manner in which the shares are held.  Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the shareholder's beneficial ownership on the Series' qualification as a REIT and to ensure compliance with the ownership limit.  In addition, each shareholder must provide to us in writing such information as we may request in good faith in order to determine the Series' qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Any certificates representing shares of a Series will bear a legend referring to the restrictions described above.
These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for the Series R-1 common shares or otherwise be in the best interest of the holders of the Series R-1 common shares.
Anti-Takeover Effects, Our Operating Agreement and Bylaws
The following is a summary of certain provisions of our operating agreement and bylaws that may be deemed to have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of the Property.  These provisions include the following:
Authorized but Unissued Shares
Our operating agreement authorizes us to establish additional shares or other securities of the R-1 Series and to issue an unlimited number of shares or other securities of the R-1 Series for the consideration and on the terms and conditions established by our board of directors without the approval of any holders of our shares.  In particular, our board of directors is authorized to provide for the issuance by us of an unlimited amount of one or more classes or series of shares of the R-1 Series, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series.  Our ability to establish additional shares and other securities of the R-1 Series could render more difficult or discourage an attempt to obtain control over the Property by means of a proxy contest, tender offer, merger or otherwise.
Delaware Business Combination Statute—Section 203
We are a limited liability company organized under Delaware law.  Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.
Section 203 of the DGCL, which restricts certain business combinations with interested stockholders in certain situations, does not apply to limited liability companies unless they elect to utilize it.  Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us.  In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner.  For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting stock.
Other Provisions of Our Operating Agreement and Bylaws
Certain provisions of our operating agreement and bylaws may make a change in control of our Company or any Series more difficult to effect.  For example, shareholders will not have the right to vote to elect or remove directors or fill vacancies on our board of directors.

SHARES ELIGIBLE FOR FUTURE SALE
After giving effect to this offering and the other transactions described in this prospectus, there will be 3,284,000 Series R-1 common shares outstanding on a fully diluted basis, including an aggregate of 9,000 restricted Series R-1 common shares to be granted to our independent directors under our 2015 Director Plan (or 3,775,250 Series R-1 common shares outstanding if the underwriters' option to purchase additional shares is exercised in full). Our Series R-1 common shares are newly issued securities for which there is no established trading market.  No assurance can be given as to (1) the likelihood that an active market for our Series R-1 common shares will develop, (2) the liquidity of any such market, (3) the ability of the shareholders to sell the shares or (4) the prices that shareholders may obtain for any of the shares.  No prediction can be made as to the effect, if any, that future sales of Series R-1 common shares or the availability of Series R-1 common shares for future sale will have on the market price prevailing from time to time.  Sales of substantial amounts of Series R-1 common shares, or the perception that such sales could occur, may affect adversely prevailing market prices of our Series R-1 common shares.
For a description of certain restrictions on ownership and transfer of Series R-1 common shares, see "Description Series R-1 Common Shares-Operating Agreement and Bylaws-Restrictions on Ownership and Transfer."
Upon completion of this offering, we will have reserved for issuance up to an aggregate of 90,000 common shares for awards under our 2015 Director Plan. In connection with this offering, our board of directors has approved an aggregate of 9,000 restricted Series R-1 common shares to be granted to our non-management independent directors upon the completion of this offering under our 2015 Director Plan.
Rule 144
In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us.  A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding Series R-1 common shares or the average weekly trading volume of the Series R-1 common shares during the four calendar weeks preceding such sale.  Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).
Lock-Up Agreements
The R-1 Series, our Administrative Agent, ETRE and each of our directors and officers have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriters, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Series R-1 common shares or any securities convertible into or exercisable or exchangeable for Series R-1 common shares.  These restrictions will be in effect for a period of 180 days after the date of this prospectus.  At any time and without public notice, the underwriters may in their sole discretion releases some or all of the securities from these lock-up agreements.

PROPERTY R-1 SUBSIDIARIES LIMITED PARTNERSHIP AGREEMENTS
The following is a summary of material provisions in the limited partnership agreements of the Property R-1 Subsidiaries, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
General
1 Brown Street Associates, L.P., a Pennsylvania limited partnership (“1 Brown Street”), and 800 North Delaware Avenue Associates, L.P., a Pennsylvania limited partnership (“800 Delaware”) (each, a “Property R-1 Subsidiary” and collectively, the “Property R-1 Subsidiaries”) are the direct owners of the Property.
In connection with this offering and pursuant to a purchase and sale agreement, Holdings R-1 Subsidiary will acquire an aggregate direct and indirect 89.00% interest in each of the Property R-1 Subsidiaries from Waterview Grande, L.P. and its affiliates, which currently own 100% of the interests in the Property R-1 Subsidiaries. Specifically, upon completion of this offering, (i) Holdings R-1 Subsidiary, in its capacity as the ETRE Limited R-1 Partner, will own an 88.99% limited partner interest in each of the Property R-1 Subsidiaries, and (ii) the General R-1 Partner, an entity wholly-owned by Holdings R-1 Subsidiary, will own a 0.01% general partner interest in each of the Property R-1 Subsidiaries. Waterview Grande, L.P., or the Core Limited R-1 Partner, will retain an 11.00% limited partnership interest in each of the Property R-1 Subsidiaries. In connection with our acquisition of an aggregate 89.00% general and limited partner interest in the Property R-1 Subsidiaries, we will amend and restate the limited partnership agreements for each of the Property R-1 Subsidiaries. A summary of the amended and restated limited partnership agreements, which will be in substantially the same form for each of the two Property R-1 Subsidiaries, is below.

Rights and Powers of the General R-1 Partner

Under the terms of the limited partnership agreements of the Property R-1 Subsidiaries, the General R-1 Partner will control all of the business, affairs and operations of the Property R-1 Subsidiaries, other than day-to-day management of the Property, which will be performed by Core Realty, or the Asset Manager, pursuant to the asset and property management agreement. Our Asset Manager will at all times be subject to the supervision and oversight of our board of directors and the General R-1 Partner. The General R-1 Partner will have the full and exclusive power and authority to manage the affairs of the Property R-1 Subsidiary, except that, unless the General R-1 Partner has otherwise obtained unanimous consent from the partners, the General R-1 Partner may not cause the Property R-1 Subsidiary to:

•
create new classes of interests in the Property R-1 Subsidiaries and/or to issue additional interests in the Property R-1 Subsidiaries to any person or persons the result of which would be to disproportionately subordinate, or disproportionately dilute, the interests of the Core Limited R-1 Partner;

•	to amend or modify either partnership agreement in a manner that would have a disproportionately adverse effect on the Core Limited R-1 Partner; or

•
to enter into any agreement (A) that would cause the Core Limited R-1 Partner or its affiliates to become personally liable on or in respect of or to guarantee any indebtedness of any Property R-1 Subsidiary, or (B) that is recourse to the Core Limited R-1 Partner or its affiliates.

As the general partner, the General R-1 Partner will have responsibility and discretion in the management and control of the Property R-1 Subsidiaries, including the ability to cause the Property R-1 Subsidiaries to enter into certain major transactions, including a merger of the Property R-1 Subsidiaries or a sale of substantially all of its assets, subject to certain voting rights of the Series R-1 common shareholders. The General R-1 Partner is under no obligation to give priority to the separate interests of the limited partners of the Property R-1 Subsidiaries or holders of our Series R-1 common shares in deciding whether to cause the Property R-1 Subsidiaries to take or decline to take any actions. As the general partner of the Property R-1 Subsidiaries, the General R-1 Partner may amend the partnership agreement of the Property R-1 Subsidiaries in its sole discretion at any time, subject to the limited consent rights of the Core Limited R-1 Partner as described above. The General R-1 Partner may implement mergers involving the Property R-1 Subsidiaries or sales of all or substantially all of its assets subject to the voting rights of the Series R-1 common shareholders. The limited partners have no power to remove the general partner without the general partner’s consent.
Notwithstanding the above, until the mortgage loan is paid in full, each of the General R-1 Partner and the Property R-1 Subsidiaries will remain a “single purpose entity” and will be subject to customary restrictive covenants applicable to special purpose entities imposed by the lender in order to maintain such entity’s bankruptcy-remote attributes.

Capital Contributions
If a Property R-1 Subsidiary requires additional funds at any time to fund its anticipated cash needs and the General R-1 Partner determines to fund an additional capital contribution, then the Core Limited R-1 Partner will have the opportunity to fund such additional capital contribution on a pro rata basis. If the Core Limited R-1 Partner chooses not to participate, then, contemporaneously with the funding of the additional capital contribution by the Holdings R-1 Subsidiary, the percentage interest of the Core Limited R-1 Partner will be decreased (and the percentage interest of the Holdings R-1 Subsidiary will be increased) to account for the additional capital contribution, provided that in no event may the Core Limited R-1 Partner’s percentage interest be reduced below (i) 11.00% at any time during the three-year period following the effective date of the partnership agreements (the “Holding Period”), and (ii) following the end of the Holding Period, zero percent, nor shall the Holding R-1 Subsidiary’ aggregate percentage interest be increased by more than the reduction in the Core Limited R-1 Partner’s percentage interest. In addition, the Holdings R-1 Subsidiary or its affiliate may lend any sums to a Property R-1 Subsidiary if (i) during the Holding Period, additional capital contributions would reduce the Core Limited R-1 Partner’s partnership interest below 11.00% and (ii) such loans are at a market interest rate.
Operations
The partnership agreements of the Property R-1 Subsidiaries provide that the Property R-1 Subsidiaries will be operated in a manner that will enable the R-1 Series to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes.
Under the terms of the partnership agreements, the General R-1 Partner and its affiliates will be reimbursed for any reasonable, customary and documented, out-of-pocket expenses, fees, and costs which any of them pays for, and which are related to the operations of a Property R-1 Subsidiary (including, without limitation, any annual appraisal fees and costs of third-parties related to the preparation and filing of the federal, state and local tax returns of such Property R-1 Subsidiary).
Subject to the terms of the asset and property management agreement with the Asset Manager and the administrative services agreement with the Administrative Agent, the General R-1 Partner will have the right to engage certain ETRE affiliates to provide property management, development/project management, construction management, leasing agency and other property-related and/or administrative services with respect to the Property, on market terms that are not materially less favorable to the Property R-1 Subsidiaries, and not materially more favorable to such ETRE affiliates, than those that would be obtained in an arms-length transaction between unaffiliated parties.
The partnership agreements also provide that each partner of a Property R-1 Subsidiary will, to the maximum extent permitted by applicable law, owe no duties to the Property R-1 Subsidiary or to any other partner or any other person or group of persons, except to the extent such duties are expressly set forth in the partnership agreements and, for the avoidance of doubt, shall owe no fiduciary duties to the Property R-1 Subsidiary or to any other partner or any other person or group of persons; provided, that each partner shall be subject to the implied contractual covenant of good faith and fair dealing. Without limiting the foregoing, to the extent there is any conflict of interest between the shareholders of the R-1 Series and any limited partner of a Property R-1 Subsidiary, the limited partners expressly acknowledge that the General R-1 Partner will be entitled to act in the best interests of the shareholders of the R-1 Series.
Moreover, the partnership agreements provide that each partner recognizes that the partners of the Property R-1 Subsidiaries and the affiliates of such partners may have other business interests and may engage in other activities in addition to those relating to the Property R-1 Subsidiaries, including the making or management of other investments (debt and equity).
Distributions
The partnership agreements of the Property R-1 Subsidiaries provide that the Property R-1 Subsidiaries will distribute cash available for distribution to the partners of the Property R-1 Subsidiaries pro rata in accordance with their respective percentage interests at such times and in such amounts as determined by the General R-1 Partner, but in no event less than quarterly. Cash available for distribution is calculated as income from the Property less operating expenses, with provisions for reasonable and customary reserves as determined by the General R-1 Partner in its discretion, but subject in all cases to the REIT requirements pertaining to the Property R-1 Subsidiaries’ assets, income and operations, as described in the partnership agreements. Further, upon the liquidation of a Property R-1 Subsidiary, after payment of debts and obligations, any remaining assets of the Property R-1 Subsidiary will be distributed to partners pro rata in accordance with their respective percentage interests.
To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, the R-1 Series’ current policy is to cause the Property R-1 Subsidiaries to distribute all cash available for distribution other than reserves on a quarterly basis. Any distributions the R-1 Series and Property R-1 Subsidiaries make will be at the discretion of our board of directors and will depend upon the R-1 Series’ earnings and financial condition, maintenance of the R-1 Series’ REIT qualification, restrictions on making distributions under Delaware law and such other factors as our board of directors deems relevant. The R-1 Series’ earnings and financial condition will be affected by various factors, including rental income from the Property, the Property’s operating expenses and any other expenditures. For more information, see “Distribution Policy.”

Transferability of Interests
No limited partner may transfer all or any portion of its partnership interest in the Property R-1 Subsidiaries without the prior written consent of the General R-1 Partner (which consent shall be granted or withheld in the sole and absolute discretion of the General R-1 Partner).
Notwithstanding the above, including if the consent of the General R-1 Partner is obtained, no partner may transfer (as such term is defined in the limited partnership agreements) all or any portion of its partnership interest under any circumstances if such transfer:

•	would cause the Property R-1 Subsidiary to lose its status as a limited partnership for federal income tax purposes;

•	would cause the Property R-1 Subsidiary to violate the terms of any financing documents, including the mortgage loan agreement, which violation has not been waived by the lender; or

•	would violate any federal securities laws or any applicable state securities laws (including suitability standards).

During the Holding Period, any transfer taxes incurred as a result of a transfer of all or any portion of the partnership interests initiated by (i) the Core Limited R-1 Partner shall be paid 50% by the Core Limited R-1 Partner and 50% by the Holdings R-1 Subsidiary or (ii) the Holdings R-1 Subsidiary shall be considered a partnership expense. For the avoidance of doubt, the consent of General R-1 Partner to any transfer by the Core Limited R-1 Partner shall be required as described above. Following the Holding Period, any transfer taxes incurred as a result of a transfer will be a partnership expense. Any transfer taxes attributable to any of the buy-out rights described below will be paid (i) during the Holding Period 50% by the Core Limited R-1 Partner and 50% by the Holdings R-1 Subsidiary and (ii) after the Holding Period will be considered a Property R-1 Subsidiary expense.
Certain Buy-Out Rights
The Holdings R-1 Subsidiary has the right to purchase the partnership interests held by the Core Limited R-1 Partner in certain limited situations, as described below.
Bankruptcy Purchase Option
If the Core Limited R-1 Partner becomes a Bankrupt Partner (as defined in the partnership agreement), then the Holdings R-1 Subsidiary shall have the right to elect at any time within 180 calendar days after the Core Limited R-1 Partner has become a Bankrupt Partner to purchase the Core Limited R-1 Partner’s entire partnership interest for the market value of such partnership interest as determined pursuant to the terms of the partnership agreement. If the Holdings R-1 Subsidiary declines to purchase all of the Core Limited R-1 Partner’s partnership interest, the option to purchase such partnership interest will terminate, and the personal representative, trustee, or receiver of the Core Limited R-1 Partner’s estate may proceed, subject to the terms and provisions of the partnership agreement, to distribute the Core Limited R-1 Partner’s partnership interest to the successors entitled to receive the same, but such distributions will only be effective as to such successors who thereupon become a party to the partnership agreement and who thereby agree to hold all of the partnership interest transferred to such successor subject in all respects to the terms and provisions of the partnership agreement.
Purchase Option Upon Certain Events
If (i) the Core Limited R-1 Partner or its affiliate is removed as the asset manager of the Property in accordance with the terms of the asset and property management agreement or otherwise ceases to be the asset manager of the Property or (ii) the first day after the date on which the Core Limited R-1 Partner ceases to own, in the aggregate, 5.0% or more of the combined limited partnership interests in the Property R-1 Subsidiaries (either (i) or (ii), a “Trigger Event”), then the Holdings R-1 Subsidiary will have the right to elect at any time after the occurrence of a Trigger Event to purchase the entire partnership interest of the Core Limited R-1 Partner for the market value of such partnership interest, in accordance with the terms of the partnership agreement.

Right of First Offer
If at any time the Core Limited R-1 Partner intends to sell, or market for sale, its partnership interest (the “ROFO Interest”), then prior to formally marketing the ROFO Interest or otherwise agreeing to a sale, the Core Limited R-1 Partner must first notify the Holdings R-1 Subsidiary that it intends to sell, or market for sale, the ROFO Interest.    The offering notice must set forth the dollar value the Core Limited R-1 Partner places on all of the property and assets of the Property R-1 Subsidiary, as determined in the sole discretion of the Core Limited R-1 Partner and the price in cash by which the Holdings R-1 Subsidiary would buy the entire partnership interest of the Core Limited R-1 Partner, as calculated in the manner described in the partnership agreement. Upon receipt of such offering notice, the Holdings R-1 Subsidiary will have 15 business days to notify the Core Limited R-1 Partner of its election to purchase all, but not less than all, of the ROFO Interest. If the Holdings R-1 Subsidiary does not timely deliver an election notice, then the Core Limited R-1 Partner will be free to market the ROFO Interest for sale at any price and thereafter may accept or reject any offers for the ROFO Interest in its sole discretion; provided, however, that the final purchase price accepted by the Core Limited R-1 Partner must be at least equal to 98% of the price at which the Core Limited R-1 Partners’ partnership interest was offered to the Holdings R-1 Subsidiary in the offering notice (the “Minimum ROFO Price”). If the Core Limited R-1 Partner does not receive an offer to purchase the ROFO Interest that is equal to or greater than the Minimum ROFO Price or otherwise does not determine to accept an offer to purchase the ROFO Interest within 90 days after the Holdings R-1 Subsidiary elects (or is deemed to have elected) not to purchase the ROFO Interest, then the Core Limited R-1 Partner will cease to have the right to sell the ROFO Interest until such time, if any, that the Core Limited R-1 Partner issues a new offering notice to the Holdings R-1 Subsidiary and the Core Limited R-1 Partner again complies with the right of first offer provisions described above.
Indemnification
Each Partnership R-1 Subsidiary will indemnify its partners, as well as its partners’ respective partners, members, shareholders, officers, directors, trust managers, representatives, advisors and agents (each an “indemnitee”) from and against any and all losses, claims, expenses and other amounts arising from any and all legal proceedings instituted by any persons other than the indemnitee seeking indemnification under the partnership agreement and that relate to the operations of the Partnership R-1 Subsidiary (other than those instituted by a lender pursuant to a recourse guaranty), unless it is established that the act or omission of such indemnitee caused the matter giving rise to the proceeding and was the result of gross negligence, willful misconduct, fraud, or a material breach of the partnership agreement (including without limitation a material breach of the implied contractual covenant of good faith and fair dealing).
In the event that the Holdings R-1 Subsidiary or an affiliate thereof delivers a recourse guaranty to a lender in connection with any financing, then the Holdings R-1 Subsidiary or its affiliate will be reimbursed by the Property R-1 Subsidiary in the event that, pursuant to the recourse guaranty made by the Holdings R-1 Subsidiary or its affiliate, the Holdings R-1 Subsidiary or its affiliate is required to make payments to the lender on behalf of the Property R-1 Subsidiary; provided that the Holdings R-1 Subsidiary will not be entitled to a recourse claim reimbursement in the event that (i) the underlying claim arose solely from the acts or omissions of the Holdings R-1 Subsidiary or its affiliates, which acts or omissions were solely within the control of the Holdings R-1 Subsidiary and its affiliates, unless such acts or omissions were approved by the Core Limited R-1 Partner in accordance with the partnership agreement or otherwise, or (ii) the Holdings R-1 Subsidiary or its affiliate that provided a recourse guaranty become liable under such recourse guaranty as a result of the fraud, willful misconduct, embezzlement, gross mismanagement, gross negligence, recklessness, criminal conduct, or a material breach of the partnership agreement or the recourse guaranty by the Holdings R-1 Subsidiary or any of its affiliates.
The Core Limited R-1 Partner covenants and agrees to indemnify, defend and hold harmless the Property R-1 Subsidiary and the Holdings R-1 Subsidiary from and against all loss, liability or damage of the Property R-1 Subsidiary or the Holdings R-1 Subsidiary incurred or suffered, directly or indirectly, arising from or related to (i) any claim under a recourse guaranty that arises solely from the acts or omissions of the Core Limited R-1 Partner or its affiliates (including in its capacity as Asset Manager pursuant to the asset and property management agreement), which acts or omissions were solely within the control of the Core Limited R-1 Partner and its affiliates, unless such acts or omissions were specifically approved by the Holdings R-1 Subsidiary (it being understood that entering into the asset and property management agreement will not be deemed an “approval” by the Holdings R-1 Subsidiary); or (ii) the fraud, willful misconduct, embezzlement, gross mismanagement, gross negligence, recklessness, criminal conduct, or a material breach of the partnership agreement, the asset and property management agreement or the recourse guaranty by the Core Limited R-1 Partner or any of its affiliates.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax consequences relating to the R-1 Series' qualification and taxation as a REIT and the acquisition, holding, and disposition of Series R-1 common shares.  For purposes of this section, "we," "our," and "us" mean only the R-1 Series. You are urged to both review the following discussion and to consult your tax advisor to determine the effects of ownership and disposition of Series R-1 common shares on your individual tax situation, including any state, local or non-U.S. tax consequences.
This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS, (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.  No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary.
This summary is also based upon the assumption that the operation of the R-1 Series, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements.  This summary does not discuss the effect that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary.  In addition, this summary assumes that holders of Series R-1 common shares hold such Series R-1 common shares as a capital asset, which generally means as property held for investment.  This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder of Series R-1 common shares in light of the holder's investment or tax circumstances, or to holders of Series R-1 common shares subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market Series R-1 common shares;

•	subchapter S corporations;

•	U.S. holders of Series R-1 common shares, as defined below, whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies, or "RICs;"

•	REITs;

•	trusts and estates;

•	persons holding Series R-1 common shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

•	holders who receive Series R-1 common shares through the exercise of employee stock options or otherwise as compensation;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interests through a partnership or similar pass-through entity;

•	persons actually or constructively holding a 10% or more (by vote or value) beneficial interest in the R-1 Series;
and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. holders of Series R-1 common shares, as defined below.
For purposes of this summary, a U.S. holder of Series R-1 common shares is a beneficial owner of Series R-1 common shares who for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A non-U.S. holder of Series R-1 common shares is a beneficial owner of Series R-1 common shares who is neither a U.S. holder of Series R-1 common shares nor an entity that is treated as a partnership for U.S. federal income tax purposes.
THE U.S. FEDERAL INCOME AND EXCISE TAX TREATMENT OF THE R-1 SERIES AND THE U.S. FEDERAL INCOME TAX TREATMENT OF THE HOLDERS OF SERIES R-1 COMMON SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE.  IN ADDITION, THE TAX CONSEQUENCES OF HOLDING SERIES R-1 COMMON SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER'S PARTICULAR TAX CIRCUMSTANCES.  YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF SERIES R-1 COMMON SHARES.
Taxation of the R-1 Series
ETRE Residential, LLC intends to treat each Series as a separate business entity for U.S. federal income tax purposes and the series LLC organization as a non-entity for U.S. federal income tax purposes.  The IRS has issued proposed Treasury Regulations that provide that each individual series of a domestic series LLC organization will generally be treated as a separate entity formed under local law, with each such individual series’ classification for U.S. federal income tax purposes determined under general tax principles and the entity classification (“check-the-box”) rules.  Even though the proposed Treasury Regulations are not currently effective, they would require taxpayers that do not adopt their approach with respect to a series LLC formed after the date of the proposed Treasury Regulations to change their treatment of such series LLC once such regulations are finalized, potentially subjecting those taxpayers to substantial costs.  Although the proposed Treasury Regulations effectively penalize taxpayers that do not adopt this approach there can be no assurance as to whether the proposed Treasury Regulations will be finalized in their current form or at all.  Although not expected based on the proposed Treasury Regulations, if the IRS were to adopt a different approach than the one adopted in the proposed Treasury Regulations and successfully challenge ETRE Residential, LLC’s treatment of each Series as a separate business entity and the series LLC organization as a non-entity for U.S. federal income tax purposes, ETRE Residential, LLC expects that the series LLC organization would be treated as a single corporation that has elected and operated to be taxed as a REIT because ETRE Residential, LLC intends to make an election for each Series to be taxed as a corporation and each Series will be organized and operated so as to qualify as a REIT for U.S. federal income tax purposes.  If the series LLC organization were so treated, the timing, amount and character of distributions to holders of Series R-1 common shares could be adversely impacted and the ability of the series LLC organization to be taxed as a REIT could be adversely impacted because the activity of each Series would be aggregated as the activities of a single REIT.  See “Failure to Qualify,” below, for a discussion of the effect of a failure to qualify as a REIT for a taxable year.
The R-1 Series intends to elect and qualify to be taxed as a REIT under the Internal Revenue Code, commencing with its short taxable year ending December 31, 2015.  The R-1 Series believes it has been organized and intends to operate in a manner that will allow it to qualify for taxation as a REIT under the Internal Revenue Code commencing with its short taxable year ending December 31, 2015. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

The law firm of Goodwin Procter LLP has acted as counsel to ETRE Residential, LLC in connection with this offering. The R-1 Series will receive the opinion of Goodwin Procter LLP prior to effectiveness of the registration statement of which this prospectus forms a part to the effect that, commencing with the R-1 Series’ short taxable year ending December 31, 2015, the R-1 Series will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. The opinion of Goodwin Procter LLP will be filed as an exhibit to the registration statement of which this prospectus is a part. Such opinion will be based on various assumptions relating to the R-1 Series’ and future Series’ organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described herein are completed in a timely fashion and that the R-1 Series will at all times operate in accordance with the method of operation described in its organizational documents and registration statement. Additionally, the opinion of Goodwin Procter LLP is conditioned upon factual representations and covenants made by the company, the R-1 Series and its Administrative Agent regarding the series LLC organization’s and the R-1 Series’ organization, assets, and present and future conduct of the R-1 Series’ and future Series’ business operations and other items regarding the R-1 Series’ and future Series’ ability to meet the various requirements for qualification as a REIT. Goodwin Procter LLP will not verify such representations, and the opinion of Goodwin Procter LLP assumes that such representations and covenants are accurate and complete and that the R-1 Series and future Series’ will take no action that could adversely affect its qualification as a REIT. Although the R-1 Series believes it will be organized and intends to operate so that it will qualify as a REIT commencing with its short taxable year ending December 31, 2015, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the R-1 Series’ circumstances or applicable law, no assurance can be given by Goodwin Procter LLP or the R-1 Series that it will so qualify for any particular year. Goodwin Procter LLP will have no obligation to advise the R-1 Series or holders of Series R-1 common shares of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. In addition, the opinion of Goodwin Procter LLP will be based upon the Internal Revenue Code, the regulations promulgated thereunder, and administrative and judicial interpretations thereof existing and in effect as of the date of its opinion, all of which are subject to change, and any such change could be applied retroactively. No assurance can therefore be given that the conclusions in the opinion of Goodwin Procter LLP will not be adversely affected in the future by a subsequent change in applicable law, regulations or interpretations thereof. Goodwin Procter LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law.
Qualification and taxation as a REIT depend on the R-1 Series' ability to meet, on a continuing basis, through actual operating results, the various qualifications imposed upon REITs by the Internal Revenue Code, including the sources of its gross income, the composition of its assets, the ownership of its outstanding shares, and the amount and timing of its distributions, the compliance with which will not be reviewed by Goodwin Procter LLP.  In addition, the R-1 Series' ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which the R-1 Series invests, including the Property R-1 Subsidiaries.  The R-1 Series' ability to qualify as a REIT for a particular year also requires that the R-1 Series satisfy certain asset and gross income tests during such year, some of which depend upon the fair market values of assets in which the R-1 Series directly or indirectly owns an interest.  Such values may not be susceptible to a precise determination.  Accordingly, no assurance can be given that the actual results of the R-1 Series' operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General
As indicated above, the R-1 Series' qualification and taxation as a REIT for a particular year depend upon the R-1 Series' ability to meet, on a continuing basis during such year, through actual results of operations, the various qualification requirements imposed upon REITs by the Internal Revenue Code.  The material qualification requirements are summarized below under "—Requirements for Qualification—General." While the R-1 Series intends to operate so that it will qualify as a REIT, no assurance can be given that the IRS will not challenge the R-1 Series' qualification as a REIT, or that the R-1 Series will be able to operate in accordance with the REIT requirements in the future.  See "—Failure to Qualify."
Provided that the R-1 Series qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to U.S. federal corporate income tax on its net taxable income that is currently distributed to holders of Series R-1 common shares.  This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from investment in a corporation.  Rather, income generated by a REIT generally is taxed only at the shareholder level upon a distribution of dividends by the REIT.
Holders of Series R-1 common shares who are noncorporate U.S. holders of Series R-1 common shares are generally taxed on corporate dividends at a maximum regular rate of 20% (the same as long-term capital gains).  With limited exceptions, however, ordinary dividends received by noncorporate U.S. holders of Series R-1 common shares from the R-1 Series or from other entities that are taxed as REITs will continue to be taxed at regular rates applicable to ordinary income, which are as high as 39.6%.  Net operating losses, foreign tax credits and other regular tax attributes of a REIT generally do not pass through to the shareholders of a REIT, subject to special rules for certain items such as capital gains recognized by REITs.  See "—Taxation of Holders of Series R-1 Common Shares."
If the R-1 Series qualifies as a REIT, it will nonetheless be subject to U.S. federal income tax as follows:

•	The R-1 Series will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	The R-1 Series may be subject to the "alternative minimum tax" on its items of tax preference, if any, including any deductions of net operating losses.

•
If the R-1 Series has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, as described below, such income will be subject to a 100% tax.  See "—Requirements for Qualification—General—Prohibited Transactions" and "—Requirements for Qualification—General—Foreclosure Property" below.

•
If the R-1 Series elects to treat real property (and personal property incident to such real property) that it acquires in connection with a foreclosure of a mortgage loan or leasehold as "foreclosure property," it may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property will be subject to corporate income tax at the highest applicable rate (currently 35%).

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If the R-1 Series fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which it fails the 75% gross income test or (B) the amount by which it fails the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect its profitability.

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If the R-1 Series fails to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that does not exceed a statutory de minimis amount as described more fully below, but its failure is due to reasonable cause and not due to willful neglect and it nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which the R-1 Series failed to satisfy the asset tests.

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If the R-1 Series fails to satisfy any provision of the Internal Revenue Code that would result in its failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not willful neglect, it may retain its REIT qualification, but it will be required to pay a penalty of $50,000 for each such failure.

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If the R-1 Series fails to distribute on an annual basis at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, or the "required distribution," it will be subject to a nondeductible federal 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which U.S. federal income tax is paid at the corporate level.

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The R-1 Series may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of the holders of Series R-1 common shares unless the R-1 Series can show that the failure was due to reasonable cause and not willful neglect, as described below in "—Requirements for Qualification—General."

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The R-1 Series may be subject to a 100% excise tax on some items of income and expense that are directly or constructively paid between it, its Tenants and/or any TRSs if and to the extent that the IRS successfully adjusts the reported amounts of these items.

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If the R-1 Series acquires appreciated assets from a subchapter C corporation (generally a corporation that is not a REIT, a RIC or an S corporation) in a transaction in which the adjusted tax basis of the assets in its hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, the R-1 Series will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if it subsequently recognizes gains on a disposition of any of the assets during the 10-year period following its acquisition of the assets from the subchapter C corporation.  The results described in this paragraph assume that the subchapter C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the R-1 Series acquires the assets.

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The R-1 Series is permitted to elect to retain and pay income tax on its net long-term capital gain.  In that case, a holder of Series R-1 common shares would include the holder's proportionate share of the R-1 Series' undistributed long-term capital gain (to the extent the R-1 Series makes a timely designation of such gain to the holder of such Series R-1 common shares) in the holder of such Series R-1 common share's income, would be deemed to have paid the tax that the holder of such Series R-1 common shares paid on such gain, and would be allowed a credit for the holder of such Series R-1 common share's proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the holder of Series R-1 common share's basis in such Series R-1 common shares.  Holders of Series R-1 common shares that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

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The R-1 Series may have subsidiaries or own interests in other lower-tier entities that are taxable C corporations, including any TRSs, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, the R-1 Series and its subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, transfer, franchise, property and other taxes.  The R-1 Series could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification—General
In connection with this offering, ETRE Residential, LLC intends for the R-1 Series to elect and qualify to be taxed as a REIT under the Internal Revenue Code commencing with its short taxable year ending December 31, 2015.  ETRE Residential, LLC believes that the R-1 Series has been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that its intended manner of operation will enable it to meet the requirements for qualification and taxation as a REIT.  To qualify as a REIT, the R-1 Series must meet on a continuing basis, through its organization and actual investment and operating results, various requirements under the Internal Revenue Code relating to, among other things, the sources of its gross income, the composition of its assets, the ownership of its shares, and the amount and timing of its distributions.  If the R-1 Series fails to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which it failed to qualify as a REIT.  Even if the R-1 Series qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income or property.  Any distributions paid by the R-1 Series will not be eligible for the corporate dividends received deduction and generally will not be eligible for taxation at the preferential U.S. federal income tax rates that currently apply to certain distributions received by individuals from taxable corporations.
The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specified entities);

(7)
that makes an election to be taxable as a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that has no earnings and profits from any non-REIT taxable year as of a successor to any subchapter C corporation at the close of any taxable year;

(9)	that uses the calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations thereunder; and

(10)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.  Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made.  Our operating agreement provides restrictions regarding the ownership and transfer of Series R-1 common shares, which are intended, among other purposes, to assist the R-1 Series in satisfying the share ownership requirements described in conditions (5) and (6) above.  The R-1 Series intends to monitor the beneficial owners of the its shares to ensure that its shares are at all times beneficially owned by 100 or more persons, but no assurance can be given that the R-1 Series will be successful in this regard.  For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.
To monitor compliance with the share ownership requirements, the R-1 Series is required to maintain records regarding the actual ownership of its shares.  To do so, the R-1 Series must demand written statements each year from the record holders of significant percentages of its shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us).  A list of those persons failing or refusing to comply with this demand must be maintained as part of its records.  Failure by the R-1 Series to comply with these record-keeping requirements could subject the R-1 Series to monetary penalties.  If the R-1 Series satisfies these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, it will be deemed to have satisfied such condition.  A holder of shares Series R-1 common shares that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with the holder's tax return disclosing the actual ownership of the shares and other information.
With respect to condition (8), the R-1 Series believes it will not initially have any earnings and profits from any non-REIT taxable year or as a successor to any subchapter C corporation.
With respect to condition (9), the R-1 Series intends to elect to be taxed as a REIT beginning with our 2015 taxable year, and to adopt December 31 as its taxable year-end and thereby satisfy this requirement.
Effect of Subsidiary Entities
Ownership of Partnership Interests.  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below.  However, solely for purposes of the 10% value test described below, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code.  In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT.  Thus, the R-1 Series' proportionate share of the assets and items of income of a partnership in which it owns an equity interest, including each Property R-1 Subsidiary, is treated as the R-1 Series' assets and items of income for purposes of applying the REIT requirements described below.  Consequently, to the extent that the R-1 Series directly or indirectly holds a preferred or other equity interest in a partnership, including each Property R-1 Subsidiary, the partnership's assets and operations may affect the R-1 Series' ability to qualify as a REIT, even though it may have no control, or only limited influence, over the partnership.
An investment in a partnership involves special tax considerations.  For example, it is possible that the IRS could treat a subsidiary partnership as a corporation for U.S. federal income tax purposes.  In this case, the subsidiary partnership would be subject to entity-level tax and the character of the R-1 Series' assets and items of gross income would change, possibly causing us to fail the requirements to qualify as a REIT.  See "—Failure to Qualify" below.  In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership.  In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes.  These rules could adversely affect the R-1 Series, for example, by requiring that a lower amount of depreciation deductions be allocated to the R-1 Series, which in turn would cause it to have a greater amount of taxable income, requiring greater amounts of distributions to maintain REIT status.
Disregarded Subsidiaries.  If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below.  Generally, a qualified REIT subsidiary is any corporation, other than a TRS, as described below under "—Requirements for Qualification—General—Effect of Subsidiary Entities—Taxable REIT Subsidiaries," that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two.  Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests.  Disregarded subsidiaries, along with partnerships in which the R-1 Series holds an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

In the event that a disregarded subsidiary ceases to be wholly owned by the R-1 Series —for example, if any equity interest in the subsidiary is acquired by a person other than the R-1 Series or another disregarded subsidiary of the R-1 Series —the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes.  Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation.  Such an event could, depending on the circumstances, adversely affect the R-1 Series' ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation.  See "—Requirements for Qualification—General—Asset Tests" and "—Requirements for Qualification—General—Gross Income Tests."
Taxable REIT Subsidiaries.  A REIT generally may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS.  The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes.  Accordingly, such an entity would generally be subject to corporate U.S. federal, state, local and income and franchise taxes on its earnings, which may reduce the cash flow generated by the R-1 Series and its subsidiaries in the aggregate, and the R-1 Series' ability to make distributions to holders of Series R-1 common shares.  The R-1 Series' TRSs may invest in assets and engage in activities that could not be held or conducted directly by it without jeopardizing its qualification as a REIT.
For purposes of the gross income and asset tests applicable to REITs, a REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns.  Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends that it receives from the subsidiary.  This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below.  Because a REIT does not include the assets or gross income of such subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that a REIT, due to the requirements applicable to REITs, might otherwise not be able to undertake directly or through pass-through subsidiaries (or, if such activities could be undertaken, it would only be in a commercially unfeasible manner) such as, for example, activities that give rise to certain categories of income such as management fees.  If dividends are paid to the R-1 Series by one or more TRSs it may own, then a portion of the dividends that it distributes to the holders of Series R-1 common shares who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates.  See “-Taxation of Holders of R-1 Series Common Shares-Taxation of Taxable U.S. Holders of R-1 Series Common Shares” and “-Requirements for Qualification-General-Annual Distribution Requirements.”
Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation.  First, if a TRS has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS's adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year).  Generally, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm's-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.
Rents received by the R-1 Series that include amounts for services furnished by a TRS to any of its tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code.  Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying a 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to the R-1 Series by tenants leasing at least 25% of the net leasable space at a property that are not receiving services from the TRS are substantially comparable to the rents paid to the R-1 Series by tenants leasing comparable space at such property and that are receiving such services from the TRS (and the charge for the services is separately stated); or (4) the TRS's gross income from the service is not less than 150% of the TRS's direct cost of furnishing the service.
Gross Income Tests
In order to maintain the R-1 Series' qualification as a REIT, the R-1 Series annually must satisfy two gross income tests.  First, at least 75% of the R-1 Series' gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions" and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including "rents from real property," dividends received from and gain from the disposition of shares of other REITs, interest income derived from obligations secured by mortgages on real property or on interests in real property (including certain types of mortgage-backed securities), and gains from the sale or other disposition of real estate assets, as well as income from certain kinds of temporary investments.  Second, at least 95% of the R-1 Series' gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or other disposition of stock or securities, which need not have any relation to real property.
For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Rents received by the R-1 Series will qualify as “rents from real property” in satisfying the gross income tests described above only if several conditions are met, including the following.  The rent must not be based in whole or in part on the income or profits of any person.  However, an amount will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales or being based on the net income or profits of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by the R-1 Series.  If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under, or in connection with, the lease.  Moreover, for rents received to qualify as rents from real property, the R-1 Series generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who does not own, directly or indirectly, more than 35% of the shares, or certificates of beneficial interest, in the REIT, who is adequately compensated and from which the R-1 Series derives no income, or through a TRS.  The R-1 Series is permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property.  In addition, the R-1 Series may directly or indirectly provide non-customary services to tenants of the R-1 Series’ property if the gross income from such services does not exceed 1% of the total gross income from the property for the relevant taxable year.  In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the rents from treatment as rents from real property.  If, however, the gross income from such non-customary services exceeds this 1% threshold, none of the gross income derived from the property for the relevant property is treated as rents from real property.  For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services.  Moreover, the R-1 Series is permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants as rents from real property.  Also, rental income will qualify as rents from real property only to the extent it is not treated as “related party rent,” which generally includes rent from a tenant if the R-1 Series directly or indirectly (through application of certain constructive ownership rules) owns, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.  However, rental payments from a TRS will qualify as rents from real property even if the R-1 Series owns more than 10% of the total value or combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.
Unless the R-1 Series determines that the resulting non-qualifying income under any of the following situations, taken together with all other non-qualifying income earned by it in the taxable year, will not jeopardize its qualification as a REIT, it does not intend to:

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charge rent for property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

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rent property to a related party tenant, including any TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

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derive rental income attributable to personal property other than personal property leased in connection with the lease of property, the amount of which is no more than 15% of the total rent received under the lease; or

•	directly perform services considered to be non-customary or rendered to the occupant of the Property.
The R-1 Series may receive distributions from its TRSs or other C corporations that are neither REITs nor qualified REIT subsidiaries.  These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation.  Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.  Any dividends received by the R-1 Series from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Hedging Transactions
The R-1 Series may enter into hedging transactions with respect to one or more of its assets or liabilities.  Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments.  Except to the extent provided by Treasury Regulations, any income from a hedging transaction the R-1 Series enters into (1) in the normal course of the R-1 Series' business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which the R-1 Series clearly identifies as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test.  To the extent that the R-1 Series enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests.  The R-1 Series intends to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT.
Failure to Satisfy the Gross Income Tests
The R-1 Series intends to monitor its sources of income, including any non-qualifying income received by it, so as to ensure its compliance with the gross income tests.  If the R-1 Series fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Internal Revenue Code.  These relief provisions will generally be available if the failure of the R-1 Series to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, the R-1 Series sets forth a description of each item of its gross income that satisfies the applicable gross income test in a schedule for the taxable year filed in accordance with the Treasury Regulations.  It is not possible to state whether the R-1 Series would be entitled to the benefit of these relief provisions in all circumstances.  If these relief provisions are inapplicable to a particular set of circumstances involving the R-1 Series, the R-1 Series will not qualify as a REIT.  As discussed above under "—Taxation of the R-1 Series—Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which the R-1 Series fails to satisfy the particular gross income test.
Asset Tests
At the close of each calendar quarter of its taxable year, the R-1 Series must also satisfy four tests relating to the nature of its assets.  First, at least 75% of the value of the R-1 Series' total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital.  For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, and certain kinds of mortgage-backed securities and mortgage loans.  Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.
Second, subject to certain exceptions described below, the value of any one issuer's securities owned by the R-1 Series may not exceed 5% of the value of its total assets. Third, subject to certain exceptions described below, the R-1 Series may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value.  Fourth, the aggregate value of all securities of any TRSs held by the R-1 Series may not exceed 25% of the value of its total assets and not more than 25% of the value of the R-1 Series’ total assets may be represented by securities (other than securities that qualify for purposes of the 75% asset test).
The 5% and 10% asset tests do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are "real estate assets" for purposes of the 75% asset test described above.  In addition, the 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Internal Revenue Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT.  For these purposes, (1) a REIT's interest as a partner in a partnership is not considered a security; (2) any debt instrument issued by a partnership (other than straight debt or another security that is excluded from the 10% value test) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership.  For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the time or amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if the R-1 Series, and any of its "controlled taxable REIT subsidiaries," as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partnership).

Failure to Satisfy the Asset Tests
After initially meeting the asset tests at the close of a quarter, the R-1 Series will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by change in the foreign currency exchange rate used to value a foreign asset), unless such failure exists immediately after the acquisition of any security or other property and is wholly or partly the result of such acquisition.  If the R-1 Series fails to satisfy the asset tests because the R-1 Series acquires or increases its ownership interest in securities during a quarter, the R-1 Series can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter.  If the R-1 Series fails the 5% asset test, the 10% vote test, or the 10% value test at the end of any quarter, and such failure is not cured within 30 days thereafter, the R-1 Series may dispose of sufficient assets (generally, within six months after the last day of the quarter in which its identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of its assets at the end of the relevant quarter or $10,000,000.  If the R-1 Series fails any of the other asset tests, or its failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as the failure was due to reasonable cause and not willful neglect, the R-1 Series is permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which its identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of (A) $50,000 or (B) an amount determined by multiplying the net income generated by the non-qualifying assets during the period in which the R-1 Series failed to satisfy the relevant asset test by (2) the highest corporate tax rate (currently 35%).
The R-1 Series believes its holding of the Property, temporary investments, cash and any TRSs the R-1 Series may form will comply with the foregoing REIT asset requirements, and the R-1 Series intends to monitor compliance with such tests on an ongoing basis.  There can be no assurance, however, that the R-1 Series will be successful in this effort.  Moreover, the values of some of the R-1 Series' assets, including the securities of its TRSs or other non-publicly traded investments, may not be susceptible to a precise determination and are subject to change in the future.  Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests.  Accordingly, there can be no assurance that the IRS will not contend that the R-1 Series' assets do not meet the requirements of the REIT asset tests.
Annual Distribution Requirements
In order to qualify as a REIT, the R-1 Series is required to distribute dividends, other than capital gain dividends, to holders of Series R-1 common shares each year in an amount at least equal to:
(1)the sum of:

a)	90% of its "REIT taxable income" (computed without regard to its deduction for dividends paid and its net capital gains), and

b)	90% of the net income from foreclosure property (after tax) as described below, and recognized built-in gain, as discussed above, minus
(2)the sum of specified items of non-cash income that exceeds a percentage of its income.
These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to holders of Series R-1 common shares of record on a specified date in any such month, and are actually paid before the end of January of the following year.  Such distributions are treated as both paid by the R-1 Series and received by each holder of Series R-1 common shares on December 31 of the year in which they are declared.  In addition, at the R-1 Series' election, a distribution for a taxable year may be declared before the R-1 Series timely files its tax return for the year, provided the R-1 Series pays such distribution with or before its first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year.  These distributions are taxable to holders of Series R-1 common shares in the year in which paid, even though the distributions relate to its prior taxable year for purposes of the 90% distribution requirement.
In order for distributions to be counted towards the R-1 Series' distribution requirement, and to give rise to a tax deduction to the R-1 Series, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among its different classes of stock as set forth in the R-1 Series' organizational documents.
To the extent that the R-1 Series distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, the R-1 Series will be subject to tax at ordinary corporate tax rates on the retained portion.  In addition, the R-1 Series is permitted to elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains.  In this case, the R-1 Series would elect to have holders of Series R-1 common shares include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by the R-1 Series.  Holders of Series R-1 common shares would then increase their adjusted basis in such Series R-1 common shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If the R-1 Series fails to distribute on an annual basis at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, the R-1 Series will be subject to a nondeductible 4% excise tax on the excess of such amount over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which the R-1 Series is subject to corporate income tax.  The R-1 Series intends to distribute its net income to its shareholders in a manner that satisfies the REIT 90% distribution requirement and that protects it from being subject to U.S. federal income tax on its income and the 4% nondeductible excise tax.
It is possible that the R-1 Series, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to timing differences between (1) the actual receipt of cash, including the receipt of distributions from any partnership subsidiaries and (2) the inclusion of items in income by it for U.S. federal income or excise tax purposes.  In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.  In the case of a taxable stock or other in-kind dividend, holders of Series R-1 common shares would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources, including sales of Series R-1 common shares.  Both a taxable stock distribution and sale of Series R-1 common shares resulting from such distribution could adversely affect the price of Series R-1 common shares.
The R-1 Series may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to holders of Series R-1 common shares in a later year, which may be included in its deduction for dividends paid for the earlier year.  In this case, the R-1 Series may be able to avoid losing its REIT qualification.  However, the R-1 Series will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Recordkeeping Requirements
The R-1 Series is required to maintain records and request on an annual basis information from specified holders of Series R-1 common shares.  These requirements are designed to assist the R-1 Series in determining the actual ownership of its outstanding stock and maintaining its qualification as a REIT.
Prohibited Transactions
Net income the R-1 Series derives from a prohibited transaction is subject to a 100% tax.  The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument in the REIT.  The R-1 Series intends to conduct its operations so that the Property and any other asset owned by it or its pass-through subsidiaries will not be held as inventory or primarily for sale to customers, and that a sale of any such assets will not be in the ordinary course of business.  However, whether property is held as inventory or "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances.  No assurance can be given that any particular property in which the R-1 Series holds a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers, or that certain safe-harbor provisions of the Internal Revenue Code discussed below that prevent such treatment will apply.  The 100% tax will not apply to gains from the sale of property by the R-1 Series' TRSs or other taxable corporations, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.
The Internal Revenue Code provides a safe harbor that, if met, allows the R-1 Series to avoid being treated as engaged in a prohibited transaction.  In order to meet the safe harbor, among other things, (i) the R-1 Series must have held the property for at least two years for the production of rental income (and, in the case of property which consists of land or improvements not acquired through foreclosure, the R-1 Series must have held the property for two years for the production of rental income), (ii) aggregate expenditures of the R-1 Series and its partners on the property in the two years preceding the sale do not exceed 30% of the net selling price of the property, and (iii) the R-1 Series (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure and sales to which Internal Revenue Code Section 1033 applies) for the year of sale or (b) either (I) the aggregate adjusted tax basis of property sold during the year (other than sales of foreclosure property and assets to which Internal Revenue Code Section 1033 applies) do not exceed 10% of the aggregate adjusted tax basis of all of its assets as of the beginning of the taxable year, or (II) the aggregate fair market value of property sold during the year (other than sales of foreclosure property and sales to which Internal Revenue Code Section 1033 applies) of the aggregate fair market value of all of its assets as of the beginning of the taxable year, and (III) in the case of either (I) or (II), substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom the R-1 Series derives no income.  For these purposes, the sale of more than one property to one buyer as part of one transaction constitutes one sale.

Foreclosure Property
Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT with the intent to foreclose or at a time when the REIT knew or had reason to know a default would occur and (3) for which such REIT makes a proper election to treat the property as foreclosure property.  REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test.  Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.
Although not currently expected, to the extent that the R-1 Series acquires non-performing or distressed debt secured by a real estate asset with a view to subsequently taking control of the collateral (i.e., loan-to-own investments), any property that the R-1 Series acquires through such a transaction will not qualify to be treated as foreclosure property because it will not satisfy condition (2) in the preceding paragraph.  However, provided that the income generated by such property is qualifying income for purposes of the 75% gross income test, such income will not be subject to tax at the maximum corporate rate assuming that the income is currently distributed to holders of Series R-1 common shares.  See "—Requirements for Qualification—General—Annual Distribution Requirements."
Failure to Qualify
In the event that the R-1 Series violates a provision of the Internal Revenue Code that would result in its failure to qualify as a REIT in any taxable year, the R-1 Series may nevertheless continue to qualify as a REIT.  In addition to the relief described above, specified relief provisions will be available to the R-1 Series to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) the R-1 Series pays a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above.  These cure provisions reduce the instances that could lead to its disqualification as a REIT.  If the R-1 Series fails to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, the R-1 Series will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates.  Distributions to holders of Series R-1 common shares in any year in which the R-1 Series is not a REIT will not be deductible by it, nor will they be required to be made.  In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to holders of Series R-1 common shares will generally be taxable in the case of noncorporate U.S. holders of Series R-1 common shares at a maximum regular federal income tax rate of 20% and dividends in the hands of its corporate U.S. holders of Series R-1 common shares may be eligible for the dividends received deduction.  Unless the R-1 Series is entitled to relief under the specific statutory provisions, the R-1 Series will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost.  It is not possible to state whether the R-1 Series will be entitled to statutory relief in all circumstances.  Even if the R-1 Series qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income or property. Any distributions paid by the R-1 Series generally will not be eligible for taxation at the preferential U.S. federal income tax rates that currently apply to certain distributions received by individuals from taxable corporations.
Tax Aspects of Investments in Partnerships
General
The R-1 Series will hold the Property through the Property R-1 Subsidiaries, which intend to be taxed as partnerships for U.S. federal income tax purposes may hold other property through an entity that is classified as a partnership for U.S. federal income tax purposes. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax.  Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership.  The R-1 Series will include in its income its proportionate share of these partnership items for purposes of the various REIT income tests, based on its capital interest in such partnership, and in the computation of the R-1 Series' REIT taxable income.  Moreover, for purposes of the REIT asset tests, the R-1 Series includes its proportionate share of assets held by subsidiary partnerships, based on its capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of its interest in partnership assets will be based on the R-1 Series' proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code).  Consequently, to the extent that the R-1 Series holds an equity interest in a partnership, the partnership's assets and operations may affect its ability to continue to qualify as a REIT, even though it may have no control, or only limited influence, over the partnership.

Taxation of Holders of Series R-1 Common Shares
Taxation of Taxable U.S. Holders of Series R-1 Common Shares
This section summarizes the taxation of U.S. holders of Series R-1 common shares that are not tax-exempt organizations.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Series R-1 common shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.  A partner of a partnership holding Series R-1 common shares should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of Series R-1 common shares by the partnership.
Distributions.  Provided that the R-1 Series qualifies as a REIT, distributions made to taxable U.S. holders of Series R-1 common shares out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by such holders as ordinary dividend income and will not be eligible for the dividends received deduction for corporations.  In addition, any dividend declared by the R-1 Series in October, November or December of any year and payable to a U.S. holder of Series R-1 common shares of record on a specified date in any such month will be treated as both paid by the R-1 Series and received by a U.S. holder of Series R-1 common shares on December 31 of such year, provided that the dividend is actually paid by the R-1 Series before the end of January of the following calendar year.
In determining the extent to which a distribution with respect to Series R-1 common shares constitutes a dividend for U.S. federal income tax purposes, its earnings and profits will be allocated first to distributions with respect to its preferred stock, if any, is outstanding, and then to its common stock.  Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently applicable to noncorporate U.S. holders of Series R-1 common shares who receive dividends from taxable subchapter C corporations.
In addition, distributions from the R-1 Series that are designated as capital gain dividends will be taxed to taxable U.S. holders of Series R-1 common shares as long-term capital gains, to the extent that they do not exceed the R-1 Series' actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held such Series R-1 common shares.  To the extent that the R-1 Series elects under the applicable provisions of the Internal Revenue Code to retain its net capital gains, U.S. holders of Series R-1 common shares will be treated as having received, for U.S. federal income tax purposes, its undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains.
U.S. holders of Series R-1 common shares will increase their adjusted tax basis in such Series R-1 common shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by the R-1 Series.  Corporate U.S. holders of Series R-1 common shares may be required to treat 20% of certain capital gain dividends as ordinary income.  Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of noncorporate U.S. holders of Series R-1 common shares, and 35% for corporations.  Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for noncorporate U.S. holders of Series R-1 common shares, to the extent of previously claimed straight-line depreciation deductions.
A portion of the R-1 Series' distributions may be treated as a return of capital for U.S. federal income tax purposes.  As a general matter, a portion of the R-1 Series' distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of its distributions for a year exceeds its current and accumulated earnings and profits for that year.  To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder's adjusted tax basis in the holder's Series R-1 common shares, and to the extent that it exceeds the holder's adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares.  As a general matter, any such gain will be long-term capital gain if Series R-1 common shares have been held for more than one year.
With respect to noncorporate U.S. holders of Series R-1 common shares, the R-1 Series may elect to designate a portion of its distributions paid to such U.S. holders of Series R-1 common shares as "qualified dividend income."  A portion of a distribution that is properly designated as qualified dividend income is taxable to noncorporate U.S. holders of Series R-1 common shares as capital gain, provided that the U.S. holder of Series R-1 common shares has held such Series R-1 common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such Series R-1 common shares became ex-dividend with respect to the relevant distribution.  The maximum amount of the R-1 Series' distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by the R-1 Series during such taxable year from subchapter C corporations (including any TRSs);

(2)
the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the R-1 Series' U.S. federal income tax with respect to such undistributed REIT taxable income; and

(3)	the earnings and profits distributed by the REIT during the taxable year that accumulated in a prior non-REIT taxable year.
Generally, dividends that the R-1 Series receives will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic subchapter C corporation, such as any TRSs, and specified holding period and other requirements are met.

To the extent that the R-1 Series has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements.  See "—Requirements for Qualification—General—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. holders of Series R-1 common shares and do not offset income of U.S. holders of Series R-1 common shares from other sources, nor do they affect the character of any distributions that are actually made by the R-1 Series, which are generally subject to tax in the hands of U.S. holders of Series R-1 common shares to the extent that the R-1 Series has current or accumulated earnings and profits.
Dispositions of Series R-1 Common Shares.  In general, a U.S. holder of Series R-1 common shares will realize gain or loss upon the sale, redemption or other taxable disposition of Series R-1 common shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder's adjusted tax basis in Series R-1 common shares at the time of the disposition.  A U.S. holder's adjusted tax basis in Series R-1 common shares generally will equal the U.S. holders acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder of Series R-1 common shares (as discussed above), less tax deemed paid on it and reduced by returns of capital.  In general, capital gains recognized by individuals and other noncorporate U.S. holders of Series R-1 common shares upon the sale or disposition of Series R-1 common shares will be subject to a maximum regular U.S. federal income tax rate of 20% if such Series R-1 common shares were held for more than 12 months, and will be taxed at regular ordinary income rates (of up to 39.6%) if such Series R-1 common shares are held for 12 months or less.  Gains recognized by U.S. holders of Series R-1 common shares that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains.  The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a regular capital gain tax rate of 25% (which is generally higher than the regular long-term capital gain tax rates for noncorporate holders) to a portion of capital gain realized by a noncorporate holder on the sale of REIT stock or that is allocable to the REIT's "unrecaptured Section 1250 gain."
Prospective U.S. holders of Series R-1 common shares are advised to consult their tax advisors with respect to their capital gain tax liability.  Capital losses recognized by a U.S. holder of Series R-1 common shares upon the disposition of Series R-1 common shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. holder but not ordinary income (except in the case of noncorporate taxpayers, who may offset up to $3,000 of ordinary income each year).  In addition, any loss upon a sale or exchange of shares of Series R-1 common shares by a U.S. holder who has held such Series R-1 common shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received (or treated as received as a result of a designated amount of long-term capital gain that was retained by the R-1 Series) from the R-1 Series that were required to be treated by the U.S. holder of such Series R-1 common shares as long-term capital gain.
If a U.S. holder of Series R-1 common shares recognizes a loss upon a subsequent disposition of its Series R-1 common shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS.  Although these regulations are directed towards "tax shelters," they are written quite broadly and apply to transactions that would not typically be considered tax shelters.  Significant penalties apply for failure to comply with these requirements.  You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of Series R-1 common shares, or transactions that might be undertaken directly or indirectly by us.  Moreover, you should be aware that the R-1 Series and other participants in transactions involving the R-1 Series (including its advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Passive Activity Losses and Investment Interest Limitations
Distributions made by the R-1 Series and gain arising from the sale or exchange by a U.S. holder of Series R-1 common shares will not be treated as passive activity income.  As a result, U.S. holders of Series R-1 common shares will not be able to apply any "passive activity losses" against income or gain relating to Series R-1 common shares.  Distributions made by the R-1 Series, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.  A U.S. holder of Series R-1 common shares that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.
Medicare Tax on Unearned Income
Certain U.S. holders of Series R-1 common shares that are individuals, estates, or trusts are required to pay an additional 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of stock.

Taxation of Tax-Exempt U.S. Holders of R-1 Series Common Shares
U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation.  However, they are subject to taxation on their unrelated business taxable income, which is referred to in this registration statement as unrelated business taxable income, or "UBTI." Although many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI.  Based on that ruling, and provided that (1) a tax-exempt U.S. holder has not held Series R-1 common shares as "debt financed property" within the meaning of the Internal Revenue Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt U.S. holder of Series R-1 common shares), and (2) Series R-1 common shares are not otherwise used in an unrelated trade or business, distributions from the R-1 Series and income from the sale of Series R-1 common shares generally should not give rise to UBTI to a tax-exempt U.S. holder.
Tax-exempt U.S. holders of Series R-1 common shares that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in Series R-1 common shares.  These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.
In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of the R-1 Series could be required to treat a percentage of the dividends from the R-1 Series as UBTI if the R-1 Series is a "pension-held REIT." The R-1 Series will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of its stock or (B) a group of pension trusts, each individually holding more than 10% of the value of its stock, collectively owns more than 50% of such stock and (2) the R-1 Series would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts will be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts.
Tax-exempt U.S. holders of Series R-1 common shares are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of its stock.
Taxation of Non-U.S. Holders of R-1 Series Common Shares
The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of Series R-1 common shares applicable to non-U.S. holders.  The discussion is based on current law and is for general information only.  It addresses only selective and not all aspects of U.S. federal income taxation.
Ordinary Dividends.  The portion of dividends received by non-U.S. holders of Series R-1 common shares payable out of the R-1 Series' earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. holder of Series R-1 common shares generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty.  Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.
In general, non-U.S. holders of Series R-1 common shares will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Series R-1 common shares.  In cases where the dividend income from a non-U.S. holder's investment in its Series R-1 common shares is treated as effectively connected with the non-U.S. holder's conduct of a U.S. trade or business (or if an applicable income tax treaty applies, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders of Series R-1 common shares are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) on the income after the application of the income tax in the case of a non-U.S. holder of Series R-1 common shares that is a corporation.

Non-Dividend Distributions.  Unless (1) the Series R-1 common shares constitute U.S. real property interests, or "USRPIs," or (2) either (A) the non-U.S. holder's investment in Series R-1 common shares is effectively connected with a U.S. trade or business (or if an applicable income tax treaty applies, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), conducted by such non-U.S. holder of Series R-1 common shares (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders of Series R-1 common shares with respect to any gain) or (B) the non-U.S. holder of Series R-1 common shares is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States (in which case the non-U.S. holder will be subject to a 30% tax on the individual's net capital gain from U.S. sources for the year, unless reduced or eliminated by an applicable tax treaty), distributions by us which are not treated as dividends for U.S. federal income tax purposes (i.e., not treated as being paid out of the R-1 Series' current and accumulated earnings and profits) will not be subject to U.S. federal income tax.  If it cannot be determined at the time at which a distribution is made whether or not the distribution will constitute a dividend for U.S. federal income tax purposes, the distribution will be subject to withholding at the rate applicable to dividends.  However, the non-U.S. holder of Series R-1 common shares may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of its current and accumulated earnings and profits and, therefore, did not constitute a dividend for U.S. federal income tax purposes.  In addition, if the Series R-1 common shares constitute USRPIs, as described below, distributions by the R-1 Series in excess of the sum of its earnings and profits plus the non-U.S. holder's adjusted tax basis in its Series R-1 common shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or "FIRPTA," at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of Series R-1 common shares of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding tax (at a rate of 10%) of the amount by which the distribution exceeds the holder of Series R-1 common share's share of the R-1 Series' earnings and profits plus the holder's adjusted basis in its stock.  As discussed below, the R-1 Series expects that the Series R-1 common shares will not be treated as USRPIs in the hands of a non-U.S. holder who holds less than 5% of the Series R-1 common shares.
Because it will not generally be possible for us to determine the extent to which a distribution will be from the R-1 Series current or accumulated earnings and profits at the time the distribution is made, the R-1 Series intends to withhold and remit to the IRS 30% of distributions to non-U.S. holders of Series R-1 common shares (other than distributions that are deemed to be attributable to USRPI capital gains, as described in greater detail below) unless (i) a lower treaty rate applies and the non-U.S. holder of Series R-1 common shares provides an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate with us or (ii) the non-U.S. holder of Series R-1 common shares files an IRS Form W‑8ECI with the R-1 Series claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.  However, if the R-1 Series determines that any of the shares held by a non-U.S. holder is likely to be treated as a USRPI, the R-1 Series intends to withhold and remit to the IRS at least 10% of distributions on such shares even if a lower rate would apply under an applicable income tax treaty.
Capital Gain Dividends.  Under FIRPTA, a distribution made by us to a non-U.S. holder of Series R-1 common shares, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or "USRPI capital gains," generally will be considered effectively connected with a U.S. trade or business of the non-U.S. holder of Series R-1 common shares and will be subject to U.S. federal income tax at the graduated rates applicable to U.S. holders of Series R-1 common shares, without regard to whether the distribution is designated as a capital gain dividend.  In addition, the R-1 Series will be required to withhold tax equal to 35% of the amount of any distribution to the extent it is attributable to USRPI capital gains.  Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder of Series R-1 common shares that is a corporation unless reduced or eliminated by an applicable tax treaty.  However, this 35% tax will not apply to any distribution with respect to any class of the R-1 Series stock which is "regularly traded" on an established securities market located in the United States (as defined by applicable Treasury Regulations), if the non-U.S. holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend.  Instead, any such distribution will be treated as a distribution subject to the rules discussed above under "—Taxation of Holders of R-1 Series Common Shares—Taxation of Non-U.S. Holders of R-1 Series Common Shares—Ordinary Dividends." Also, the branch profits tax will not apply to such a distribution.
Capital gain dividends received by a non-U.S. holder from a REIT that are not attributable to USRPI capital gains, if any, are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. holder's investment in Series R-1 common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders of Series R-1 common shares with respect to such gain) or (2) the non-U.S. holder of Series R-1 common shares is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States (in which case the non-U.S. holder will be subject to a 30% tax on the individual's net capital gain from U.S. sources for the year).  The R-1 Series intends to withhold and remit to the IRS 35% of a distribution to a non-U.S. holder of Series R-1 common shares only to the extent that such distribution is attributable to USRPI capital gains.  The amount withheld is creditable against the non-U.S. holder of Series R-1 common share's U.S. federal income tax liability or refundable when the non-U.S. holder properly and timely files a tax return with the IRS.

Dispositions of Series R-1 Common Shares.  Unless the Series R-1 common shares constitute a USRPI, a sale of Series R-1 common shares by a non-U.S. holder generally will not be subject to U.S. federal income taxation under FIRPTA.  The Series R-1 common shares will not be treated as a USRPI if the R-1 Series is a “domestically controlled qualified investment entity.” A REIT is a domestically controlled qualified investment entity if, at all times during a specified testing period (generally the lesser of the five-year period ending on the date of disposition of or a distribution on Series R-1 common shares or the period of existence), less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. holders of Series R-1 common shares. The R-1 Series expects to be a domestically controlled qualified investment entity and, therefore, the sale of Series R-1 common shares should not be subject to taxation under FIRPTA. Because the Series R-1 common shares will be publicly traded, however, no assurance can be given that the R-1 Series will be a domestically controlled qualified investment entity.
Specific "wash sale" rules applicable to sales of shares in a REIT could result in gain recognition, taxable under FIRPTA, upon the sale of Series R-1 common shares.  These rules generally would apply if a non-U.S. holder (1) disposes of shares in a domestically controlled qualified investment entity within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. holder as gain from the sale or exchange of a USRPI, (2) is treated as acquiring, or as entering into a contract or option to acquire substantially identical shares in such entity during the 61-day period that begins 30 days prior to such ex-dividend date, and (3) if such shares are "regularly traded" on an established securities market in the United States, such non-U.S. holder has owned more than 5% of such shares at any time during the one-year period ending on the date of such distribution.
In the event that the R-1 Series does not constitute a domestically controlled qualified investment entity, a non-U.S. holder's sale of Series R-1 common shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the Series R-1 common shares are "regularly traded on an established securities market located in the United States" (as defined by applicable Treasury Regulations) and (2) the selling non-U.S. holder owned, actually or constructively, 5% or less of the outstanding Series R-1 common shares at all times during the five-year period ending on the date of sale.  The R-1 Series believes that the Series R-1 common shares will be regularly traded on an established securities market located in the United States; however, no assurance can be given that the Series R-1 common shares will continue to be regularly traded on an established securities market located in the United States.
If gain on the sale of Series R-1 common shares were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder of Series R-1 common shares with respect to such gain, including applicable alternative minimum tax (and a special alternative minimum tax in the case of non-resident alien individuals), and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.
Gain from the sale of Series R-1 common shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder's investment in the Series R-1 common shares is effectively connected with a U.S. trade or business (or if an applicable income tax treaty applies, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) conducted by such non-U.S. holder, the non-U.S. holder of Series R-1 common shares will be subject to the same treatment as a U.S. holder of Series R-1 common shares with respect to such gain or (2) if the non-U.S. holder of Series R-1 common shares is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's net capital gain from U.S. sources (unless reduced or eliminated by tax treaty).
Backup Withholding and Information Reporting
The R-1 Series will report to U.S. holders of Series R-1 common shares and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld.  Under the backup withholding rules, a U.S. holder of Series R-1 common shares may be subject to backup withholding (the current rate is 28%) with respect to dividends paid, unless the holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.  A U.S. holder of Series R-1 common shares that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS.  In addition, the R-1 Series may be required to withhold a portion of capital gain distribution to any U.S. holder of Series R-1 common shares who fails to certify its non-foreign status.
The R-1 Series must report annually to the IRS and to each non-U.S. holder of Series R-1 common shares the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required.  Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder of Series R-1 common shares resides under the provisions of an applicable income tax treaty.  A non-U.S. holder of Series R-1 common shares may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of Series R-1 common shares within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.  Payment of the proceeds of a sale of Series R-1 common shares conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.
Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act, or the FATCA
Under Section 1471 through 1474 of the Internal Revenue Code, provisions commonly known as “FATCA”, together with administrative guidance and certain intergovernmental agreements, or IGAs, entered into thereunder, withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities unless the entity qualifies for an exemption. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, Series R-1 common shares paid to: (a) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders to the IRS (or, if it is located in an jurisdiction that has entered into an IGA, to its own government which, in turn, will provide such information to the IRS) and meets certain other specified requirements; and (b) a non-financial foreign entity (as the beneficial owner or, in certain cases, as an intermediary for the beneficial owners) unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. Distributions and proceeds from a sale or other disposition of Series R-1 common shares that are treated as giving rise to income effectively connected with the conduct of a U.S. trade or business are not subject to FACTA withholding, however. These rules will apply with respect to payments of dividends on Series R-1 common shares and payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2018. We will not pay any additional amounts in respect of any amounts withheld. U.S. holders and non-U.S. holders of Series R-1 common shares are encouraged to consult their tax advisors regarding the particular consequences to them of this legislation and guidance.
State, Local and Foreign Taxes
The R-1 Series and its subsidiaries and holders of Series R-1 common shares may be subject to state, local and foreign taxation in various jurisdictions, including those in which holders or the R-1 Series transact business, own property or reside.  The state, local or foreign tax treatment of the R-1 Series and holders of Series R-1 common shares may not conform to the U.S. federal income tax treatment discussed above.  Any foreign taxes incurred by us would not pass through to holders of Series R-1 common shares as a credit against their U.S. federal income tax liability.  Prospective investors should consult their tax advisor regarding the application and effect of state, local and foreign income and other tax laws on an investment in Series R-1 common shares.
Proposed Legislation or Other Actions Affecting REITs
The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department.  No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to the R-1 Series and holders of Series R-1 common shares may be enacted.  Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in Series R-1 common shares.

ERISA CONSIDERATIONS
A fiduciary of a pension, profit sharing, retirement or other employee benefit plan (or a plan), subject to the Employee Retirement Income Security Act of 1974, as amended (or ERISA), should consider the fiduciary standards under ERISA in the context of the plan's particular circumstances before authorizing an investment of a portion of such plan's assets in the common shares.  Accordingly, among other things, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA.  In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Internal Revenue Code).  A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code.  In addition, the fiduciary of the plan that is engaged in such a non‑exempt prohibited transaction may be subject to penalties under ERISA and the Internal Revenue Code.  Thus, a plan fiduciary considering an investment in the common shares also should consider whether the acquisition or the continued holding of the common shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor (or the DOL).
The DOL has issued final regulations (or the DOL Regulations) as to what constitutes assets of an employee benefit plan under ERISA.  Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the plan's assets would include, for example, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply.  The DOL Regulations define a publicly offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under the Exchange Act or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred).  The common shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.
The DOL Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another.  A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control.  We expect the Series R-1 common shares to be "widely held" upon completion of the initial public offering.
The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances.  The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable."  We believe that the restrictions imposed under our charter on the transfer of our common shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of common shares to be "freely transferable."  The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.
Assuming that the common shares will be "widely held" and "freely transferable," we believe that our common shares will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be "plan assets" of any plan that invests in our common shares.
Certain individuals, including us, ETRE Financial, LLC, our Administrative Agent and any of their respective affiliates may be parties in interest and disqualified persons with respect to plans subject to ERISA or the Internal Revenue Code.  Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code may arise if common shares are acquired or held by a plan with respect to which we, ETRE Financial, LLC, our Administrative Agent or any of their respective affiliates is a party in interest or a disqualified person.  Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code may be applicable, however, in certain cases, depending in part on the type of plan fiduciary making the decision to acquire the common shares and the circumstances under which such decision is made.  Accordingly, each holder of our common shares will be deemed to have represented and agreed that its purchase and holding of such common shares (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Joseph Gunnar & Co. is acting as representative, have severally agreed to purchase, and we, on behalf of the R-1 Series, have agreed to sell to them, severally, the number of Series R-1 common shares indicated below:

Name	Number of shares
Joseph Gunnar & Co.
Total
The underwriters and the representative are collectively referred to as the "underwriters" and the "representative," respectively.  The underwriters are offering the Series R-1 common shares subject to their acceptance of the shares from us and subject to prior sale.  The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Series R-1 common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions.  The underwriters are obligated to take and pay for all of the Series R-1 common shares offered by this prospectus if any such shares are taken.  However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.
The underwriters initially propose to offer part of the Series R-1 common shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers.  After the initial offering of the Series R-1 common shares, the offering price and other selling terms may from time to time be varied by the representative.
We, on behalf of the R-1 Series, have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 491,250 additional Series R-1 common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions.  The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Series R-1 common shares by this prospectus.  To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Series R-1 common shares as the number listed next to the underwriter's name in the preceding table bears to the total number of Series R-1 common shares listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the R-1 Series.  These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 491,250 Series R-1 common shares.

	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discounts and commissions (7%)
Non-accountable expense allowance (0.5%)
Proceeds, before expenses
(1) The expense allowance of 0.5% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.
The estimated total transaction costs payable by us, exclusive of underwriting discounts and commissions, are approximately $____
For up to twelve (12) months from the effective date of this offering, the representative has a right of first refusal to participate as either the lead book-running manager or a joint book-running manager, subject to certain conditions, in a subsequent offering of Other Property Series by the Company or a series of Other Series Programs sponsored by ETRE. The representative will not have more than two opportunities to waive or terminate the right of first refusal in exchange for any payment or fee, and any such payment or fee will be in compliance with the rules of the Financial Industry Regulatory Authority, Inc.__
___.
We have applied to have our Series R-1 common shares listed on the NASDAQ under the trading symbol “EPNT”

The R-1 Series, our Administrative Agent, ETRE and each of our directors and officers have agreed that, without the prior written consent of the representative on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase lend or otherwise transfer or dispose of, directly or indirectly, any Series R-1 common shares or any securities convertible into or exercisable or exchangeable for Series R-1 common shares;

•	file any registration statement with the SEC relating to the offering of any Series R-1 common shares or any securities convertible into or exercisable or exchangeable for Series R-1 common shares; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Series R-1 common shares, whether any such transaction described above is to be settled by delivery of Series R-1 common shares or such other securities, in cash or otherwise.

In addition, the R-1 Series, our Administrative Agent, ETRE and each of our directors and officers have agreed that, without the prior written consent of the representative on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any Series R-1 common shares or any security convertible into or exercisable or exchangeable for Series R-1 common shares.
The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of Series R-1 common shares to the underwriters; or

•
transactions by any person other than us  relating to the Series R-1 common shares or other securities acquired in open market transactions after the completion of the offering of the Series R-1 common shares.

In order to facilitate the offering of the Series R-1 common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series R-1 common shares.  Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position.  A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option.  The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market.  In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option.  The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position.  The underwriters must close out any naked short position by purchasing shares in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series R-1 common shares in the open market after pricing that could adversely affect investors who purchase in this offering.  As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Series R-1 common shares in the open market to stabilize the price of the Series R-1 common shares.  These activities may raise or maintain the market price of the Series R-1 common shares above independent market levels or prevent or retard a decline in the market price of the Series R-1 common shares.  The underwriters are not required to engage in these activities and may end any of these activities at any time.
We, on behalf of the R-1 Series, and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering.  The representative may agree to allocate a number of Series R-1 common shares to underwriters for sale to their online brokerage account holders.  Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.
Pricing of the Offering
Prior to this offering, there has been no public market for the Series R-1 common shares.  The price was determined by negotiations between us and the representative.  Among the factors considered in determining the price were the R-1 Series' future prospects and those of its industry in general, the Property's revenues, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to the R-1 Series' activities.
Affiliations
The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of business.

LEGAL MATTERS
Certain legal matters relating to this offering will be passed upon for us by Goodwin Procter LLP, New York, New York.  In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled "U.S. Federal Income Tax Considerations" is based on the opinion of Goodwin Procter LLP.  Certain legal matters relating to this offering will be passed upon for the underwriters by Loeb & Loeb LLP, New York, New York._____________________.
EXPERTS
The balance sheet of ETRE Residential, LLC, Series R-1 as of May 27, 2015, included in this Prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The combined balance sheet of ETRE Residential, LLC and ETRE Residential, LLC, Series R-1 as of May 27, 2015 included in this Prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The Statement of Revenues and Certain Operating Expenses of Penn Treaty Pennthouses for the year ended December 31, 2014 included in this Prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose and basis of presentation of the Statement), and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S‑11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the Series R-1 common shares to be sold in this offering.  This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement.  For further information with respect to us, the R-1 Series and the Series R-1 common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement.  Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Information about the operation of the public reference room may be obtained by calling the SEC at 1‑800‑SEC‑0300.  Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees.  Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website at www.sec.gov.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

ETRE Residential, LLC, Series R-1 Pro Forma Financial Statements
Summary Historical and Unaudited Pro Forma Financial and Other Data	F-2
Unaudited Pro Forma Balance Sheet as of September 30, 2015	F-3
Unaudited Pro Forma Statement of Operations for the Nine Months Ended September 30, 2015	F-4
Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 2014	F-5
Notes to the Unaudited Pro Forma Financial Statements	F-6

Penn Treaty Village Pennthouses Historical Financial Statements
Independent Auditors' Report	F-10
Statement of Revenue and Certain Operating Expenses for the Nine Months Ended September 30, 2015 (Unaudited) and for the Year Ended December 31, 2014	F-11
Notes to the Statement of Revenue and Certain Operating Expenses	F-12

ETRE Residential, LLC and ETRE Residential, LLC, Series R-1
Report of Independent Registered Public Accounting Firm	F-14
Combined Balance Sheets as of September 30, 2015 (Unaudited) and May 27, 2015	F-15
Notes to the Combined Balance Sheets	F-16

ETRE Residential, LLC, Series R-1
Report of Independent Registered Public Accounting Firm	F-17
Balance Sheets as of September 30, 2015 (Unaudited) and May 27, 2015	F-18
Notes to the Balance Sheet	F-19

ETRE Residential, LLC, Series R-1
Summary Historical and Unaudited Pro Forma Financial and Other Data

The following sets forth ETRE Residential, LLC, Series R-1 (the “R-1 Series”) unaudited pro forma balance sheet as of September 30, 2015 and its unaudited pro forma statements of operations for the nine months ended September 30, 2015 and the year ended December 31, 2014. The unaudited pro forma financial information is being presented as if this offering, including application of the net proceeds therefrom as set forth under “Use of Proceeds,” all had occurred on September 30, 2015 for balance sheet purposes and as of January 1, 2014 for the purpose of the statements of operations. The pro forma balance sheet and statements of operations are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor are they indicative of future operating results.

Concurrently with the completion of this offering, the R-1 Series will use the net proceeds from this offering to acquire an 89.00% controlling interest in a luxury residential rental community known as Penn Treaty Pennthouses (the “Property”), consisting of 224 apartment homes, 28,860 square feet of ground floor retail space, and 147 parking spaces, located in the Northern Liberties section of Philadelphia, Pennsylvania.

The Property is currently owned by 1 Brown Street Associates, L.P. and 800 North Delaware Avenue Associates, L.P. (together the “Property R-1 Subsidiaries”), which are in turn currently owned 100% by Waterview Grande, L.P. and its affiliates (the “Seller”). An affiliate of ETRE Holdings R-1, LLC (the “Holdings R-1 Subsidiary”), a wholly-owned subsidiary of the R-1 Series, has executed a purchase and sale agreement with the Seller and the Property R-1 Subsidiaries to acquire an aggregate direct and indirect 89.00% controlling interest in the Property R-1 Subsidiaries in exchange for $78.0 million in cash, subject to adjustments as set forth in the purchase and sale agreement, to be funded by (i) $26.0 million of net proceeds from this offering and (ii) the proceeds of a new $52.0 million non-recourse mortgage loan on the Property expected to be consummated concurrently with the closing of this offering. The purchase and sale agreement will be assigned to Holdings R-1 Subsidiary prior to the closing of the acquisition.

Specifically, (i) Holdings R-1 Subsidiary will acquire an 88.99% limited partner interest in each of the Property R-1 Subsidiaries, and (ii) ETRE Property R-1 GP, LLC (the “General R-1 Partner”), an entity wholly-owned by Holdings R-1 Subsidiary, will acquire a 0.01% general partner interest in each of the Property R-1 Subsidiaries. The Seller will retain an aggregate 11.00% non-controlling interest in the Property R-1 Subsidiaries.

The pro forma financial statements are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable under the circumstances, as set forth in the notes to the pro forma financial statements. You should read the following information together with the information contained under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the R-1 Series’ audited balance sheet and the notes thereto included in this prospectus.

ETRE RESIDENTIAL, LLC, SERIES R-1
UNAUDITED PRO FORMA BALANCE SHEET
SEPTEMBER 30, 2015

		Pro Forma Adjustments
(US$)	ETRE Residential, LLC, Series R-1	Proceeds from Offering		Activity Related to New Loan		Repurchase of Initial 100 Shares		Acquisition of Partnership Interests		ETRE Residential, LLC, Series R-1
Assets:
Cash	$1,000	$26,875,740	[A]	$51,116,500	[L]	$(1,000)	[A]	$(77,992,240)	[A]	$—
Land	—	—		—		—		5,559,860	[B]	5,559,860
Land improvements	—	—		—		—		4,738,180	[B]	4,738,180
Building	—	—		—		—		63,412,030	[B]	63,412,030
Tenant improvements	—	—		—		—		4,300	[B]	4,300
Personal property	—	—		—		—		7,445,440	[B]	7,445,440
Restricted cash, tenant deposits	—	—		—		—		565,590	[B]	565,590
Other assets	—	—		—		—		400,240	[B]	400,240
Deferred financing costs	—	—		883,500	[L]	—		—		883,500

Total assets	$1,000	$26,875,740		$52,000,000		$(1,000)		$4,133,400		$83,009,140

Liabilities:
Accounts payable & accrued expenses	$—	$—		$—		$—		$162,230	[B]	$162,230
Due to affiliates	—	—		—		—		95,450	[B]	95,450
Security deposits	—	—		—		—		565,570	[B]	565,570
Prepaid rents	—	—		—		—		142,560	[B]	142,560
Mortgage note payable	—	—		52,000,000	[L]	—		—		52,000,000

Total liabilities	—	—		52,000,000		—		965,810		52,965,810

Equity:
ETRE Residential, LLC, Series R-1:
Series R-1 common shares	1,000	32,500,000	[A]	—		(1,000)	[A]	—		32,500,000
	—	(2,831,760)	[C]	—		—		(40,000)	[C]	(2,871,760)
	—	(500,000)	[C]	—		—		—		(500,000)
	—	(2,292,500)	[C]	—		—		—		(2,292,500)

Total ETRE Residential, LLC, Series R-1	1,000	26,875,740		—		(1,000)		(40,000)		26,835,740
Non-controlling interests	—	—		—		—		3,207,590	[B,D]	3,207,590

Total equity	1,000	26,875,740		—		(1,000)		3,167,590		30,043,330

Total liabilities and equity	$1,000	$26,875,740		$52,000,000		$(1,000)		$4,133,400		$83,009,140

The accompanying notes are an integral part of these unaudited pro forma financial statements.

ETRE RESIDENTIAL, LLC, SERIES R-1
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

	ETRE	Penn Treaty			ETRE
(US$)	Residential, LLC, Series R-1	Pennthouses Historical	Pro Forma Adjustments		Residential, Series R-1 Pro Forma
Revenues:
Residential rental income	$—	$4,110,400	$—		$4,110,400
Commercial rental income	—	60,600	—		60,600
Tenant recoveries and other income	—	160,600	—		160,600
Total revenues	—	4,331,600	—		4,331,600

Operating expenses:
Property operating expenses	—	534,100	(90,950)	[E]	443,150
Maintenance and repairs	—	397,900	—		397,900
Asset and property management fees	—	—	129,900	[F]	129,900
Utilities	—	234,200	—		234,200
Real estate and other taxes	—	104,200	—		104,200
Insurance	—	59,400	—		59,400
Depreciation	—	—	2,623,200	[G]	2,623,200
Total operating expenses	—	1,329,800	2,662,150		3,991,950

Income (loss) from Operations	—	3,001,800	(2,662,150)		339,650
Interest	—	—	(1,723,800)	[L]	(1,723,800)
Administrative services fee	—	—	(209,300)	[H]	(209,300)

Net income (loss)	$—	$3,001,800	$(4,595,250)		(1,593,450)
Net loss attributable to non-controlling interests				[I]	152,260
Net loss attributable to common shareholders					$(1,441,190)

Pro forma weighted average common shares outstanding - basic and diluted				[J]	3,284,000

Pro forma basic loss per share - basic and diluted				[K]	(0.44)

The accompanying notes are an integral part of these unaudited pro forma financial statements.

ETRE RESIDENTIAL, LLC, SERIES R-1
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2014

	ETRE	Penn Treaty			ETRE
(US$)	Residential, LLC, Series R-1	Pennthouses Historical	Pro Forma Adjustments		Residential, Series R-1 Pro Forma
Revenues:
Residential rental income	$—	$4,076,800	$—		$4,076,800
Commercial rental income	—	50,100	—		50,100
Tenant recoveries and other income	—	164,200	—		164,200
Total revenues	—	4,291,100	—		4,291,100

Operating expenses:
Property operating expenses	—	673,800	(112,000)	[E]	561,800
Maintenance and repairs	—	456,300	—		456,300
Asset and property management fees	—	—	128,700	[F]	128,700
Utilities	—	223,700	—		223,700
Real estate and other taxes	—	127,900	—		127,900
Insurance	—	67,600	—		67,600
Depreciation	—	—	3,499,600	[G]	3,499,600
Total operating expenses	—	1,549,300	3,516,300		5,065,600

Income (loss) from Operations	—	2,741,800	(3,516,300)		(774,500)
Interest	—	—	(2,298,400)	[L]	(2,298,400)
Administrative services fee	—	—	(254,500)	[H]	(254,500)
Net income (loss)	$—	$2,741,800	$(6,069,200)		(3,327,400)
Net loss attributable to non-controlling interests				[I]	338,020
Net loss attributable to common shareholders					$(2,989,380)

Pro forma weighted average common shares outstanding - basic and diluted				[J]	3,284,000

Pro forma basic loss per share - basic and diluted				[K]	(0.91)

The accompanying notes are an integral part of these unaudited pro forma financial statements.

ETRE RESIDENTIAL, LLC, SERIES R-1
NOTES TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS
The pro forma balance sheet and statements of operations adjust the ETRE Residential, LLC, Series R-1 (the “R-1 Series”) financial statements to give effect to the purchase of an aggregate 89.00% controlling interest in 1 Brown Street Associates, L.P. and 800 North Delaware Avenue Associates, L.P. (together the “Property R-1 Subsidiaries”) from Waterview Grande, L.P. and its affiliates (the “Seller”). The Property R-1 Subsidiaries collectively own a luxury residential rental community known as Penn Treaty Pennthouses (the “Property”), consisting of 224 apartment homes, 28,860 square feet of ground floor retail space, and 147 parking spaces, located in the Northern Liberties section of Philadelphia, Pennsylvania. The Seller will retain an aggregate 11.00% non-controlling interest in the Property R-1 Subsidiaries. Following the IPO (as defined below), the Property is expected to be encumbered by a new $52.0 million first mortgage.

The agreement with the Seller (which will be assigned to the R-1 Series prior to the closing of the acquisition), as subsequently amended in September 2015, provides for total consideration of $78.0 million, subject to adjustments as set forth in the purchase and sale agreement, to be funded by (i) $26.0 million of net proceeds from the IPO (as defined below) and (ii) the proceeds of a new $52.0 million non-recourse mortgage loan on the Property expected to be consummated concurrently with the closing of the R-1 Series IPO (see Note (L) below). The Seller will retain an aggregate 11.00% non-controlling interest in the Property R-1 Subsidiaries.

The R-1 Series is a separate series of ETRE Residential, LLC, a newly organized Delaware series limited liability company. The R-1 Series intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

(A)
To facilitate the purchase and sale transaction described above, ETRE Residential, LLC will issue common shares in the R-1 Series (“Series R-1 common shares”) in an initial public offering (the “IPO”). In connection with the IPO, 3,275,000 Series R-1 common shares will be issued by ETRE Residential, LLC and the Seller will retain an aggregate 11.00% non-controlling interest in the Property R-1 Subsidiaries.

The R-1 Series estimates that it will receive gross proceeds of approximately $32.5 million from the sale of 3,250,000 Series R-1 common shares in the IPO, assuming the underwriters’ option to purchase additional shares of our common stock to cover over-allotments is not exercised, and assuming an initial public offering price of $10.00 per share. The Company also expects to sell an additional 25,000 Series R-1 common shares in the IPO totaling $250,000 in gross proceeds, which will be used to establish a working capital cash reserve.

The R-1 Series expects to use the estimated $32.5 million of gross proceeds generated from the sale of 3,250,000 Series R-1 common shares as follows:

•	Approximately $26.0 million is for the acquisition of the aggregate 89.00% controlling interest in the Property R-1 Subsidiaries;

•
Approximately $5.7 million in transaction costs, including (i) total Offering Costs of approximately $5.6 million, and (ii) total Deal Costs of approximately $40,000 (each as defined in note (C) below);

•	Approximately $0.9 million for costs related to the $52.0 million first mortgage (as further discussed in note (L) below);

•	$1,000 towards the repurchase of the 100 previously issued and outstanding Series R-1 common shares.

(B)    The net interest in the Property R-1 Subsidiaries acquired by the R-1 Series is calculated as follows:

Net interest in the Property R-1 Subsidiaries acquired by the R-1 Series:
Value of the Property and related net assets held by the Property R-1 Subsidiaries(1)	$81,159,830
Less: new first mortgage	(52,000,000)
Equity value of the Property and related net assets held by the Property R-1 Subsidiaries	29,159,830
Less: 11.00% equity interest in the Property R-1 Subsidiaries retained by the Seller	(3,207,590)
Net interest in the Property R-1 Subsidiaries acquired by the R-1 Series	$25,952,240

(1) The value for the Property and related net assets held by the Property R-1 Subsidiaries was negotiated in connection with the purchase and sale agreement. This negotiated value, which totals $82.0 million, is subject to pro-rations and adjustments as further set forth in the purchase and sale agreement, and has been adjusted to reflect a valuation based on the cash consideration anticipated to be paid by the R-1 Series to the Seller for an aggregate 89.00% interest in the Property R-1 Subsidiaries.

The R-1 Series will allocate the value of the Property and related net assets held by the Property R-1 Subsidiaries to the acquired tangible assets, identifiable intangibles and assumed liabilities based on their estimated acquisition-date fair values, in accordance with Accounting Standards Codification (ASC) 805, Business Combinations, or ASC 805. The current allocation of the value of the Property and related net assets held by the Property R-1 Subsidiaries has been performed on a preliminary basis and is based on management’s preliminary estimate of fair value of the identifiable assets and liabilities.

The preliminary estimate of fair value of the R-1 Series’ identifiable assets and liabilities is as follows, subject to change based on finalization of the valuation procedures:

Identifiable net assets:
Land	$5,559,860
Land improvements	4,738,180
Building	63,412,030
Tenant improvements	4,300
Personal property	7,445,440
Restricted cash, tenant deposits	565,590
Other assets	400,240
Accounts payable & accrued expenses	(162,230)
Due to affiliates(1)	(95,450)
Security deposits	(565,570)
Prepaid rents	(142,560)
Subtotal	81,159,830
Mortgage note payable	(52,000,000)
Total identifiable net assets of the Property R-1 Subsidiaries	29,159,830
Deferred financing costs attributable to the R-1 Series	883,500
Total identifiable net assets of the R-1 Series	$30,043,330

(1)	Amounts due to the Seller to cover closing adjustments as further set forth in the purchase and sale agreement.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies-Real Estate Assets-Real Estate Acquisition Accounting” in the accompanying prospectus for additional discussion on fair value.

(C)	Transaction Costs

Transaction costs include (i) the underwriting fee and other amounts incurred which are directly attributable to the offering of the R-1 Series (including professional fees paid to attorneys, accountants, and auditors, printing costs, filing fees, SEC registration fees, NASDAQ listing fees, and other costs incurred in connection with the offering), as well as the upfront Administrative Services Fee paid to the Administrative Agent by the R-1 Series (collectively, “Offering Costs”), and (ii) costs incurred in connection with the acquisition of the interests in the Property R-1 Subsidiaries (including professional fees paid to attorneys, accountants, and auditors and other amounts related to the due diligence of the underlying assets and liabilities of the Property R-1 Subsidiaries) (“Deal Costs”).

Total transaction costs of the R-1 Series are expected to be approximately $5.7 million including the following:

Underwriting fee	$2,292,500
Other offering costs	2,831,760
Administrative services fee	500,000
Subtotal, Offering Costs(1)	5,624,260
Deal Costs(2)	40,000
Total transaction costs	$5,664,260

(D)	Non-Controlling Interests - the Property R-1 Subsidiaries

Upon the completion of the purchase and sale transaction, the Seller will retain an aggregate 11.00% non-controlling interest in the Property R-1 Subsidiaries, the value of which is estimated to be approximately $3.2 million based on its 11.00% percentage interest as defined in the underlying partnership agreements of the R-1 Subsidiaries, and based on an estimated $29.2 million equity valuation for the R-1 Subsidiaries.

(E)    Property Operating Expenses
Pursuant to the asset and property management agreement (as further described in note (F) below), certain expenses will no longer be charged to the Property R-1 Subsidiaries following the IPO. Based on a preliminary operating budget of the Property R-1 Subsidiaries for the twelve month period following the IPO, the total amount of such eliminated expenses are estimated to be approximately $90,950 and $112,000 in the accompanying pro forma statement of operations for the nine months ended September 30, 2015, and for the year ended December 31, 2014, respectively.
(F)    Asset and Property Management Fees

Upon closing of the acquisition of the Property, the Property R-1 Subsidiaries will enter into an asset and property management agreement with Core Realty, Inc. (the “Asset Manager”), an affiliate of the Seller.  Subject to the supervision and oversight of the General R-1 Partner, the Asset Manager will be responsible for performing all day-to-day management and administrative functions of the Property R-1 Subsidiaries in respect of the Property.

The Asset Manager will be responsible for overseeing real property operations, including tenant leasing, construction and renovations, budgeting, cash management and insurance, and for other functions and authority delegated to it by the General R-1 Partner. In performing its services, the Asset Manager will generally be subject to any applicable restrictions and conditions regarding the activities of the Property R-1 Subsidiaries set forth in our governing documents and the governing documents of the Property R-1 Subsidiaries.

Pursuant to the asset and property management agreement, in exchange for its services the Asset Manager will receive from the Property R-1 Subsidiaries an asset management fee of 3.0% of the Property R-1 Subsidiaries’ Effective Gross Revenues (as defined in the asset and property management agreement) during the prior fiscal quarter, calculated and paid in monthly installments in arrears, as well as reimbursements for certain fees, costs, and expenses; provided that if the Seller retains less than a minimum 5.0% aggregate equity interest in the Property R-1 Subsidiaries or the Property, the R-1 Series may terminate the asset and property management agreement upon 30 days’ notice. Such asset and property management fees are estimated to be approximately $129,900 and $128,700 in the accompanying pro forma statement of operations for the nine months ended September 30, 2015, and for the year ended December 31, 2014, respectively.

(G)	Depreciation (Purchase Price Allocation)

Depreciation has been adjusted to reflect the pro forma depreciation for the nine months ended September 30, 2015 and the year ended December 31, 2014.  The following amounts and estimated remaining useful lives were used to calculate depreciation expense, attributable to (i) net real estate, which includes two buildings, (ii) land improvements, (iii) personal property, and (iv) tenant improvements (amortized over the life of each respective remaining lease term):

Description	Estimated Allocated Purchase Price	Estimated Depreciable Life	Estimated Annualized Depreciation Expense	Estimated Nine Month Depreciation Expense
Net real estate	$63,412,030	30	2,115,800	1,585,335
Land improvements	4,738,180	15	315,880	236,925
Personal property	7,445,440	7	1,063,620	797,715
Tenant improvements	4,300	1	4,300	3,225
Total	75,599,950		3,499,600	2,623,200

The allocation of the purchase price and the assessment of the estimated depreciable life has been performed on a preliminary basis and will not be finalized until subsequent to the closing of the acquisition and is based on management’s preliminary estimate of fair value of the identifiable assets and liabilities.

(H)    Administrative Services Fee

ETRE Asset Management, LLC (the “Administrative Agent”), an affiliate of the managing member of ETRE Residential, LLC, will provide certain administrative and advisory services to the R-1 Series and the Property R-1 Subsidiaries, and will provide a management team and appropriate support personnel. The administrative services fee includes a $0.5 million one-time fee payable by the R-1 Series from IPO proceeds upon the closing of the IPO. Thereafter, following the acquisition of the Property, the R-1 Series will pay the Administrative Agent $50,000 per quarter plus 2.00% of the Property R-1 Subsidiaries' net operating income during the prior fiscal quarter from distributions it receives from the Property R-1 Subsidiaries.
Total net operating income of approximately $3.0 million was used to calculate the pro forma quarterly administrative services fee of approximately $209,300 in the accompanying pro forma statement of operations for the nine months ended September 30, 2015, and total net operating income of approximately $2.7 million was used to calculate the pro forma quarterly administrative services fee of approximately $254,500 in the accompanying pro forma statement of operations for the year ended December 31, 2014.
For purposes of calculating the quarterly administrative services fee, net operating income means the Property R-1 Subsidiaries’ net income during the respective fiscal quarter (as determined in accordance with accounting principles generally accepted in the United States (“GAAP”)), plus (i) total depreciation and amortization, net interest expense and marketing, general and administrative expenses during such fiscal quarter, and (ii) one-time events pursuant to changes in GAAP and certain non-cash items during such fiscal quarter with the approval of a majority of ETRE Residential, LLC’s independent directors.

Loss Per Share
(I)    Following the IPO, the Seller will retain an aggregate 11.00% non-controlling interest in the Property R-1 Subsidiaries. The net loss attributable to the 11.00% non-controlling interest is estimated to be approximately $0.2 million and $0.3 million in the accompanying pro forma statement of operations for the nine months ended September 30, 2015, and for the year ended December 31, 2014, respectively.
For purposes of calculating the net loss attributable to non-controlling interests, net income (loss) is adjusted by the quarterly administrative services fee of approximately $209,300 and $254,500 in the accompanying pro forma statement of operations for the nine months ended September 30, 2015, and for the year ended December 31, 2014, respectively, which is borne solely by the R-1 Series (as discussed in note (H) above).
(J)    Assuming an offering price of $10.00, 3,250,000 Series R-1 common shares totaling $32.5 million in gross proceeds would be issued in the IPO (excluding an additional 25,000 Series R-1 common shares totaling $250,000 in gross proceeds, which may also be issued in the IPO and will be used to establish a working capital cash reserve).
Pro forma weighted average common shares outstanding - basic and diluted of 3,284,000, includes (a) the 3,250,000 Series R-1 common shares to be issued in the IPO, (b) an aggregate of 9,000 restricted Series R-1 common shares to be granted to the independent directors of the R-1 Series upon the closing of the IPO, and (c) an additional 25,000 Series R-1 common shares which may also be issued in the IPO to establish a working capital cash reserve, but excludes up to 491,250 Series R-1 common shares that the R-1 Series may issue and sell upon exercise of the underwriters’ over-allotment option in full.
(K)    Pro forma basic and diluted loss per share equals pro forma net loss attributable to common shareholders divided by the number of Series R-1 common shares to be outstanding after the IPO and the issuance of restricted Series R-1 common shares, to be granted to the independent directors of the R-1 Series upon the closing of the IPO.

(L)	New First Mortgage Loan and Related Financing Costs

In connection with the R-1 Series’ acquisition of its interest in the Property, the Property R-1 Subsidiaries have received a commitment for a new ten-year commercial mortgage loan of approximately $52.0 million. The proposed loan will carry an expected fixed interest rate of approximately 4.25% per annum and require interest-only repayments over the first five years, with amortization thereafter based on a 30 year repayment schedule (for the remaining five years of the loan). Interest expense (before amortization of deferred financing costs, as further discussed below) is estimated to be approximately $1.7 million and $2.2 million in the accompanying pro forma statement of operations for the nine months ended September 30, 2015, and for the year ended December 31, 2014, respectively.

The R-1 Series expects to fund deferred financing costs of approximately $0.9 million in connection with the closing of the new loan, which will be capitalized and amortized over the loan’s ten-year term based on the effective interest method. The amortized amounts are estimated to be approximately $66,300 and $88,400 in the accompanying pro forma statement of operations for the nine months ended September 30, 2015, and for the year ended December 31, 2014, respectively, and are included as an additional component of interest expense.
Prior to closing, the interest rate on the proposed loan will be subject to fluctuations in market interest rates. Market interest rates are sensitive to many factors that are beyond the R-1 Series’ control. Each increase in the interest rate of the proposed loan of 0.125% would increase interest expense and decrease income (loss) from operations by approximately $65,000 per annum over the term of the proposed loan.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Members of
ETRE Residential, LLC, Series R-1
44 Wall Street
New York, New York
We have audited the accompanying statement of revenue and certain operating expenses of Penn Treaty Village Pennthouses (the “Property”), for the year ended December 31, 2014 and the related notes (the “Statement”).
Management’s Responsibility for the Statement
Management is responsible for the preparation and fair presentation of the Statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statement that is free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Property’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain operating expenses described in Note 1 of the Property for the year ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
We draw attention to Note 1 to the Statement, which describes that the accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Registration Statement on Form S-11, as amended, of ETRE Residential, LLC) and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to this matter.
/s/ Deloitte & Touche LLP
New York, New York
May 29, 2015

PENN TREATY VILLAGE PENNTHOUSES
STATEMENTS OF REVENUE AND CERTAIN OPERATING EXPENSES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015 (UNAUDITED)
AND FOR THE YEAR ENDED DECEMBER 31, 2014

	For the Nine	For the Year
(US$)	Months Ended September 30, 2015 (Unaudited)	Ended December 31, 2014
Revenues:
Residential rental income	$4,110,400	$4,076,800
Commercial rental income	60,600	50,100
Tenant recoveries and other income	160,600	164,200

Total revenues	4,331,600	4,291,100

Certain operating expenses:
Property operating expenses	534,100	673,800
Maintenance and repairs	397,900	456,300
Utilities	234,200	223,700
Real estate and other taxes	104,200	127,900
Insurance	59,400	67,600

Total certain operating expenses	1,329,800	1,549,300

Revenue in excess of certain operating expenses	$3,001,800	$2,741,800

The accompanying notes are an integral part of these statements of revenue and certain operating expenses.

PENN TREATY PENNTHOUSES
NOTES TO STATEMENTS OF REVENUE AND CERTAIN OPERATING EXPENSES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 2014

1.	FORMATION AND ORGANIZATION
The accompanying statements of revenue and certain operating expenses includes the operations of a luxury residential rental community known as Penn Treaty Pennthouses (the “Property”), consisting of 224 apartment homes, 28,860 square feet of ground floor retail space, and 147 parking spaces, located in the Northern Liberties section of Philadelphia, Pennsylvania, which is wholly owned by 1 Brown Street Associates, L.P. and 800 North Delaware Avenue Associates, L.P.
The accompanying statements of revenue and certain operating expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, these statements are not intended to be a complete representation of the Property's actual operations for the periods. Material amounts that would not be directly attributable to future operating results of the Property are excluded. Items excluded consist primarily of depreciation, management fees, interest expense, and certain other expenses related to the operation of the Property.
The accompanying statement of revenues and certain operating expenses for the nine months ended September 30, 2015 is unaudited. In the opinion of management, all adjustments (which are of normal and recurring nature) considered necessary, for the fair and consistent presentation of the statement of revenues and certain operating expenses for the nine months ended September 30, 2015, have been included.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The statements of revenue and certain operating expenses have been prepared using the accrual method of accounting. As such, revenue is recorded when earned and expenses are recognized when incurred.
Revenue Recognition
Rental revenue is recognized when it is earned. Escalations and recoveries from tenants are received from commercial tenants for certain costs as provided in the lease agreements. These costs generally include real estate taxes, utilities, insurance, common area maintenance and other recoverable costs. Expected reimbursements are recorded as the related expenses are incurred.
Property Operating Expenses
Property operating expenses represent direct expenses of operating the Property (including certain personnel costs related thereto) and consist primarily of common area maintenance and repairs, commissions and marketing costs in connection with new leases, professional and administrative costs, security and monitoring, utilities, insurance, taxes, and other miscellaneous operating expenses that are expected to continue in the ongoing operation of the Property.
Use of Estimates
The preparation of the accompanying statements of revenue and certain operating expenses in accordance with accounting principles generally accepted in the United States of America requires management of the Property to make certain estimates and assumptions that affect the reported amounts of revenue and certain operating expenses during the reporting period. Actual results could differ from those estimates.
3.    TENANT LEASES
Substantially all of the residential operating leases outstanding as of September 30, 2015 and December 31, 2014 are scheduled to expire within twelve months.
Future minimum rental revenue to be received under non-cancellable commercial operating leases as of September 30, 2015 and December 31, 2014 are as follows:

For the year ended December 31,	As of September 30, 2015 (Unaudited)	As of December 31, 2014
2015(1)	$60,625	$82,500
2016	269,000	269,000
2017	282,000	282,000
2018	285,000	285,000
2019	292,000	292,000
Thereafter	1,711,000	1,711,000
Total	$2,899,625	$2,921,500

(1) Rent commenced September 1, 2015.

Upon the expiration of the lease in August 2025, the commercial tenant may exercise, at its discretion, two five-year extension options.

4.	COMMITMENTS AND CONTINGENCIES
The Property, from time-to-time, is involved with lawsuits arising in the ordinary course of business. In the opinion of the Property's management, any liability resulting from such litigation would not be material in relation of the Property's results of operations.

5.	SUBSEQUENT EVENTS
The Property has evaluated subsequent events through October 30, 2015, which is the date these financial statements were available to be issued, and has not identified any events that require additional disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
ETRE Residential, LLC
44 Wall Street
New York, New York
We have audited the accompanying combined balance sheet of ETRE Residential, LLC and ETRE Residential, LLC, Series R-1, (the “Company”), all of which operate under common control as of May 27, 2015.  This balance sheet is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this combined balance sheet based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such combined balance sheet presents fairly, in all material respects, the combined financial position of ETRE Residential, LLC and ETRE Residential, LLC, Series R-1 as of May 27, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
May 29, 2015

ETRE RESIDENTIAL, LLC AND ETRE RESIDENTIAL, LLC, SERIES R-1
COMBINED BALANCE SHEETS
AS OF SEPTEMBER 2015 (UNAUDITED) AND MAY 27, 2015

	As of September 30, 2015 (Unaudited)	As of May 27, 2015
Assets
Cash	$1,000	$1,000
Members’ equity
Common stock, par value $10 per share; 100 Series R-1 shares authorized and outstanding	$1,000	$1,000

See notes to the combined balance sheets.

ETRE RESIDENTIAL, LLC AND ETRE RESIDENTIAL, LLC, SERIES R-1
NOTES TO THE COMBINED BALANCE SHEETS
AS OF SEPTEMBER 30, 2015 (UNAUDITED) AND MAY 27, 2015

1.	ORGANIZATION
ETRE Residential, LLC and ETRE Residential, LLC, Series R-1 (the “Company”) were formed on May 13, 2015 and May 14, 2015, respectively, pursuant to, and in accordance with, the Delaware Limited Liability Company Act (the “Act”). The Company is formed as a series limited liability company under the Act. Each series that the Company establishes will be a separate series and not itself a separate legal entity under Delaware law. As a separate series, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the series are segregated and enforceable only against the assets of such series, as provided under Delaware law. As of September 30, 2015 and May 27, 2015, the Company has created the R-1 Series (the “R-1 Series”, and together with all series which may be established by the Company in the future, the “Series”) which was established on May 14, 2015 and capitalized on May 27, 2015. The Company and the R-1 Series operate under common control, and therefore, have presented a combined balance sheet for the Company on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). As of September 30, 2015, neither the Company nor any Series had commenced operations

ETRE Financial, LLC is the sole managing member of the Company, and Jesse Stein is the initial Member of the Company, effective as of May 13, 2015. The Company is authorized to create an unlimited number of separate series, and to issue an unlimited number of common shares and an unlimited number of preferred shares in respect of each such series. Each Series intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. Each Series will be subject to the risks involved with owning real estate. These include, among others, the risks normally associated with changes in the general economic climate, changes in the real estate and mortgage markets, changes in tax laws, interest rate levels, and the availability of financing. In order to maintain its qualification as a REIT, each Series plans to distribute at least 90% of its taxable income to its shareholders.

2.	FORMATION OF THE COMPANY AND INITIAL PUBLIC OFFERING
The R-1 Series
The R-1 Series was capitalized with $1,000 and has 100 Series R-1 common shares issued and outstanding.
In April 2015, an affiliate of the R-1 Series executed a purchase and sale agreement (which was subsequently amended in September 2015) to acquire an 89.00% controlling interest in Penn Treaty (as defined below) in exchange for $78.0 million in cash, subject to adjustments as set forth in the purchase and sale agreement, to be funded by (i) $26.0 million of net proceeds from this offering and (ii) the proceeds of a new $52.0 million non-recourse mortgage loan on the Property expected to be consummated concurrently with the closing of this offering. The purchase and sale agreement will be assigned to the R-1 Series prior to the closing of the acquisition.
On July 27, 2015, the R-1 Series submitted to the U.S. Securities and Exchange Commission Amendment No. 1 to its draft registration statement on Form S-11, initially submitted on June 1, 2015, in connection with the initial public offering of R-1 Series common shares by the R-1 Series (the “R-1 Series IPO”). The proceeds from the R-1 Series IPO, after deducting underwriting commissions, offering costs, an administrative services fee and other transaction costs, will be used to acquire the 89.00% controlling interest in a luxury residential rental community known as Penn Treaty Pennthouses (“Penn Treaty”), consisting of 224 apartment homes, 28,860 square feet of ground floor retail space, and 147 parking spaces, located in the Northern Liberties section of Philadelphia, Pennsylvania.
3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Reporting and Use of Estimates
The preparation of the balance sheet in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates. Separate statements of operations, changes in members’ equity and cash flows have not been presented as neither the Company nor the R-1 Series has commenced operations.
Underwriting Commissions and Offering Costs
Underwriting commissions and offering costs to be incurred in connection with the R-1 Series IPO will be reflected as a reduction of members’ equity. Costs incurred that are not directly associated with the completion of the R-1 Series IPO will be expensed as incurred.
As of September 30, 2015 and May 27, 2015, ETRE Financial, LLC has incurred approximately $155,000 (unaudited) and $30,000, respectively, of costs related to the IPO. Upon successful completion of the IPO, the R-1 Series will reimburse ETRE Financial, LLC for any costs associated with the offering from the proceeds from the IPO.

4.	SUBSEQUENT EVENTS
Management has evaluated subsequent events through October 30, 2015, which is the date these combined balance sheets were available to be issued, and has not identified any events that require additional disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
ETRE Residential, LLC, Series R-1
44 Wall Street
New York, New York
We have audited the accompanying balance sheet of ETRE Residential, LLC, Series R-1 (the “Company”) as of May 27, 2015. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such balance sheet presents fairly, in all material respects, the financial position of ETRE Residential, LLC, Series R-1 as of May 27, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
May 29, 2015

ETRE RESIDENTIAL, LLC, SERIES R-1
BALANCE SHEETS
AS OF SEPTEMBER 30, 2015 (UNAUDITED) AND MAY 27, 2015

	As of September 30, 2015 (Unaudited)	As of May 27, 2015
Assets
Cash	$1,000	$1,000
Members’ equity
Common stock, par value $10 per share; 100 Series R-1 shares authorized and outstanding	$1,000	$1,000

See notes to the balance sheetS.

ETRE RESIDENTIAL, LLC, SERIES R-1
NOTES TO THE BALANCE SHEETS
AS OF SEPTEMBER 30, 2015 (UNAUDITED) AND MAY 27, 2015

1.	ORGANIZATION
ETRE Residential, LLC, (“ETRE Residential”) was formed May 13, 2015 pursuant to, and in accordance with, the Delaware Limited Liability Company Act (the “Act”). ETRE Residential is formed as a series limited liability company under the Act. ETRE Residential, LLC, Series R-1 (the “R-1 Series”) was established on May 14, 2015 and capitalized on May 27, 2015.
The R-1 Series is a separate series of ETRE Residential. The R-1 Series intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with the year ending on December 31, 2015. The R-1 Series will be subject to the risks involved with owning real estate. These include, among others, the risks normally associated with changes in the general economic climate, changes in the real estate and mortgage markets, changes in tax laws, interest rate levels, and the availability of financing. In order to maintain its qualification as a REIT, the R-1 Series plans to distribute at least 90% of its taxable income to its shareholders. The R-1 Series is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares.
The R-1 Series’ balance sheet is presented on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). As of September 30, 2015, neither ETRE Residential nor the R-1 Series had commenced operations.

2.	FORMATION OF THE COMPANY AND INITIAL PUBLIC OFFERING
The R-1 Series was capitalized with $1,000 and has 100 Series R-1 common shares issued and outstanding.
In April 2015, an affiliate of ETRE Holdings R-1, LLC (the “Holdings R-1 Subsidiary”), a wholly-owned subsidiary of the R-1 Series, executed a purchase and sale agreement with Waterview Grande, L.P. and its affiliates (the “Seller”) to acquire an 89.00% controlling interest in a luxury residential rental community known as Penn Treaty Pennthouses (the “Property”), consisting of 224 apartment homes, 28,860 square feet of ground floor retail space, and 147 parking spaces, located in the Northern Liberties section of Philadelphia, Pennsylvania. The Property is currently owned by 1 Brown Street Associates, L.P. and 800 Delaware Ave Associates, L.P. (together the “Property R-1 Subsidiaries”), which are in turn currently owned 100% by the Seller.
The agreement with the Seller (which will be assigned to the R-1 Series prior to the closing of the acquisition), as subsequently amended in September 2015, provides for the acquisition of an aggregate direct and indirect 89.00% controlling interest in the Property R-1 Subsidiaries in exchange for $78.0 million in cash, subject to adjustments as set forth in the purchase and sale agreement, to be funded by (i) $26.0 million of net proceeds from the R-1 Series IPO (as defined below) and (ii) the proceeds of a new $52.0 million non-recourse mortgage loan on the Property expected to be consummated concurrently with the closing of the R-1 Series IPO.
On July 27, 2015, the R-1 Series submitted to the U.S. Securities and Exchange Commission Amendment No. 1 to its draft registration statement on Form S-11, initially submitted on June 1, 2015, in connection with the initial public offering of R-1 Series common shares by the R-1 Series (the “R-1 Series IPO”). The proceeds from the R-1 Series IPO, after deducting underwriting commissions, offering costs, an administrative services fee and other transaction costs, will be used to acquire the 89.00% controlling interest in the Property.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Reporting and Use of Estimates
The preparation of the balance sheet in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates. Separate statements of operations, changes in members’ equity and cash flows have not been presented as the R-1 Series has not commenced operations.
Underwriting Commissions and Offering Costs
Underwriting commissions and offering costs to be incurred in connection with the R-1 Series IPO (including certain costs related to the completion of the purchase and sale transaction) will be reflected as a reduction of members’ equity. Costs incurred that are not directly associated with the completion of the R-1 Series IPO will be expensed as incurred.
As of September 30, 2015 and May 27, 2015, ETRE Financial, LLC has incurred approximately $155,000 (unaudited) and $30,000, respectively, of costs related to the IPO. Upon successful completion of the IPO, the R-1 Series will reimburse ETRE Financial, LLC for any costs associated with the offering from the proceeds from the IPO.
4.    SUBSEQUENT EVENTS
Management has evaluated subsequent events through October 30, 2015, which is the date these balance sheets were available to be issued, and has not identified any events that require additional disclosure.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, Series R-1 common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Series R-1 common shares.

Until ,                    2015 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

ETRE Residential, LLC

Series R-1
Common Shares

Prospectus
, 2015

Sole Book-runner
Joseph Gunnar & Co.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31.  Other expenses of issuance and distribution.
The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by the R-1 Series in connection with the sale and distribution of the securities being registered hereby.  All amounts except the SEC registration fee and the Financial Industry Regulatory Authority, Inc. ("FINRA") filing fee are estimated.

(dollars in thousands)

Securities and Exchange Commission registration fee....................................................................	$ *
FINRA filing fee..............................................................................................................................	$ *
NASDAQ listing fee.........................................................................................................................	$ *
Legal fees and expenses (including Blue Sky fees)..........................................................................	$ *
Accounting fees and expenses..........................................................................................................	$ *
Printing and engraving expenses.......................................................................................................	$ *
Transfer agent fees and expenses......................................................................................................	$ *
Miscellaneous....................................................................................................................................	$ *
Total...................................................................................................................................................	$ *

*          To be furnished by amendment.
Item 32.  Sales to Special Parties.
None.
Item 33.  Recent sales of unregistered securities.
Jesse Stein has purchased 100 Series R-1 common shares issued on May 27, 2015 for a purchase price of $1,000 in a private offering.  Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder.
Item 34.  Indemnification of directors and officers.
Pursuant to our operating agreement, we have agreed to indemnify ETRE Financial, LLC, the managing member of our Company, and each of our directors and officers, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the managing member or one of our directors or officers.
Prior to completion of this offering, we intend to enter into separate indemnification agreements with our directors and officers.  Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our operating agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim.  The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our operating agreement.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We maintain directors' and officers' liability insurance for our officers and directors.
Item 35.  Treatment of proceeds from shares being registered.
None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.  Financial statements and exhibits.
(a)Financial Statements.  See page F‑1 for an index of the financial statements that are being filed as part of this Registration Statement.
(b)Exhibits.  The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit number	Exhibit description
3.1**	Certificate of Formation of ETRE Residential, LLC
3.1.1**	Certificate of Amendment of ETRE Residential, LLC
3.2**	Amended and Restated Limited Liability Company Agreement of ETRE Residential, LLC
3.3**	Bylaws of ETRE Residential, LLC
4.1	Specimen Series R-1 Common Share Certificate of ETRE Residential, LLC
5.1*	Opinion of Goodwin Procter LLP (including consent of such firm)
8.1*	Tax Opinion of Goodwin Procter LLP (including consent of such firm)
10.1*	Form of Amended and Restated Agreement of Limited Partnership of 1 Brown Street Associates, L.P., by and among ETRE Property R-1 GP, LLC, ETRE Holdings R-1, LLC and Waterview Grande, L.P.
10.2*	Form of Amended and Restated Agreement of Limited Partnership of 800 North Delaware Avenue Associates, L.P., by and among ETRE Property R-1 GP, LLC, ETRE Holdings R-1, LLC and Waterview Grande, L.P.
10.3*	Form of Administrative Services Agreement between ETRE Residential, LLC, Series R-1 and ETRE Asset Management, LLC.
10.4*	Form of Asset and Property Management Agreement by and between 1 Brown Street Associates, L.P. and Core Realty, Inc.
10.5*	Form of Asset and Property Management Agreement by and between 800 North Delaware Avenue Associates, L.P. and Core Realty, Inc.
10.6*	Form of Lease by and between 1 Brown Street Associates, L.P. and Core Realty, Inc.
10.7*	Form of Lease by and between 800 North Delaware Avenue Associates, L.P. and Core Realty, Inc.
10.8
Agreement for the Purchase and Sale of Partnership Interests by and among ETRE Holdings A-2, LLC, 1 Brown Street Associates, L.P., 800 North Delaware Avenue Associates, L.P., Waterview Grande, L.P., 1-33 Brown Street, LLC and 800 North Delaware Avenue, LLC, dated as of April 16, 2015

10.9
Extension Agreement by and among ETRE Holdings A-2, LLC, 1 Brown Street Associates, L.P., 800 North Delaware Avenue Associates, L.P., Waterview Grande, L.P., 1-33 Brown Street, LLC and 800 North Delaware Avenue, LLC, dated as of May 13, 2015

10.10	Assignment and Assumption of Agreement for the Purchase and Sale of Partnership Interests by and between ETRE Holdings A-2, LLC and ETRE Holdings R-1, LLC, dated as of September 21, 2015
10.11
Amendment No. 1 to the Agreement for the Purchase and Sale of Partnership Interests by and among ETRE Holdings R-1, LLC, 1 Brown Street Associates, L.P., 800 North Delaware Avenue Associates, L.P., Waterview Grande, L.P., 1-33 Brown Street, LLC and 800 North Delaware Avenue, LLC, dated as of September 21, 2015

10.12	Form of Indemnification Agreement among ETRE Residential, LLC and its proposed directors and officers
10.13	Form of License Agreement
10.14*†	2015 Non-Management Director Compensation Plan
21.1*	List of Subsidiaries of ETRE Residential, LLC
23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 8.1)
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Deloitte & Touche LLP
23.5	Consent of Deloitte & Touche LLP
24.1**	Power of Attorney (included on signature page)
99.1**	Consent of Jay Anderson to be named as a proposed director
99.2**	Consent of Mark Filanowski to be named as a proposed director
99.3**	Consent of Samuel Fuller to be named as a proposed director

*    To be filed by amendment.
**    Previously filed.
†    Compensatory plan or arrangement.

Item 37.  Undertakings.
(a)The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (or the Securities Act), may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(c)The undersigned registrant hereby further undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 30, 2015.
ETRE Residential, LLC

By: /s/ Paul Frischer
Name:	Paul Frischer
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Paul Frischer	President, Chief Executive Officer and Director (Principal Executive Officer)	October 30, 2015
Paul Frischer

By:	/s/ Darren Glickman	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	October 30, 2015
Darren Glickman

By:	/s/ Jesse Stein	Chief Operating Officer, Director	October 30, 2015
Jesse Stein

Exhibit number	Exhibit description
3.1**	Certificate of Formation of ETRE Residential, LLC
3.1.1**	Certificate of Amendment of ETRE Residential, LLC
3.2**	Amended and Restated Limited Liability Company Agreement of ETRE Residential, LLC
3.3**	Bylaws of ETRE Residential, LLC
4.1	Specimen Series R-1 Common Share Certificate of ETRE Residential, LLC
5.1*	Opinion of Goodwin Procter LLP (including consent of such firm)
8.1*	Tax Opinion of Goodwin Procter LLP (including consent of such firm)
10.1*	Form of Amended and Restated Agreement of Limited Partnership of 1 Brown Street Associates, L.P., by and among ETRE Property R-1 GP, LLC, ETRE Holdings R-1, LLC and Waterview Grande, L.P.
10.2*	Form of Amended and Restated Agreement of Limited Partnership of 800 North Delaware Avenue Associates, L.P., by and among ETRE Property R-1 GP, LLC, ETRE Holdings R-1, LLC and Waterview Grande, L.P.
10.3*	Form of Administrative Services Agreement between ETRE Residential, LLC, Series R-1 and ETRE Asset Management, LLC.
10.4*	Form of Asset and Property Management Agreement by and between 1 Brown Street Associates, L.P. and Core Realty, Inc.
10.5*	Form of Asset and Property Management Agreement by and between 800 North Delaware Avenue Associates, L.P. and Core Realty, Inc.
10.6*	Form of Lease by and between 1 Brown Street Associates, L.P. and Core Realty, Inc.
10.7*	Form of Lease by and between 800 North Delaware Avenue Associates, L.P. and Core Realty, Inc.
10.8
Agreement for the Purchase and Sale of Partnership Interests by and among ETRE Holdings A-2, LLC, 1 Brown Street Associates, L.P., 800 North Delaware Avenue Associates, L.P., Waterview Grande, L.P., 1-33 Brown Street, LLC and 800 North Delaware Avenue, LLC, dated as of April 16, 2015

10.9
Extension Agreement by and among ETRE Holdings A-2, LLC, 1 Brown Street Associates, L.P., 800 North Delaware Avenue Associates, L.P., Waterview Grande, L.P., 1-33 Brown Street, LLC and 800 North Delaware Avenue, LLC, dated as of May 13, 2015

10.10	Assignment and Assumption of Agreement for the Purchase and Sale of Partnership Interests by and between ETRE Holdings A-2, LLC and ETRE Holdings R-1, LLC, dated as of September 21, 2015
10.11
Amendment No. 1 to the Agreement for the Purchase and Sale of Partnership Interests by and among ETRE Holdings R-1, LLC, 1 Brown Street Associates, L.P., 800 North Delaware Avenue Associates, L.P., Waterview Grande, L.P., 1-33 Brown Street, LLC and 800 North Delaware Avenue, LLC, dated as of September 21, 2015

10.12	Form of Indemnification Agreement among ETRE Residential, LLC and its proposed directors and officers
10.13	Form of License Agreement
10.14*†	2015 Non-Management Director Compensation Plan
21.1*	List of Subsidiaries of ETRE Residential, LLC
23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 8.1)
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Deloitte & Touche LLP
23.5	Consent of Deloitte & Touche LLP
24.1**	Power of Attorney (included on signature page)
99.1**	Consent of Jay Anderson to be named as a proposed director
99.2**	Consent of Mark Filanowski to be named as a proposed director
99.3**	Consent of Samuel Fuller to be named as a proposed director

*    To be filed by amendment.
**    Previously filed.
†    Compensatory plan or arrangement.